Exhibit 10.15

FIRST LIEN CREDIT AGREEMENT

Among

LBM MIDCO, LLC,

and

LBM BORROWER, LLC,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC AND RBC CAPITAL MARKETS,(1)

as Joint Lead Arrangers

and

CREDIT SUISSE SECURITIES (USA) LLC, RBC CAPITAL MARKETS, BARCLAYS

BANK PLC AND SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Bookrunners

Dated as of August 20, 2015

(1)   RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

4.7	No Default	110
4.8	Ownership of Property; Liens	110
4.9	Intellectual Property	110
4.10	No Burdensome Restrictions	110
4.11	Taxes	110
4.12	Federal Regulations	111
4.13	ERISA	111
4.14	Collateral	112
4.15	Investment Company Act; Other Regulations	112
4.16	Subsidiaries	113
4.17	Purpose of Loans	113
4.18	Environmental Matters	113
4.19	No Material Misstatements	114
4.20	Labor Matters	114
4.21	Insurance	114
4.22	Anti-Terrorism; FCPA	115

SECTION 5.	CONDITIONS PRECEDENT	115

5.1	Conditions to Initial Extension of Credit	115
5.2	[Reserved]	120

SECTION 6.	AFFIRMATIVE COVENANTS	120

6.1	Financial Statements	120
6.2	Certificates; Other Information	122
6.3	Payment of Taxes	123
6.4	Maintenance of Existence; Compliance with Laws	123
6.5	Maintenance of Property; Insurance	124
6.6	Inspection of Property; Books and Records; Discussions	125
6.7	Notices	125
6.8	Environmental Laws	126
6.9	After-Acquired Real Property and Fixtures and Future Subsidiaries	127
6.10	Commercially Reasonable Efforts to Maintain Ratings	129
6.11	Use of Proceeds	130
6.12	Post-Closing Security Perfection	130
6.13	Annual Conference Calls	130

SECTION 7.	NEGATIVE COVENANTS	130

7.1	Limitation on Indebtedness	130
7.2	Limitation on Liens	135
7.3	Limitation on Fundamental Changes	139
7.4	Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events	141
7.5	Limitation on Dividends and Other Restricted Payments	144
7.6	Limitation on Transactions with Affiliates	148

7.7	Limitation on Amendments	149
7.8	Accounting Changes	150
7.9	Limitation on Restrictive Agreements	150
7.10	Limitation on Lines of Business	152
7.11	Limitations on Holding	152

SECTION 8.	EVENTS OF DEFAULT	153

8.1	Events of Default	153
8.2	[Reserved]	157

SECTION 9.	THE AGENTS AND THE OTHER REPRESENTATIVES	157

9.1	Appointment	157
9.2	The Administrative Agent and Affiliates	157
9.3	Action by Agent	158
9.4	Exculpatory Provisions	158
9.5	Acknowledgement and Representation by Lenders	159
9.6	Indemnity; Reimbursement by Lenders	160
9.7	Right to Request and Act on Instructions	160
9.8	[Reserved]	161
9.9	Collateral Matters	161
9.10	Successor Agent	163
9.11	Withholding Tax	164
9.12	Other Representatives	164
9.13	Administrative Agent May File Proofs of Claims	164
9.14	Application of Proceeds	165
9.15	Approved Electronic Communications	166

SECTION 10.	MISCELLANEOUS	166

10.1	Amendments and Waivers	166
10.2	Notices	170
10.3	No Waiver; Cumulative Remedies	172
10.4	Survival of Representations and Warranties	172
10.5	Payment of Expenses and Taxes	172
10.6	Successors and Assigns; Participations and Assignments	173
10.7	Adjustments; Set-off; Calculations; Computations	186
10.8	Judgment	186
10.9	Counterparts	187
10.10	Severability	187
10.11	Integration	187
10.12	GOVERNING LAW	187
10.13	Submission to Jurisdiction; Waivers	187
10.14	Acknowledgements	189
10.15	WAIVER OF JURY TRIAL	189
10.16	Confidentiality	189

10.17	Incremental Indebtedness; Additional Indebtedness	191
10.18	USA Patriot Act Notice	191
10.19	Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the United States	191
10.20	Electronic Execution of Assignments and Certain Other Documents	192

SCHEDULES

A	Commitments and Addresses
4.4	Consents Required
4.16	Subsidiaries
4.21	Insurance
6.12	Post-Closing Security Perfection
7.1	Existing Indebtedness
7.2	Existing Liens

EXHIBITS

A	Form of Term Loan Note
B	Form of Guarantee and Collateral Agreement
C-1	Form of First/Second Lien Intercreditor Agreement
C-2	Form of ABL/Term Loan Intercreditor Agreement
D	Form of Mortgage
E	Form of Prepayment Notice
F	Form of U.S. Tax Compliance Certificate
G	Form of Assignment and Acceptance
H	Form of Officer’s Certificate
I	Form of Secretary’s Certificate
J	[Reserved]
K	Form of Affiliated Lender Assignment and Assumption
L	Form of Specified Discount Prepayment Notice
M	Form of Specified Discount Prepayment Response
N	Form of Discount Range Prepayment Notice
O	Form of Discount Range Prepayment Offer
P	Form of Solicited Discounted Prepayment Notice
Q	Form of Solicited Discounted Prepayment Offer
R	Form of Acceptance and Prepayment Notice
S	Form of Borrowing/Continuation/Conversion Notice
T	Form of Solvency Certificate
U	[Reserved]
V-1	Form of Increase Supplement
V-2	Form of Lender Joinder Agreement
W	Form of Intercompany Subordination Agreement

v

CREDIT AGREEMENT, dated as of August 20, 2015, among LBM BORROWER, LLC, a Delaware limited liability company (“Acquisition Sub” and the “Borrower”), LBM MIDCO, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party to this Agreement (as further defined in subsection 1.1, the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and “Collateral Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, the Borrower will (A) enter into this Agreement to borrow Initial Term Loans in an aggregate principal amount of $656.50 million (unless reduced in accordance with subsection 5.1(b)), (B) borrow Second Lien Term Loans, under the Second Lien Credit Agreement in an aggregate principal amount of up to $154.50 million (unless reduced in accordance with subsection 5.1(b)) and (C) borrow ABL Loans under the ABL Credit Agreement in an aggregate principal amount of up to $175.0 million; and

WHEREAS, the cash proceeds of the Equity Contribution, the Initial Term Loans, the Second Lien Term Loans and any ABL Loans made on the Closing Date hereunder will be used on the Closing Date, inter alia, to consummate the Transactions, and to pay fees, premiums and expenses incurred in connection with the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.              DEFINITIONS.

1.1                               Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Agent”: Royal Bank of Canada, in its capacity as administrative agent and collateral agent under the ABL Loan Documents, or any successor administrative agent or collateral agent under the ABL Loan Documents.

“ABL Credit Agreement”: the ABL Credit Agreement, dated as of the date hereof, among Holding, the Borrower, the other borrowers party thereto from time to time, the lenders and other financial institutions party thereto from time to time and the ABL Agent, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or other document expressly provides that it is not intended to be and is not an ABL Credit Agreement). Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to each ABL Credit Agreement then in existence.

“ABL Facility”: the collective reference to the ABL Credit Agreement, any ABL Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Facility). Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of Holding as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Loan Documents”: the “Loan Documents” as defined in the ABL Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not an ABL Loan Document).

“ABL Loans”: the loans borrowed under the ABL Facility.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL/Term Loan Intercreditor Agreement”: the intercreditor agreement, dated as of the date hereof, between the Collateral Agent and the ABL Agent (in its capacity as collateral agent under the ABL Loan Documents), and acknowledged by certain of the Loan Parties in the form attached hereto as Exhibit C-2, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBOR Rate (determined at or about 11:00 A.M. (London time) on such day) for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%. “Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG, Cayman Islands Branch, to be its prime rate in effect at its principal office in New York City and notified to the Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by Credit Suisse AG in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) or (c) above, as the case may be, and the ABR shall be determined by reference to clause (a) of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accelerated”: as defined in subsection 8.1(e).

“Acceleration”: as defined in subsection 8.1(e).

“Acceptable Discount”: as defined in subsection 3.4(j)(iv)(2).

“Acceptable Prepayment Amount”: as defined in subsection 3.4(j)(iv)(3).

“Acceptance and Prepayment Notice”: an irrevocable written notice from the Borrower accepting a Solicited Discounted Prepayment Offer at the Acceptable Discount specified therein pursuant to subsection 3.4(j) substantially in the form of Exhibit R.

“Acceptance Date”: as defined in subsection 3.4(j)(iv)(2).

“Accounts”: as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition”: the direct or indirect acquisition by Acquisition Sub of the outstanding equity interests of Target pursuant to the Acquisition Agreement.

“Acquisition Agreement”: the Membership Interest Acquisition Agreement dated as of July 24, 2015, among Target, Holding Parent and others, as the same may be amended, supplemented, waived or otherwise modified from time to time (and as such Acquisition Agreement may be amended to assign certain rights of Holding Parent to Holding or Acquisition Sub on or prior to the Closing Date, it being understood that any such amendment shall not be deemed to be materially adverse to the Lenders).

“Acquisition Agreement Material Adverse Effect”: any event, change, circumstance, development, fact or event that has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business or results of operations of the Company Group, taken as a whole; provided, however, that none of the following shall be taken into account, either alone or in combination, in determining whether an Acquisition Agreement Material Adverse Effect has occurred or would reasonably be expected to occur: (i) conditions generally affecting the United States economy, the regulatory environment or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index or any changes in interest rates or exchange rates) in the United States or elsewhere in the world, (ii) any national, international or supranational political or geopolitical conditions, including the engagement in or escalation of hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, or any epidemics, pandemics, outbreaks, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis, (iii) changes in GAAP, accounting standards or in the interpretation or enforcement thereof, (iv) changes in any Legal Requirement, (v) any adverse change in the credit ratings of any member of the Company Group (it being understood that the facts and circumstances giving rise to such change may be taken into account to determine whether there has been an Acquisition Agreement Material Adverse Effect), (vi) any change that is generally applicable to the industries or markets in which any member of the Company Group operates, (vii) the execution or announcement of the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement, in each case to the extent directly attributable to the execution or announcement of the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement (including by reason of the identity of Buyer or by Buyer’s or any of its Affiliates’ announcement regarding their respective plans or intentions with respect to the conduct of the Business and, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, employees or others having business relationships with any member of the Company Group), (viii) any failure in and of itself by any member of the Company Group to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of any member of the Company Group for any period ending on or after the date of the Acquisition Agreement (it being understood that the facts and circumstances giving rise to such failure may be taken into account to determine whether there has been an Acquisition Agreement Material Adverse Effect), (ix) the taking of any action required by the Acquisition Agreement and/or the Transaction Documents by any member of the Company Group, or any failure to take any action by any member of the Company Group due to Buyer’s failure to consent to the Sellers’ request to take such action pursuant to Section 7.1 of the Acquisition Agreement; except in the case of clauses (i), (ii), (iii), (iv) and (v) above, if such conditions, events, changes, crisis and disasters, as applicable, have a materially disproportionate impact on the Company Group, taken as a whole, as compared to other Persons engaged in the same industry. Capitalized terms used in this definition of “Acquisition Agreement Material Adverse Effect” (other than “Acquisition Agreement” and “Acquisition Agreement Material Adverse Effect”, which have the meanings set forth in this Agreement) shall have the meaning given to them in the Acquisition Agreement.

“Acquisition Sub”: as defined in the Preamble hereto.

“Additional Agent”: as defined in the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Incremental Lender”: as defined in subsection 2.9(b).

“Additional Indebtedness”: as defined in the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, or, if no such intercreditor agreement is in effect, any Indebtedness that is or may from time to time be incurred in compliance with subsection 7.1 and, in any such case, that is secured by a Lien on Collateral and is permitted to be so Incurred in compliance with subsection 7.1 and secured by subsection 7.2, and is designated as “Additional Indebtedness” by the Borrower in writing to the Administrative Agent.

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (x) secured by a Lien ranking pari passu to the Lien securing the First Lien Loan Document Obligations, (y) secured by a Lien ranking junior to the Lien securing the First Lien Loan Document Obligations or (z) unsecured), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or weighted average life to maturity earlier than the Initial Term Loan Maturity Date or shorter than the remaining weighted average life to maturity of the Initial Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable), (ii) to the extent such Indebtedness is subordinated, provide for customary payment subordination to the First Lien Loan Document Obligations under the Loan Documents as reasonably determined by the Borrower in good faith and (iii) do not provide for any mandatory repayment or redemption from the Net Cash Proceeds of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with such Additional Obligations and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or Recovery Events or from Excess Cash Flow, to the extent the Net Cash Proceeds of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans hereunder pursuant to subsection 3.4(e), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with subsection 10.1(d)(v)) (and to the extent such Indebtedness is secured by a Lien ranking junior to the Lien securing the First Lien Loan Document Obligations or unsecured, provides for no mandatory prepayments on such Indebtedness unless prepayments are first offered pro rata, to the extent required hereby, to the First Lien Loan Document Obligations and to the extent required by the documentation governing other Indebtedness secured by Liens ranking pari passu in right of security with the Liens securing the First Lien Loan Document Obligations, to such other Indebtedness); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the First Lien Loan Document Obligations, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement.

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Additional Obligations or Rollover Indebtedness by any Loan Party.

“Additional Specified Refinancing Lender”: as defined in subsection 2.11(b).

“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurocurrency Loans for any Interest Period, an interest rate per annum determined by the Administrative Agent to be equal to the higher of (i) (x) the LIBOR Rate for such Borrowing of Eurocurrency Loans in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurocurrency Loans for such Interest Period and (ii) solely with respect to Initial Term Loans, 1.00%; provided that the Adjusted LIBOR Rate shall not, in any event, be deemed to be less than 0.0%.

“Adjusted Pre-Tax Income”: the trailing four-quarter Consolidated EBITDA minus (1) Consolidated Interest Expense, (2) book depreciation, and (3) book amortization.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to subsection 9.10.

“Affected Loans”: as defined in subsection 3.9.

“Affected Rate”: as defined in subsection 3.7.

“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any

Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in subsection 7.6(a).

“Affiliated Debt Fund”: any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from Sponsor and the BlackEagle Parties and any Affiliate of Sponsor and/or the BlackEagle Parties that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and Sponsor and the BlackEagle Parties and any Affiliate of Sponsor and/or the BlackEagle Parties that is not primarily engaged in the investing activities described above, and (iii) neither Holding nor any of its Subsidiaries directs or causes the direction of the investment policies of such entity.

“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”: as defined in subsection 10.6(h)(i)(1).

“Agent Default”: an Agent has admitted in writing that it is insolvent or such Agent becomes subject to an Agent-Related Distress Event.

“Agent-Related Distress Event”: with respect to any Agent (such Person, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Amendment”: as defined in subsection 7.9(c).

“Applicable Discount”: as defined in subsection 3.4(j)(iii)(2).

“Applicable Margin”: (a) with respect to ABR Loans, 4.25% per annum, and (b) with respect to Eurocurrency Loans, 5.25% per annum.

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 3.4 and (ii) all notices of any Default.

“Approved Electronic Platform”: as defined in subsection 9.15.

“Approved Fund”: as defined in subsection 10.6(b).

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition of shares of Capital Stock of any joint venture held by the Borrower or a Restricted Subsidiary or any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments in the ordinary course of business or consistent with past practice, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by subsection 7.3, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Borrower in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted

Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $10.0 million, (xvi) any Exempt Sale and Leaseback Transaction, (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, (xviii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property or (xix) dispositions for Net Available Cash not exceeding in the aggregate in any fiscal year $10.0 million.

“Assignee”: as defined in subsection 10.6(b).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit G.

“Available Amount” means, at any time, the sum of (without duplication) of:

(a)                                 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2015, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are delivered pursuant to subsection 6.1(a) or subsection 6.1(b), as applicable (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number); plus

(b)                                 the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Borrower) of property or assets received (x) by the Borrower as capital contributions (other than from a Restricted Subsidiary) to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Borrower or any Restricted Subsidiary from the Incurrence by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Borrower) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange; plus

(c)                                  the cumulative amount of cash and the fair value (as determined in good faith by the Borrower) of returns (including dividends, interest, distributions, interest payments, returns of principal, repayments, income and similar amounts) received by the Borrower or any Restricted Subsidiary in respect of any Investments made using the Available Amount; plus

(d)                                 in the case of any disposition or repayment of any Investment constituting a Restricted Payment made using the Available Amount (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Borrower) of any property or assets received by the Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments; plus

(e)                                  the aggregate amount resulting in the event any Unrestricted Subsidiary has been designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys any of its assets to, or is liquidated into, the Borrower or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”); plus

(f)                                   the amount of any Declined Proceeds, to the extent not otherwise utilized to prepay Junior Debt pursuant to subsection 3.4(f).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including the processing of payments and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bankruptcy Proceeding”: as defined in subsection 10.6(h)(iv).

“Benefited Lender”: as defined in subsection 10.7(a).

“BlackEagle Parties”: BlackEagle Partners Fund, L.P., BlackEagle Partners GP, LLC, BlackEagle Partners LLC and any other investment vehicle or fund which, directly or indirectly, is in control of, is controlled by, or is under common control with, BlackEagle Partners Fund, L.P., BlackEagle Partners GP, LLC and/or BlackEagle Partners LLC.

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”: as defined in the Preamble hereto, including any successor in interest thereto permitted pursuant to the terms of this Agreement.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to subsection 3.4(j)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to subsection 3.4(j)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to subsection 3.4(j)(iv).

“Borrowing”: the borrowing of one Type of Loan of a single Tranche from all the Lenders under the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurocurrency Loans, the same Interest Period.

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Broker-Dealer Subsidiary”: any Subsidiary required to be registered as a broker-dealer under the Exchange Act.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City, except that, when used in connection with any Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 7.5) which, in accordance with GAAP, are or should be included in “capital expenditures”.

“Capital Stock”: of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.”

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of The European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Second Lien Credit Agreement or the ABL Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Change in Law”: as defined in subsection 3.11(a).

“Change of Control”: (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 50% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 50% of the total voting power of all outstanding shares of the Borrower; (ii) at any time upon or after the consummation of a Qualifying IPO, (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Borrower; (iii) Holding shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower (or any successor to the Borrower permitted pursuant to subsection 7.3) or (iv) a “Change of Control” as defined in the Second Lien Credit Agreement or the ABL Credit Agreement (or any indenture or other agreement governing Refinancing Indebtedness in respect of the Second Lien Term Loans or the ABL Loans and in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $30.0 million); as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Claim”: as defined in subsection 10.6(h)(iv).

“Closing Date”: the date on which all the conditions precedent set forth in subsection 5.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto and shall include any successor to the Collateral Agent appointed pursuant to subsection 9.10.

“Collateral Representative”: the Person designated for the purpose of representing the Secured Parties with respect to the Collateral pursuant to this Agreement, the Guarantee and Collateral Agreement, the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and each Other Intercreditor Agreement (on and after the execution thereof).

“Collection Amounts”: as defined in Section 9.14.

“Commitment”: as to any Lender, such Lender’s Initial Term Loan Commitments and Incremental Commitments, as the context requires.

“Commitment Letter”: the Commitment Letter, dated as of July 24, 2015, among Holding Parent, Royal Bank of Canada, Credit Suisse AG, Cayman Islands Branch, and Credit Suisse Securities (USA) LLC and as further amended and restated on July 29, 2015.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in subsection 6.2(b).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 3.10, 3.11, 3.12 or 10.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Confidential Information Memorandum”: that certain Confidential Information Memorandum furnished to the Lenders on or about July 30, 2015.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (w) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) the maximum amount of Restricted Payments that could have been made pursuant to Section 7.5(b)(viii) during such period (assuming that there was sufficient cash available to make all such Restricted Payments) and provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees and (for purposes of calculating the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries), (v) the amount of any minority interest expense deducted from subsidiary income attributable to minority equity interests of third parties in any Non-Wholly-Owned Subsidiary, (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any Investor or any of its Affiliates permitted to be paid pursuant to subsection 7.6(b)(vii), (vii) interest and investment income, (viii) the amount of loss on any Financing Disposition, (ix) any stretch or retention bonus actually paid to management and employees pursuant to any bona fide plan or agreement, (x) internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP, (xi) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, (xii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower or an issuance of Capital Stock of the Borrower (other than Disqualified Stock) and excluded from the calculation set forth in the definition of “Available Amount”, and (xiii) integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities or stores, costs and operating expenses incurred in connection with any strategic initiatives or attributable to the implementation of cost saving initiatives, costs or accruals or reserves incurred in connection with acquisitions whether on, after or prior to the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), severance costs and expenses, one-time compensation charges, retention or completion bonuses, executive recruiting costs, consulting fees, restructuring costs and reserves, and curtailments or modifications to pension and postretirement employee benefit plans and any acquisition (including any such transactions consummated prior to the Closing Date and any such transactions whether or not successful) and any charges or non-recurring transaction costs incurred during such period as a result of any such transaction, plus (x) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 18 months after the date of determination to take such action (which adjustments may be incremental to (but not duplicative of) pro-forma adjustments made pursuant to the proviso to the definition of “Consolidated First Lien Leverage Ratio” or “Consolidated Total Leverage Ratio” or “Consolidated Secured Leverage Ratio”; and (C) such cost savings are reasonably expected by the Borrower to be realized within 18 months after the date any such actions are taken, minus (y) the sum of the following to the extent included in calculating such Consolidated Net Income, without duplication: (i) non-cash gains relating to cash receipts in a prior period to the extent such cash receipts were included in the calculation of Consolidated EBITDA in such prior period, (ii) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period.

“Consolidated First Lien Indebtedness”: as of any date of determination, an amount equal to (i) the Consolidated Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than (x) Indebtedness secured by a Lien ranking junior to or subordinated to the Liens securing the First Lien Loan Document Obligations, (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (z) Indebtedness of up to $30.0 million Incurred under the ABL Credit Agreement), minus (ii) Unrestricted Cash of the Borrower and its Restricted Subsidiaries as at such date. For the avoidance of doubt, subject to the parenthetical above, Indebtedness Incurred under the ABL Credit Agreement will constitute Consolidated First Lien Indebtedness.

“Consolidated First Lien Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated First Lien Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of

Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period), provided that:

(1)                                 if since the beginning of such period the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                 if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”) Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                 if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period, provided that, for purposes of the foregoing calculation, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to subsection 7.1(b)(xiii) and/or pursuant to subsection 7.1(a) (as provided in subsections 7.1(c)(ii) and (iii)) and in part pursuant to one or more other clauses of subsection 7.1(b), Consolidated First Lien Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of subsection 7.1(b), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated First Lien Leverage Ratio that otherwise would be included in Consolidated First Lien Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination.

“Consolidated Indebtedness”: at the date of determination thereof, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (ii) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, subsection 7.1(b)(ix).

“Consolidated Interest Expense”: for any period,

(i)                                     the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii)                                  Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary, minus

(iii)                               to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities, plus

(iv)                              dividends paid in cash on Designated Preferred Stock pursuant to subsection 7.5(b)(xv)(A) or (B),

in each case under clauses (i) through (iv) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with

GAAP; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)                                     any net income (loss) of any Person that is not the Borrower or a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii)                                  solely for purposes of determining the Available Amount or determining Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to this Agreement, the other Loan Documents or the Second Lien Loan Documents or the ABL Loan Documents and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date as determined by the Borrower in good faith), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii)                               any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Borrower in good faith) or (y) the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv)                              any items classified as an extraordinary, unusual or nonrecurring loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Closing Date),

(v)                                 the cumulative effect of a change in accounting principles,

(vi)                              all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)                           any unrealized gains or losses in respect of Currency Agreements,

(viii)                        any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)                              any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)                                 to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary,

(xi)                              any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii)                           any impairment charge or asset write-off, including any charge or writeoff related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii)                        any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xiv)                       any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies,

(xv)                          to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption,

(xvi)                       any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815 shall be excluded, and

(xvii)                    effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded, provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xvii) shall also exclude the tax impact of any such item, if applicable.

Notwithstanding the foregoing, for the purpose of the definition of “Available Amount” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c) and (d) of the definition of “Available Amount”.

In addition, for purposes of the calculation in the definition of “Available Amount”, Consolidated Net Income for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Borrower for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Secured Indebtedness”: as of any date of determination, an amount equal to (i) the Consolidated Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than (x) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (y) Indebtedness of up to $30.0 million Incurred under the ABL Credit Agreement), minus (ii) Unrestricted Cash of the Borrower and its Restricted Subsidiaries as at such date.

“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period), provided that:

(1)                                 if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                 if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                 if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period, provided that, for purposes of the foregoing calculation, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to subsection 7.1(b)(xiii) and/or pursuant to subsection 7.1(a) (as provided in subsections 7.1(c)(ii) and (iii)) and in part pursuant to one or more other clauses of subsection 7.1(b), Consolidated Secured Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of subsection 7.1(b), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Secured Leverage Ratio that otherwise would be included in Consolidated Secured Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination.

“Consolidated Total Assets”: as of any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Borrower as at the end of the most recently ended fiscal quarter of the Borrower for which a balance sheet is available, determined on a consolidated basis in accordance with GAAP (but excluding assets of any Unrestricted Subsidiary) (and, in the case of any determination relating to any Incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: at the date of determination thereof, an amount equal to (i) Consolidated Indebtedness (other than Indebtedness of up to $30.0 million Incurred under the ABL Credit Agreement) as at such date minus (ii) the amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries as at such date.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period), provided that:

(1)                                 if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                 if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                 if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

provided that, for purposes of the foregoing calculation, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to subsection 7.1(b)(xiii) and/or pursuant to subsection 7.1(a) (as provided in subsections 7.1(c)(ii) and (iii)) and in part pursuant to one or more other clauses of subsection 7.1(b), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of subsection 7.1(b), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Total Leverage Ratio that otherwise would be included in Consolidated Total Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination.

“Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Temporary Cash Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, loans under the Second Lien Credit Agreement or ABL Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of this Agreement for periods ending prior to the Closing Date, references to the consolidated financial statements of the Borrower shall be to the consolidated financial statements of Target (with Subsidiaries of Target after giving effect to the Transactions being deemed Subsidiaries of the Borrower), as the context may require.

“Consulting Services Agreement”: the consulting services agreement, dated July 24, 2015, entered into by and among LBM Acquisition, LLC, Saratoga Bend Partners, LLC, Michael Madden and Jason Runco, pursuant to which, among other things, Saratoga Bend Partners, LLC, Michael Madden and Jason Runco provides certain consulting and advisory services to LBM Acquisition, LLC; provided that the Consulting Services Agreement may only provide for payments to Saratoga Bend Partners, LLC, Michael Madden, Jason Runco, any Investor or any Affiliates of the foregoing up to an amount not in excess of the Consulting Services Payment Amount; as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof so long as any such amendment, supplement, waiver or modification does not increase the aggregate amount of fees, payments or other compensation payable thereunder, while any First Lien Loan Document Obligations are outstanding, to an amount in excess of the Consulting Services Payment Amount.

“Consulting Services Payment Amount” means (x) payments for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of no more than $1.0 million in any fiscal year and (y)

payments of all reasonable out-of-pocket expenses incurred in connection with such services or activities.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration”: as defined in the definition of “Excess Cash Flow”.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 7.1(b)(xii).

“Contribution Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or Designated Preferred Stock or contributions by the Borrower or any Restricted Subsidiary) made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Credit Facilities”: one or more of (i) the First Lien Loan Documents, (ii) the Second Lien Loan Documents, (iii) the ABL Loan Documents and (iv) any other facilities or arrangements designated by the Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness”: any and all amounts, whether outstanding on the Closing Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Debt Financing”: the debt financing transactions contemplated under (a) the First Lien Loan Documents, (b) the Second Lien Loan Documents and (c) the ABL Loan Documents, in each case including any Interest Rate Agreements related thereto.

“Declined Proceeds”: as defined in subsection 3.4(f).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice (other than, in the case of subsection 8.1(e), if applicable, a Default Notice), the lapse of time, or both, or any other condition specified in Section 8, has been satisfied.

“Default Notice”: as defined in subsection 8.1(e).

“Defaulting Agent”: any Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Agent Default.

“Designated Noncash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Designated Preferred Stock”: Preferred Stock of the Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate executed by a Responsible Officer of the Borrower or the applicable Parent, as the case may be, on the date of issuance thereof; provided that the cash proceeds of such issuance shall be excluded from the calculation set forth in clause (b) of the definition of “Available Amount”.

“Designation Date”: as defined in subsection 2.5(f).

“Discharge”: any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of any Indebtedness, or any Designated Preferred Stock of the Borrower, that is no longer outstanding on such date of determination.

“Discount Prepayment Accepting Lender”: as defined in subsection 3.4(j)(ii)(2).

“Discount Range”: as defined in subsection 3.4(j)(iii)(1).

“Discount Range Prepayment Amount”: as defined in subsection 3.4(j)(iii)(1).

“Discount Range Prepayment Notice”: a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to subsection 3.4(j) substantially in the form of Exhibit N.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit O, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: as defined in subsection 3.4(j)(iii)(1).

“Discount Range Proration”: as defined in subsection 3.4(j)(iii)(3).

“Discounted Prepayment Determination Date”: as defined in subsection 3.4(j)(iv)(3).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, five Business Days following the receipt by each relevant Term Loan Lender of notice from the Administrative Agent in accordance with subsection 3.4(j)(ii), subsection 3.4(j)(iii) or subsection 3.4(j)(iv), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment”: as defined in subsection 3.4(j)(i).

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lender”: any competitor of the Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Borrower and its Restricted Subsidiaries or any Affiliate of such competitor, in each case designated in writing by the Borrower to the Administrative Agent from time to time (which designation shall be made available to Lenders by the Administrative Agent) or any other Affiliate of such competitor clearly identifiable as such on the basis of such Affiliate’s name (other than any such Affiliate that is a bank, financial institution or fund that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant entity (A) make investment decisions or (B) have access to non-public information relating to the Borrower and its Subsidiaries or any person that forms part of the Borrower’s business). Notwithstanding the ability of the Borrower to supplement the list of Disqualified Lenders, no such supplement or other modification shall be given retroactive effect. Notwithstanding the foregoing, in no event shall any affiliate of Lone Star Funds that is in the business of making commercial loans or extending commercial credit in the ordinary course of its business be a Disqualified Lender.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the Initial Term Loan Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower other than a Foreign Subsidiary.

“ECF Acquisition”: as defined in the definition of “Excess Cash Flow”.

“ECF Disposition”: as defined in the definition of “Excess Cash Flow”.

“ECF Payment Date”: as defined in subsection 3.4(c).

“ECF Percentage”: 75%; provided that with respect to any fiscal year (x) the ECF Percentage shall be reduced to 50% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 5.00:1.00 and greater than or equal to 4.00:1.00, (y) the ECF Percentage shall be reduced to 25% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than 4.00:1.00 and greater than or equal to 3.00:1.00 and (z) the

ECF Percentage shall be reduced to zero if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than 3.00:1.00.

“ECF Prepayment Amount”: as defined in subsection 3.4(c).

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Contribution”: the direct or indirect cash equity contribution to the Borrower by the Investors, in an aggregate amount no less than $402.0 million.

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Borrower (other than Disqualified Stock), or (y) proceeds of which are (or are intended to be) contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: as defined in subsection 4.13(a).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, an amount equal to the excess of:

(a)                                 the sum, without duplication, of

(i)                                     Consolidated Net Income for such period,

(ii)                                  an amount equal to the amount of all non-cash charges to the extent deducted in calculating such Consolidated Net Income and cash receipts to the extent excluded in calculating such Consolidated Net Income (except to the extent such cash receipts are attributable to revenue or other items that would be included in calculating Consolidated Net Income for any prior period),

(iii)                               decreases in Consolidated Working Capital for such period (other than any such decreases arising (x) from any acquisition or disposition of (a) any business unit, division, line of business or Person or (b) any assets other than in the ordinary course of business (each, an “ECF Acquisition” or “ECF Disposition”, respectively) by the Borrower and the Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any item from short-term to long-term or vice versa),

(iv)                              an amount equal to the aggregate net non-cash loss on Asset Dispositions (or any Disposition specifically excluded from the definition of the term “Asset Disposition”) by the Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent deducted in calculating such Consolidated Net Income, and

(v)                                 cash receipts in respect of Hedging Agreements during such period to the extent not otherwise included in calculating such Consolidated Net Income;

over (b) the sum, without duplication, of

(i)                                     an amount equal to the amount of all non-cash credits included in calculating such Consolidated Net Income (excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (i) through (xvii) of the definition of “Consolidated Net Income,”

(ii)                                  without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures either made in cash or accrued during such period (provided that, whether any such Capital Expenditures shall be deducted for the period in which cash payments for such Capital Expenditures have been paid or the period in which such Capital Expenditures have been accrued shall be at the Borrower’s election; provided, further that, in no case shall any accrual of a Capital Expenditure which has previously been deducted give rise to a subsequent deduction upon the making of such Capital Expenditure in cash in the same or any subsequent period), except to the extent that such Capital Expenditures were financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid),

(iii)                               the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to subsection 2.2(b) and (C) the amount of a mandatory prepayment of Term Loans pursuant to subsection 3.4(d) and any mandatory prepayment, repayment or redemption of Pari Passu Indebtedness pursuant to requirements under the agreements governing such Pari Passu Indebtedness similar to the requirements set forth in subsection 3.4(d), to the extent required due to an Asset Disposition (or any disposition specifically excluded from the definition of the term “Asset Disposition”) that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (x) all other prepayments of Loans and (y) all prepayments of revolving loans to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv)                              an amount equal to the aggregate net non-cash gain on Asset Dispositions (or any Disposition specifically excluded from the definition of the term “Asset Dispositions”) by the Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent included in calculating such Consolidated Net Income,

(v)                                 increases in Consolidated Working Capital for such period (other than any such increases arising (x) from any ECF Acquisition or ECF Disposition by the Borrower and the Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification from short-term to long-term or vice versa),

(vi)                              payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent such payments are not expensed during such period or are not already deducted in calculating Consolidated Net Income,

(vii)                           without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to subsection 7.5 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii)                        the amount of Restricted Payments (other than Investments) made in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to subsection 7.5(b) (other than subsections 7.5(b)(vii) and (xviii)), to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix)                              the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x)                                 the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(xi)                              at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to subsection 7.5 or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Investments and Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)                           the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in calculating such Consolidated Net Income for such period,

(xiii)                        cash expenditures in respect of Hedging Agreements during such period to the extent not deducted in calculating such Consolidated Net Income,

(xiv)                       any fees, expenses or charges incurred during such period (including, for purposes of the Excess Cash Flow payment to be calculated in respect of the fiscal year ending December 31, 2016, any fees, expenses or charges relating to the Transactions), or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Disposition, incurrence or repayment of Indebtedness, issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement and the other Loan Documents) and including, in each case, any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, and

(xv)                          any items classified as an extraordinary, unusual or nonrecurring loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Closing Date) and, for the avoidance of doubt, in each case only to the extent such items are not already deducted in calculating Consolidated Net Income.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock, Designated Preferred Stock or Contribution Amounts) of the Borrower after the Closing Date, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Borrower and not previously included in the calculation set forth in clause (b)(x) of the definition of “Available Amount” for purposes of determining whether a Restricted Payment may be made.

“Excluded Information”: as defined in subsection 3.4(j)(i).

“Excluded Subsidiary”: (a) any Special Purpose Subsidiary, (b) any Subsidiary of a Foreign Subsidiary, (c) any Unrestricted Subsidiary, (d) any Immaterial Subsidiary, (e) any not-for-profit Subsidiary, (f) any Captive Insurance Subsidiary, (g) any Subsidiary that is prohibited by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or Requirement of Law from Guaranteeing, or granting Liens to secure, the First Lien Loan Document Obligations or if Guaranteeing, or granting Liens to secure, the First Lien Loan Document Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (h) any Investment Company Subsidiary, (i) any Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the First Lien Loan Document Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; (j) any Subsidiary with respect to which the provision of such guarantee of the First Lien Loan Document Obligations would result in material adverse tax consequences to Holding or one of its Subsidiaries (as reasonably determined by the Borrower and notified in writing to the Administrative Agent); (k) any Subsidiary that is a joint venture or Non-Wholly Owned Subsidiary; (l) any Subsidiary formed solely for the purpose of (x) becoming a Parent, or (y) merging with the Borrower in connection with another Subsidiary becoming a Parent, in each case to the extent such entity becomes a Parent or is merged with the Borrower within 60 days of the formation thereof, or otherwise creating or forming a Parent or (m) any Broker-Dealer Subsidiary; provided that, notwithstanding the foregoing, any Subsidiary that Guarantees the payment of the Second Lien Term Loans or the ABL Loans shall not be an Excluded Subsidiary. Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to subsection 6.1 with respect to such period.

“Excluded Taxes”: any (a) Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document and (d) Taxes imposed under FATCA.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of $30.0 million or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Capitalized Lease Obligations”: Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries existing on the Closing Date.

“Existing Term Loans”: as defined in subsection 2.5(a).

“Existing Term Tranche”: as defined in subsection 2.5(a).

“Extended Term Loans”: as defined in subsection 2.5(a).

“Extended Term Tranche”: as defined in subsection 2.5(a).

“Extending Lender”: as defined in subsection 2.5(b).

“Extension”: as defined in subsection 2.5(b).

“Extension Amendment”: as defined in subsection 2.5(c).

“Extension Date”: as defined in subsection 2.5(d).

“Extension Election”: as defined in subsection 2.5(b).

“Extension of Credit”: as to any Lender, the making of an Initial Term Loan (excluding any Supplemental Term Loans being made under the Initial Term Loan Tranche).

“Extension Request”: as defined in subsection 2.5(a).

“Extension Request Deadline”: as defined in subsection 2.5(b).

“Extension Series”: all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility”: each of (a) the Initial Term Loan Commitments and the Extensions of Credit made thereunder, (b) Incremental Term Loans of the same Tranche, (c) any Extended Term Loans of the same Extension Series and (d) any Specified Refinancing Term Loans of the same Tranche, and collectively the “Facilities”.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Borrower or the Board of Directors of the Borrower, whose determination will be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“FCPA”: as defined in subsection 4.22.

“Federal District Court”: as defined in subsection 10.13(a).

“Federal Funds Effective Rate”: as defined in the definition of the term “ABR” in this subsection 1.1.

“Fee Letter”: the Fee Letter, dated as of July 24, 2015, among Holding Parent, Royal Bank of Canada, Credit Suisse AG, Cayman Islands Branch and Credit Suisse Securities (USA) LLC (as amended and restated on July 29, 2015).

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (i) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (ii) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Loan Document Obligations”: all obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment and performance of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other First Lien Loan Documents.

“First Lien Loan Documents” or “Loan Documents”: this Agreement, any Notes, the Guarantee and Collateral Agreement, the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement, each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a First Lien Loan Document).

“First Lien Obligations”: (i) the First Lien Loan Document Obligations and (ii) the Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the First Lien Loan Document Obligations) secured by a first priority security interest in the Term Loan Priority Collateral and a second priority interest in the ABL Priority Collateral, collectively.

“First/Second Lien Intercreditor Agreement”: the intercreditor agreement, dated as of the date hereof, between the Collateral Agent and the Second Lien Collateral Agent, and acknowledged by certain of the Loan Parties in the form of Exhibit C-1, as amended, supplemented, waived or otherwise modified from time to time.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Capital Expenditures,” “Capitalized Lease Obligations,” “Consolidated EBITDA,” “Consolidated Indebtedness,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated First Lien Indebtedness,” “Consolidated First Lien Leverage Ratio,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Total Assets,” “Consolidated Total

Indebtedness,” “Consolidated Total Leverage Ratio,” “Consolidated Working Capital,” “Consolidation,” and “Excess Cash Flow,” (b) all defined terms in the Loan Documents to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary of the Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Plan Event”: as defined in subsection 4.13(b).

“Foreign Subsidiary”: (i) any Restricted Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to subsection 6.1 with respect to such period.

“Funded Debt”: all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of such debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the First Lien Guarantee and Collateral Agreement, dated as of the date hereof, made by the Borrower and the Guarantors party thereto in favor of the Administrative Agent and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time; substantially in the form of Exhibit B.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantors”: the collective reference to Holding and each Subsidiary Guarantor that is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Hedging Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations”: of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”: as defined in the Preamble hereto and any successor thereto.

“Holding Parent”: LBM Acquisition, LLC, a Delaware limited liability company, and any successor thereto.

“Holding Permitted Subsidiary:” means a direct or indirect wholly owned Subsidiary of Holding having Consolidated Total Assets not exceeding $10,000 and that does not have any direct Subsidiaries except other Holding Permitted Subsidiaries or the Borrower.

“Identified Participating Lenders”: as defined in subsection 3.4(j)(iii)(3).

“Identified Qualifying Lenders”: as defined in subsection 3.4(j)(iv)(3).

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Borrower designated by the Borrower to the Administrative Agent in writing that had (a) total consolidated revenues of less than 3.0% of the total consolidated revenues of the Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered under subsection 6.1 and (b) total consolidated assets of less than 3.0% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 6.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary”, and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, have had (i) revenues in excess of 6.0% of the total consolidated revenues of the Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters for which financial statements have been delivered under subsection 6.1 or (ii) total assets in excess of 6.0% of the total consolidated assets of the Borrower and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 6.1 with respect to the last quarter of such four consecutive fiscal quarter period.

“Increase Supplement”: as defined in subsection 2.9(c).

“Incremental Commitment Amendment”: as defined in subsection 2.9(d).

“Incremental Commitments”: as defined in subsection 2.9(a).

“Incremental Indebtedness”: Indebtedness incurred by the Borrower pursuant to and in accordance with subsection 2.9.

“Incremental Lenders”: as defined in subsection 2.9(b).

“Incremental Loans”: as defined in subsection 2.9(d).

“Incremental Second Lien Facility Dollar Basket”: as of any date, the aggregate principal amount of “Incremental Commitments” (as defined in the Second Lien Credit Agreement) incurred in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount” in the Second Lien Credit Agreement and outstanding as of such date.

“Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment.

“Incremental Term Loan Commitments”: as defined in subsection 2.9(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs”, “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (v) all Capitalized Lease Obligations of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or senior management of the Borrower or the board of directors or other governing body of the issuer of such Capital Stock), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business or any earn-out payments pursuant to the Acquisition Agreement. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement or, to the extent not provided herein, shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in subsection 10.5.

“Indemnitee”: as defined in subsection 10.5.

“Initial Agreement”: as defined in subsection 7.9(c).

“Initial Term Loan”: as defined in subsection 2.1(a).

“Initial Term Loan Commitment”: the commitment of a Lender to make or otherwise fund an Initial Term Loan pursuant to subsection 2.1(a)(i) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name on Schedule A under the heading “Initial Term Loan Commitment”; collectively, as to all the Lenders, the “Initial Term Loan Commitments.” The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $656.50 million.

“Initial Term Loan Maturity Date”: 20 August, 2022.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement Supplement”: as defined in subsection 9.9(a).

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan:

(a)           initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months, or, if agreed to by all relevant Lenders, 12 months or a shorter period thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months, or, if agreed to by all relevant Lenders, 12 months or a shorter period thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend beyond the applicable Maturity Date shall end on the applicable Maturity Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Term Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interpolated Screen Rate”: in relation to the LIBOR Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Investment”: in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of clause (e) of the definition of “Available Amount”, the definition of “Unrestricted Subsidiary” and subsection 7.5 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer and (iii) the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investment” or subsections 7.5(b)(vii) or (xvi)). Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Company Subsidiary”: any Subsidiary that is, or is registered as, an “investment company” as defined in the Investment Company Act, the Investments of which are managed by the Borrower or any of its Subsidiaries.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors”: (i) KIA IX (Hammer) Investor, L.P., KSN Fund IX, L.P., KEP VI, LLC, KIA IX (Hammer), L.P., KIA IX (Hammer) Blocker, LLC, KIA IX (Hammer DE), L.P., KIA IX (Hammer) GP, L.P., Kelso Hammer Co-Investment, L.P., Kelso Hammer Co-Investment Blocker, LLC, Kelso Hammer Co-Investment (DE), L.P., KEP VI AIV (Hammer), LLC, KSN Fund IX (Hammer), L.P. and the BlackEagle Parties, (ii) any Person that acquires Voting Stock of Holding on or prior to the Closing Date and any Affiliate of such Person, (iii) the Management Investors and (iv) any of their respective legal successors.

“Judgment Conversion Date”: as defined in subsection 10.8(a).

“Judgment Currency”: as defined in subsection 10.8(a).

“Junior Debt”: (i) any Indebtedness (other than Indebtedness secured on a senior basis over the ABL Priority Collateral) secured by Liens that are junior to the Liens securing the First Lien Loan Document Obligations (including, without limitation, the Second Lien Term Loans and Refinancing Indebtedness in respect thereof Incurred pursuant to subsection 7.1(b)(iii)) and (ii) any Subordinated Obligations and Guarantor Subordinated Obligations.

“Kelso”: Kelso & Company and any other investment vehicle or fund which, directly or indirectly, is in control of, is controlled by, or is under common control with, Kelso & Company.

“LCA Election”: as defined in subsection 1.2(j).

“LCA Test Date”: as defined in subsection 1.2(j).

“Lead Arrangers”: Credit Suisse Securities (USA) LLC and RBC Capital Markets, as Joint Lead Arrangers and Joint Bookrunners.

“Lender Joinder Agreement”: as defined in subsection 2.9(c).

“Lenders”: the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and the Borrower, to make any Loans available to the Borrower; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 10.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“LIBOR Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be:

(a)           the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Reuters Monitor

Money Rates Service page (being currently the page designated as “LIBO”) (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time and as consented to by the Borrower) at or about 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period; or

(b)           if no such page (or other source) is available, the Interpolated Screen Rate; or

(c)           if no such page (or other source) is available and it is not possible to calculate an Interpolated Screen Rate for the applicable Loan, the arithmetic mean of the rates (rounded upwards to the nearest 1/100th of 1.00% per annum) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for deposits in Dollars of a duration equal to the duration of such Interest Period; provided that any Reference Bank that has failed to provide a quote in accordance with subsection 3.6(c) shall be disregarded for purposes of determining the mean.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition”: any acquisition by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan”: each Initial Term Loan, Incremental Term Loan, Extended Term Loan, Specified Refinancing Term Loan, as the context shall require; collectively, the “Loans.”

“Loan Parties”: Holding, the Borrower and each Subsidiary Guarantor that is a party to a Loan Document as a Guarantor or a pledgor under any of the Security Documents; individually, a “Loan Party”. No Excluded Subsidiary shall be a Loan Party.

“Management Advances”: (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding, when aggregated with any outstanding Management Guarantees made pursuant to clauses (x) and/or (y)(2) of the definition thereof, $10.0 million outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 7.1.

“Management Agreement Payment Amount” means the aggregate of (w) fees of no more than 1.0% of transaction value in the aggregate, plus reasonable out-of-pocket expenses,

in connection with the Transactions, (x) payments for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of no more than $6.0 million in any fiscal year, (y) payments in connection with any public offering of Capital Stock of Holding or the Borrower or any Parent, any recapitalization or any similar transactions, which are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, of no more than $20.0 million in the aggregate and (z) payments of all reasonable out-of-pocket expenses incurred in connection with such services or activities.

“Management Agreements”: collectively, (i) the advisory services agreement, dated on or around the date of this Agreement, entered into by and among the Target, Black Eagle Partners, L.P., and Kelso, pursuant to which, among other things, Kelso, Black Eagle Partners, L.P. and certain other Investors provide certain consulting and advisory services to the Target, and (ii) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); provided that any Management Agreements may only provide for payments to Kelso, Black Eagle Partners, L.P., any Investor or any Affiliates of the foregoing up to an amount not in excess of the Management Agreement Payment Amount while any First Lien Loan Document Obligations are outstanding; in each case in clauses (i) through (ii) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, so long as any such amendment, supplement, waiver or modification does not increase the aggregate amount of fees, payments or other compensation payable thereunder, while any First Lien Loan Document Obligations are outstanding, to an amount in excess of the Management Agreement Payment Amount.

“Management Guarantees”: guarantees (x) in connection with their purchase of Management Stock, in an amount not to exceed, when aggregated with Management Guarantees made pursuant to clause (y) hereof and Management Advances made pursuant to clause (1)(z) of the definition thereof, $10.0 million outstanding at any time, or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding, when aggregated with Management Guarantees made pursuant to clause (x) hereof and Management Advances made pursuant to clause (1)(z) of the definition thereof, $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness”: Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by subsection 7.5.

“Management Investors”: US LBM Excess Rollover LLC, Saratoga Bend Partners, LLC and the officers, directors, employees and other members of the management of any Parent, the Borrower or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive) or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of US LBM Excess Rollover LLC, the Borrower or any Parent.

“Management Stock”: Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Subsidiaries”: Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Restricted Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the Initial Term Loan Maturity Date, for any Extended Term Tranche the “Maturity Date” set forth in the applicable Extension Amendment, for any Incremental Commitments the “Maturity Date” set forth in the applicable Incremental Commitment Amendment, as the context may require and for any Specified Refinancing Tranche the “Maturity Date” set forth in the applicable Specified Refinancing Amendment.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (i) $90.0 million less any amounts incurred under the Incremental Second Lien Facility Dollar Basket (the “Cash Capped Incremental Facility”) plus (ii) (x) in respect of Indebtedness secured by Liens ranking pari passu in right of security with the Liens securing the First Lien Loan Document Obligations, an additional amount if, after giving effect to the Incurrence of such additional amount, the Consolidated First Lien Leverage Ratio shall not exceed 4.25:1.00, (y) in respect of Indebtedness secured by Liens ranking junior in right of security with the Liens securing the First Lien Loan Document Obligations, an additional amount if, after giving effect to the Incurrence of such additional amount, the Consolidated Secured Leverage Ratio shall not exceed 5.50:1.00 and (z) in respect of unsecured Indebtedness, an additional amount if, after giving effect to the Incurrence of such additional amount, the Consolidated Total Leverage Ratio shall not exceed 5.75:1.00 (in each case as set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio) (together, the “Ratio Incremental Facility”) plus (iii) an additional amount equal to the aggregate amount of all voluntary prepayments of Term Loans (including purchases of the Term Loans by Holding and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Term Loans shall be deemed not to exceed the actual purchase price of such Loans at or below par) (in each case, other than from the proceeds of Incurrence of Specified Refinancing Term Loans or other Refinancing Indebtedness) (the “Voluntary Prepayment Incremental Facility”) provided that: (x) capacity under the Voluntary Prepayment Incremental Facility shall be deemed to be used before capacity under the Ratio Incremental Facility; (ii) capacity under the Ratio Incremental Facility shall be deemed to be used before capacity under the Cash Capped Incremental Facility; and (iii) (x) loans may be incurred under each of the Voluntary Prepayment Incremental Facility, the Cash Capped Incremental Facility and the Ratio Incremental Facility, and (y) proceeds from any incurrence under each of the Cash Capped Incremental Facility and the Ratio Incremental Facility may be utilized in a single transaction, by first calculating the incurrence under the Ratio Incremental Facility and then calculating the incurrence under the Cash Capped Incremental Facility. For purposes of calculating any leverage ratio specified in this definition of Maximum Incremental Facilities Amount in connection with the Incurrence of Indebtedness, the proceeds of such Indebtedness shall not constitute Unrestricted Cash as of such date of Incurrence unless the proceeds are intended to be used for working capital purposes.

“Minimum Exchange Tender Condition”: as defined in subsection 2.10(b).

“Minimum Extension Condition”: as defined in subsection 2.5(g).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgaged Properties”: the collective reference to real properties, if any, acquired after the Closing Date and owned in fee by the Loan Parties on which the Loan Parties are required to grant a mortgage pursuant to subsection 6.9(a).

“Mortgages”: each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Collateral Agent, substantially in the form of Exhibit D, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”: the four-fiscal-quarter period of the Borrower ending on the last day of the most recently completed fiscal year or fiscal quarter for which financial statements of the Borrower have been (or have been required to be) delivered under subsection 6.1(a) or 6.1(b).

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: with respect to any Asset Disposition (including any Sale and Leaseback Transaction) or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, and, without duplication of the foregoing, the amount of Restricted Payments made or reasonably expected to be made pursuant to Section 7.5(b)(viii) as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with subsection 7.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Indebtedness secured by Liens that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Term Loan Priority Collateral securing the First Lien Loan Document Obligations) (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or subject to such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition, (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid by Borrower or any of its Subsidiaries and (vii) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, any Restricted Subsidiary that is not a Subsidiary Guarantor, any amount of proceeds from such Asset Disposition or Recovery Event to the extent (x) subject to any restriction on the transfer thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any

Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Borrower, any Restricted Subsidiary or any Parent, or (F) any cost, expense, liability or obligation (including, without limitation, any Tax) other than routine and immaterial out-of-pocket expenses.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of, or the Incurrence of Indebtedness by, the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of taxes paid or payable or the amount of Restricted Payments made or reasonably expected to be made pursuant to Section 7.5(b)(viii) as a result thereof.

“New York Courts”: as defined in subsection 10.13(a).

“New York Supreme Court”: as defined in subsection 10.13(a).

“Non-Consenting Lender”: as defined in subsection 10.1(g).

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: as defined in subsection 2.5(e).

“Non-Loan Party”: Restricted Subsidiaries that are not Subsidiary Guarantors.

“Non-Wholly Owned Subsidiary”: each Subsidiary that is not a Wholly Owned Subsidiary.

“Note”: as defined in subsection 2.2(a).

“Obligation Currency”: as defined in subsection 10.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“OFAC”: as defined in subsection 4.22.

“Offered Amount”: as defined in subsection 3.4(j)(iv)(1).

“Offered Discount”: as defined in subsection 3.4(j)(iv)(1).

“OID”: as defined in subsection 2.9(d).

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent.

“Other Parent”: as defined in the definition of “Parent”.

“Other Representatives”: each of Credit Suisse Securities (USA) LLC, RBC Capital Markets, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc. in their collective capacity as Joint Bookrunners of the Commitments hereunder and each of Credit Suisse Securities (USA) LLC and RBC Capital Markets in their collective capacity as Joint Lead Arrangers of the Commitments hereunder.

“Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Parent”: any of Holding Parent, Holding, and any Other Parent and any other Person that is a Subsidiary of Holding Parent, Holding, or any Other Parent and of which the Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower as an “Other Parent”, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Restricted Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness”: Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the First Lien Loan Document Obligations.

“Participant”: as defined in subsection 10.6(c)(i).

“Participant Register”: as defined in subsection 10.6(c)(ii).

“Participating Lender”: as defined in subsection 3.4(j)(iii)(2).

“Patriot Act”: as defined in subsection 10.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Affiliated Assignee”: Kelso, any investment fund managed or controlled by Kelso, any special purpose vehicle established by Kelso or by one or more of such investment funds, the BlackEagle Parties, any investment fund managed or controlled by the BlackEagle Parties, any special purpose vehicle established by the BlackEagle Parties or by one or more of such investment funds.

“Permitted Debt Exchange”: as defined in subsection 2.10(a).

“Permitted Debt Exchange Notes”: as defined in subsection 2.10(a).

“Permitted Debt Exchange Offer”: as defined in subsection 2.10(a).

“Permitted Holders”: any of the following: (i) any of the Investors or Management Investors, and any of their respective Affiliates; (ii) any investment fund or vehicle managed or sponsored by Kelso or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Borrower.

“Permitted Investment”: an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i)            (x) a Restricted Subsidiary, (y) the Borrower, or (z) a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary); provided that the aggregate amount of Investments made by Loan Parties in any Non-Loan Party pursuant to this clause (i), together with, but without duplication of, Investments by any Loan Party in any Non-Loan Party pursuant to clause (ii) below, shall not exceed the greater of (A) $15.0 million and (B) 2.50% of Consolidated Total Assets at any time outstanding;

(ii)           another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer); provided that the aggregate amount of Investments made by Loan Parties in any Non-Loan Party pursuant to this clause (ii), together with, but without duplication of, Investments by any Loan Party in any Non-Loan Party pursuant to clause (i) above, shall not exceed the greater of (A) $15.0 million and (B) 2.50% of Consolidated Total Assets at any time outstanding;

(iii)          Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)          receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)           any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with subsection 7.4;

(vi)          securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)         Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii)        Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 7.1;

(ix)          pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under subsection 7.2;

(x)           (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition (described in clause (i) of the definition thereof) by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Borrower, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Borrower;

(xi)          bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)         [reserved];

(xiii)        any Investment to the extent made using Capital Stock of any Parent as consideration;

(xiv)        Management Advances;

(xv)         Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of (a) $30.0 million and (b) 3.00% of Consolidated Total Assets;

(xvi)        any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of subsection 7.6(b) (except transactions described in clauses (i), (iii), (v) and (vi) thereof), including any Investment pursuant to any transaction described in clause (ii) of such subsection (whether or not any Person party thereto is at any time an Affiliate of the Borrower);

(xvii)       any Investment (1) by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xviii)      other Investments in an aggregate amount outstanding at any time not to exceed the greater of $30.0 million and 3.00% of Consolidated Total Assets;

(xix)        [reserved];

(xx)         any Investment in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(xxi)        Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business.

If any Investment pursuant to clause (xv) or (xviii) above, or subsection 7.5(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, then, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or subsection 7.5(b)(vii), as applicable (and, in the case of the foregoing clause (A), for so long as such Person continues to be a Restricted Subsidiary unless and until such Person is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary).

“Permitted Lien”: any Lien permitted pursuant to subsection 7.2.

“Permitted Payment”: as defined in subsection 7.5(b).

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Capital Stock of any other class of such corporation or company.

“Prepayment Date”: as defined in subsection 3.4(f).

“Prime Rate”: as defined in the definition of the term “ABR” in this subsection 1.1.

“Purchase”: as defined in the definition of “Consolidated First Lien Leverage Ratio”.

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualifying IPO”: the issuance by Holding or any Parent or any parent entity of Holding, of its common equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender”: as defined in subsection 3.4(j)(iv)(3).

“Rating Agencies”: collectively, Moody’s and S&P, or, if Moody’s or S&P or both shall not make a rating on the applicable security or instrument publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratio Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries giving rise to Net Available Cash to the Borrower or such Restricted Subsidiary, as the case may be, in excess of $10.0 million, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any Restricted Subsidiary in respect of such casualty or condemnation.

“Reference Banks”: Credit Suisse AG and Royal Bank of Canada or such additional or other banks as may be appointed by the Administrative Agent and reasonably acceptable to the Borrower; provided that, at any time, the maximum number of Reference Banks does not exceed seven.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”: as defined in subsection 7.9(c).

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date and set forth on Schedule 7.1 or Incurred (or established) in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations, Guarantor Subordinated Obligations, or (other than Indebtedness secured on a senior basis over the ABL Priority Collateral) is secured by Liens ranking junior in right of security with the Liens securing the First Lien Loan Document Obligations, the Refinancing Indebtedness (x) has a final

Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or, if shorter, the Term Loans), (y) has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred that is equal to or longer than the remaining weighted average life to maturity of the Indebtedness being refinanced (or, if shorter, the remaining weighted average life to maturity of the Term Loans), and (z) is subordinated in right of payment to the First Lien Loan Document Obligations to the same extent as the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with subsection 7.1 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses incurred (including accrued and unpaid interest) in connection with such refinancing, (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 7.1 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunding Capital Stock”: as defined in subsection 7.5(b).

“Register”: as defined in subsection 10.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Business”: those businesses in which the Borrower or any of its Restricted Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being formed or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Borrower, any of its Subsidiaries or any Parent, or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 7.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable (1) to any taxable period (or portion thereof) ending on or prior to the Closing Date and incurred in connection with the Transactions, or (2) to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable, up to an amount not to exceed, with respect to U.S. federal income taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Borrower or its Subsidiaries). Taxes include all interest, penalties and additions related thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Repricing Transaction”: other than in connection with a transaction involving a Change of Control, public offering of Capital Stock of Holding or the Borrower or Parent, or Transformative Acquisition, the prepayment of all or any portion of the Initial Term Loans by the Borrower with the proceeds of secured term loans (including, without limitation, any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the First Lien Loan Documents and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any Adjusted LIBOR Rate floor or similar floor that is higher than the then applicable Adjusted LIBOR Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Initial Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans.

“Required Lenders”: Lenders the Total Credit Percentages of which aggregate to greater than 50.0%; provided that Term Loans held or deemed held by a Disqualified Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 6.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person. For all purposes of this Agreement, the term “Responsible Officer” shall mean a Responsible Officer of the Borrower unless the context otherwise requires.

“Restricted Payment”: as defined in subsection 7.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to subsection 7.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Rollover Indebtedness”: Indebtedness of a Borrower or a Guarantor issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to subsection 3.4(a), (b), (c) or (d); so long as (other than in connection with a refinancing in full of the Facilities) such Indebtedness would not have a weighted average life to maturity earlier than the remaining weighted average life to maturity of the Term Loans being repaid.

“S&P”: Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Sale”: as defined in the definition of “Consolidated First Lien Leverage Ratio”.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“SEC”: the Securities and Exchange Commission.

“Second Lien Agent”: Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent under the Second Lien Loan Documents, or any successor administrative agent or collateral agent under the Second Lien Loan Documents.

“Second Lien Collateral Agent”: the Person referred to as “Collateral Agent” in the Second Lien Credit Agreement.

“Second Lien Credit Agreement”: the Second Lien Credit Agreement, dated as of the date hereof, among Holding, the Borrower, the lenders and other financial institutions party thereto from time to time and the Second Lien Agent, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Second Lien Credit Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or other document expressly provides that it is not intended to be and is not a Second Lien Credit Agreement). Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to each Second Lien Credit Agreement then in existence.

“Second Lien Loan Document Obligations”: the “Second Lien Loan Document Obligations” as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents”: the “Loan Documents” as defined in the Second Lien Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Second Lien Loan Document).

“Second Lien Term Loans”: the “Initial Term Loans” referred to in the Second Lien Credit Agreement.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property (if any), the Guarantee and Collateral Agreement and all other similar security documents delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to subsection 6.9(b) or 6.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Set”: the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurocurrency Loans shall originally have been made on the same day).

“Settlement Service”: as defined in subsection 10.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solicited Discount Proration”: as defined in subsection 3.4(j)(iv)(3).

“Solicited Discounted Prepayment Amount”: as defined in subsection 3.4(j)(iv)(1).

“Solicited Discounted Prepayment Notice”: an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to subsection 3.4(j)(iv) substantially in the form of Exhibit P.

“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit Q, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: as defined in subsection 3.4(j)(iv)(1).

“Solvent” and “Solvency”: with respect to the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Borrower”, “Closing Date”, “Subsidiary” and “Transactions”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit T).

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables and/or related assets.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: a Subsidiary of the Borrower that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and/or all rights (contractual and other), collateral and/or other assets relating thereto and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount”: as defined in subsection 3.4(j)(ii)(1).

“Specified Discount Prepayment Amount”: as defined in subsection 3.4(j)(ii)(1).

“Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower of Discounted Term Loan Prepayment made pursuant to subsection 3.4(j)(ii) substantially in the form of Exhibit L.

“Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit M, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in subsection 3.4(j)(ii)(1).

“Specified Discount Proration”: as defined in subsection 3.4(j)(ii)(3).

“Specified Existing Term Tranche”: as defined in subsection 2.5(a).

“Specified Refinancing Amendment”: an amendment to this Agreement effecting the incurrence of Specified Refinancing Term Loan Facilities in accordance with subsection 2.11.

“Specified Refinancing Indebtedness”: Indebtedness incurred by the Borrower pursuant to and in accordance with subsection 2.11.

“Specified Refinancing Lenders”: as defined in subsection 2.11(b).

“Specified Refinancing Term Loan Facilities”: as defined in subsection 2.11(a).

“Specified Refinancing Term Loans”: as defined in subsection 2.11(a).

“Specified Refinancing Tranche”: Specified Refinancing Term Loan Facilities with the same terms and conditions made on the same day and any Supplemental Term Loan added to such Tranche pursuant to subsection 2.9.

“Specified Representations”: the representations set forth in the last sentence of subsection 4.2, subsection 4.3(a), subsection 4.4 (other than the second sentence thereof), subsection 4.5 (with respect to the execution, delivery and enforceability of the Loan Documents, the incurrence and repayment of the Loans, the provision of Guarantees and granting of security interests by the Loan Parties not contravening the Organizational Documents of any Loan Party), subsection 4.12(b), subsection 4.14 (subject to the limitations set forth in the proviso to subsections 5.1(a), 5.1(i) and 5.1(j)), the first sentence of subsection 4.15, subsection 4.22(a)(i) and subsection 4.22(c).

“Sponsor”: Kelso.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserves”: for any day as applied to a Eurocurrency Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1.0 billion against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurocurrency Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Submitted Amount”: as defined in subsection 3.4(j)(iii)(1).

“Submitted Discount”: as defined in subsection 3.4(j)(iii)(1).

“Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the First Lien Loan Document Obligations pursuant to a written agreement.

“subsection 2.5 Additional Amendment”: as defined in subsection 2.5(c).

“Subsidiary”: of any Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”: the guarantee of the obligations of the Borrower under the First Lien Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Subsidiary Guarantor”: (x) each Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower which executes and delivers a Subsidiary Guarantee pursuant to subsection 6.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guarantee in accordance with terms and provisions thereof and (y) each other Subsidiary of the Borrower which the Borrower causes to execute and deliver a Subsidiary Guarantee pursuant to the last sentence of subsection 6.9(b) or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guarantee in accordance with terms and provisions thereof.

“Successor Company”: as defined in subsection 7.3(a)(i).

“Supplemental Term Loan Commitments”: as defined in subsection 2.9(a).

“Supplemental Term Loans”: Term Loans made in respect of Supplemental Term Loan Commitments.

“Target”: US LBM Holdings, LLC, a Delaware limited liability company.

“Tax Distributions”: has the meaning specified in subsection 7.5(b)(viii)(C).

“Tax Receivable Agreement”: an agreement entered into among the Borrower or its Affiliates and the Borrower’s direct or indirect owners in connection with a public offering of common stock or equity of the Borrower, or any Parent and providing for the payment of certain realized tax savings, which payment shall not exceed 85% of such tax savings, arising to Borrower or its Affiliates to such direct or indirect owners, on terms that are customary market terms for such agreements, including, for the avoidance of doubt, with respect to their termination and any payment obligations arising in connection with a termination.

“Tax Sharing Agreement”: a tax sharing agreement among the Borrower and Holding, as the same may be amended, supplemented, waived or otherwise modified from time to time, provided that such agreement does not permit the Borrower to make Restricted Payments in excess of the amount of Tax Distributions that the Borrower is permitted to make pursuant to Section 7.5(b)(viii)(C).

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of

America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or the Second Lien Credit Agreement or the ABL Credit Agreement or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Loan”: each Initial Term Loan, Incremental Term Loan, Extended Term Loan or Specified Refinancing Term Loan, as the context shall require.

“Term Loan Commitment”: as to any Lender, the aggregate of its Initial Term Loan Commitments, Incremental Term Loan Commitment and Supplemental Term Loan Commitments; collectively as to all Lenders the “Term Loan Commitments.”

“Term Loan Lender”: any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder; and all such Lenders, collectively, the “Term Loan Lenders”.

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement, whether or not the same remains in full force and effect.

“Total Credit Percentage”: as to any Lender at any time, the percentage which (a) the sum of such Lender’s then outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any) then outstanding constitutes of (b) the sum of the aggregate outstanding Term Loans (if any) of all Lenders then outstanding and aggregate unused Term Loan Commitments of all Lenders (if any) then outstanding.

“Total Liquidity”: at any time, the sum of (a) the aggregate amount available to be borrowed by any Loan Party under the ABL Credit Agreement and any other revolving credit facility plus (b) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries.

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trading Price”: as defined in subsection 10.6(k).

“Tranche”: with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Loan Commitments, (2) Incremental Loans or Incremental Term Loan Commitments with the same terms and conditions made on the same day and any Supplemental Term Loans or Supplemental Term Loan Commitments added to such Tranche pursuant to subsection 2.9, (3) Extended Term Loans (of the same Extension Series) or (4) Specified Refinancing Term Loan Facilities with the same terms and conditions made on the same day and any Supplemental Term Loans or Supplemental Term Loan Commitments added to such Tranche pursuant to subsection 2.9.

“Transactions”: collectively, any or all of the following: (i) the entry into the Acquisition Agreement and the consummation of the transactions contemplated thereby, including the Acquisition, (ii) the entry into this Agreement and the other Loan Documents and the Incurrence of Indebtedness hereunder by one or more of the Borrower and its Restricted Subsidiaries, (iii) the entry into the Second Lien Credit Agreement and the other Second Lien Loan Documents and the Incurrence of Indebtedness thereunder, (iv) the entry into the ABL Credit Agreement and the other ABL Loan Documents and the incurrence of Indebtedness thereunder, (v) the Equity Contribution, (vi) the repayment of certain existing Indebtedness, and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Transformative Acquisition”: any acquisition by the Borrower or any Restricted Subsidiary that is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition.

“Treasury Capital Stock”: as defined in subsection 7.5(b).

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Unrestricted Cash”: at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower prepared in accordance with GAAP as of the end of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the First Lien Loan Document Obligations, Second Lien Loan Document Obligations, or other Indebtedness that is subject to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement).

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under subsection 7.5. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation the Borrower could Incur at least $1.00 of additional Indebtedness under subsection 7.1(a). Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate”: as defined in subsection 3.11(b).

“Voluntary Prepayment Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Voting Stock”: as defined in the definition of “Change of Control”.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

1.2          Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.” Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder.

(d)           For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four-quarter period.

(e)           For purposes of this Agreement for periods ending prior to the Closing Date, references to the consolidated financial statements of the Borrower shall be to the consolidated financial statements of Target, as the context may require; provided that nothing in this clause (e) shall require the delivery of consolidated financial statements or other similar materials for or with respect to Target and its Subsidiaries, except as otherwise specifically required by this Agreement.

(f)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(g)           For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (iii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

(h)           Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(i)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (i), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(j)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Leverage Ratio or the Consolidated Total Leverage Ratio or the Consolidated Secured Leverage Ratio; or

(ii)           testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Borrower (and, if the Borrower elects to exercise such option, such option shall be exercised on or prior to the date on which the definitive agreement for such Limited Condition Acquisition is executed) (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date in connection with any action taken with respect to such Limited Condition Acquisition are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 2.           AMOUNT AND TERMS OF COMMITMENTS.

2.1                               Initial Term Loans.

(i)                                     Subject to the terms and conditions hereof, each Lender holding an Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof.

(ii)                                  The Initial Term Loans, except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans.

Once repaid, the Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date), the Initial Term Loan Commitment of each Lender shall terminate.

2.2                               Notes; Amortization.

(a)                                 The Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A, as applicable (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to subsection 10.6(b)) by such Lender to the Borrower. Each Note shall be dated the Closing Date and shall be payable as provided in subsection 2.2(b) and provide for the payment of interest in accordance with subsection 3.1.

(b)                                 The aggregate Initial Term Loans of all Lenders shall be payable in consecutive quarterly installments beginning December 31, 2015, up to and including the Initial Term Loan Maturity Date (subject to reduction as provided in subsection 3.4), on the dates (or if any such date is not a Business Day, on the immediately preceding Business Day) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Initial Term Loan Maturity Date	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date
Initial Term Loan Maturity Date	All unpaid aggregate principal amounts of any outstanding Initial Term Loans

2.3                               Procedure for Borrowing.

The Borrower shall give the Administrative Agent notice, in substantially the form attached hereto as Exhibit S, specifying the amount of the Initial Term Loans to be borrowed, whether the borrowing is to be of Eurocurrency Loans or ABR Loans or a combination thereof and if the borrowing is to be of more than one Type of Loan, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor (if applicable) and the proposed Borrowing Date (which notice must have been received by the Administrative Agent by (i) 12:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date for Eurocurrency Loans or (ii) 12:00 P.M., New York City time, at least one Business Day (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date for ABR Loans). Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having an Initial Term Loan Commitment will make the amount of its pro rata share of the Initial Term Loans to be borrowed (subject to its Initial Term Loan Commitment) available, in each case for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 2:00 P.M., New York City time (or, if the time period for the Borrower’s delivery of notice was extended, such later time as agreed to by the Borrower and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice) on the Closing Date in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit by wire transfer as directed by the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4                               Repayment of Loans; Record of Loans.

(a)                                 The Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender made to the Borrower, on the Initial Term Loan Maturity Date (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.1.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each applicable Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.5                               Extension Amendments.

(a)                                 The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches (including any Extended Term Loans) existing at the time of such request (each, an “Existing Term Tranche” and the Term Loans of such Tranche, the “Existing Term Loans”), be converted to extend the scheduled maturity date(s)

of any payment of principal with respect to all or a portion of any principal amount of any Existing Term Tranche (any such Existing Term Tranche which has been so extended, an “Extended Term Tranche” and the Term Loans of such Extended Term Tranches, the “Extended Term Loans”) and to provide for other terms consistent with this subsection 2.5; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In order to establish any Extended Term Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Term Tranche to be established, which terms shall be identical to those applicable to the Existing Term Tranche from which they are to be extended (the “Specified Existing Term Tranche”), except (x) all or any of the final maturity dates of such Extended Term Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Term Tranche, (y) (A) the interest margins with respect to the Extended Term Tranche may be higher or lower than the interest margins for the Specified Existing Term Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Term Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment, and (z) amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Term Tranche, so long as the Extended Term Tranche does not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Specified Existing Term Tranche; provided that, notwithstanding anything to the contrary in this subsection 2.5 or otherwise, assignments and participations of Extended Term Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Initial Term Loans set forth in subsection 10.6. No Lender shall have any obligation to agree to have any of its Existing Term Loans converted into an Extended Term Tranche pursuant to any Extension Request. Any Extended Term Tranche shall constitute a separate Tranche of Term Loans from the Specified Existing Term Tranches and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).

(b)                                 The Borrower shall provide the applicable Extension Request at least ten Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Term Tranche(s) are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Term Tranche converted into an Extended Term Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Term Tranche that it has elected to convert into an Extended Term Tranche. In the event that the aggregate amount of the Specified Existing Term Tranche subject to Extension Elections exceeds the amount of Extended Term Tranches requested pursuant to the Extension Request, the Specified Existing Term Tranches subject to Extension Elections shall be converted to Extended Term Tranches on a pro rata basis based on the amount of Specified Existing Term Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this subsection 2.5 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection 2.5. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)                                  Extended Term Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity, interest margins, fees or amortization referenced in clauses (x) through (z) of subsection 2.5(a), (ii) the definitions of “Additional Obligations”, “Disqualified Stock” and “Refinancing Indebtedness” to amend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Extended Term Tranche, as applicable and (iii) clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Extended Term Tranche, and which in each case, except to the extent expressly contemplated by the third to last sentence of this subsection 2.5(c) and notwithstanding anything to the contrary set forth in subsection 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Tranches established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Extended Term Tranche in an aggregate principal amount that is less than $20.0 million (or such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion). Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of subsection 10.1 to any subsection 2.5 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “subsection 2.5 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such subsection 2.5 Additional Amendments do not become effective prior to the time that such subsection 2.5 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Term Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such subsection 2.5 Additional Amendments to become effective in accordance with subsection 10.1; provided, further, that no Extension Amendment may provide for any Extended Term Tranche to be secured by any assets that does not also secure the Specified Existing Term Tranche. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this subsection 2.5 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any subsection 2.5 Additional Amendment. In connection with any

Extension Amendment, at the request of the Administrative Agent or the Extending Lenders, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of this Agreement as amended by such Extension Amendment, and such of the other Loan Documents (if any) as may be amended thereby.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Term Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Term Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Tranche so converted by such Lender on such date, and such Extended Term Tranches shall be established as a separate Tranche from the Specified Existing Term Tranche and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date), provided that any Extended Term Tranche or Extended Term Loans may, to the extent provided in the applicable Extension Amendment, be designated as part of any Tranche of Term Loans with like terms that is established on or prior to the date of such Extension Amendment.

(e)                                  If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all or any part of its rights and obligations under this Agreement with respect to Existing Term Loans to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) if no Event of Default exists under subsection 8.1(a) or (f), upon notice to the Administrative Agent, prepay the Existing Term Loans of such Non-Extending Lender, in whole or in part, subject to subsection 3.12, without premium or penalty. In connection with any such replacement under this subsection 2.5, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender (or, at its option, the Borrower) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)                                   Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Term Loans deemed to be an Extended Term Loan under the applicable Extended Term Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Term Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion). Following a Designation Date, the Existing Term Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Term Tranche, and any Existing Term Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Term Loans” of the applicable Tranche.

(g)                                  With respect to all Extensions consummated by the Borrower pursuant to this subsection 2.5, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of subsection 3.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection 2.5 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including subsections 3.4 and 3.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this subsection 2.5.

2.6                               [Reserved].

2.7                               [Reserved].

2.8                               [Reserved].

2.9                               Incremental Facilities

(a)                                 So long as no Event of Default exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”) and (ii) to increase the Existing Term Loans by requesting new term loan commitments to be added to an Existing Term Tranche of Term Loans (the “Supplemental Term Loan Commitments” and, together with the Incremental Term Loan Commitments, the “Incremental Commitments”), provided that, (i) the aggregate amount of Incremental Commitments permitted pursuant to this subsection 2.9 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the Incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness to refinancing such other Indebtedness), the Maximum Incremental Facilities Amount, (ii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount”, the Borrower shall have delivered a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such test) and (iii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount”, the Borrower shall have delivered a certificate to the Administrative Agent, certifying the amount of the available basket in such clause to be used for the incurrence of such Incremental Commitment. Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this subsection 2.9 shall be in a minimum aggregate amount of at least $5.0 million and in integral multiples of $1.0 million in excess thereof (or in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion); provided, further that at the time the applicable Incremental Commitment becomes effective (other than in connection with a Limited Condition Acquisition), each of the representations and warranties made by any of Holding, the Borrower or its Restricted Subsidiaries pursuant to this Agreement or by any Loan Party in any other Loan Document to which it is a party, are true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that any such representation and warranty speaks to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date).

(b)                                 Each request from the Borrower pursuant to this subsection 2.9 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Incremental Lender”, and the Additional Incremental Lenders together with any existing Lender providing Incremental Commitments, the “Incremental Lenders”); provided that if such Additional Incremental Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required (it being understood that any such Additional Incremental Lender that is an Affiliated Lender shall be subject to the provisions of subsection 10.6(h), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).

(c)                                  Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Term Loans to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit V-1 (the “Increase Supplement”) or by each Additional Incremental Lender substantially in the form attached hereto as Exhibit V-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. An Increase Supplement or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this subsection 2.9. Upon effectiveness of the Lender Joinder Agreement each Additional Incremental Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan.

(d)                                 Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Incremental Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this subsection 2.9; provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Person other than the Guarantors, and will either be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the First Lien Loan Document Obligations (so long as any such Incremental Commitments (and related Obligations) are subject to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement) or (at the Borrower’s option) will be unsecured, (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the First Lien Loan Document Obligations and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any assets that do not also secure the First Lien Loan Document Obligations and (II) so long as any Initial Term Loans are outstanding, any mandatory prepayment from the Net Cash Proceeds of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with Incremental Loans provided pursuant to such Incremental Commitment Amendment and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or Recovery Event or from Excess Cash Flow, to the extent the Net Cash Proceeds of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans pursuant to subsection 3.4(c) or (d), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with subsection 10.1(d)(v)); (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date and the weighted average life to maturity of such Incremental Term Loan Commitments shall be no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable); (iv) the interest rate margins and (subject to clause (iii) above) amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Incremental Lenders; provided that in the event that the applicable interest rate margins for any term loans Incurred by the Borrower under any Incremental Term Loan Commitment or under any Credit Facility Incurred pursuant to subsection 7.1(b)(i) that is secured on a pari passu basis with the First Lien Loan Document Obligations are, in either case, higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans is equal to the applicable interest rate margins for such Incremental Term Loan Commitment or such Credit

Facility, as applicable, minus 50 basis points; provided, further that, in determining the applicable interest rate margins for the Initial Term Loans and the Incremental Term Loans or term loans under such Credit Facility, as applicable, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Incremental Lenders or term lenders under such Credit Facility, as applicable, in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or any Incremental Term Loan or term loans under such Credit Facility, as applicable, in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity) (provided that, if the Initial Term Loans are issued in a manner such that all Initial Term Loans were not issued with a uniform amount of OID or upfront fees within the Tranche of Initial Term Loans, the amount of OID and upfront fees attributable to the entire Tranche of Initial Term Loans shall be determined on a weighted average basis); (B) any arrangement, structuring or other fees payable in connection with the Incremental Term Loans or term loans under such Credit Facility, as applicable, that are not shared with all Additional Incremental Lenders providing such Incremental Term Loans or term lenders providing such term loans shall be excluded; (C) any amendments to the Applicable Margin on the Initial Term Loans that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Loans or term loans under such Credit Facility shall also be included in such calculations and (D) if the Incremental Term Loans or term loans under such Credit Facility, as applicable, include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans shall be increased by such amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Incremental Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities, (3) for the amendment of the definitions of “Additional Obligations,” “Disqualified Stock,” “Refinancing Indebtedness,” subsection 2.10(a) and subsection 7.7(b) in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Incremental Term Loans, as applicable and (4) for the amendment of clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Incremental Term Loans; and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower, provided that to the extent such terms and documentation are not consistent with the terms and documentation governing the Initial Term Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Borrower and the Administrative Agent.

2.10                        Permitted Debt Exchanges.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, (vi) any applicable Minimum Exchange Tender Condition shall be satisfied, (vii) the maturity date and the weighted average life to maturity of such Permitted Debt Exchange Notes shall be no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable), (viii) the Permitted Debt Exchange Notes will not be guaranteed by any Person other than the Guarantors, and will be secured either on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the First Lien Loan Document Obligations (so long as any such

Permitted Debt Exchange Notes (and related Obligations) are subject to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement) or (at the Borrower’s option) will be unsecured, (ix) the Permitted Debt Exchange Notes shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the First Lien Loan Document Obligations, (x) no Permitted Debt Exchange Offer may provide for any Permitted Debt Exchange Notes to be secured by any assets that do not also secure the First Lien Loan Document Obligations, and (xi) the Permitted Debt Exchange Notes will have such pricing, amortization and optional and mandatory prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof. Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans exchanged pursuant to any Permitted Debt Exchange Offer.

(b)           With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this subsection 2.10, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of subsection 3.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $20.0 million in aggregate principal amount of Term Loans (or such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion), provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)           In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this subsection 2.10 and without conflict with subsection 2.10(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion).

(d)           The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to subsection 2.10(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.11        Specified Refinancing Term Loan Facilities.

(a)           The Borrower may, from time to time, add one or more new term loan facilities (the “Specified Refinancing Term Loan Facilities”) to the Facilities to refinance all or any portion of any Tranche of Term Loans then outstanding under this Agreement; provided that (i) the Specified Refinancing Term Loan Facilities will not be guaranteed by any Person other than the Guarantors, and will either be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the First Lien Loan Document Obligations (so long as any such Specified Refinancing Amendments (and related Obligations) are subject to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement) or (at the Borrower’s option) will be unsecured, (ii) the Specified Refinancing Term Loan Facilities and any term loans drawn thereunder (the “Specified Refinancing Term Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the First Lien Loan Document Obligations, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Term Loan Facility or any Specified Refinancing Term Loans to be secured by any assets that do not also secure the First Lien Loan Document Obligations, (iv) the Specified Refinancing Term Loan Facilities will have such pricing, amortization (subject to clause (v) below) and optional and mandatory prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (v) the maturity date and the weighted average life to maturity of the Specified Refinancing Term Loan Facilities shall be no earlier than or shorter than, as the case may be, the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable), (vi) the Net Cash Proceeds of such Specified Refinancing Term Loan Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced pursuant to subsection 3.4; and (vii) the Specified Refinancing Term Loan Facilities shall not have a principal or commitment amount greater than the Loans being refinanced plus the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(b)           Each request from the Borrower pursuant to this subsection 2.11 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Term Loan Facility. The Specified Refinancing Term Loan Facilities (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Term Loan Facilities, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required (it being understood that any such Additional Specified Refinancing Lender that is an Affiliated Lender shall be subject to the provisions of subsection

10.6(h), mutatis mutandis, to the same extent as if such Specified Refinancing Term Loan Facilities and related Obligations had been obtained by such Lender by way of assignment).

(c)           Specified Refinancing Term Loan Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this subsection 2.11, in each case on terms consistent with this subsection 2.11.

(d)           Any loans made in respect of any such Specified Refinancing Term Loan Facility shall be made by creating a new Tranche. Each Specified Refinancing Term Loan Facility made available pursuant to this subsection 2.11 shall be in a minimum aggregate amount of at least $5.0 million and in integral multiples of $1.0 million in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(e)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Term Loan Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Term Loan Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and the Lenders providing such Specified Refinancing Term Loan Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this subsection 2.11.

SECTION 3. GENERAL PROVISIONS.

3.1          Interest Rates and Payment Dates.

(a)           Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day.

(b)           Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)           If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection 3.1 plus

2.00%, (y) in the case of other amounts (including overdue interest), the rate described in paragraph (b) of this subsection 3.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 3.1 shall be payable from time to time on demand.

(e)           It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2          Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert outstanding Loans from Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least one Business Day’s (no later than 1:00 P.M., New York City time on such day) (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election. The Borrower may elect from time to time to convert outstanding Loans from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ (no later than 1:00 P.M., New York City time on such day) (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. Any such notice of conversion to Eurocurrency Loans shall be in substantially the form attached hereto as Exhibit S and shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the applicable Maturity Date.

(b)           Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice, in substantially the form attached hereto as Exhibit S, to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Maturity Date, and provided further, that if the Borrower shall fail to give any required notice as described above in this subsection 3.2(b) or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

3.3          Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof (provided that, notwithstanding the foregoing, (x) any Loan may be borrowed in an amount equal to the aggregate amount of the Commitments in respect of such Loan and (y) any Loan may be converted or continued in its entirety) and so that there shall not be more than 4 Sets, with an additional 3 Sets for each additional Tranche, for an aggregate of 10 Sets at any one time outstanding.

3.4          Optional and Mandatory Prepayments.

(a)           Optional Prepayment of the Term Loans. The Borrower may at any time and from time to time prepay the Term Loans made to it in whole or in part, subject to subsection 3.12, without premium or penalty (except as provided in subsection 3.4(i)), upon notice (in substantially the form attached hereto as Exhibit E) by the Borrower to the Administrative Agent prior to 1:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurocurrency Loans), or prior to 1:00 P.M., New York City time at least one Business Day prior to (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) the date of prepayment (in the case of ABR Loans). Such notice shall specify the date and amount of prepayment, whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, if a combination thereof, the principal amount allocable to each, the applicable Tranche being repaid and if a combination thereof the principle amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 3.12 and accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans pursuant to this subsection 3.4(a) shall be applied to the respective installments of principal of such Term Loans in such order as the Borrower may direct. Partial prepayments pursuant to this subsection 3.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, any Tranche of Term Loans may be prepaid in its entirety. Each prepayment of Initial Term Loans pursuant to this subsection 3.4(a) made on or prior to the one-year anniversary of the Closing Date with Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness in a Repricing Transaction shall be accompanied by the payment of the fee required by subsection 3.4(i).

(b)           If on or after the Closing Date the Borrower or any Restricted Subsidiary shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 7.1 other than Specified Refinancing Term Loans), then, in each case, the Borrower shall prepay, in accordance with subsections 3.4(e) and (f), the Term Loans (or in the case of the incurrence of any Specified Refinancing Term Loans, the Tranche of Term Loan being refinanced) in an amount equal to (i) 100.0% of the Net Cash Proceeds thereof minus (ii) except in the case of Incurrence of Specified Refinancing Term Loans, the portion of such Net Cash Proceeds applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Pari Passu Indebtedness on a no more than pro rata basis with the Term Loans, in each case with such prepayment to be made on or before the fifth Business Day following notice given to each Lender of the Prepayment Date as contemplated by subsection 3.4(f).

(c)           On a date within 120 days after the last day of each fiscal year of the Borrower commencing with the fiscal year of the Borrower ending on December 31, 2016 (each, an “ECF Payment Date”), the Borrower shall, in accordance with subsections 3.4(e) and (f), prepay the Term Loans in an amount equal to (A)(i) the ECF Percentage of the Borrower’s Excess Cash Flow for the immediately preceding fiscal year minus (ii) the sum of (x) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) prepaid pursuant to subsection 3.4(a), any ABL Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to subsection 3.4(j) (provided that such deduction for prepayments pursuant to subsection 3.4(j) shall be limited to the actual cash amount of such prepayment) in each case during such fiscal year (which in any event shall not include any designated prepayment taken into account in a prior period pursuant to clause (y) below) and (y) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) prepaid pursuant to subsection 3.4(a), any ABL Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to subsection 3.4(j) (provided that such deduction for prepayments pursuant to subsection 3.4(j) shall be limited to the actual cash amount of such prepayment) in each case since the end of such fiscal year and on or prior to such ECF Payment Date, in each case excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied (to the extent the Borrower or any Subsidiary is required by the terms thereof) to prepay, repay or purchase other Pari Passu Indebtedness on no more than a pro rata basis with the Term Loans. For the avoidance of doubt, for purposes of this subsection 3.4(c), proceeds from the Incurrence of long-term Indebtedness shall not be deemed to include proceeds from the Incurrence of any Special Purpose Financing or any other revolving credit or working capital financing.

(d)           The Borrower shall, in accordance with subsections 3.4(e) and 3.4(f), prepay the Term Loans to the extent required by subsection 7.4(b)(ii) (subject to subsection 7.4(c)).

(e)           Subject to the last sentence of subsection 3.4(f) and subsection 3.4(k), each prepayment of Term Loans pursuant to subsection 3.4(b), (c) or (d) (other than a prepayment with the proceeds of Specified Refinancing Term Loans) shall be allocated pro rata among the Initial Term Loans, the Incremental Term Loans, the Extended Term Loans and the Specified Refinancing Term Loans; provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis. Each prepayment of Term Loans pursuant to subsection 3.4(a)(i) shall be applied within each applicable Tranche of Term Loans to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity). Each prepayment of Term Loans pursuant to subsection 3.4(b), (c) or (d) shall be applied within each applicable Tranche of Term Loans, first, to the accrued interest on the principal amount of Term Loans being prepaid (and fees due on such amount, if any) and, second, to the respective installments of principal thereof in direct order of maturity to the next eight installments of principal thereof and thereafter on a pro rata basis. Notwithstanding any other provision of this subsection 3.4, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to subsection 3.4(a), (b), (c) or (d), exchange all or part of such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(f)            The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to subsection 3.4(c), three Business Days prior to the date on which such payment is due and (y) pursuant to subsection 3.4(b) or (d), within five Business Days upon becoming obligated to make such prepayment. Such notice shall state that the Borrower is offering to make such mandatory prepayment (x) on or before a date that is three Business Days after the date of such notice in the case of any prepayment pursuant to subsection 3.4(c), (y) on or before the date specified in subsection 3.4(b), in the case of a prepayment pursuant to subsection 3.4(b) or (z) on or before the date specified in subsection 7.4, in the case of a prepayment pursuant to subsection 3.4(d) (any such date of prepayment, a “Prepayment Date”). Subject to the following sentence, once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the relevant Prepayment Date as required by this subsection 3.4 (except as otherwise provided in the last sentence of this subsection 3.4(f)). Any such notice of prepayment pursuant to subsection 3.4(b), (c) or (d) may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent, on or prior to the specified effective date) if such condition is not satisfied. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall promptly give notice to each Lender of the prepayment and the relevant Prepayment Date. In the case of any prepayment pursuant to subsections 3.4(c) or (d), the Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment (and the Administrative Agent shall promptly notify the Lenders of the Borrower’s decision) by requiring the Lenders to give notice of such election to decline any such prepayment in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days prior to the Prepayment Date (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion). Upon receipt by the Administrative Agent of such notice of election, the Administrative Agent shall promptly notify the Borrower of such election. Any amount so declined by any Lender (“Declined Proceeds”) may (subject to prepayment requirements (if any) pursuant to the Second Lien Credit Agreement), at the option of the Borrower, be applied to the payment or prepayment of Indebtedness, including Junior Debt, or otherwise be retained by the Borrower and its Restricted Subsidiaries or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement, including subsection 7.4(b).

(g)           Amounts prepaid on account of Term Loans pursuant to subsection 3.4(a), (b), (c) or (d) may not be reborrowed.

(h)           Notwithstanding the foregoing provisions of this subsection 3.4, if at any time any prepayment of the Loans pursuant to subsection 3.4(a), (b), (c) or (d) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under subsection 3.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower) or (ii) make a prepayment of Loans in accordance with subsection 3.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid); provided that in the case of either clause (i) or (ii) above, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 3.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid. In addition, if the Borrower reasonably determines in good faith that any amounts attributable to Foreign Subsidiaries that are required to be applied to prepay Term Loans pursuant to subsection 3.4(c) or (d) would result in material adverse tax consequences to Holding or any of its Restricted Subsidiaries, then the Borrower shall not be required to prepay such amounts as required thereunder; provided that the Borrower shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without incurring material adverse tax consequences.

(i)            Notwithstanding the foregoing, if on or prior to the date that is one year after the Closing Date the Borrower makes a voluntary prepayment (or mandatory prepayment with the proceeds of Specified Refinancing Term Loans) of all or any portion of the outstanding Initial Term Loans pursuant to a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Initial Term Loan Lender, a prepayment premium of 1.0% of the aggregate principal amount of Initial Term Loans being prepaid. If, on or prior to the date that is one year after the Closing Date, any Initial Term Loan Lender is replaced pursuant to subsection 10.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under subsection 10.6(g) to replace the Initial Term Loans) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to subsection 2.5(e) or 10.1(g)) shall receive a fee equal to 1.0% of the principal amount of the Initial Term Loans of such Lender assigned to a replacement Lender pursuant to subsection 2.5(e) or 10.1(g).

(j)            Discounted Term Loan Prepayments. Notwithstanding anything in any Loan Document to the contrary, the Borrower may prepay the outstanding Term Loans on the following basis:

(i)            Right to Prepay. The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this subsection 3.4(j); provided that (x) at the time of such Discounted Term Loan Prepayment, after giving effect thereto, Total Liquidity is equal to or greater than $10.0 million and (y) the Borrower shall not initiate any action under this subsection 3.4(j) in order to make a Discounted Term Loan Prepayment unless (1) at least 10 Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion); or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion). Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holding, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective

Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holding, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holding, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Any Term Loans prepaid pursuant to this subsection 3.4(j) shall be immediately and automatically cancelled.

(ii)           Borrower Offer of Specified Discount Prepayment.

(1)           The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on a Tranche by Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

(2)           Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(3)           If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(iii)          Borrower Solicitation of Discount Range Prepayment Offers.

(1)           The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Loan Lender and to each additional Lender of one or more Incremental Loans on a Tranche by Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Term Loan Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant

Term Loan Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Loan Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Term Loan Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Term Loan Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)           The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this paragraph (iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)           If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Term Loan Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Term Loan Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(iv)          Borrower Solicitation of Discounted Prepayment Offers.

(1)           The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Loan Lender or to each Term Loan Lender and to each additional Lender of one or more Incremental Loans on a Tranche by Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Term Loan Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Loan Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Loan Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Term Loan Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Loan Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Loan Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted

Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(2)           The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Term Loan Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)           Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection 3.4(j)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this paragraph (3) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the

Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Term Loan Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(v)           Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(vi)          Payment. If any Term Loan is prepaid in accordance with paragraphs (ii) through (iv) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans on a pro rata basis. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this subsection 3.4(j) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this subsection 3.4(j) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Loans to reflect the payment of accrued interest to certain Lenders as provided in this subsection 3.4(j)(vi) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this subsection 3.4(j) as if made at par. It is also understood and agreed that prepayments pursuant to this subsection 3.4(j) shall not be subject to subsection 3.4(a), or, for the avoidance of doubt, subsection 10.7(a) or the pro rata allocation requirements of subsection 3.8(a).

(vii)         Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this subsection 3.4(j), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)        Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this subsection 3.4(j), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)          Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this subsection 3.4(j) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this subsection 3.4(j) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this subsection 3.4(j).

(x)           Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this subsection 3.4(j) shall not constitute a Default or Event of Default under subsection 8.1(a) or otherwise).

(xi)          No Obligation. This subsection 3.4(j) shall not (i) require the Borrower to undertake any prepayment pursuant to this subsection 3.4(j) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

(k)           Notwithstanding anything to the contrary herein, this subsection 3.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to subsections 2.5, 2.9 and 2.11, as applicable, or pursuant to any other credit facility added pursuant to subsection 2.9 or 10.1(e).

3.5          Administrative Agent’s Fee; Other Fees.

The Borrower agrees to pay, or cause to be paid, to the Administrative Agent the fees set forth in the last paragraph under the heading “First Lien Facility Fees” of the Fee Letter on the payment dates set forth therein.

3.6          Computation of Interest and Fees.

(a)           Interest shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest on ABR Loans and any other fees shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of an Adjusted LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.1, excluding any Adjusted LIBOR Rate which is based upon the Reuters Monitor Money Rates Services page and any ABR Loan which is based upon the Prime Rate.

(c)           Upon the request of the Administrative Agent, each Reference Bank (whether or not currently a Lender hereunder) agrees that, if such Reference Bank is currently providing quotes for deposits in Dollars to leading banks in the London interbank market, it will promptly (and no later than the Business Day following any such request) supply the Administrative Agent with the rate quoted by such Reference Bank to leading banks in the London interbank market two Business Days before the first day of the relevant Interest Period for deposits in Dollars of a duration equal to the duration of such Interest Period.

3.7          Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate.

3.8          Pro Rata Treatment and Payments.

(a)           Each payment (including each prepayment, but excluding payments made pursuant to subsection 2.5, 2.9, 2.10, 2.11, 3.9, 3.10, 3.11, 3.12, 3.13(d), 10.1(g) or 10.6) by the Borrower on account of principal of and interest on any Tranche of Loans (other than (v) payments in respect of any difference in the Applicable Margin, Adjusted LIBOR Rate or ABR in respect of any Tranche, (w) any payment pursuant to subsection 3.4(c) or (d), to the extent declined by any Lender as provided in subsection 3.4(f), (x) any payments pursuant to subsection 3.4(j), which shall be allocated as set forth in subsection 3.4(j), and (y) any prepayments pursuant to subsection 10.6(h)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans of such Tranche then held by the respective Lenders; provided that a Lender may, at its option, and if agreed by the Borrower, exchange such Lender’s portion of a Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment, pursuant to the last sentence of subsection 3.4(e). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in subsection 10.2, and shall be made in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives on the next succeeding Business Day. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This subsection 3.8(a) may be amended in accordance with subsection 10.1(d) or 10.1(e) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to subsections 2.5, 2.9, 2.11 and 10.1(e), as applicable.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

3.9          Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law. If any such conversion of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.12.

3.10        Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other

Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Eurocurrency Loan made or maintained by it or its obligation to make or maintain Eurocurrency Loans or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for (x) Non-Excluded Taxes, (y) taxes measured by or imposed upon the net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax) and (z) Taxes imposed by FATCA, of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)          shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 3.10(a) and such amounts, if any, as may be required pursuant to subsection 3.12. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 3.10, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection 3.10 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 3.10(a), the Borrower shall not be required to compensate a Lender pursuant to this subsection 3.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This subsection 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection 3.10 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 3.10(b), the Borrower shall not be required to compensate a Lender pursuant to this subsection 3.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This subsection 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)           Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

3.11        Taxes.

(a)           Except as provided below in this subsection 3.11 or as required by law (which term shall include FATCA), all payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower or the Administrative Agent to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower or the Administrative Agent to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clauses (b), (c) or (d) of this subsection 3.11, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement, unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 3.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b)           Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN-E (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) or Form W-8BEN-E (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit F (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) or Form W-8BEN-E (claiming the benefits of the portfolio interest exemption) (or successor forms) certifying to such Agent’s, or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (i) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (ii) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN-E (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8BEN-E (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance

Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from United States federal withholding tax with respect to payments under this Agreement and any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (i) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (ii) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, (1) there has been a Change in Law that occurs after the date such Agent or Lender becomes an Agent or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower.

(c)           Each Agent and Lender shall, upon request by the Borrower or the Administrative Agent, deliver to the Borrower, the Administrative Agent and/or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by the Borrower or the Administrative Agent under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to paragraph (b), this paragraph (c) and paragraph (d) of this subsection 3.11 (subject to the requirements and limitations therein), provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b), this paragraph (c) and paragraph (d) of this subsection 3.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(d)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such

Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)           Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by the Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall deliver to the Borrower (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any U.S. federal income taxes. In addition, the Administrative Agent shall deliver to the Borrower two further accurate and complete original signed forms or certifications provided in the prior sentence on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower, unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower.

3.12        Indemnity. The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 3.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This subsection 3.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.13        Certain Rules Relating to the Payment of Additional Amounts.

(a)           Upon the request, and at the expense, of the Borrower, each Agent and Lender to which the Borrower is required to pay any additional amount pursuant to subsection 3.10 or 3.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Agent or Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Agent or Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Agent or Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Agent or Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Agent or Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)           If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 8.1(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 3.10 or 3.11, the Borrower shall not be obligated to pay such additional amount.

(c)           If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to subsection 3.10 or 3.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans, as the case may be, pursuant to subsection 3.9, such Lender shall promptly after becoming aware of such event or condition notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)           If the Borrower shall become obligated to pay additional amounts pursuant to subsection 3.10 or 3.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such payments under subsection 3.10 or 3.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans, as the case may be, pursuant to subsection 3.9, the Borrower shall have the right, for so long as such obligation remains, (i) to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under subsection 8.1(a) or 8.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 3.12, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 3.10 and 3.11 (as well as any fees and other amounts then due and owing to such Lender, including any amounts under this subsection 3.13) prior to such substitution or prepayment. In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)           If any Agent or Lender receives a refund directly attributable to Taxes for which the Borrower has made additional payments pursuant to subsection 3.10(a) or 3.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)            The obligations of any Agent, Lender or Participant under this subsection 3.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

3.14        [Reserved].

SECTION 4.   REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date, Holding (with respect to itself) and the Borrower (with respect to itself and its Restricted Subsidiaries) hereby represent and warrant, on the Closing Date, after giving effect to the Transactions, to the Administrative Agent and each Lender that:

4.1          Financial Condition. (i) The audited consolidated balance sheets and the consolidated statements of income, shareholders’ equity and cash flows of Target and its consolidated Subsidiaries for the fiscal years ended December 31, 2012, December 31, 2013, and December 31, 2014 reported on by and accompanied by unqualified reports from Crowe Horwath LLP and (ii) the unaudited consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows of Target and its consolidated Subsidiaries for the quarters ended March 31, 2015 and June 30, 2015, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of Target and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Borrower, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements). As of the Closing Date, except as set forth in the financial statements referred to in the first sentence of this subsection 4.1, there are no liabilities of the Borrower or any Restricted Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be reasonably expected to have a Material Adverse Effect.

4.2          No Change; Solvent. Since the Closing Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Closing Date, after giving effect to the consummation of the Transactions occurring on the Closing Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

4.3          Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation except (other than with respect to the Borrower), to the extent that the failure to be organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a corporation or a limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4          Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by Holding and the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of Holding and the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5          No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect except (other than with respect to any violation of the Organizational Documents of the Loan Parties) as would not reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than

Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

4.6          No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, which would be reasonably expected to have a Material Adverse Effect.

4.7          No Default. Neither the Borrower, nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

4.8          Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien, except for Permitted Liens.

4.9          Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

4.10        No Burdensome Restrictions. Neither the Borrower nor any of its Restricted Subsidiaries is in violation of any Requirement of Law applicable to the Borrower or any of its Restricted Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

4.11        Taxes. Each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than, for purposes of this subsection 4.11, any (i) taxes, fees, other charges or Liens with respect to which the failure to pay, or the existence thereof, individually or in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding, the Borrower or one or more of its Restricted Subsidiaries, as the case may be).

4.12        Federal Regulations.

(a)           None of the Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Extensions of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purposes of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that violates, or that is inconsistent with, the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.

4.13        ERISA.

(a)           During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in 412 of the Code or Section 302 of ERISA) applicable to such plan; (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (viii) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; (x) withdrawal as a substantial employer under ERISA Section 4063 from a Single Employer Plan that has one or more contributing employers who are not a Commonly Controlled Entity; (xi) a substantial cessation of operations under ERISA Section 4062(e) with respect to a Single Employer Plan; or (xii) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii), (iii), (ix) and (xii) of this subsection 4.13(a) with respect to a Multiemployer Plan is based on knowledge of the Borrower (each of the events described in clauses (i) through (xii) hereof (as qualified by the aforementioned proviso) are hereinafter referred to as an “ERISA Event”).

(b)           With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law (each of the events described in clauses (i) through (vii) hereof are hereinafter referred to as a “Foreign Plan Event”).

4.14        Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages, if any, will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable First/Second Lien Intercreditor Agreement, ABL/Term Loan Intercreditor Agreement or Other Intercreditor Agreement, (c) all Electronic Chattel Paper and Pledged Stock (as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC), are under the “control” of the Collateral Agent or the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable First/Second Lien Intercreditor Agreement, ABL/Term Loan Intercreditor Agreement or Other Intercreditor Agreement, and (d) the Mortgages, if any, have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 4.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

4.15        Investment Company Act; Other Regulations. Neither the Borrower nor any of the Guarantors is required to register as an “investment company” under the Investment

Company Act. The Borrower is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

4.16        Subsidiaries. Schedule 4.16 sets forth all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein.

4.17        Purpose of Loans. The proceeds of the Term Loans shall be used by the Borrower (a) in the case of the Initial Term Loans made on the Closing Date, to effect, in part, the Transactions and to pay certain transaction fees and expenses related thereto and (ii) in the case of all other Term Loans, to finance the working capital, capital expenditures, business requirements of the Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement.

4.18        Environmental Matters. Other than as would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)           The Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)           Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or at any other location, that would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Restricted Subsidiaries’ planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened.

(d)           Neither the Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the United States Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)           Neither the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

4.19        No Material Misstatements. The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

4.20        Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

4.21        Insurance.  Schedule 4.21 sets forth a complete and correct listing of all insurance that is (a) maintained by the Borrower and its Restricted Subsidiaries that are Loan Parties and (b) material to the business and operations of the Borrower and its Restricted Subsidiaries taken as a whole, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

4.22        Anti-Terrorism; FCPA.

(a)           To the extent applicable, each of Holding, the Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the PATRIOT Act, (ii) the Trading with the Enemy Act, as amended, (iii) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other enabling legislation or executive order relating thereto and (iv) the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

(b)           Neither Holding, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holding, the Borrower or any Restricted Subsidiary, is the target of any U.S. sanctions administered by OFAC or a person on the list of “Specially Designated Nationals and Blocked Persons”. Except to the extent not prohibited by applicable law, regulation or license, neither Holding, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director or any officer of Holding, the Borrower or any Restricted Subsidiary, is a Person who is located, incorporated, organized or ordinarily resident in any country or territory that itself is the subject of a comprehensive embargo under U.S. sanctions laws.

(c)           No proceeds of the Loans will be used by the Borrower or any Restricted Subsidiary to its knowledge, directly or indirectly, (i) except as otherwise permitted by applicable law, regulation or license, for the purpose of funding or financing the activities or business of any Person that is at the time of such funding or financing is either the target of any U.S. sanctions administered by OFAC or a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

SECTION 5.    CONDITIONS PRECEDENT.

5.1          Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)           Loan Documents. The Administrative Agent shall have received (or, in the case of Loan Parties other than Holding and the Borrower, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1) the following Loan Documents, executed and delivered as required below:

(i)            this Agreement, executed and delivered by a duly authorized officer of the Borrower and Holding;

(ii)           the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto;

(iii)          the First/Second Lien Intercreditor Agreement, acknowledged by a duly authorized officer of each Loan Party signatory thereto; and

(iv)          the ABL/Term Loan Intercreditor Agreement, acknowledged by a duly authorized officer of each Loan Party signatory thereto;

provided that, clause (ii) above notwithstanding, but without limiting the requirements set forth in subsections 5.1(i) and (j), to the extent that a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with priority contemplated thereby) is not provided on the Closing Date and to the extent Holding and its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of clause (ii) above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such Collateral in accordance with the provisions set forth in subsection 6.12 if, and only if, each Loan Party shall have executed and delivered the Guarantee and Collateral Agreement to the Administrative Agent and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement and shall have possession of all certificated Capital Stock of the Borrower and of its Domestic Subsidiaries (to the extent constituting Collateral) together with undated stock powers executed in blank.

(b)           Acquisition Agreement. The Acquisition shall have been or, substantially concurrently with the initial funding pursuant to the Debt Financing shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by Acquisition Sub that are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that any change in the purchase price shall not be deemed to be materially adverse to the Lenders but any purchase price reduction shall be allocated to ratable reductions in the Initial Term Loans, the Second Lien Term Loans and the Equity Contribution in proportion to the equity and debt structure contemplated by the Commitment Letter.

(c)           Equity Contribution. (i) The Equity Contribution shall have been, or substantially concurrently with the initial funding pursuant to the Debt Financing shall be, consummated, which to the extent including equity interests of Holding or the Borrower shall be common equity interests thereof and (ii) after giving effect to the Transactions, the Sponsor shall control, directly or indirectly, the Borrower.

(d)           Outstanding Indebtedness. After giving effect to the consummation of the Transactions, Holding and its Subsidiaries shall have no outstanding Indebtedness for borrowed money, held by third parties, except for Indebtedness incurred pursuant to the Debt Financing, Indebtedness that has been redeemed, released, defeased or otherwise discharged (or irrevocable notice for redemption thereof has been given), any Existing Capitalized Lease Obligations, any performance bonds, the Indebtedness set forth in Schedule 7.1 or any Indebtedness to which the Lead Arrangers have consented (such consent not to be unreasonably withheld) shall remain outstanding.

(e)           Financial Information. The Lead Arrangers shall have received (i) unaudited consolidated balance sheets and related statements of operations, equity and cash flows of Target for each fiscal quarter ended after March 31, 2015 and at least 45 days prior to the Closing Date and (ii) an unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statement of operations of the Target and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date (or if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

(f)            Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent of the UCC and judgment lien filings that have been filed with respect to personal property of the Borrower and its Subsidiaries in each of the jurisdictions requested by it at least 15 calendar days prior to the Closing Date.

(g)           Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)            the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holding, the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent; and

(ii)           the executed legal opinion of Richards, Layton & Finger P.A., special Delaware counsel to each of Holding, the Borrower and certain other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(h)           Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments.

(i)            Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein and in the First/Second Lien Intercreditor Agreement and the ABL/Term Loan Intercreditor Agreement); and all documents, instruments, filings, and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding pursuant to the Debt Financing under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens or pledges, security interests or mortgages to be released on the Closing Date; provided that with respect to any such Collateral the security interest in which may not be perfected by the filing of a UCC financing statement or by possession of certificated Capital Stock of the Borrower or its Domestic Subsidiaries (to the extent constituting Collateral) if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments (including Mortgages, if any), and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with subsection 6.12 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (except as provided in clause (j) below) (in each case, unless otherwise agreed by the Administrative Agent in its sole discretion).

(j)            Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Collateral Agent shall have received:

(i)            the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)           the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement;

provided that such Pledged Notes, Pledged Stock and related stock powers of the Borrower and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Seller, so long as the Borrower has used reasonable best efforts to obtain them on the Closing Date; provided further, that with respect to any such Pledged Notes or Pledged Stock other than Capital Stock of the Borrower and its Domestic Subsidiaries (to the extent constituting Collateral), if delivery of such Pledged Notes or Pledged Stock and related stock powers, as applicable, to the Collateral Agent may not be accomplished on or before the Closing Date after the applicable Loan Party’s use of commercially reasonable efforts to do so, then delivery of such Pledged Notes or Pledged Stock and related stock powers, as applicable, shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such Pledged Notes or Pledged Stock and related stock powers, as applicable, in accordance with subsection 6.12 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 31st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion).

(k)           Fees.

(i)       The Lead Arrangers, the Agents and the Lenders, respectively, shall have received all fees (and reimbursement of reasonable invoiced expenses) related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facilities); and

(ii)      The Administrative Agent, for the ratable benefit of each Lender as of the Closing Date, shall have received an initial yield payment equal to a percentage of the aggregate principal amount of the Initial Term Loans held by such Lender as of the Closing Date separately agreed by the Borrower and the Administrative Agent, with such payment to be earned by, and payable to, each such Lender on the Closing Date (which may be offset against the proceeds of the Initial Term Loans or may be structured as OID).

(l)            Secretary’s Certificate. The Administrative Agent shall have received a certificate from the Borrower and Holding and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, each other Loan Party, dated the Closing Date, substantially in the form of Exhibit I, with the appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(m)          Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower certifying the Solvency, after giving effect to the Transactions, of the Borrower and its Subsidiaries on a consolidated basis in substantially the form attached hereto as Exhibit T.

(n)           Patriot Act. The Administrative Agent and the Lead Arrangers shall have received at least three days prior to the Closing Date all documentation and other information about the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested in writing at least ten calendar days prior to the Closing Date.

(o)           Acquisition Agreement Conditions; Specified Representations. (i) The representations and warranties relating to Target, its subsidiaries and their respective business in the Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Borrower (or any of its Affiliates that is a party to the Acquisition Agreement) has the right to terminate its obligations (or otherwise decline to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement) shall be true and correct in all material respects on and as of such date (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date) and (ii) the Specified Representations shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date).

(p)           No Acquisition Agreement Material Adverse Effect. Since the date of the Acquisition Agreement no Acquisition Agreement Material Adverse Effect, or fact, circumstance, change, event, development or effect that would reasonably be expected to have an Acquisition Agreement Material Adverse Effect, shall have occurred.

(q)           Borrowing Notice. With respect to the initial Extensions of Credit, the Administrative Agent shall have received a notice of such Borrowing as required by subsection 2.3.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.2          [Reserved].

SECTION 6.    AFFIRMATIVE COVENANTS.

The Borrower hereby agrees that, from and after the Closing Date, and thereafter until payment in full of the Loans and all other First Lien Loan Document Obligations then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Restricted Subsidiaries to:

6.1          Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to so distribute):

(a)           as soon as available, but in any event not later than (i) the 120th day following the end of the fiscal year ending December 31, 2015 and (ii) the 90th day following the end of each subsequent fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Second Lien Credit Agreement or an upcoming “maturity date” under the ABL Credit Agreement or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date in a future period), by Crowe Horwath or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Borrower’s or any Parent’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this subsection 6.1(a) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than a “going concern” or like qualification or exception with respect to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Second Lien Credit Agreement or an upcoming “maturity date” under the ABL Credit Agreement or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date in a future period)), together with a management’s discussion and analysis of financial information (which need not be prepared in accordance with Item 303 of Regulation S-K of the Securities Act);

(b)           as soon as available, but in any event not later than the fifth Business Day after (i) the 60th day following the end of the quarterly period ending September 30, 2015 and (ii) the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower commencing with the fiscal quarter ending March 31, 2016, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Borrower’s or any Parent’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this subsection 6.1(b) with respect to such quarter to the extent such quarterly report includes the information specified in this subsection 6.1(b)), together with a management’s discussion and analysis of financial information (which need not be prepared in accordance with Item 303 of Regulation S-K of the Securities Act);

(c)           to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 6.1(a) or (b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Borrower and its Restricted Subsidiaries; and

(d)           all such financial statements delivered pursuant to subsection 6.1(a) or (b) to fairly present (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower as fairly presenting) in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 6.1(b), for the absence of certain notes).

6.2          Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to so distribute):

(a)           [Reserved];

(b)           concurrently with the delivery of the financial statements and reports referred to in subsections 6.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, the Borrower and its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, (ii) commencing with the delivery of the Compliance Certificate for the fiscal year ending December 31, 2015, setting forth a reasonably detailed calculation of (x) the Consolidated First Lien Leverage Ratio, (y) the Consolidated Secured Leverage Ratio and (z) the Consolidated Total Leverage Ratio, in each case, for the Most Recent Four Quarter Period and (iii) commencing with the Compliance Certificate for the fiscal year ended December 31, 2016, if (A) delivered with the financial statements required by subsection 6.1(a) and (B) the Consolidated Total Leverage Ratio as of the last day of the immediately preceding fiscal year was greater than or equal to the Consolidated Total Leverage Ratio that would cause the ECF Percentage to be greater than 0, setting forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective fiscal year covered by such financial statements;

(c)           as soon as available, but in any event not later than the fifth Business Day following the 90th day after the beginning of fiscal year 2016 of the Borrower, and the 90th day after the beginning of each fiscal year of the Borrower thereafter, a copy of the annual business plan for such year by the Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate signed by the Borrower and delivered by a Responsible Officer of the Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Borrower to be reasonable at the time of preparation and delivery thereof;

(d)           within five Business Days after the same are sent, copies of all financial statements and reports which Parent or the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Parent or the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)           within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Parent or the Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f)            with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

Documents required to be delivered pursuant to subsection 6.1 or this subsection 6.2 may at the Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s (or Holding’s or any Parent’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

6.3          Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent, all its material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.4          Maintenance of Existence; Compliance with Laws. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 7.3 or 7.4, provided that the Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law (including the PATRIOT Act, FCPA and U.S. sanctions administered by OFAC), in each case except to the extent that failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5          Maintenance of Property; Insurance.

(a)           Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition; use commercially reasonable efforts to (i) maintain with insurance companies insurance on, or self insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties or otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried and (ii) use commercially reasonable efforts to ensure, that subject to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, at all times the Administrative Agent, for the benefit of the Secured Parties, shall be named as additional insured with respect to liability policies, and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to property insurance for the Mortgaged Properties (if any), maintained by the Borrower or any Loan Party; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties, the disposition of such amounts to be subject to the provisions of subsection 3.4(d) to the extent applicable, and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Loan Party shall have the sole right to adjust or settle any claims under such insurance.

(b)           With respect to each property of such Loan Parties subject to a Mortgage (if any) acquired after the Closing Date:

(i)            If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by law.

(ii)           The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Loan Party shall not use or permit the use of such property in any manner that would reasonably be expected to result in the cancellation of any such insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this subsection 6.5.

(iii)          If any such Loan Party is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of that would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefor, and the Borrower shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv)          If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $10.0 million the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any such property shall be applied in the manner specified in subsection 6.5(a).

6.6          Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with GAAP in respect of all material dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, provided that representatives of the Borrower may be present during any such visits, discussions and inspections and, provided further that (a) except during the continuation of an Event of Default, only one such visit shall be at the Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent and its representatives may do any of the foregoing as often as may be reasonably desired at the Borrower’s expense. Notwithstanding anything to the contrary in this subsection 6.6, no Loan Party will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any other Lender (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

6.7          Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)           as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)           as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)           as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d)           as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Restricted Subsidiaries knows of the occurrence of an ERISA Event or Foreign Plan Event; provided, however, that no such notice will be required under this clause (d) unless the event giving rise to such notice, when aggregated with all other such events under this clause (d), would be reasonably expected to result in a Material Adverse Effect; and

(e)           as soon as possible after a Responsible Officer of the Borrower knows thereof, (i) any release or discharge by the Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

6.8          Environmental Laws. (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the

Borrower or its Restricted Subsidiaries. Noncompliance shall not constitute a breach of this subsection 6.8, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance, and provided further that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.9          After-Acquired Real Property and Fixtures and Future Subsidiaries.

(a)           With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value at the time of acquisition of at least $10.0 million in which any Loan Party (and in any event excluding any Foreign Subsidiary and any Excluded Subsidiary) acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date (and in any event excluding any Foreign Subsidiary and any Excluded Subsidiary)), promptly grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents that would attach or be perfected pursuant to the terms thereof without action by any Loan Party or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 6.9 on any owned real property or fixtures the acquisition of which is or is to be financed or refinanced in whole or in part through the incurrence of Indebtedness permitted by subsection 7.1, until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 7.1) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property in accordance with this subsection 6.9, the Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)           With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (A) created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (B) being designated as a Restricted Subsidiary, (C) ceasing to be an Immaterial Subsidiary, a Foreign Subsidiary Holdco or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (D) that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, subsection 7.3 or 7.5 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the

Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with and subject to the applicable First/Second Lien Intercreditor Agreement, ABL/Term Loan Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Borrower may cause any Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty.

(c)           With respect to any Foreign Subsidiary or Domestic Subsidiary that is a Non-Wholly Owned Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with and subject to the applicable First/Second Lien Intercreditor Agreement, ABL/Term Loan Intercreditor Agreement or Other Intercreditor Agreement, the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Guarantee and Collateral Agreement); provided that in either case in no event shall more than 65.0% of the voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any Non-Wholly Owned Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein.

(d)           At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(e)           Notwithstanding anything to contrary in this Agreement, nothing in this subsection 6.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

(f)            Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holding, the Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (D) to the extent not automatically perfected by filings under the Uniform Commercial Code of each applicable jurisdiction, except as otherwise required under the terms of the ABL Facility, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts, but excluding Capital Stock required to be delivered pursuant to the Guarantee and Collateral Agreement or subsections 6.9(b) and (c) above), and (E) nothing in this subsection 6.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Borrower and the Administrative Agent reasonably determine in writing that the costs or other consequences to Holding or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

6.10        Commercially Reasonable Efforts to Maintain Ratings. At all times, the Borrower shall use commercially reasonable efforts to maintain public ratings (but not any specific rating) of the Initial Term Loans and a corporate rating and corporate family rating, as applicable (but in either case, not any specific rating), for the Borrower by each of S&P and Moody’s.

6.11        Use of Proceeds. Use the proceeds of Loans only for the purposes set forth in subsection 4.17.

6.12        Post-Closing Security Perfection. The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in the provisos to subsections 5.1(a), 5.1(i) and 5.1(j) that are not so provided on the Closing Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.12, as such time periods may be extended by the Administrative Agent, in its sole discretion.

6.13        Annual Conference Calls. If requested by the Administrative Agent, annually, at a time mutually agreed with the Administrative Agent that is a reasonable period of time after the delivery of the financial statements referred to in Section 6.1(a), commencing with the delivery of financial statements with respect to the fiscal year ending December 31, 2015, participate in a conference call for Lenders, subject to appropriate confidentiality requirements, to discuss the financial position and results of operations of Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

SECTION 7.    NEGATIVE COVENANTS.

Holding and the Borrower hereby agree that, from and after the Closing Date and thereafter until payment in full of the Loans and all other First Lien Loan Document Obligations then due and owing to any Lender or any Agent hereunder and under any Note:

7.1          Limitation on Indebtedness.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to Incur any Indebtedness; provided, however, that (x) the Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Total Leverage Ratio would be equal to or less than 5.75:1.00; provided, further, that with respect to revolving commitments or letter of credit commitments, if, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, pro forma effect is given to the Incurrence of the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause 7.1(a); and (y) the aggregate principal amount of Indebtedness Incurred pursuant to the preceding clause (x), when aggregated with Indebtedness incurred pursuant to clause (b)(i) below, in each case, by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $30.0 million and 3.00% of Consolidated Total Assets at any time outstanding.

(b)           Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)            Indebtedness Incurred (a) pursuant to this Agreement and the other First Lien Loan Documents, (b) constituting Additional Obligations, (c) constituting Rollover Indebtedness and (d) in respect of Permitted Debt Exchange Notes Incurred pursuant to a

Permitted Debt Exchange in accordance with subsection 2.10, and, in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to the sum of (A) $656.50 million, plus (B) an amount not in excess of the Maximum Incremental Facilities Amount plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing; provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (b)(i), when aggregated with Indebtedness incurred pursuant to clause (a)(y) above, in each case, by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $30.0 million and 3.00% of Consolidated Total Assets at any time outstanding;

(ii)           Indebtedness (A) of any Restricted Subsidiary to the Borrower or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that any such Indebtedness owing to any Restricted Subsidiary that is not a Loan Party is expressly subordinated to the First Lien Obligations (but only to the extent permitted by applicable law and not giving effect to material adverse Tax consequences) on terms at least as favorable as those in the intercompany subordination agreement set forth in Exhibit W or otherwise reasonably satisfactory to the Administrative Agent; provided, further, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this subsection 7.1(b)(ii);

(iii)          Indebtedness represented by (A) Obligations permitted to be Incurred pursuant to subsection 7.1(b)(i) of the Second Lien Credit Agreement (as in effect on the date hereof and whether or not the Second Lien Credit Agreement is in effect), (B) any Indebtedness (other than the Indebtedness described in clause (i) above) outstanding (or Incurred pursuant to any commitment outstanding) on the Closing Date and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection 7.1(b)(iii) or subsection 7.1(a) above;

(iv)          Purchase Money Obligations, Capitalized Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $30.0 million and 3.00% of Consolidated Total Assets;

(v)           Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi)          (A) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.1), or (B) without limiting subsection 7.2, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.1);

(vii)         Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)        Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (I) Bank Products Obligations;

(ix)          Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this subsection 7.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this subsection 7.1(b)(ix);

(x)           [Reserved];

(xi)          Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $15.0 million and 2.50% of Consolidated Total Assets plus in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xii)         Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xiii)        Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Borrower would have a Consolidated Total Leverage Ratio equal to or less than 5.75:1.00 or (2) the Borrower would have a Consolidated Total Leverage Ratio equal to or less than the Consolidated Total Leverage Ratio immediately prior to giving effect thereto; provided, further, that with respect to revolving commitments or letter of credit commitments, if, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, pro forma effect is given to the Incurrence of the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (xiii); and any Refinancing Indebtedness with respect to any such Indebtedness;

(xiv)        Indebtedness Incurred pursuant to the ABL Credit Agreement (including, but not limited to, in respect of letters of credit or bankers’ acceptances used or created thereunder) and any Refinancing Indebtedness in respect thereof in a maximum principal amount at any time outstanding not exceeding in the aggregate $300 million;

(xv)         Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with paragraph (a) above, and any Refinancing Indebtedness with respect thereto;

(xvi)        Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $30.0 million and 3.00% of Consolidated Total Assets;

(xvii)       Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any joint venture in the ordinary course of business; and

(xviii)      Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that such Indebtedness is in an aggregate principal amount at any time outstanding not exceeding $15.0 million.

(c)           For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this subsection 7.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this subsection 7.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred pursuant to subsection 7.1(b) meets the criteria of more than one of the types of Indebtedness described in subsection 7.1(b) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of subsection 7.1(b) (including in part under one such clause and in part under another such clause); provided that (if the Borrower shall so determine) any Indebtedness Incurred pursuant to clause (b)(xvi) of this subsection 7.1 or clause (b)(iv) of this subsection 7.1 as limited by the proviso thereto, shall, at the Borrower’s election, cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of paragraph (a) of this subsection 7.1 from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under paragraph (a) of this subsection 7.1 without reliance on such clause; (iii) (x) in the event that Indebtedness could be Incurred in part under subsection 7.1(a), the Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under subsection 7.1(a) and the remainder of such Indebtedness as having been Incurred under subsection 7.1(b) and (y) in the event that Indebtedness could be Incurred in part under subsection 7.1(b)(i), 7.1(b)(iii)(A) or 7.1(b)(xiv) the Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under subsection 7.1(b)(i), 7.1(b)(iii)(A) or 7.1(b)(xiv) and the remainder of such Indebtedness as having been Incurred under any other clause of subsection 7.1(b); (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause of paragraph (b) above, including for purposes of any determination of the “Maximum Incremental Facilities Amount,” shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness and (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, Indebtedness Incurred by the Borrower on the Closing Date under this Agreement or the Second Lien Credit Agreement or the ABL Credit Agreement shall be classified as Incurred under subsection 7.1(b)(i) and 7.1(b)(iii)(A) and 7.1(b)(xiv), respectively, and not, in each case, under subsection 7.1(a).

(d)           For purposes of determining compliance with any Dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to this Agreement or the Second Lien Credit Agreement or the ABL Credit Agreement shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under this Agreement or the Second Lien Credit Agreement or the ABL Credit Agreement shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

7.2          Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a)           Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which would not reasonably be expected to have a Material Adverse Effect on the Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)           Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)           pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)           pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f)            Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 7.2, or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)           (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)           Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Hedging Obligations or Bank Products Obligations Incurred in compliance with subsection 7.1 or (ii) Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 7.1(b)(iv);

(i)            Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)            leases, subleases, licenses or sublicenses to or from third parties;

(k)           Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (k), if a Person other than the Borrower is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(l)            Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(m)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsection 7.1(b)(i); provided that such Liens shall only encumber Collateral and provided further that any Liens securing such Indebtedness in the form of term loans that ranks pari passu in right of security with the Liens securing the First Lien Loan Document Obligations shall, for the avoidance of doubt, be subject to the requirements of the provisos to subsection 2.9(d)(iv), (ii) Indebtedness Incurred in compliance with subsections 7.1(b)(iii)(B) and (C) (other than Refinancing Indebtedness Incurred in respect of Indebtedness Incurred in compliance with subsection 7.1(a)), (iv), (v), (vii), (viii), (ix) or (xi), (iii) Credit Facility Indebtedness Incurred in compliance with subsection 7.1(b)(xvi), (iv) Indebtedness Incurred in compliance with subsection 7.1(b)(iii)(A), provided that any Liens securing such Indebtedness shall rank junior to the Liens securing the First Lien Loan Document Obligations and shall be subject to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (v) Indebtedness Incurred in compliance with subsection 7.1(b)(xiv), provided that any Liens securing such Indebtedness shall be subject to the ABL/Term Loan Intercreditor Agreement, (vi) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (vii) Indebtedness or other obligations of any Special Purpose Entity or (viii) obligations in respect of Management Advances or Management Guarantees, in each case under the foregoing clauses (i) through (viii) including Liens securing any Guarantee of any thereof;

(n)           any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)           Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)           Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) on receivables (including related rights), (iv) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (v) securing or arising by reason of any netting or set-off or customer deposit arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (vi) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (vii) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (viii) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (ix) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (x) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (xi) arising in connection with repurchase agreements permitted under subsection 7.1, on assets that are the subject of such repurchase agreements, or (xii) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q)           other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed the greater of $15.0 million and 1.50% of Consolidated Total Assets at any time outstanding; and

(r)            Liens on Collateral securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with subsection 7.1, provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or, with respect to revolving commitments or letter of credit commitments, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause) (i) if such Liens rank pari passu in right of security with the Liens securing the First Lien Loan Document Obligations, the Consolidated First Lien Leverage Ratio shall not exceed 4.50:1.00 and such Indebtedness shall be subject to clause (iv) of the first proviso of the second sentence in subsection 2.9(d) and (ii) if such Liens rank junior in right of security with the Liens securing the First Lien Loan Document Obligations, the Consolidated Secured Leverage Ratio shall not exceed 5.50:1.00; provided further that such Indebtedness shall be subject to the terms of the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement, as applicable.

For purposes of determining compliance with this subsection 7.2, (v) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this subsection 7.2 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (w) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this subsection 7.2; (x) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (m)(i) and/or (m)(iv) and/or (m)(v) above, the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (m)(i) and/or (m)(iv) and/or (m)(v) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition (other than clause (r)), (y) in the event that a portion of Indebtedness secured by a Lien could be classified in part pursuant to clause (r) above (giving effect to the Incurrence of such portion of Indebtedness), the Borrower, in its sole discretion, may classify such portion of Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (r) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition (other than clause (m)(i), (m)(iv) or (m)(v) above) and (z) if any Liens securing Indebtedness are Incurred to refinance Liens securing Indebtedness initially Incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

7.3          Limitation on Fundamental Changes.

(a)           The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)            the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) will expressly assume all the obligations of the Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)          immediately after giving effect to such transaction, the Borrower (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to subsection 7.1(a);

(iv)          each applicable Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction) (if a Subsidiary Guarantor) or guarantee of the obligations of the Borrower under the First Lien Loan Documents pursuant to the Guarantee and Collateral Agreement (if any other Guarantor);

(v)           to the extent required to be Collateral pursuant to the terms of the Security Documents and this Agreement, the Collateral owned by the Successor Company will (a) continue to constitute Collateral under the Security Documents and (b) be subject to a Lien in favor of the Collateral Agent; and

(vi)          the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this subsection 7.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this subsection 7.3.

(b)           Any Indebtedness that becomes an obligation of the Borrower (or, if applicable, the Successor Company with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this subsection 7.3, and any

Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with subsection 7.1.

(c)           Upon any transaction involving the Borrower in accordance with subsection 7.3(a) in which the Borrower is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Loans.

(d)           Clauses (ii) and (iii) of subsection 7.3(a) will not apply to any transaction in which the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Borrower so long as all assets of the Borrower and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Subsection 7.3(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower (and for the avoidance of doubt the Borrower is the surviving entity) or (2) the Transactions.

7.4          Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i)            the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition (determined on the date a legally binding commitment for such Asset Disposition was entered into),

(ii)           in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (on the date a legally binding commitment for such Asset Disposition was entered into) of $15.0 million or more, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash,

(iii)          to the extent required by subsection 7.4(b) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or any Restricted Subsidiary, as the case may be) as provided in such subsection, and

(iv)          no Event of Default under subsection 8.1(a) or (f) shall have occurred and be continuing at the time of any such Asset Disposition after giving effect thereto.

(b)           In the event that on or after the Closing Date, (x) the Borrower or any Restricted Subsidiary shall make an Asset Disposition or (y) a Recovery Event shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i)            first, (x) to the extent the Borrower or such Restricted Subsidiary elects, to reinvest or commit to reinvest in the business of Borrower and its Restricted Subsidiaries (including any investment in Additional Assets by Borrower or any Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash; provided that in the case of any such amounts committed to be reinvested within such initial 365-day period, the Borrower or such Restricted Subsidiary shall be permitted to invest such committed amounts through the date that is 180 days after the completion of such 365-day period or (y) in the case of any Asset Disposition by any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that the Borrower or any Restricted Subsidiary elects (or is required by the terms of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Borrower or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash,

(ii)           second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i) above, within the longer of (1) 10 Business Days of determination of such balance and (2) the earlier of (x) 30 days after the date provided in clause (1) above and (y) the time required under any other Indebtedness prepaid, repaid or purchased pursuant to this clause (ii), toward the prepayment of the Term Loans and (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Additional Indebtedness that is Pari Passu Indebtedness on a pro rata basis with the Term Loans, in accordance with subsection 3.4(d) (and subject to subsections 3.4(e) and 3.4(f) thereof) and the agreements or instruments governing such other Additional Indebtedness; provided that no such prepayment under this clause (ii) shall be required in respect of Net Available Cash attributable to any ABL Priority Collateral to the extent the Borrower applies such Net Available Cash to prepay Indebtedness under the ABL Facility; and

(iii)          third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i) and (ii) above (including without limitation an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition or Recovery Event that is declined by any Lender), to fund any general corporate purposes (including but not limited to the repayment of Loans or Subordinated Obligations) (to the extent consistent with any other applicable provision of this Agreement).

(c)           Notwithstanding the foregoing provisions of this subsection 7.4, the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this subsection 7.4 (x) except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events or equivalent amount that is not applied in accordance with this subsection 7.4 exceeds $10.0 million and (y) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that (i) any Net Available Cash from such Asset Disposition or Recovery Event is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (ii) in the good faith determination of the Borrower (which determination shall be conclusive) the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Borrower or any Restricted Subsidiary (as reasonably determined by the Borrower and notified in writing to the Administrative Agent), or (F) any cost, expense, liability or obligation other than routine and immaterial out-of-pocket expenses.

(d)           For the purposes of subsection 7.4(a)(ii) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $30.0 million and 3.00% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such Asset Disposition (or if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

7.5          Limitation on Dividends and Other Restricted Payments.

(a)           The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Junior Debt (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”).

(b)           The provisions of subsection 7.5(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i)            (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Borrower, in each case after the Closing Date other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (b) of the definition of “Available Amount” and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 7.5(b)(xv), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)           any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Junior Debt made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Borrower or Refinancing Indebtedness, in each case Incurred in compliance with subsection 7.1;

(iii)          any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with this subsection 7.5;

(iv)          Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)           loans, advances, dividends or distributions by the Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Borrower or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $10.0 million per fiscal year (increasing to $15.0 million per fiscal year upon the consummation of a public offering of Capital Stock of Holding or a Parent), any unutilized portion of which may be carried forward to the immediately succeeding two fiscal years, plus (y) the Net Cash Proceeds received by the Borrower after the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof but excluding Disqualified Stock, Excluded Contributions and Contribution Amounts), to the extent such Net Cash Proceeds are not included in any calculation under clause (b)(x) of the definition of “Available Amount”, plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under clause (a) of the definition of “Available Amount”; provided that any cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 7.5 or any other provision of this Agreement;

(vi)          the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to any Parent to pay, dividends on the common stock or equity of the Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering other than a public offering with respect to the Borrower’s or Parent’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(vii)         Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to $25.0 million;

(viii)        loans, advances, dividends or distributions to any Parent or other payments by the Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Consulting Services Agreement or under the Management Agreements, (B) pursuant to any Tax Sharing Agreement or any Tax Receivable Agreement, (C) if the Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes, distributions (either directly or through other Loan Parties) with respect to any taxable period ending after the date hereof (collectively “Tax Distributions”) equal to the product of (i) the Borrower’s Adjusted Pre-Tax Income (plus the Borrower’s Adjusted Pre-Tax Income for any prior taxable period to the extent that a Tax Distribution was not made in respect of such Adjusted Pre-Tax Income) and (ii) the highest combined marginal federal, state and local income and Medicare tax rate, taking into account, with respect to the determination of the federal income tax rate, the deductibility of state and local income and Medicare taxes, applicable to individuals (or, if higher, corporations) resident or domiciled in the jurisdiction of the United States with the highest combined marginal federal, state and local income and Medicare tax rate; provided that such income and gain for any period shall be computed as though the Borrower was a partnership for U.S. federal income tax purposes even if it is treated as a disregarded entity for such purposes; provided, further, that (i) in all cases substantially all of such Tax Distributions are used by a Parent to make distributions to its members within thirty (30) days of receipt of such Tax Distributions by such Parent and (ii) any distribution under this clause (C) that is allocable to net income, as determined under GAAP, of any Unrestricted Subsidiary shall be made solely to the extent of any actual distribution received by the Borrower and its Subsidiaries from such Unrestricted Subsidiary or (D) to pay or permit any Parent to pay (without duplication) any Parent Expenses or any Related Taxes;

(ix)          cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable into Capital Stock of the Borrower or any Parent;

(x)           dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)          any Restricted Payment pursuant to or in connection with the Transactions, including any earn-out payments pursuant to the Acquisition Agreement;

(xii)         dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 7.1;

(xiii)        Restricted Payments (including loans or advances) in an aggregate amount outstanding (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) at any time not to exceed the sum of (A) the

Available Amount and (B) the greater of $30.0 million and 3.00% of Consolidated Total Assets, provided that at the time of such payment, dividend or distribution that utilizes clause (A) above, no Event of Default has occurred and is continuing or would result therefrom;

(xiv)        [Reserved];

(xv)         (A) dividends on, and to fund the payment of dividends on, any Designated Preferred Stock issued after the Closing Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Total Leverage Ratio would be equal to or less than 5.00:1.00, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by clause (i) of this paragraph (b), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Total Leverage Ratio would be equal to or less than 5.00:1.00, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Closing Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Borrower from the issuance or sale of such Designated Preferred Stock of such Parent;

(xvi)        Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $30.0 million and 3.00% of Consolidated Total Assets; and

(xvii)       distributions or payments of Special Purpose Financing Fees; and

(xviii)      (A) any Restricted Payment that is a dividend or distribution on or in respect of, or a purchase, redemption, retirement or other acquisition for value of, Capital Stock of the Borrower, provided that (i) at the time of such Restricted Payment and after giving effect thereto on a pro forma basis, the Consolidated Total Leverage Ratio would be less than or equal to 4.00:1.00 for the four fiscal quarter period of the Borrower ending on the last day of the most recently completed fiscal year or quarter for which financial statements of the Borrower have been delivered under subsection 6.1(a) or (b) and (ii) at the time of such Restricted Payment, no Event of Default has occurred and is continuing or would result therefrom, and (B) any Restricted Payment that is (x) a voluntary purchase, repurchase, redemption, defeasance or other voluntary acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Junior Debt or (y) an Investment in any Person, provided that (i) at the time of such Restricted Payment and after giving effect thereto on a pro forma basis, the Consolidated Total Leverage Ratio would be less than or equal to 4.50:1.00 for the four fiscal quarter period of the Borrower ending on the last day of the most recently completed fiscal year or quarter for which financial statements of the Borrower have been delivered under subsection 6.1(a) or (b) and (ii) at the time of such Restricted Payment, no Event of Default has occurred and is continuing or would result therefrom;

provided that (A) in the case of subsections 7.5(b)(i)(y), (iii), (vi) and (xv)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments made pursuant to the Available Amount, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) with respect to subsection 7.5(b)(vii), no Event of Default under subsection 8.1(a), (c), (e), (f), (h), (i), (j) or (k) or other Event of Default known to the Borrower shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

7.6          Limitation on Transactions with Affiliates.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $20.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this subsection 7.6(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)           The provisions of subsection 7.6(a) above will not apply to:

(i)            any Restricted Payment Transaction,

(ii)           (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Borrower, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any Parent (as determined in good faith by the Borrower, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Borrower or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $1.0 million in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)          any transaction between or among any of the Borrower, one or more Restricted Subsidiaries and/or one or more Special Purpose Entities,

(iv)          any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement or the Consulting Services Agreement referred to in subsection 7.6(b)(vii) below), and any payments made pursuant thereto,

(v)           any transaction in the ordinary course of business on terms that are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi)          any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity,

(vii)         the execution, delivery and performance of (A) any Management Agreements, (B) any Tax Sharing Agreement, (C) any Tax Receivable Agreement and (D) the Consulting Services Agreement,

(viii)        the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

(ix)          any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or capital contribution to the Borrower, and

(x)           any investment by any Investor in securities of the Borrower or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

7.7          Limitation on Amendments. The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)           Amend, supplement, waive or otherwise modify any of the provisions (1) of any Second Lien Loan Documents in a manner that shortens the maturity date of the Second Lien Term Loans to a date prior to the Initial Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the weighted average life to maturity of the Initial Term Loans at such time or (2) of any indenture, instrument or agreement evidencing any other Junior Debt in a manner that (i) changes the subordination provisions of such Indebtedness (if any) in a manner that is materially adverse to the Lenders or (ii) shortens the maturity date of such Indebtedness to a date prior to the Initial Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans; provided that, notwithstanding the foregoing, the provisions of this subsection 7.7(a) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to subsection 7.1.

(b)           Amend, supplement, waive or otherwise modify the terms of any Permitted Debt Exchange Notes, any Additional Obligations or any Refinancing Indebtedness in respect of the foregoing or any indenture or agreement pursuant to which such Permitted Debt Exchange Notes, Additional Obligations or Refinancing Indebtedness have been issued or incurred in any manner inconsistent with the requirements of the definition of “Refinancing Indebtedness”, assuming for purposes of this subsection 7.7(b) that such amendment, supplement, waiver or modification, mutatis mutandis, is a refinancing of such Additional Obligations, Permitted Debt Exchange Notes or Refinancing Indebtedness, as applicable.

7.8          Accounting Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, make any change in fiscal year; provided that the Borrower may, upon written notice to the Administrative Agent, change the fiscal year financial reporting convention to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.9          Limitation on Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to create or otherwise cause to exist or become effective any consensual encumbrance or restriction on (x) the ability of the Borrower or any of its Restricted Subsidiaries (other than any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of the First Lien Loan Document Obligations upon any of its property, assets or revenues constituting Collateral, whether now owned or hereafter acquired or (y) the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, (ii) make any loans or advances to the Borrower or (iii) transfer any of its property or assets to the Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a)           pursuant to an agreement or instrument in effect at or entered into on the Closing Date, this Agreement and the other Loan Documents in effect or entered into on the Closing Date, the ABL Credit Agreement and the ABL Loan Documents in effect or entered into on the Closing Date, the Second Lien Credit Agreement and the Second Lien Loan Documents in effect or entered into on the Closing Date, the First/Second Lien Intercreditor Agreement and the ABL/Term Loan Intercreditor Agreement;

(b)           pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this subsection 7.9(b), if a Person other than the Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c)           pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in subsection 7.9(a) or (b) above or this subsection 7.9(c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d)           (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, or (ix) pursuant to Hedging Obligations or Bank Products Obligations;

(e)           with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f)            by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;

(g)           pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to subsection 7.1, (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined in good faith by the Borrower), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to create and maintain the Liens on the Collateral and to make principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity;

(h)           any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, to the extent such Lien is permitted by subsection 7.2; or

(i)            with respect to clause (x) of the first paragraph of this subsection 7.9, any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by subsection 7.2 (in which case any restriction shall only be effective against the assets subject to such Lien, except as otherwise may be permitted under this subsection 7.9).

7.10        Limitation on Lines of Business. The Borrower will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Borrower and the Restricted Subsidiaries are engaged on the Closing Date or that constitutes a Related Business.

7.11        Limitations on Holding. Holding shall not conduct, transact or otherwise engage in any material business or operations; provided that the following shall be permitted in any event: (i) its ownership of the Capital Stock of the Borrower and activities incidental thereto;

(ii) the entry into, and the performance of its obligations with respect to the Loan Documents or documentation relating to other Indebtedness and other agreements contemplated hereby and thereby; (iii) the consummation of the Transactions; (iv) the performing of transactions and other activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by, or expressly contemplated under, this Agreement for Holding to enter into and perform; (v) the payment of dividends and distributions (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its Subsidiaries and the Guarantees of Indebtedness permitted to be incurred hereunder by the Borrower or any of the Restricted Subsidiaries; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the performing of its obligations with respect to the Acquisition Agreement and the other agreements contemplated thereby; (viii) the performing of activities in preparation for and consummating any public offering of its or a Parent’s common stock or any other issuance or sale of its or a Parent’s Capital Stock (other than Disqualified Stock) including converting into another type of legal entity; (ix) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holding and the Borrower, including compliance with applicable Requirements of Law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalents (but not operating any property); (xi) the entry into and performance of its obligations with respect to contracts and other arrangements with officers, managers, directors, employees, consultants and independent contractors (including the providing of indemnification to such Persons); (xii) the merger or consolidation into any Parent or any Holding Permitted Subsidiary; provided that, if Holding is not the surviving entity, such Parent or Holding Permitted Subsidiary, as applicable, undertakes the obligations of Holding under the Loan Documents; (xiii) the ownership directly or indirectly of the Equity Interests of any Holding Permitted Subsidiary and (xiv) any activities incidental to the foregoing. Holding shall not create, incur, assume or suffer to exist any Lien on any Capital Stock of the Borrower (other than Liens of the type described in subsection 7.2).

SECTION 8.     EVENTS OF DEFAULT.

8.1          Events of Default. If any of the following events shall occur and be continuing:

(a)           The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided that the failure of any representation or warranty (other than the representations and warranties referenced in subsection 5.1(o)(ii) and the representation contained in the Officer’s Certificate delivered pursuant to subsection 5.1(h) with respect to the satisfaction of the condition set forth in subsection 5.1(o)(i)) to be true and correct on the Closing Date will not constitute an Event of Default hereunder or under any other Loan Document, including for the purposes of exercising any remedy under this subsection 8.1 or for the purpose of determining any right to exercise enforcement rights under any Loan Document; or

(c)           Any Loan Party shall default in the observance or performance of any agreement contained in Section 7 of this Agreement; or

(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this subsection 8.1), and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)           (i) Any Loan Party or any of its Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money, or any Loan Party or any of its Material Subsidiaries shall default in any payment of principal of or interest on any Indebtedness, in each case (excluding the Loans and any Indebtedness owed to the Borrower or any Loan Party) in excess of $30.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Loan Party or any of its Material Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and any such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, and such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder or (y) any breach of the financial maintenance covenant applicable to the ABL Facility unless the ABL Loans have been Accelerated or the ABL Facility commitments have been terminated by the lenders under the ABL Facility); or

(f)            If (i) Holding, the Borrower or any of the Borrower’s Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Borrower that is not a Loan Party) or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holding, the Borrower or any of the Borrower’s Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holding, the Borrower or any of the Borrower’s Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against Holding, the Borrower or any of the Borrower’s Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holding, the Borrower or any of the Borrower’s Material Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holding, the Borrower or any of the Borrower’s Material Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan or Foreign Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against any Loan Party or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $30.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            The Guarantee and Collateral Agreement, or any other Security Document covering a significant portion of the Collateral (at any time after its execution, delivery and effectiveness) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Borrower or any Loan Party, in each case that is a party to such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)            Any Loan Party shall assert in writing that the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k)           A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments, if any, shall automatically terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments, if any, to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate, and/or declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this subsection 8.1, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

8.2          [Reserved].

SECTION 9.    THE AGENTS AND THE OTHER REPRESENTATIVES.

9.1          Appointment.

(a)           Each Lender hereby irrevocably designates and appoints Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Credit Suisse AG, Cayman Islands Branch, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents or the Other Representatives.

(b)           Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c)           Except for subsections 9.5 and (to the extent of the Borrower’s rights thereunder and the conditions included therein) 9.9, the provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2          The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holding, the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3          Action by Agent. In performing its functions and duties under this Agreement, (a) each Agent shall act solely as an agent for the Lenders and, as applicable, the other secured parties, and (b) no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

9.4          Exculpatory Provisions.

(a)           No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii)          shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)           No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in subsection 8.1 or subsection 10.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Borrower or a Lender.

(c)           No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.5          Acknowledgement and Representation by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Approved Electronic Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (other than, in the case of clause (i), an Affiliated Lender, any Parent (other than Holding) or any Unrestricted Subsidiary) represents to each other party hereto that (i) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business and that it is participating hereunder as a Lender for such commercial purposes and (ii) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 9.6 applicable to the Lenders hereunder. Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

9.6                               Indemnity; Reimbursement by Lenders.

(a)                                 To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under subsection 10.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Total Credit Percentages on the date on which the applicable unreimbursed expense or indemnity payment is sought under this subsection 9.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this subsection 9.6 are subject to the provisions of subsection 3.8.

(b)                                 Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)                                  All amounts due under this subsection 9.6 shall be payable not later than three Business Days after demand therefor. The agreements in this subsection 9.6 shall survive the payment of the Loans and all other amounts payable hereunder.

9.7                               Right to Request and Act on Instructions.

(a)                                 Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of subsection 9.6.

(b)                                 Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

9.8                               [Reserved].

9.9                               Collateral Matters.

(a)                                 Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent the Incurrence thereof, the creation of such Lien and such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in subsection 2.9, any Increase Supplement as provided in subsection 2.9, any Lender Joinder Agreement as provided in subsection 2.9, and any Extension Amendment as provided in subsection 2.5, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to subsection 2.10, and any Specified Refinancing Amendment as provided in subsection 2.11. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment, any Increase Supplement, any Lender Joinder Agreement or any agreement required in connection with a Permitted Debt Exchange Offer or any Extension Amendment or any Specified Refinancing Amendment and the exercise by the Agents or the

Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and the Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)                                 The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the First Lien Loan Document Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 7.4, (iii) owned by any Subsidiary Guarantor which becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 10.1); (v) as otherwise may be expressly provided in the relevant Security Documents or (vi) to the extent required pursuant to the terms of any intercreditor agreement (including the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement); (B) enter into any intercreditor agreement (including the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement) on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets; (C) at the written request of the Borrower to subordinate any Lien on any Excluded Assets (or to confirm in writing the absence of any Lien thereon) or any other property granted to or held by such Agent under any Loan Document to the holder of any Permitted Lien (other than Permitted Liens securing the Obligations under the Loan Documents or that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the First Lien Loan Document Obligations pursuant to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement) and (D) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Borrower or becomes an Excluded Subsidiary. Upon request by the Administrative Agent or the

Collateral Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 9.9.

(c)                                  The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 10.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection 9.9(c).

(d)                                 No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 9.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender (if any) and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)                                  Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either subsection 10.1 or 10.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)                                   The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

9.10                        Successor Agent. Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower and if the Administrative Agent has admitted in writing that it is insolvent or becomes a Defaulting Agent, either the Required Lenders or the Borrower may, upon 10 days’ notice to the Administrative Agent, remove such Agent. If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (provided that such approval by the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under subsection 8.1(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least

$5,000,000,000) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 9 and subsection 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.11                        Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses. The agreements in this subsection 9.11 shall survive the resignation and/or replacement of the Administrative Agent, and assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other First Lien Loan Document Obligations.

9.12                        Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender.

9.13                        Administrative Agent May File Proofs of Claims. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under subsections 3.5 and 10.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under subsections 3.5 and 10.5.

9.14                        Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents (the “Collection Amounts”) shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest on Loans then outstanding; fourth, to pay principal of Loans then outstanding and obligations under Interest Rate Agreements, Currency Agreements, Commodities Agreements, Bank Products Agreements and Management Guarantees permitted hereunder and secured by the Guarantee and Collateral Agreement, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them, fifth, to pay all other First Lien Loan Document Obligations that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such First Lien Loan Document Obligations then owing to the Administrative Agent and the other Secured Parties, and sixth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time. This subsection 9.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsections 2.5, 2.9 and 2.11, as applicable.

Notwithstanding the foregoing, Excluded Obligations (as defined in the Guarantee and Collateral Agreement) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets and such Excluded Obligations shall be disregarded in any application of Collection Amounts pursuant to the preceding paragraph.

9.15                        Approved Electronic Communications. Each of the Lenders and the Loan Parties agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 10.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 10.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 10. MISCELLANEOUS.

10.1                        Amendments and Waivers.

(a)                                 Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to subsections 10.1(d) and (f) may be effected without the consent of the Required Lenders to the extent provided therein; provided further that no such waiver and no such amendment, supplement or modification shall:

(i)                                     reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments to, or waivers or modifications of conditions precedent, covenants,

Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)                                  amend, modify or waive any provision of this subsection 10.1(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 7.3 or 10.6(a)), in each case without the written consent of all the Lenders;

(iii)                               release Guarantors accounting for all or substantially all of the value of the Guarantee of the First Lien Loan Document Obligations pursuant to the Guarantee and Collateral Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)                              require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v)                                 amend, modify or waive any provision of Section 9 or otherwise affect the rights or duties of the then Administrative Agent, Collateral Agent or any Other Representative without the written consent of the then Administrative Agent, Collateral Agent or Other Representative, as applicable, in each case directly and adversely affected thereby;

(vi)                              [Reserved];

(vii)                           [Reserved];

(viii)                        [Reserved];

(ix)                              [Reserved];

(x)                                 amend, modify or waive any provision of Subsection 3.8(a) in a manner that would alter the pro rata sharing or payments or setoffs required thereby, without the written consent of each Lender directly and adversely affected thereby.

(b)                                 Any waiver and any amendment, supplement or modification pursuant to this subsection 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)                                  [Reserved].

(d)                                 Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect, or inconsistency as reasonably determined by the Borrower and the Administrative Agent and such amendment shall be deemed approved by the Required Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (ii) in accordance with subsection 2.9 to incorporate the terms of any Incremental Commitments with the written consent of the Borrower and Lenders providing such Incremental Commitments, (iii) in accordance with subsection 2.5 to effectuate an Extension with the written consent of the Borrower and the Extending Lenders, (iv) in accordance with subsection 2.11 to incorporate the terms of any Specified Refinancing Term Loan Facilities with the consent of the Borrower and the applicable Specified Refinancing Lenders, (v) with the consent of the Borrower and the Administrative Agent (in each case such consent not to be unreasonably withheld or delayed), in the event any mandatory prepayment or redemption provision in respect of the Net Cash Proceeds of Asset Dispositions or Recovery Events or from Excess Cash Flow included or to be included in any Incremental Commitment Amendment or any Indebtedness constituting Additional Obligations or that would constitute Additional Obligations would result in Incremental Term Loans or Additional Obligations, as applicable, being prepaid or redeemed on a more than ratable basis with the Term Loans in respect of the Net Cash Proceeds from any such Asset Disposition or Recovery Event or Excess Cash Flow prepayment to the extent such Net Cash Proceeds or Excess Cash Flow are required to be applied to repay Term Loans hereunder pursuant to subsection 3.4(c) or (d), to provide for mandatory prepayments of the Initial Term Loans such that, after giving effect thereto, the prepayments made in respect of such Incremental Term Loans or Additional Obligations, as applicable, are not on more than a ratable basis and (vi) in accordance with subsection 7.8, to change the financial reporting convention. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including subsection 3.4, 3.8 or 9.14 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment, any Extension Amendment or any Specified Refinancing Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, any Incremental Commitments or Incremental Loans, any Extended Term Tranche and any Specified Refinancing Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Term Tranche, Specified Refinancing Tranche, Incremental Commitments or Incremental Loans in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if reasonably requested by the Borrower) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.

(e)                                  Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)                                   Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 10.17 with the written consent of the Agent party thereto and the Loan Party party thereto and such amendment shall be deemed approved by the Required Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(g)                                  If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 10.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on prior written notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and Commitments so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under subsection 8.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, prepay the Loans and, at the Borrower’s option, terminate any Commitments of such Non-Consenting Lender, in whole or in part, subject to subsection 3.12, without premium or penalty. In connection with any such replacement under this subsection 10.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and Commitments so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

10.2                        Notices.

(a)                                 All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	LBM Borrower, LLC
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors II, Esq.
Facsimile: (212) 223-2379

with copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Pierre Maugüé, Esq.
Facsimile: (212) 521-7015
Telephone: (212) 909-6000

The Administrative Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th floor
New York, New York 10010
Attention: Loan Operations – Agency
Manager
Facsimile: (212) 322-2291
Telephone: (919) 994-6369
Email: agency.loanops@credit-suisse.com

The Collateral Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th floor
New York, New York 10010
Attention: Loan Operations – Boutique
Management
Facsimile: (212) 325-8315
Telephone: (212) 538-3525
Email: list.ops-collateral@credit-suisse.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 3.2, 3.4 or 3.8 shall not be effective until received.

(b)                                 Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.

(c)                                  Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by delivery of a signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d)                                 Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e)                                  THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE APPROVED ELECTRONIC PLATFORM.

10.3                        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                        Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5                        Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Initial Term Loans) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents, and (2) the reasonable and documented fees and disbursements of Cravath, Swaine & Moore LLP solely in its capacity as counsel to the Agents, and such other special or local counsel (limited to one firm of local counsel in each appropriate jurisdiction), consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, the Lead Arrangers and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel (limited to one firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction), and, if consented to by the Borrower, another counsel, (c) to pay, indemnify or reimburse each Lender, the Lead Arrangers, the Agents and each Other Representative for, and hold each Lender, the Lead Arrangers, the Agents and each Other Representative harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Lead Arrangers, each Agent, each Other Representative, and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Borrower (or its Affiliates) or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the Transactions or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to any Agent, any Lead Arranger, any Other Representative or any Lender (or any Related Party of any such Agent, Lead Arranger, any Other Representative or Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) of such Agent, Lead Arranger, any Other Representative or Lender (or any Related Party of such Agent, Lead Arranger, any Other Representative or Lender), (ii) any material breach of any Loan Document by such Agent, Lead Arranger, any Other Representative or Lender (or any Related Party of such Agent, Lead Arranger, any Other Representative or Lender) as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not arise from any act or omission of the Borrower or its affiliates and that do not involve claims against any Lead Arranger or Agent in its capacity as such. To the fullest extent permitted under applicable law, neither the Borrower nor any Indemnitee shall be liable for any indirect special, consequential or punitive damages in connection with the Facilities provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this subsection 10.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this subsection 10.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 10.5 shall be submitted to the address of the Borrower set forth in subsection 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 10.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection 10.5 shall survive repayment of the Term Loans and all other amounts payable hereunder.

10.6                        Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with subsection 7.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each

Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with subsection 2.5(e), 3.13(d), 10.1(g) or this subsection 10.6.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in accordance with applicable law, assign (other than to Disqualified Lenders or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans), pursuant to an Assignment and Acceptance with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required for an assignment of Term Loans to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 8.1(a) or (f) (with respect to the Borrower) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, such Lender shall notify the Administrative Agent and the Borrower thereof and the Borrower’s prior written consent shall be required for such assignment; provided, further, that the Borrower shall be deemed to have consented to any assignment of all or a portion of the Term Loans by a Lender unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice of such request for assignment from such Lender or the Administrative Agent; and

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under subsection 8.1(a) or (f) (with respect to the Borrower) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(D)                               any assignment of Incremental Commitments or Loans to an Affiliated Lender shall also be subject to the requirements of subsections 10.6(h) and (i); and

(E)                                any Term Loans acquired by Holding, the Borrower or any Restricted Subsidiary shall be retired and cancelled promptly upon acquisition thereof.

For the purposes of this subsection 10.6, the term “Approved Fund” has the following meaning: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (c) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender, except to the extent the Borrower has consented to such assignment in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular assignment).

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5, and bound by its continuing obligations under subsection 10.16 and, in the case of each Reference Bank, subsection 3.6(c)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)                              The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s non-fiduciary agent, solely for purposes of this subsection 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall use commercially reasonable efforts to (i) promptly (and in any case, not less than 5 Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to subsection 10.1) provide to the Administrative Agent, a list of, to the Borrower’s knowledge, all Affiliated Lenders holding Loans or Commitments at the time of such notice and (ii) not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to subsection 10.1, provide to the Administrative Agent, a list of, to the Borrower’s knowledge, all Affiliated Debt Funds holding Loans or Commitments at the time of such notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee (unless such assignment is being made in accordance with subsection 2.5(e), subsection 3.13(d) or subsection 10.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by assigning Lender), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this subsection 10.6(b) and any written consent to such assignment required by this subsection 10.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this subsection 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 10.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments and Initial Term Loan Commitments via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this subsection 10.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans, and Commitments pursuant to the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 10.6(b) would be entitled to receive any greater payment under subsection 3.10, 3.11 or 10.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 8.1(a) or (f) (with respect to the Borrower) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)                                  (i) Any Lender other than a Conduit Lender may, in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than, to the extent the list of Disqualified Lenders has been made available to all Lenders, to a Disqualified Lender or to a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Initial Term Loan Commitments, Incremental Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of subsection 10.6(h)(ii) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation, such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of subsection 10.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(iii) of this subsection 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 10.7(a) as though it were a Lender. Notwithstanding the foregoing, to the extent the list of Disqualified Lenders has been made available to all Lenders, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be void ab initio, except to the extent the Borrower has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with this subsection 10.6 shall be null and void. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, the compliance of any Lender with the requirements of this subsection 10.6(c) (it being understood that each Lender shall be responsible for or have any liability for, ensuring its own compliance with the requirements of this subsection 10.6(c)). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amount) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit, Tax proceeding or any other governmental inquiry to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)                               No Loan Party shall be obligated to make any greater payment under subsection 3.10, 3.11 or 10.5, than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. No Participant shall be entitled to the benefits of subsection 3.11 to the extent such Participant fails to comply with subsection 3.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrower under subsection 3.11.

(iv)                              Subject to paragraph (c)(iii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Borrower and the Borrower has consented to such terms and Participants in writing.

(d)                                 Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other similar central bank, and this subsection 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law; provided that any such request shall be made solely for the foregoing purposes and not for the purpose of identifying the name of any Participant.

(f)                                   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this subsection 10.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 10.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                  If the Borrower wishes to replace the Loans under any Facility or Tranche in whole or in part with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) advance notice to the Lenders of such Facility or Tranche, as applicable, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility or Tranche to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 10.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par plus any premium that would be payable if such Loans were being optionally prepaid by the Borrower (in each case allocated among the Lenders of such Facility or Tranche in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 3.12. By receiving such purchase price, the Lenders of such Facility or Tranche, as applicable, shall automatically be deemed to have assigned the Loans under such Facility or Tranche pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit G, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)                                 (i) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans or Term Loan Commitments to any Parent, the Borrower, any Subsidiary or an Affiliated Lender and (y) any Parent, the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with subsection 3.4(j) and (B) any such Dutch auction by any Parent shall be made on terms substantially similar to subsection 3.4(j) or on other terms to be agreed between such Parent and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases; provided further that:

(1)                                 such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register;

(2)                                 at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding under this Agreement;

(3)                                 any such Term Loans acquired by (x) Holding, the Borrower or a Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof and (y) an Affiliated Lender may, with the consent of the Borrower, be contributed to Holding and exchanged for debt or equity securities of Holding that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Term Loans so acquired by the Borrower shall be retired and cancelled promptly upon the acquisition thereof.

(4)                                 in the case of any prepayment or purchase pursuant to this subsection 10.6(h) by Holding, the Borrower or a Restricted Subsidiary, no Event of Default shall have occurred and be continuing at the time of such prepayment or purchase by Holding, the Borrower or such Restricted Subsidiary and no proceeds from the ABL Facility shall be used directly to finance such purchase or prepayment.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

(iii)                               Notwithstanding anything in subsection 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that, (I) to the extent Lenders are being compensated by the Borrower for consenting to an amendment, modification, waiver or any other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this subsection 10.6(h)(iii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver or other action); and (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Loans of any class to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender in its capacity as a Lender or affects such Affiliated Lender differently in its capacity as a

Lender than other Lenders or (y) is of the type described in subsections 10.1(a)(i) through (iv); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this subsection 10.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this subsection 10.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this subsection 10.6(h)(iii).

(iv)                              Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of Holding, the Borrower or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender in its capacity as a Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) (with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with subsection 10.6(h)(iii) above so long as such Affiliate Lender in its capacity as a Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this subsection 10.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this subsection 10.6(h)(iv) would be enforceable for all purposes in any case where Holding, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holding, the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans, Commitments and participations therein and not in respect of any other claim or status such Affiliated

Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this subsection 10.6(h)(iv); and

(v)                                 Each Lender making an assignment to, or taking an assignment from, an Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lender, Holding, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holding, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holding, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(i)                                     Notwithstanding anything to the contrary in this Agreement, subsection 10.1 or the definition of “Required Lenders”, (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, supplement, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to subsection 10.1.

(j)                                    Notwithstanding the foregoing provisions of this subsection 10.6, nothing in this subsection 10.6 is intended to or should be construed to limit the Borrower’s right to prepay the Loans as provided hereunder, including under subsection 3.4.

(k)

(i)                                     Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender or Participant at any time is a Disqualified Lender, then for so long as such Lender or Participant shall be a Disqualified Lender, the provisions of this subsection 10.6(k) shall apply with respect to such Disqualified Lender unless the Borrower shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Borrower shall have consented to any assignment or participation to such Lender or Participant).

(ii)                                  No Disqualified Lender shall have any right to approve, disapprove or consent to any amendment, supplement, waiver or modification of this Agreement or any other Loan Document or any term hereof or thereof. In determining whether the requisite Lender or Lenders have consented to any such amendment, supplement, waiver or modification, and in determining the Required Lenders for any purpose under or in respect of any Loan Document, any Lender that is a Disqualified Lender (and the Loans and/or Commitments of such Disqualified Lender) shall be excluded and disregarded. Each such amendment, supplement, waiver or modification shall be binding and effective as to each Disqualified Lender.

(iii)                               The Borrower shall have the right (A) at the sole expense of any Lender that is a Disqualified Lender and/or the Person that assigned its Commitments and/or Loans to such Disqualified Lender, to seek to replace or terminate such Disqualified Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Borrower’s sole option, be or include any Parent Entity, any Borrower or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Borrower to find such a replacement Lender, (2) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Borrower) shall pay to such Disqualified Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so assigned, (y) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans and (z) the most recently available quoted price for such Commitments and/or Loans (as determined by the Borrower in good faith, which determination shall be conclusive, the “Trading Price”), in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to be receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)) or (B) to prepay any Loans held by such Disqualified Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so prepaid, (y) the amount that such Disqualified Lender paid to acquire such Loans and (z) the Trading Price for such Loans (in each case without interest thereon), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part. In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this subsection 10.6(k)(iii)(B), then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Lender agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(iv)                              No Disqualified Lender (whether as a Lender, a Participant or otherwise) shall have any right to (A) receive any information or material made available to any Lender or the Administrative Agent hereunder or under any other Loan Document, (B) have access to any Internet or intranet website to which any of the Lenders and the Administrative Agent have access (whether a commercial, third-party or other website or whether sponsored by the Administrative Agent, the Borrower or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with the Borrower, the Administrative Agent and/or one or more Lenders, (D) receive any information or material prepared by the Borrower, the Administrative Agent and/or one or more Lenders or (E) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege. Any Disqualified Lender shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Lender receives or possesses any such information or material, such Disqualified Lender shall (1) notify the Borrower as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Borrower or, at the option of the Borrower, destroy (and confirm to the Borrower such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. Each Lender (whether or not then a party hereto) agrees to notify the Borrower as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Lender or (y) any such Disqualified Lender has received any such information of materials.

(v)                                 The rights and remedies of the Borrower provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Borrower at law or in equity, and the Borrower shall be entitled to pursue any remedy available to it against any Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Lender or against any Disqualified Lender. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee pursuant to subsection 10.6(b) is a Disqualified Lender; and the Administrative Agent shall not have any liability with respect to or arising out of any such assignment or participation of Loans or disclosure of confidential information to, or the restrictions on any exercise or rights of remedies of, any Disqualified Lender.

10.7                        Adjustments; Set-off; Calculations; Computations.

(a)                                 If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8.1(f), or otherwise (except pursuant to subsection 2.5, 2.9, 2.10, 2.11, 3.4, 3.9, 3.10, 3.11, 3.12, 3.13(d), 10.1(g) or 10.6))), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 8.1(a) to set off and appropriate and apply against any amount then due and payable under subsection 8.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8                        Judgment.

(a)                                 If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 10.8 being hereinafter in this subsection 10.8 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 10.8(a), there is a change in the rate of exchange prevailing between the Judgment

Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this subsection 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.9                        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

10.10                 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11                 Integration. This Agreement, the other Loan Documents and the Fee Letter represent the entire agreement of each of the Loan Parties party hereto, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or in the Fee Letter.

10.12                 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWOF THE STATE OF NEW YORK.

10.13                 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New

York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i)                                     if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii)                                  in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 10.13(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(iii)                               the Agents and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the exercise of any rights under any Security Documents, provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 10.13(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(iv)                              any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d)                                 agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(e)                                  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (c)) shall limit the right to sue in any other jurisdiction; and

(f)                                   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.13 any consequential or punitive damages.

10.14                 Acknowledgements. The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Agent, Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.

10.15                 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16                 Confidentiality.

(a)                                 Each Agent, each Lead Arranger and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holding, or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of Holding or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this subsection 10.16 (or with other confidentiality provisions satisfactory to and consented to in writing by the Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii)), in respect of any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of Holding and the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 10.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 10.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement by such Agent, Lead Arranger or Lender (or any of their respective Affiliates), (vi) in connection with the exercise of any remedy hereunder or under any Loan Document, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, Lead Arranger’s or a Lender’s (or any of their respective Affiliates) possession on a non-confidential basis without a duty of confidentiality to Holding or the Borrower (or any of their respective Affiliates) being violated or independently developed by an Agent, Lead Arranger or a Lender (or any of their respective Affiliates), (x) for purposes of establishing a defense, (xi) such information was received by an Agent, Lead Arranger or a Lender from a third party that is not, to such Agent’s, Lead Arranger’s or Lender’s knowledge (as applicable), subject to a duty of confidentiality to Holding or the Borrower (or any of their respective Affiliates) and (xii) subject to prior approval by the Borrower of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to Rating Agencies in connection with obtaining or maintaining ratings for the Borrower and the Initial Term Loans. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders, in each case only to the extent required for the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder and in each case to the extent such information is not of the type described in subsection (x) or (y) of the first sentence of this section 10.16(a) unless the disclosure of such information would be permitted under the first sentence of this section 10.16(a). Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this subsection 10.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b)                                 Each Lender acknowledges that any such information referred to in subsection 10.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

10.17                 Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement, any Other Intercreditor Agreement or Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such Incurrence, creation of a Lien and priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.18                 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower and each Guarantor, which information includes the name of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender.

10.19                 Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the United States. To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States, it is acknowledged that no actions have been or will be required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.

10.20                 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or Affiliated Lender Assignment or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an originally executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

BORROWER:	LBM BORROWER, LLC

	By:	/s/ James J. Connors, II
		Name:	James J. Connors, II
		Title:	Vice President and Secretary

[Signature Page to First Lien Credit Agreement]

HOLDING:	LBM MIDCO, LLC

	By:	/s/ James J. Connors, II
		Name:	James J. Connors, II
		Title:	Vice President and Secretary

[Signature Page to First Lien Credit Agreement]

AGENT:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Collateral Agent

	By:	/s/ Christopher Day
		Name:	Christopher Day
		Title:	Authorized Signatory

	By:	/s/ Michaela Kenny
		Name:	Michaela Kenny
		Title:	Authorized Signatory

[Signature Page to First Lien Credit Agreement]

LENDERS:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

	By:	/s/ Christopher Day
		Name:	Christopher Day
		Title:	Authorized Signatory

	By:	/s/ Michaela Kenny
		Name:	Michaela Kenny
		Title:	Authorized Signatory

[Signature Page to First Lien Credit Agreement]

Schedule A

to First Lien Credit Agreement

Commitments and Addresses

Initial Term Loan Commitments

Name of Lender	Initial Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$656,500,000
Total	$656,500,000

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

1

Schedule 4.4

to First Lien Credit Agreement

Consents Required

None.

2

Schedule 4.16

to First Lien Credit Agreement

Subsidiaries

Jurisdiction of
Incorporation or
Subsidiary	Equityholder(s)	Formation
US LBM Holdings, LLC	LBM Borrower, LLC – 100%	Delaware
BEP/Lyman, LLC	US LBM Holdings, LLC – 100%	Delaware
East Haven Builders Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Hall and House – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Bellevue Builders Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Hines Building Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Universal Supply Company, LLC	US LBM Holdings, LLC – 100%	Delaware
Wisconsin Building Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
John H. Myers & Son – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Feldman Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	New York
Lampert Yards – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Wallboard Supply Company – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
H & H Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Shelly Enterprises – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Musselman Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Kirkland Property – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Hampshire Property – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
EHBS Manchester Properties, LLC	US LBM Holdings, LLC – 100%	Delaware

Jurisdiction of
Incorporation or
Subsidiary	Equityholder(s)	Formation
Jones Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Desert Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Coastal Roofing Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Standard Supply & Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Fond du Lac Property – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Kentucky Indiana Lumber – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
American Masons & Building Supply – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Lumber Specialties – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
LS Property, LLC	US LBM Holdings, LLC – 100%	Delaware
Direct Cabinet Sales – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Richardson Gypsum – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Rosen Materials, LLC	US LBM Holdings, LLC – 100%	Florida
Bear Truss – US LBM, LLC	US LBM Holdings, LLC – 100%	Delaware
Bear Truss Property, LLC	US LBM Holdings, LLC – 100%	Delaware
Rosen Brick America, LLC	Rosen Materials, LLC – 100%	Florida
Rosen Materials of Nevada LLC	Rosen Materials, LLC – 100%	Nevada
Lyman Lumber Company, LLC	BEP/Lyman, LLC – 100%	Delaware
Lyman Lumber Wisconsin, LLC	BEP/Lyman, LLC – 100%	Delaware
Carpentry Contractors Company, LLC	BEP/Lyman, LLC – 100%	Delaware
Automated Building Components, LLC	BEP/Lyman, LLC – 100%	Delaware
Hines Chicago Building Supply – US LBM, LLC	Hines Building Supply – US	Delaware
Wallboard Supply Braintree, LLC	Wallboard Supply Company – US LBM, LLC – 100%	Delaware

4

Schedule 4.21

to First Lien Credit Agreement

Insurance

	Policy			Deductible
Company	Number	Insured	Coverages	($)
Pennsylvania Lumbermens Mutual.	29-U033- 01-14	US LBM Holdings, LLC	• Commercial Property Full Reported Values. No specific predetermined limit of insurance	$5,000 for all perils except $100,000 for flood and 5% of TIV for earthquake.

Pennsylvania Lumbermens Mutual	29-U033- 03-14	US LBM Holdings, LLC	• Umbrella Coverage $20,000,000 ($25,000,000 for Feldman Lumber only)	$10,000 SIR, in the absence of underlying insurance.

Pennsylvania Lumbermens Mutual	29-U033-1-14	US LBM Holdings, LLC	• General Liability Coverage $1,000,000 / $2,000,000 / $2,000,000	No Deductible

Pennsylvania Lumbermens Mutual	20-U001-01-14 (MA) and 29-U033-02-14 (All Other States)	US LBM Holdings, LLC	• Automobile Liability $1,000,000	No Deductible

Sentry Insurance	90-19827-01 (WI) and #90-19827-02 (All Other States	US LBM Holdings, LLC	• Employers’ Liability Coverage $500,000	$250,000

Sentry Insurance	90-19827-01 (WI) and 90-19827-02 (All Other States	US LBM Holdings, LLC	• Workers’ Compensation Coverage Statutory Benefits	$250,000

Illinoi Union Insurance Company	G27523547 001	US LBM Holdings, LLC	• Excess D&O Coverage $5,000,000 with $5,000,000 aggregate	Underlying acts as the deductible.

AIG Specialty Insurance Company	03-211-55-32	US LBM Holdings, LLC	• Directors & Officers Liability Coverage $5,000,000 with $5,000,000 aggregate (Shared with EPLI)	$25,000

AIG Specialty Insurance Company	03-211-55-32	US LBM Holdings, LLC	• Employment Practices Liability Coverage $5,000,000 with $5,000,000 aggregate (shared with D&O)	$150,000

5

Company	Policy Number	Insured	Coverages	Deductible ($)
AIG Specialty Insurance Company	03-211-55-32	US LBM Holdings, LLC	• Fiduciary Liability Coverage $5,00,0000 with $5,000,000 aggregate	$0

National Union Fire Insurance Company of Pittsburgh	01-773-01-11	US LBM Holdings, LLC	• Crime Coverage $1,000,000 Applies for each line of coverage ie: Employee Theft, Forgerty, Money, Computer Fraud, Client’s property	$15,000

6

Schedule 6.12

to First Lien Credit Agreement

Post-Closing Security Perfection

1.                                      The Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent after the Closing Date, endorsements to liability insurance policies as required by Subsection 6.5.

2.                                      The Loan Parties shall use commercially reasonable efforts to deliver to the Collateral Agent after the Closing Date, endorsements to property insurance policies as required by Subsection 6.5.

7

Schedule 7.1

to First Lien Credit Agreement

Existing Indebtedness

1.              Installment Note & Security Agreement, dated as of March 8, 2013, between Univest Capital, Inc. and Shelly Enterprises, Inc.

2.              Promissory Note, dated as of November 17, 2014, made by BEP/Lyman, LLC (dba Automated Building Components) in favor of Alpine, a division of ITW Building Components Group Inc.

8

Schedule 7.2

to First Lien Credit Agreement

Existing Liens

All Liens issued pursuant to:

1.                                      Security Agreement (Conditional Sales Contract), dated as of November 17, 2014, between BEP/Lyman, LLC d/b/a Automated Building Components, and ITW Building Components Group Inc.

2.                                      Installment Note & Security Agreement, dated as of March 8, 2013, between Univest Capital, Inc. and Shelly Enterprises, Inc.

3.                                      Liens on motor vehicles for the benefit of Wells Fargo Capital Finance, LLC and/or Credit Suisse AG, Cayman Islands Branch that remain outstanding at closing and are, respectively, subject of the payoff letter between among others Wells Fargo Capital Finance LLC and US LBM Holdings, LLC and the payoff letter between among others Credit Suisse AG, Cayman Islands Branch and US LBM Holdings, LLC in each case dated on around the date hereof; such liens will be released and security interest notations on corresponding title documents removed post-closing within a commercially reasonable period of time.

9

EXHIBIT A

to

FIRST LIEN CREDIT AGREEMENT

FORM OF TERM LOAN NOTE

THIS TERM LOAN NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS TERM LOAN NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York

[                      , 20]

FOR VALUE RECEIVED, the undersigned, LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), hereby unconditionally promises to pay to (the “Lender”) and its successors and assigns, at the office designated from time to time by the Administrative Agent (as defined in the Credit Agreement referred to below), in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Term Loans made by the Lender to the undersigned pursuant to subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable at such times and in such amounts as are specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 3.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Term Loan Note is one of the Notes referred to in, and is subject in all respects to, the First Lien Credit Agreement, dated as of August    , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holding, the several banks and other financial institutions from time to time parties thereto (including the Lender) (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein), and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Term Loan Note in respect thereof. The holder hereof, by its acceptance of this Term Loan Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

EXHIBIT A

to

FIRST LIEN CREDIT AGREEMENT

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Term Loan Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Term Loan Note.

THIS TERM LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

LBM BORROWER, LLC

By:
Name:
Title:

2

EXHIBIT B

to

FIRST LIEN CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See attached.]

EXECUTION VERSION

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

made by

LBM MIDCO, LLC,

LBM BORROWER, LLC,

and certain of its Domestic Subsidiaries,

in favor of

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Collateral Agent

Dated as of August 20, 2015

SECTION 8 NON-LENDER SECURED PARTIES	44
8.1 Rights to Collateral	44
8.2 Appointment of Agent	46
8.3 Waiver of Claims	46
8.4 Designation of Non-Lender Secured Parties	46

SECTION 9 MISCELLANEOUS	47
9.1 Amendments in Writing	47
9.2 Notices	47
9.3 No Waiver by Course of Conduct; Cumulative Remedies	47
9.4 Enforcement Expenses; Indemnification	47
9.5 Successors and Assigns	48
9.6 Set-Off	48
9.7 Counterparts	49
9.8 Severability	49
9.9 Section Headings	49
9.10 Integration	49
9.11 GOVERNING LAW	49
9.12 Submission to Jurisdiction; Waivers	49
9.13 Acknowledgments	50
9.14 WAIVER OF JURY TRIAL	51
9.15 Additional Granting Parties	51
9.16 Releases	51
9.18 Transfer Tax Acknowledgment	53

SCHEDULES

Schedule 1	—	Notice Addresses of Guarantors
Schedule 2	—	Pledged Securities
Schedule 3	—	Perfection Matters
Schedule 4A	—	Financing Statements
Schedule 4B	—	Jurisdiction of Organization
Schedule 5	—	Intellectual Property
Schedule 6	—	Commercial Tort Claims
Schedule 7	—	Letter-of-Credit Rights

ANNEXES

Annex 1	—	Acknowledgment and Consent of Issuers who are not Granting Parties
Annex 2	—	Assumption Agreement
Annex 3	—	Supplemental Agreement
Annex 4	—	Joinder and Release

2

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 20, 2015, made by LBM BORROWER, LLC, a Delaware limited liability company (the “Borrower”), LBM MIDCO, LLC, a Delaware limited liability company (together with any successor in interest thereto, “Holding”) and certain Subsidiaries of the Borrower from time to time party hereto, in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below) and administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain First Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Credit Agreement”), among Holding, the Borrower, the Collateral Agent, the Administrative Agent, and the other parties from time to time party thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes Holding, the Borrower, the Borrower’s Domestic Subsidiaries that are party hereto or that becomes a party hereto from time to time after the date hereof (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto) (the Borrower, Holding and such Domestic Subsidiaries party hereto, collectively, the “Granting Parties”);

WHEREAS, the Borrower and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition to the obligations of the Lenders to make their respective extensions of credit under the Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to that certain Second Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under, such agreement or successor agreements, the “Second Lien Credit Agreement”), among Holding, the Borrower, Credit Suisse AG, Cayman Islands Branch, as collateral agent and as administrative agent (in such capacities, and together with its successors and assigns in such capacities, the “Second Lien Collateral Agent”), and the other parties party thereto, the Lenders party thereto have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Second Lien Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Second Lien Collateral Agreement”), among Holding, the Borrower, certain wholly owned Domestic Subsidiaries of the Borrower, and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent, the Borrower and such Domestic Subsidiaries have granted a second priority Lien to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties (as defined herein) on the Term Loan Priority Collateral (as defined herein) and third priority Lien on the ABL Priority Collateral (as defined herein);

WHEREAS, the Collateral Agent and the Second Lien Collateral Agent have entered into a First/Second Lien Intercreditor Agreement dated as of the date hereof and acknowledged by Holding, the Borrower and the other Granting Parties (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to subsection 9.1), the “Base Intercreditor Agreement”);

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “ABL Credit Agreement”), among Holding, the Borrower, certain Subsidiaries of the Borrower from time to time party thereto as Subsidiary Borrowers (as defined in the ABL Credit Agreement), Royal Bank of Canada, as collateral agent and as administrative agent (in such capacities, and together with its successors and assigns in such capacities, the “ABL Collateral Agent”), and the other parties party thereto, the lenders party thereto have severally agreed to make extensions of credit to the Borrower and the Subsidiary Borrowers party thereto upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain ABL Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “ABL Collateral Agreement”), among Holding, the Borrower, certain wholly owned Domestic Subsidiaries of the Borrower and the ABL Collateral Agent, the Borrower and such Domestic Subsidiaries have granted a first priority Lien to the ABL Collateral Agent for the benefit of the ABL Secured Parties (as defined herein) on the ABL Priority Collateral (as defined herein) and a third priority Lien for the benefit of the ABL Secured Parties on the Term Loan Priority Collateral (as defined herein) (subject in each case to Permitted Liens);

WHEREAS, the Collateral Agent, the Second Lien Collateral Agent and the ABL Collateral Agent have entered into an ABL/Term Loan Intercreditor Agreement, acknowledged by Holding, the Borrower and the other Granting Parties, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement”); and

WHEREAS, the Collateral Agent, the Second Lien Collateral Agent, the ABL Collateral Agent and/or one or more Additional Agents may in the future enter into one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements.

2

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, and in consideration of the receipt of other valuable consideration (which receipt is hereby acknowledged), each Granting Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties (as defined below), as follows:

SECTION 1   DEFINED TERMS

1.1          Definitions.

(a)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Letter of Credit Rights, Instruments, Money, Securities Accounts and Supporting Obligations.

(b)           The following terms shall have the following meanings:

“ABL Collateral Agent”: as defined in the recitals hereto.

“ABL Collateral Agreement”: as defined in the recitals hereto.

“ABL Credit Agreement”: as defined in the recitals hereto and as further defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Obligations”: as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Secured Parties”: the “Secured Parties” as defined in the ABL Collateral Agreement.

“ABL/Term Loan Intercreditor Agreement”: as defined in the recitals hereto.

“Accounts”: all accounts (as defined in the Code) of each Grantor, including, without limitation, all Accounts (as defined in the Credit Agreement) and Accounts Receivable of such Grantor.

“Accounts Receivable”: any right to payment, whether or not earned by performance, for goods sold, leased, licensed, assigned or otherwise disposed, or for services rendered or to be rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.

“Additional Agent”: as defined in the Base Intercreditor Agreement.

“Additional Collateral Documents”: as defined in the Base Intercreditor Agreement.

“Additional Credit Facilities”: as defined in the Base Intercreditor Agreement.

3

“Additional Obligations”: as defined in the Base Intercreditor Agreement.

“Additional Secured Parties”: as defined in the Base Intercreditor Agreement.

“Adjusted Net Worth”: of any Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, or pursuant to its guarantee with respect to any Indebtedness then outstanding under the Second Lien Credit Agreement, the ABL Credit Agreement or any Additional Credit Facility) on such date.

“Administrative Agent”: as defined in the preamble hereto.

“Agent”: any of, the Administrative Agent, the Collateral Agent or any Additional Agent with respect to the Obligations.

“Agreement”: this First Lien Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in Section 9.8 hereof.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Grantor (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any Person that (a) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents as designated by the Borrower in accordance with Section 8.4 hereof (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider with respect to more than one Credit Facility) and (b) (i) is a Lender or an Agent or an Affiliate of a Lender or an Agent at the time it enters into such Bank Product Agreement, (ii) becomes a Lender or an Agent or an Affiliate of a Lender or an Agent within thirty (30) days after the time it enters into such Bank Product Agreement, provided that no such Person shall be considered a Bank Product Provider or a Secured Party until such time as such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent, (iii) with respect to Bank Product Agreements in effect as of the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent or (iv) is a Grandfathered Person.

“Bankruptcy Case”: (i) Holding or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or

4

foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holding, the Borrower or any of the Borrower’s Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holding, the Borrower or any of the Borrower’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Intercreditor Agreement”: as defined in the recitals hereto.

“Blocked Account”: as defined in the ABL Credit Agreement.

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: the collective reference to (i) all obligations and liabilities of the Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest and fees accruing after the maturity of the Loans and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and (ii) all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, this Agreement, the other Loan Documents, any Hedging Agreement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider, any Guarantee of Holding or any of its Subsidiaries as to which any Secured Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedging Agreement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor

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statute) is or becomes illegal, the Borrower Obligations guaranteed by such Guarantor shall not include any such Excluded Borrower Obligation.

“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral”: as defined in Section 3 hereof; provided that, for purposes of Section 8, “Collateral” shall have the meaning assigned to such term in the Credit Agreement.

“Collateral Account Bank”: a bank which at all times is a Collateral Agent or a Lender or an affiliate thereof as selected by the relevant Grantor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: the Person designated for the purpose of representing the Secured Parties with respect to the Collateral pursuant to this Agreement, the Credit Agreement, the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and each Other Intercreditor Agreement (on and after the execution thereof).

“Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $10,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act, as in effect from time to time, or any successor statute.

“Concentration Account”: as defined in the ABL Credit Agreement.

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

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“Copyright Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, any license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5 hereto, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Core Concentration Account”: as defined in the ABL Credit Agreement.

“Credit Agreement”: as defined in the recitals hereto.

“Credit Facility”: as defined in the ABL/Term Loan Intercreditor Agreement and any “Credit Facilities” as defined in the Credit Agreement, the Second Lien Credit Agreement or the ABL Credit Agreement.

“DDAs”: as defined in the ABL Credit Agreement.

“Discharge of ABL Obligations”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Discharge of Additional Obligations”: as defined in the Base Intercreditor Agreement.

“Excluded Assets”: as defined in subsection 3.3.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“General Fund Account”: the general fund account of the relevant Grantor established at the same office of the Collateral Account Bank as the Collateral Proceeds Account.

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“Grandfathered Person”: Wells Fargo Bank, N.A. and any Affiliate or Subsidiary thereof, and any successor in interest of any thereof.

“Granting Parties”: as defined in the recitals hereto.

“Grantor”: the Borrower and each Domestic Subsidiary of the Borrower that from time to time is a party hereto (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto).

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider, any Guarantee of Holding or any of its Subsidiaries as to which any Secured Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, to the Other Representatives or to any Secured Party Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Guarantor Obligations of such Guarantor shall not include any such Excluded Obligation.

“Guarantors”: the collective reference to each Granting Party other than the Borrower.

“Hedging Provider”: any Person that (a) has entered into a Hedging Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, as designated by the Borrower in accordance with Section 8.4 hereof (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider with respect to more than one Credit Facility) and (b) (i) is a Lender or an Agent or an Affiliate of a Lender or an Agent at the time it enters into such Hedging Agreement, (ii) becomes a Lender or an Agent or an Affiliate of a Lender or an Agent within thirty (30) days after the time it enters into such Hedging Agreement, provided that no such Person shall be considered a Hedging Provider or a Secured Party until such time as such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent, (iii) with respect to Hedging Agreements in effect as of the

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Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent or (iv) is a Grandfathered Person.

“Holding”: as defined in the preamble hereto.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $15,000,000 evidencing loans made by such Grantor to Holding or any of its Restricted Subsidiaries.

“Intercreditor Agreements”: (a) the Base Intercreditor Agreement (during the effectiveness thereof), (b) the ABL/Term Loan Intercreditor Agreement (during the effectiveness thereof) and (c) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Borrower and the other Granting Parties (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to subsection 9.1)) (upon and during the effectiveness thereof).

“Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including, without limitation, all Inventory (as defined in the Credit Agreement) of such Grantor.

“Investment Advisers Act”: the Investment Advisers Act of 1940, as amended from time to time.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof (other than (a) voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock and (b) any Capital Stock excluded from the definition of “Pledged Stock” (other than pursuant to clause (vii) of the proviso thereto) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“IRC”: the Internal Revenue Code of 1986, as amended from time to time.

“Issuers”: the collective reference to the Persons identified on Schedule 2 as the issuers of Pledged Stock, together with any successors to such companies (including, without limitation, any successors contemplated by subsection 7.3 of the Credit Agreement).

“Lender”: as defined in the preamble hereto.

“Management Credit Provider”: any Person that (a) is a beneficiary of a Management Guarantee, with the obligations of the applicable Grantor thereunder being secured by one or more Loan Documents as designated by the Borrower in accordance with Section 8.4 hereof

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(provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility) and (b) (i) is a Lender or an Agent or an Affiliate of a Lender or an Agent at the time it becomes a beneficiary of such Management Guarantee or (ii) becomes a Lender or an Agent or an Affiliate of a Lender or an Agent within thirty (30) days after the time it becomes a beneficiary of such Management Guarantee, provided that no such Person shall be considered a Management Credit Provider or a Secured Party until such time as such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Margin Stock”: as defined in Regulation U.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Providers, Hedging Providers and Management Credit Providers and their respective successors and assigns and their permitted transferees and endorsees. For the avoidance of doubt, each reference to a “Non-Lender Secured Party” contained herein shall be a reference to such Person solely in its capacity as a Bank Products Provider, Hedging Provider and/or Management Credit Provider, as applicable, and shall not apply to any other capacity pursuant to which such Person is, or becomes, a Secured Party hereunder.

“Obligations”: (i) in the case of the Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, the Guarantor Obligations of such Guarantor.

“Patent Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application or patentable invention, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5 hereto, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Pledged Collateral”: as to any Pledgor other than Holding, the Pledged Securities, and as to Holding, the Pledged Stock, in all cases, now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

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“Pledged Notes”: with respect to any Pledgor other than Holding, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any Pledgor other than Holding, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock of any Subsidiary of such Pledgor required to be pledged by such Pledgor pursuant to subsection 6.9 of the Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect and, with respect to Holding, the shares of Capital Stock of the Borrower, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of the Borrower that may be issued or granted to, or held by, Holding while this Agreement is in effect, in each case, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and of the Credit Agreement; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary, (ii) any Capital Stock of a Subsidiary of any Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, (iv) any Capital Stock of any Unrestricted Subsidiary, (v) subject to subsection 5.3.5(a), any Capital Stock of any Captive Insurance Subsidiary (or any Subsidiary thereof), (vi) any Margin Stock, and (vii) any Capital Stock of any Excluded Subsidiary (other than, but without limiting clause (i) above, a Subsidiary described in clause (j) of the definition thereof).

“Pledgor”: Holding (with respect to the Pledged Stock of the Borrower) and each other Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”: as defined in subsection 3.3(a).

“Second Lien Collateral Agent”: as defined in the recitals hereto.

“Second Lien Collateral Agreement”: as defined in the recitals hereto.

“Second Lien Credit Agreement”: as defined in the recitals hereto (as further defined in the Credit Agreement).

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“Second Lien Secured Parties”: the “Secured Parties” as defined in the Second Lien Collateral Agreement.

“Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders, (iii) the Non-Lender Secured Parties and (iv) the respective successors and assigns and the permitted transferees and endorsees of each of the foregoing.

“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.

“Senior Priority Obligations”: as defined in the Base Intercreditor Agreement.

“Specified Asset”: as defined in subsection 4.2.2 hereof.

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Trade Secret Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of

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trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 hereto, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2          Other Definitional Provisions.

(a)           The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)           Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d)           All references in this Agreement to any of the property described in the definition of the term “Collateral” or “Pledged Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral, respectively.

SECTION 2   GUARANTEE

2.1          Guarantee.

(a)           Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, as a primary obligor and not merely as surety, the prompt and complete payment and performance by

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the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations owed to the Secured Parties.

(b)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c)           Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)           The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to the Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.

(e)           No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of the Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans and all other Borrower Obligations then due and owing, are paid in full in cash and the Commitments are terminated, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to the Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.

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(f)            Notwithstanding anything herein or in any other Loan Document to the contrary, including subsection 2.6 hereof, (i) the obligations of Holding under this Agreement, including in respect of its Guarantor Obligations, are expressly limited recourse obligations of Holding, and such obligations shall be payable solely from, limited to, and shall in no event exceed, Holding’s Pledged Collateral, and (ii) upon the collection, sale or disposition of, or other realization upon, all of Holding’s Pledged Collateral by or on behalf of the Collateral Agent or any Secured Party, whether pursuant to Section 6 of this Agreement or otherwise, the obligations of Holding under this Agreement, including in respect of its Guarantor Obligations, shall be irrevocably and indefeasibly terminated and shall not be subject to reinstatement under any circumstance.

2.2          Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of subsection 2.3. The provisions of this subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3          No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4          Amendments, etc. with respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral

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Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Agent, the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5          Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or

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release of Security Collateral, (e) any change in the structure or existence of the Borrower, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6          Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any

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Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7          Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in subsection 10.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with subsection 10.2 of the Credit Agreement.

SECTION 3   GRANT OF SECURITY INTEREST

3.1          Grant. Each Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in subsection 3.3. The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 3.3:

(a)           all Accounts;

(b)           all Chattel Paper;

(c)           all Contracts;

(d)           all Documents;

(e)           all Equipment and Goods;

(f)            all General Intangibles;

(g)           all Instruments;

(h)           all Intellectual Property;

(i)            all Inventory;

(j)            all Money (including all Cash);

(k)           all Cash Equivalents (as defined in the ABL/Term Loan Intercreditor Agreement);

(l)            all Deposit Accounts and all Securities Accounts;

(m)          all Investment Property;

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(n)           all Letter-of-Credit Rights;

(o)           all Fixtures;

(p)           all Supporting Obligations;

(q)           all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 6 (together with any Commercial Tort Actions subject to a further writing provided in accordance with subsection 5.2.12);

(r)            all books and records pertaining to any of the foregoing;

(s)            the Collateral Proceeds Account; and

(t)            to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, in the case of each Grantor, Collateral shall not include (i) any Pledged Collateral or (ii) any property or assets specifically excluded from Pledged Collateral (including any voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock).

3.2          Pledged Collateral. Each Granting Party that is a Pledgor, hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in subsection 3.3.

3.3          Certain Exceptions. No security interest is or will be granted pursuant to this Agreement or any other Security Document in any right, title or interest of any Granting Party under or in, and “Collateral” and “Pledged Collateral” shall not include the following (collectively, the “Excluded Assets”):

(a)           any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than Holding, a Subsidiary of Holding or the Borrower or an Affiliate of any of the foregoing (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code and other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

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(b)           any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) is subject to a Lien described in subsection 7.2(h) of the Credit Agreement (with respect to Purchase Money Obligations or Capitalized Lease Obligations) or 7.2(o) of the Credit Agreement (with respect to such Liens described in such subsection 7.2(h) of the Credit Agreement (or any corresponding provision of the Second Lien Credit Agreement, ABL Credit Agreement or any Additional Credit Facility, provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent)) (but in each case only for so long as such Liens are in place); or (y) is subject to any Lien in respect of Hedging Obligations (as defined in the Credit Agreement, but excluding any Hedging Obligations secured under (A) any Security Document, (B) any ABL Collateral Document (as defined in the ABL/Term Loan Intercreditor Agreement) or (C) any Additional Collateral Document (as defined in the Base Intercreditor Agreement)) permitted by subsection 7.2 of the Credit Agreement (or any corresponding provision of the Second Lien Credit Agreement, the ABL Credit Agreement or any Additional Credit Facility, provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent)) (but only for so long as such Liens are in place), and such Equipment or other property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions, or to such Hedging Obligations (as defined in the Credit Agreement), and/or (iii) any other assets consisting of, relating to or arising under or in connection with (1) any such Hedging Obligations or (2) any other agreements, instruments or documents related to any such Hedging Obligations or to any of the assets referred to in any of subclauses (i) through (iii) of this subclause (y);

(c)           any property (and/or related rights and/or assets) (A) that would otherwise be included in the Security Collateral (and such property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such property (x) has been sold or otherwise transferred in connection with (i) a Special Purpose Financing, (ii) a Sale and Leaseback Transaction the proceeds of which are applied pursuant to subsection 3.4 of the Credit Agreement (or any corresponding provision of the Second Lien Credit Agreement, the ABL Credit Agreement or any Additional Credit Facility; provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent)) if and to the extent required thereby or (iii) an Exempt Sale and Leaseback Transaction, or (y) constitutes the Proceeds or products of any property that has been sold or otherwise transferred pursuant to such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction (other than any payments received by such Granting Party in payment for the sale and transfer of such property in such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction) or (B) is subject to any Liens securing Indebtedness

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incurred in compliance with subsection 7.1(b)(ix) of the Credit Agreement, or Liens permitted under subsection 7.2(m)(vii) or 7.2(p)(xii) of the Credit Agreement (or in each case any corresponding provision of the Second Lien Credit Agreement, the ABL Credit Agreement or any Additional Credit Facility; provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent);

(d)           Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is described in the proviso to the definition of Pledged Stock;

(e)           any interest in leased real property (including Fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);

(f)            any fee interest in owned real property (including Fixtures related thereto) if the fair market value of such fee interest is less than $10,000,000 individually;

(g)           any Vehicles and any assets subject to certificate of title;

(h)           Letter-of-Credit Rights and Commercial Tort Claims individually with a value of less than $10,000,000;

(i)            assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to Holding or any of its Subsidiaries as reasonably determined in writing by the Borrower and the Administrative Agent and to the extent such assets would otherwise constitute Term Priority Collateral, the Collateral Agent, that are excessive in view of the benefits that would be obtained by the Secured Parties;

(j)            those assets over which the granting of security interests in such assets would be prohibited by contract permitted under the Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses), including contracts over which the granting of security interests therein would result in termination thereof (in each case, after giving effect to the applicable anti-assignment provisions of the Code and other applicable law, other than proceeds and receivables thereof to the extent that their assignment is expressly deemed effective under the Code and/or other applicable law notwithstanding such prohibitions), or to the extent that such security interests would result in material adverse tax consequences to Holding, the Borrower or any one or more of its Subsidiaries as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent (it being understood that the Lenders shall not require the Borrower or any of its Subsidiaries to enter into any security agreements or pledge agreements governed by foreign law);

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(k)           the Acquisition Agreement and any rights therein or arising thereunder (it being understood that this clause (k) shall not apply to any proceeds of the Acquisition Agreement);

(l)            (i) any assets specifically requiring perfection through control agreements (including cash, cash equivalents, deposit accounts or other bank or securities accounts but excluding the Collateral Proceeds Account, DDAs, Concentration Accounts, the Core Concentration Account and Blocked Accounts (in each case only to the extent a control agreement is required pursuant to Subsection 4.16 of the ABL Credit Agreement)) to the extent the security interest in such asset is not automatically perfected by filings under the Uniform Commercial Code of any applicable jurisdiction or, in the case of Pledged Stock, by being held by the Collateral Agent, the Administrative Agent, any Collateral Representative or an Additional Agent as agent for the Collateral Agent or in accordance with the Base Intercreditor Agreement and (ii) (A) so long as the ABL Credit Agreement is in effect, Excluded Accounts (as defined in the ABL Credit Agreement) and (B) at any time that the ABL Credit Agreement is not in effect, deposit accounts used exclusively as escrow, fiduciary or trust accounts or designated disbursement accounts and non-U.S. bank accounts;

(m)          Foreign Intellectual Property;

(n)           any aircraft, airframes, aircraft engines, helicopters, vessels or rolling stock or any Equipment or other assets constituting a part thereof;

(o)           any Capital Stock and other securities of a Subsidiary of the Borrower to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of any holders of securities results in the Borrower or any of its Restricted Subsidiaries being required to file separate financial statements for such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement;

(p)           any assets or property of Holding, other than the Pledged Stock of the Borrower; and

(q)           any Goods in which a security interest is not perfected by filing a financing statement in the applicable Grantor’s jurisdiction of organization.

Notwithstanding the foregoing clauses (a) through (q), prior to the Discharge of ABL Obligations, “Excluded Assets” shall not include any property or asset that is Term Loan Priority Collateral or ABL Priority Collateral at any time such property or asset (i) constitutes “Collateral” or “Pledged Collateral” under the ABL Collateral Agreement and (ii) for the avoidance of doubt, is not an “Excluded Asset” under the ABL Collateral Agreement.

3.4          Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to subsections 3.1 and 3.2 shall (a) with respect to all Security Collateral other than Security Collateral constituting Term Loan

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Priority Collateral, prior to the Discharge of ABL Obligations, be subject and subordinate to the Liens granted to the ABL Collateral Agent for the benefit of the ABL Secured Parties to secure the ABL Obligations pursuant to the ABL Collateral Agreement as and to the extent provided for therein, and (b) with respect to all Security Collateral, prior to the Discharge of Additional Obligations that are Senior Priority Obligations, be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations that are Senior Priority Obligations to secure such Additional Obligations that are Senior Priority Obligations pursuant to the applicable Additional Collateral Documents (except, in the case of this clause (b), as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the ABL Collateral Agent, the Second Lien Collateral Agent and any Additional Agent shall be determined solely pursuant to any applicable Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of each applicable Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the Second Lien Collateral Agent and any Additional Agent, in the case of the Base Intercreditor Agreement, (ii) the Collateral Agent, the Second Lien Collateral Agent, the ABL Collateral Agent and any Additional Agent, in the case of the ABL/Term Loan Intercreditor Agreement, and (iii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) for so long as ABL Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral constituting the ABL Priority Collateral shall be satisfied by causing such ABL Priority Collateral to be delivered to the ABL Collateral Agent or the applicable ABL Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement) to be held in accordance with the ABL/Term Loan Intercreditor Agreement and (y) for so long as any Additional Obligations that are Senior Priority Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the applicable Collateral Representative to be held in accordance with the applicable Intercreditor Agreement.

SECTION 4   REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of Each Guarantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to the Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to

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rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2          Representations and Warranties of Each Grantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:

4.2.1       Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement (including, without limitation, subsection 7.2 thereof), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens securing Indebtedness. As of the Closing Date, except as set forth on Schedule 3, (x) in the case of the Term Loan Priority Collateral, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Term Loan Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia and (y) in the case of the ABL Priority Collateral, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s ABL Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except, in each case, such as have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are in respect of Liens permitted by the Credit Agreement (including, without limitation, subsection 7.2 thereof) or any other Loan Document or for which termination statements will be delivered on or prior to the Closing Date.

4.2.2       Perfected First Priority Liens.

(a)           This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)           Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents upon the earlier of such Filing or the delivery to and continuing possession by the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor

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Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the Administrative Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement of the Collateral Proceeds Account, Blocked Accounts, all Electronic Chattel Paper and all Letter-of-Credit Rights a security interest in which is perfected by “control” (in the case of Blocked Accounts to the extent required under Subsection 4.16 of the ABL Credit Agreement) and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 6 on the date of this Agreement), upon the taking of the actions required by subsection 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons securing Indebtedness, in each case other than Permitted Liens (subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent, the Administrative Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent (in accordance with any applicable Intercreditor Agreement) or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 4A, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 5, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements delivered to the Collateral Agent by such Grantor on the Closing Date for filing in the jurisdictions listed in Schedule 4B.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled

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to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Permitted Liens”: Liens permitted pursuant to the Loan Documents, including, without limitation, those permitted to exist pursuant to subsection 7.2 of the Credit Agreement.

“Specified Assets”: the following property and assets of such Grantor:

(1)           Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance thereof in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Borrower and its Subsidiaries taken as a whole;

(2)           Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by filing and acceptance of intellectual property security agreements in the United States Copyright Office or (b) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

(3)           Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

(4)           goods included in Collateral received by any Person for “sale or return” within the meaning of Section 2-326(1)(b) of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

(5)           Fixtures, Vehicles, any other assets subject to certificates of title, and Money and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest therein is perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);

(6)           Proceeds of Accounts, receivables or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not been transferred to or deposited in the Collateral Proceeds Account (if any) or a Deposit Account of a Grantor subject to the Collateral Agent’s control;

(7)           Contracts, Accounts or receivables subject to the Assignment of Claims Act;

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(8)           Fixtures; and

(9)           uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement).

4.2.3       Jurisdiction of Organization.

(a)           On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4B.

4.2.4       Farm Products. None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.

4.2.5       Accounts Receivable. The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting Security Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor. Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Administrative Agent in writing.

4.2.6       Patents, Copyrights and Trademarks.   Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including, without limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents but excluding licenses to commercially available “off-the-shelf” software) owned by such Grantor in its own name as of the date hereof, in each case, that is not Foreign Intellectual Property.

4.3          Representations and Warranties of Each Pledgor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

4.3.1       Except as provided in subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States

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tax purposes) of any Foreign Subsidiary, as of the Closing Date such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of each series of the voting Capital Stock of each such Foreign Subsidiary owned by such Pledgor.

4.3.2       [RESERVED]

4.3.3       Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens arising by operation of law or permitted by the Credit Agreement (or described in the definition of “Permitted Lien” in the Credit Agreement).

4.3.4       Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon delivery to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the ABL Collateral Agent, the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, in each case subject to subsection 3.4 and any Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.5       Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with each applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the ABL Collateral Agent, the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities constituting uncertificated securities, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged

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Securities from such Pledgor, to the extent provided in and governed by the Code, in each case subject to Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5   COVENANTS

5.1          Covenants of Each Guarantor. Each Guarantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans and all other Obligations then due and owing, shall have been paid in full in cash and the Commitments shall have terminated, (ii) a sale or other disposition of all the Capital Stock of such Guarantor (other than to the Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) such Guarantor becoming an Excluded Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2          Covenants of Each Grantor. Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) a sale or other disposition of all the Capital Stock of such Grantor (other than to the Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Grantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) such Grantor becoming an Excluded Subsidiary:

5.2.1       Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held as Collateral pursuant

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to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement or as contemplated by the Intercreditor Agreements.

5.2.2       [Reserved].

5.2.3       Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4       Maintenance of Perfected Security Interest; Further Documentation.

(a)           Such Grantor shall use commercially reasonable efforts to maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest as and to the extent described in subsection 4.2.2 and to defend the security interest created by this Agreement in such Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).

(b)           Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s Term Loan Collateral and such other reports in connection with such Grantor’s Term Loan Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

(c)           At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) as in effect from time to time in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Borrower nor any Grantor will be required to (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit

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accounts, bank or securities account or other Collateral, except (A) so long as the ABL Credit Agreement is in effect, as required by Subsection 4.16 of the ABL Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent, (or another Person as required under any applicable Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case, to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the Collateral Agent, any Collateral Representative or any Additional Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(d)                                 The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining a delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

5.2.5                     Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Collateral Agent of any change in its name, legal form or jurisdiction of organization (whether by merger or otherwise) (and in any event within 30 days of such change); provided that, promptly after receiving a written request therefor from the Collateral Agent, such Grantor shall deliver to the Collateral Agent all additional financing statements and other documents reasonably necessary to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing statements the Collateral Agent shall either promptly file such additional financing statements or approve the filing of such additional financing statements by such Grantor. Upon any such approval such Grantor shall proceed with the filing of the additional financing statements and deliver copies (or other evidence of filing) of the additional filed financing statements to the Collateral Agent.

5.2.6                     [Reserved].

5.2.7                     Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.

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5.2.8                     Accounts Receivable.

(a)                                 With respect to Accounts Receivable constituting Term Loan Priority Collateral and, after the Discharge of ABL Obligations, with respect to Accounts Receivable constituting Collateral, other than in the ordinary course of business or as permitted by the Loan Documents, such Grantor will not (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable or (v) amend, supplement or modify any Account Receivable unless such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting Collateral taken as a whole.

(b)                                 Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it from any obligor under the Accounts Receivable constituting Term Priority Collateral and, after the Discharge of ABL Obligations, constituting Collateral that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Accounts Receivable constituting Collateral.

5.2.9                     Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, provided that with respect to the ABL Priority Collateral, the satisfactory maintenance of such records shall be determined in good faith by such Grantor or the Borrower.

5.2.10              Acquisition of Intellectual Property. Concurrently with or prior to the delivery of the annual Compliance Certificate pursuant to subsection 6.2(b) of the Credit Agreement, the Borrower will notify the Collateral Agent of any acquisition by the Grantors of any registration of any material United States Copyright, Patent or Trademark constituting Collateral, and each applicable Grantor shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral, by the making of appropriate filings in the United States Patent and Trademark Office, or with respect to Copyrights, the United States Copyright Office.

5.2.11              [Reserved].

5.2.12              Commercial Tort Actions. All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor on the date hereof, are described in Schedule 6 hereto. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action, such Grantor shall promptly notify the

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Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon and subject to the terms of this Agreement.

5.3                               Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Pledgor, a sale or other disposition of all the Capital Stock of such Pledgor (other than to the Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Pledgor (other than Holding) ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Pledgor, such Pledgor becoming an Excluded Subsidiary:

5.3.1                     Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (who will hold the same on behalf of the Secured Parties), the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of the voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes). If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Borrower in accordance with the Credit Agreement) shall be paid over to the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement to be held by the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the

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Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by any applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2                     [Reserved]

5.3.3                     Pledged Notes.

(a)                                 Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 9.15), deliver to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with each applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with each applicable Intercreditor Agreement. Furthermore, within ten Business Days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) after any Pledgor obtains a Pledged Note, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement.

5.3.4                     Maintenance of Security Interest.

(a)                                 Such Pledgor shall use commercially reasonable efforts to defend the security interest created by this Agreement in such Pledgor’s Pledged Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and

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documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor provided, that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Borrower nor any other Pledgor will be required to (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) so long as the ABL Credit Agreement is in effect, as required by Subsection 4.16 of the ABL Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case (A) so long as the ABL Credit Agreement is in effect, as required by Subsection 4.16 of the ABL Credit Agreement and (B) to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the Collateral Agent, Collateral Representative or an Additional Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(b)                                 The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

SECTION 6   REMEDIAL PROVISIONS

6.1                               Certain Matters Relating to Accounts.

(a)                                 At any time and from time to time after the occurrence and during the continuance of an Event of Default, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), the Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor

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shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b)                                 [Reserved].

(c)                                  At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 8.1(a) of the Credit Agreement if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement) at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent copies or, if required by the Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.

(d)                                 So long as no Event of Default has occurred and is continuing, subject to each applicable Intercreditor Agreement, the Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to such Grantor’s General Fund Account or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), the Collateral Agent and the Grantors agree that the Collateral Agent, at its option, may require that each Collateral Proceeds Account and the General Fund Account of each Grantor be established at the Collateral Agent or at another institution reasonably acceptable to the Collateral Agent. Each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own General Fund Account, and to maintain such balances in its General Fund Account, as it shall deem to be necessary or desirable.

6.2                               Communications with Obligors; Grantors Remain Liable.

(a)                                 The Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 8.1(a) of the Credit Agreement, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), communicate with obligors under the Accounts Receivable constituting Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b)                                 Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 8.1(a) of the Credit Agreement, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent.

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(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3                               Pledged Stock.

(a)                                 Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.3(b) (which notice shall automatically be deemed to have been given in the case of an Event of Default pursuant to subsection 8.1(f) of the Credit Agreement), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, and to exercise all voting and corporate rights with respect to the Pledged Stock.

(b)                                 Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors (which notice shall automatically be deemed to have been given in the case of an Event of Default pursuant to subsection 8.1(f) of the Credit Agreement), (i) the Collateral Agent or the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor as provided in the Credit Agreement consistent with subsection 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent or the respective nominee thereof in accordance with the terms of each applicable Intercreditor Agreement, and the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, or acting through its respective nominee, if applicable, in accordance with the terms of each applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the

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corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine, all without liability to the maximum extent permitted by applicable law (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall have no duty to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.6 other than in accordance with subsection 6.6.

(c)                                  Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to, subject to each applicable Intercreditor Agreement, (i) comply with any instruction received by it from the Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4                               Proceeds to be Turned Over to the Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties hereto, or the ABL Collateral Agent and the other ABL Secured Parties or any Additional Agent and the other applicable Additional Secured Parties (as defined in the applicable Intercreditor Agreement), or the applicable Collateral Representative, as applicable, in each case in accordance with the terms of the applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the terms of the applicable Intercreditor Agreement in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, if required). All Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral

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Proceeds Account maintained under its sole dominion and control, subject to each applicable Intercreditor Agreement. All Proceeds of Collateral while held by the Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in subsection 6.5 and each applicable Intercreditor Agreement.

6.5                               Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Collateral (as defined in the Credit Agreement) received by the Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, subject to each applicable Intercreditor Agreement, be applied by the Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in subsection 9.14 of the Credit Agreement.

6.6                               Code and Other Remedies. If an Event of Default shall occur and be continuing, subject to the terms of each applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement, all rights and remedies of a secured party under the Code or any other applicable law and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith (subject to the terms of any documentation governing any Special Purpose Financing) collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law and subject to each applicable Intercreditor Agreement, the Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the Collateral Agent’s request (subject to the terms of any documentation governing any Special Purpose Financing and subject to each applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in

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connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in subsection 6.5 above, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7                               Registration Rights.

(a)                                 Subject to each applicable Intercreditor Agreement, if the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.6, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b)                                 Such Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law,

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agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)                                  Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.7 shall be specifically enforceable against such Pledgor, and, to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

6.8                               Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7 THE COLLATERAL AGENT

7.1                               Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)                                 Each Granting Party hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement, (x) each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in subsection 6.6(a) or 6.7, any indorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

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(i)                                     subject to the terms of any documentation governing any Special Purpose Financing, in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii)                                  in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv)                              subject to the terms of any documentation governing any Special Purpose Financing, (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or

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realize upon the Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)                                 The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the Collateral Agent on demand.

(c)                                  Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.

7.2                               Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision).

7.3                               Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Granting Party authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent, including, without limitation, the collateral description “all personal property” or “all assets” or words of similar meaning in any such financing statements, provided that any collateral description in any financing statement or other filing or recording document or instrument with respect to Holding and/or Holding’s Pledged Collateral shall be limited to an accurate and precise description of

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Holding’s Pledged Collateral. The Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant Granting Party of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4                               Authority of Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Granting Parties, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5                               Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor , and the Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement). Notwithstanding anything to the contrary in this subsection 7.5, no Grantor will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Collateral Agent or any other Secured Party (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 8 NON-LENDER SECURED PARTIES

8.1                               Rights to Collateral.

(a)                                 The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement) or to direct the Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute

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any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Guarantor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holding or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning, the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agent seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b)                                 Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Holding or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c)                                  Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled, subject to each applicable Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into the Intercreditor Agreements on its behalf.

(d)                                 Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral,

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including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Guarantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2                               Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3                               Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holding, any Subsidiary of Holding, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.

8.4                               Designation of Non-Lender Secured Parties. The Borrower may from time to time designate a qualifying Person as a “Bank Products Provider,” a “Hedging Provider” or a “Management Credit Provider” hereunder by written notice to the Collateral Agent. Upon being so designated by the Borrower, such Bank Products Provider, Hedging Provider or Management Credit Provider (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Borrower; provided that, at the time of the Borrower’s designation of such Non-Lender Secured Party, the obligations of the relevant Grantor under the applicable Hedging Agreement, Bank Products Agreement or Management Guarantee (as the case may be) have not been designated as ABL Obligations, Junior Priority Obligations (as defined in the Base Intercreditor Agreement) or Additional Obligations.

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SECTION 9 MISCELLANEOUS

9.1                               Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Granting Party and the Collateral Agent; provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) notwithstanding anything to the contrary in subsection 10.1 of the Credit Agreement, no such waiver and no such amendment or modification shall amend, modify or waive the definition of “Secured Party” or subsection 6.5 if such waiver, amendment, or modification would adversely affect a Secured Party without the written consent of each such affected Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreements that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreements or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the Collateral Agent in accordance with this subsection 9.1.

9.2                               Notices. All notices, requests and demands to or upon the Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with subsection 10.2 of the Credit Agreement.

9.3                               No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4                               Enforcement Expenses; Indemnification.

(a)                                 Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against any Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other

47

Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the Collateral Agent and the Administrative Agent, in each case to the extent the Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement.

(b)                                 Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from bad faith, gross negligence or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.

(c)                                  The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5                               Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Collateral Agent and the Secured Parties and their respective successors and assigns permitted by the Credit Agreement.

9.6                               Set-Off. Each Guarantor (other than Holding) hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor, any other Guarantor or the Borrower, any such notice being expressly waived by each Guarantor and by the Borrower, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 8.1(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.

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9.7                               Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8                               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9                               Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10                        Integration. This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11                        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12                        Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such

49

action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i)                                     if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii)                                  in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 9.12(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(iii)                               the Collateral Agent may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the exercise of any rights under any Security Documents, provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 9.12(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(iv)                              any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d)                                 agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Collateral Agent, as the case may be, at the address specified in subsection 10.2 of the Credit Agreement or at such other address of which the Collateral Agent and the Borrower shall have been notified pursuant thereto;

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any consequential or punitive damages.

9.13                        Acknowledgments. Each Granting Party hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

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(b)                                 none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

9.14                        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY (A) IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN, (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THE FOREGOING CLAUSE (A) AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION 9.14.

9.15                        Additional Granting Parties. Each new Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to subsection 6.9(b) of the Credit Agreement shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in substantially the form of Annex 2 hereto. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Borrower pursuant to subsection 6.9(b) of the Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement in substantially the form of Annex 3 hereto.

9.16                        Releases.

(a)                                 At such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full and the Commitments have been terminated, all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties. At the request and sole expense of any Granting Party following any such termination, the Collateral Agent shall deliver to such Granting Party any Security Collateral held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party such documents (including without limitation UCC termination statements) as such Granting Party shall reasonably request to evidence such termination.

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(b)                                 Upon a sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with a sale or other disposition of all the Capital Stock of any Granting Party or any other transaction or occurrence as a result of which such Granting Party ceases to be a Restricted Subsidiary of the Borrower or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor ) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Borrower of a written request for the release of such Granting Party from its Guarantee or the release of the Security Collateral subject to such sale, disposition or other transaction, identifying such Granting Party or the relevant Security Collateral, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, execute and deliver to the Borrower or the relevant Granting Party, at the sole cost and expense of such Granting Party, any Security Collateral of such relevant Granting Party held by the Collateral Agent, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Granting Party, execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Borrower or such Granting Party shall reasonably request (x) to evidence or effect the release of such Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.

(c)                                  Upon any Granting Party becoming an Excluded Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the Collateral Agent shall, upon the request of the Borrower or such Granting Party, deliver to the Borrower or such Granting Party any Security Collateral of such Granting Party held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Borrower or such Granting Party (at the sole cost and expense of the Borrower or such Granting Party) all releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as the Borrower or such Granting Party may reasonably request.

(d)                                 Upon any Security Collateral being or becoming an Excluded Asset, the Lien pursuant to this Agreement on such Security Collateral shall be automatically released. At the request and sole expense of any Granting Party, the Collateral Agent shall deliver such Security Collateral (if held by the Collateral Agent) to such Granting Party and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.

(e)                                  Notwithstanding any other provision of this Agreement or any other Loan Document, Holding shall have the right to transfer all of the Capital Stock of the Borrower held

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by Holding to any Parent Entity or any Subsidiary of any Parent Entity (a “Successor Holding Company”) that (i) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (ii) assumes all of the obligations of Holding under this Agreement and the other Loan Documents to which Holding is a party by executing and delivering to the Collateral Agent a joinder substantially in the form of Annex 4 hereto, or one or more other documents or instruments, together with a financing statement in appropriate form for filing under the Uniform Commercial Code of the relevant jurisdiction, in form and substance reasonably satisfactory to the Collateral Agent, upon which (x) such Successor Holding Company will succeed to, and be substituted for, and may exercise every right and power of, Holding under this Agreement and the other Loan Documents, and shall be thereafter be deemed to be “Holding” for purposes of this Agreement and the other Loan Documents, (y) Holding as predecessor to the Successor Holding Company (“Predecessor Holding”) shall be irrevocably and unconditionally released from its Guarantee and all other obligations hereunder and under the other Loan Documents, and (z) the Lien pursuant to this Agreement on all Security Collateral of Predecessor Holding, and any Lien pursuant to any other Loan Document on any other property or assets of Predecessor Holding, shall be automatically released (it being understood that such transfer of Capital Stock of the Borrower to and assumption of rights and obligations of Holding by such Successor Holding Company shall not constitute a Change of Control). At the request and the sole expense of Predecessor Holding or the Borrower, the Collateral Agent shall deliver to Predecessor Holding any Security Collateral and other property or assets of Predecessor Holding held by the Collateral Agent that is not required to be pledged under this Agreement or any other Loan Document by Successor Holding Company (including the Capital Stock of the Borrower) and execute, acknowledge and deliver to Predecessor Holding (subject to subsection 7.2, without recourse and without representation or warranty) such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as Predecessor Holding or the Borrower shall reasonably request to evidence or effect the release of Predecessor Holding from its Guarantee and other obligations hereunder and under the other Loan Documents, and the release of the Liens created hereby on Predecessor Holding’s Security Collateral (other than the Capital Stock of the Borrower) and by any other Loan Document on any other property or assets of Predecessor Holding.

(f)                                   So long as no Event of Default has occurred and is continuing, the Collateral Agent shall at the direction of any applicable Granting Party return to such Granting Party any proceeds or other property received by it during any Event of Default pursuant to either subsection 5.3.1 or 6.4 and not otherwise applied in accordance with subsection 6.5.

(g)                                  The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this subsection 9.16.

9.17                        Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as security for the Obligations and that this Section 9.17 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

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[Remainder of page left blank intentionally; Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

LBM MIDCO, LLC

By:
Name:
Title:

LBM BORROWER, LLC

By:
Name:
Title:

2

Acknowledged and Agreed to as of

the date hereof by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

3

ANNEX 1

to the First Lien Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT*

The undersigned hereby acknowledges receipt of a copy of the First Lien Guarantee and Collateral Agreement, dated as of August 20, 2015 (the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Credit Agreement referred to therein, as the case may be), made by and among LBM MIDCO, LLC, a Delaware limited liability company, LBM BORROWER, LLC, a Delaware limited liability company, and the other Granting Parties party thereto in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Administrative Agent. The undersigned agrees for the benefit of the Collateral Agent, the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Agreement.

The terms of subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3 or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name: [ ]
Title: [ ]

Address for Notices:

[ ]

*                  This consent is necessary only with respect to any Issuer that is not also a Granting Party.

ANNEX 2

to the First Lien Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [                           ,    ], 20[    ] (this “Assumption Agreement”), made by [                                                              ], a [                                          ] [corporation] ([each an][the] “Additional Granting Party”), in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to a First Lien Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower, certain of its Domestic Subsidiaries and Holding are, or are to become, parties to the First Lien Guarantee and Collateral Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, [the][each] Additional Granting Party is a member of an affiliated group of companies that includes the Borrower and each other Granting Party; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Granting Parties (including such Additional Granting Party) in connection with the operation of their respective businesses; and the Borrower and the other Granting Parties (including such Additional Granting Party) are engaged in related businesses, and each such Granting Party (including [each] such Additional Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Credit Agreement requires [the] [each] Additional Granting Party to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, [the][each] Additional Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

ANNEX 2

NOW, THEREFORE, IT IS AGREED:

1.                                      Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, [the][each] Additional Granting Party, as provided in subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Granting Party thereunder with the same force and effect as if originally named therein as a Granting Party and a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor](2) and, without limiting the generality of the foregoing, hereby expressly obligates itself with respect to all obligations and liabilities of a Granting Party and a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor](3) thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [                          ] to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. [The][Each] Additional Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Granting Party, in its capacities as a Granting Party and a Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor],(4) contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in subsection 3.1 of the Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in subsection 3.3 of the Guarantee and Collateral Agreement].

2.                                      GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

(2)          Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

(3)          Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

(4)          Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

2

ANNEX 2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

3

ANNEX 3

to the First Lien Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [                                        ], 20[    ] (this “Supplemental Agreement”), made by [                                                                                   ], a [                                             ] [corporation] (the “Additional Pledgor”), in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as defined below)). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to a First Lien Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower, certain of its Domestic Subsidiaries and Holding are, or are to become, parties to the First Lien Guarantee and Collateral Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Pledgor to become a Pledgor under the Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional Pledgor; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Guarantee and Collateral Agreement;

ANNEX 3

NOW, THEREFORE, IT IS AGREED:

1.                                      Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional Pledgor listed in Annex 1 hereto and will be bound by all terms, conditions and duties applicable to a Pledgor under the Guarantee and Collateral Agreement, as a Pledgor thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule 2 to the Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information. The Additional Pledgor hereby represents and warrants that each of the representations and warranties of such Additional Pledgor, in its capacity as a Pledgor, contained in subsection 4.3 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Supplemental Agreement) as if made on and as of such date. The Additional Pledgor hereby undertakes each of the covenants, in its capacity as a Pledgor, contained in subsection 5.3 of the Guarantee and Collateral Agreement. The Additional Pledgor hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Pledged Collateral of such Additional Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, except as provided in subsection 3.3 of the Guarantee and Collateral Agreement. The Additional Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplemental Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.                                      GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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ANNEX 3

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

3

ANNEX 4

to the First Lien Guarantee and Collateral Agreement

JOINDER AND RELEASE

JOINDER AND RELEASE, dated as of [                            ], [    ] (this “Joinder”) by and among [                        ] (“Assignor”), [                          ] (“Assignee”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (in such CIB capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below and for the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (“Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to a First Lien Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Assignor (as the direct parent of the Borrower), the Borrower and certain other subsidiaries of the Borrower entered into the First Lien Guarantee and Collateral Agreement, dated as of August 20, 2015 (the “Guarantee and Collateral Agreement”) by and among Assignor, the Borrower, certain of the Borrower’s Subsidiaries and the Collateral Agent, pursuant to which, among other things, they agreed to jointly and severally, unconditionally and irrevocably, guarantee all of the obligations of the Borrower under the Credit Agreement and grant security interests in and pledge property and assets, including the Pledged Collateral, in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, Assignee is acquiring from Assignor all of the Capital Stock of the Borrower;

WHEREAS, in connection therewith, Section 9.16(e) of the Guarantee and Collateral Agreement requires Assignee to assume all of the obligations of Assignor under the Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party; and

WHEREAS, upon the assumption of Assignor’s obligations by Assignee, the Assignor shall be automatically released from its obligations under the Guarantee and Collateral Agreement and any other instrument or document furnished pursuant thereto, and pursuant to

Section 9.16(e) of the Guarantee and Collateral Agreement the Collateral Agent shall, among other things, take such actions as may be reasonably requested to evidence such release.

NOW, THEREFORE, IT IS AGREED:

1.              By executing and delivering this Joinder, Assignee hereby expressly assumes all of the obligations of Assignor under the Guarantee and Collateral Agreement and each other Loan Document to which Assignor is a party and agrees that it will be bound by the provisions of the Guarantee and Collateral Agreement and such other Loan Documents. Pursuant to Section 9.16(e) of the Guarantee and Collateral Agreement, Assignee hereby succeeds to, and is substituted for, and shall exercise every right and power of, Assignor under the Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party, and shall be thereafter be deemed to be “Holding” for purposes of the Guarantee and Collateral Agreement and the other Loan Documents and a “Guarantor”, “Granting Party” and “Pledgor” for purposes of the Guarantee and Collateral Agreement as if originally named therein and the Assignor is hereby expressly, irrevocably and unconditionally discharged from all debts, obligations, covenants and agreements under the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party.

2.              The Collateral Agent hereby confirms and acknowledges the release of Assignor from its Guarantee and all other obligations under the Guarantee and Collateral Agreement and all other obligations thereunder and under the other Loan Documents.

3.              The Collateral Agent hereby confirms and acknowledges that the Lien pursuant to the Guarantee and Collateral Agreement on all Security Collateral of Assignor, and any Lien pursuant to any other Loan Document on the property or assets of Assignor, have been automatically released.

4.              Assignee hereby represents and warrants that each of the representations and warranties made by Assignee, in its capacity as a Guarantor, Grantor and Pledgor, in each case solely with respect to the representations and warranties made by Holding, contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date. Assignee hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of Assignee, subject to subsection 3.3 of the Guarantee and Collateral Agreement and with the limitations as applicable to Holding.

5.              GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

7

EXHIBIT C-1

to

FIRST LIEN CREDIT AGREEMENT

FORM OF FIRST/SECOND LIEN INTERCREDITOR AGREEMENT

[See attached.]

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and between

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Original First Lien Agent

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Original Second Lien Agent

Dated as of August 20, 2015

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EXHIBITS:

Exhibit A                                             Form of Additional Indebtedness Designation

Exhibit B                                             Form of Additional Indebtedness Joinder

Exhibit C                                             Form of Joinder of Original First Lien Credit Agreement or Original Second Lien Credit Agreement

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INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of August 20, 2015, by and between CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Original First Lien Agent”) for the Original First Lien Secured Parties referred to below, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Original Second Lien Agent”) for the Original Second Lien Secured Parties referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A.                                    Pursuant to the Original First Lien Credit Agreement, the Original First Lien Creditors have agreed to make certain loans to or for the benefit of the Original First Lien Borrower, as more particularly provided therein.

B.                                    Pursuant to the Original First Lien Guarantees, the Original First Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Original First Lien Borrower’s obligations under the Original First Lien Facility Documents, as more particularly provided therein.

C.                                    As a condition to the effectiveness of the Original First Lien Credit Agreement and to secure the obligations of the Original First Lien Borrower and the Original First Lien Guarantors and each other Subsidiary of the Original First Lien Borrower that is now or hereafter becomes an Original First Lien Credit Party, the Original First Lien Credit Parties have granted or will grant to the Original First Lien Agent (for the benefit of the Original First Lien Secured Parties) Liens on the Collateral, as more particularly provided in the Original First Lien Facility Documents.

D.                                    Pursuant to that Original Second Lien Credit Agreement, the Original Second Lien Lenders have agreed to make certain loans to or for the benefit of the Original Second Lien Borrower, as more particularly provided therein.

E.                                     Pursuant to the Original Second Lien Guarantees, the Original Second Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Original Second Lien Borrower’s obligations under the Original Second Lien Facility Documents, as more particularly provided therein.

F.                                      As a condition to the effectiveness of the Original Second Lien Credit Agreement and to secure the obligations of the Original Second Lien Borrower and the Original Second Lien Guarantors and each other Subsidiary of the Original Second Lien Borrower that is now or hereafter becomes an Original Second Lien Credit Party, the Original Second Lien Credit Parties have granted or will grant to the Original Second Lien Agent (for the benefit of the Original Second Lien Secured Parties) Liens on the Collateral, as more particularly provided in the Original Second Lien Facility Documents.

G.                                    Pursuant to this Agreement, the Original First Lien Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation hereunder, substantially in the form attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11 hereof, and the

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holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Original First Lien Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Original First Lien Borrower), as the case may be, for all purposes under this Agreement.

H.                                   Each of the Original First Lien Agent (on behalf of the Original First Lien Secured Parties) and the Original Second Lien Agent (on behalf of the Original Second Lien Secured Parties) and, by their acknowledgment hereof, the Original First Lien Credit Parties and the Original Second Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOWTHEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2                                    Other Definitions. Capitalized terms used but not otherwise defined herein shall have their respective meanings as set forth in the Original First Lien Credit Agreement as in effect on the date hereof. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Royal Bank of Canada, in its capacity as collateral agent under the ABL Credit Agreement, or any successor collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement” shall have the meaning set forth in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement” shall mean the intercreditor agreement dated as of the date of this Agreement, by and among the Original First Lien Agent, the Original Second Lien Agent and the ABL Agent, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

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“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Collateral Documents” (or an equivalent definition) as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Original First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder, provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether or not then in effect.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their permitted successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Creditor” under any Additional Credit Facility.

“Additional Credit Party” shall mean the Original First Lien Borrower, Holding (so long as it is a guarantor under any of the Additional Guarantees) and each Affiliate of the Original First Lien Borrower that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers and Additional Management Credit Providers in respect of any Additional Documents and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreement between any Additional Credit Party and any Additional Bank Products Provider, any Hedging Agreements between any Additional Credit Party and any Additional Hedging Provider, any Management Guarantee in favor of an Additional Management Credit Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates and

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delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time an Additional Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)                                 prior to the Discharge of Original First Lien Obligations, subsection 7.2 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect (which covenant is designated in such Original First Lien Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Original Second Lien Obligations, subsection 7.2 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original Second Lien Credit Agreement then in effect (which covenant is designated in such Original Second Lien Credit Agreement as applicable for purposes of this definition); and

(c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Original First Lien Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

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As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Original First Lien Obligations, in subsection 1.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Original Second Lien Obligations, in subsection 1.1 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect), or in any other Original Second Lien Credit Agreement then in effect (if the Initial Original Second Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Original First Lien Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Junior Priority Exposure” shall mean, as to any Additional Credit Facility in respect of Junior Priority Debt, as of the date of determination, the sum of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Junior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder.

“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Original First Lien Borrower in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time an Additional Management Credit Provider with respect to more than one Credit Facility).

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Providers, Additional Hedging Providers or Additional Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)                                 prior to the Discharge of Original First Lien Obligations, subsection 7.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect (which covenant is designated in such Original First Lien Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Original Second Lien Obligations, subsection 7.1 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Original Second Lien Credit Agreement then in effect (which covenant is designated in such Original Second Lien Credit Agreement as applicable for purposes of this definition); and

(c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Original First Lien Obligations, in subsection 1.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Original Second Lien Obligations, in subsection 1.1 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect), or in any other Original Second Lien Credit Agreement then in effect (if the Initial Original Second Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

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“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any Original First Lien Bank Products Provider, Original Second Lien Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” shall mean for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Original First Lien Borrower.

“Borrower” shall mean any of the Original First Lien Borrower, the Original Second Lien Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents” shall mean any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement or the ABL Credit Agreement or any affiliate thereof, or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is

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rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the Original First Lien Collateral Documents, the Original Second Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the Original First Lien Agent is the Senior Priority Representative, the Original First Lien Secured Parties, and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” shall mean the Original First Lien Facility Documents, the Original Second Lien Facility Documents and any Additional Documents.

“Credit Facility” shall mean the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the Original First Lien Credit Parties, the Original Second Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Party that the Original First Lien Borrower designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), in each case as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each such Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Additional Indebtedness under such Additional Credit Facility is

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paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Original Second Lien Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Original First Lien Obligations” shall mean (a) the payment in full in cash of the applicable Original First Lien Obligations (other than Original First Lien Obligations constituting Excluded Senior Priority Obligations) that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable Original First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Original First Lien Facility Documents.

“Discharge of Original Second Lien Obligations” shall mean (a) the payment in full in cash of the applicable Original Second Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable Original Second Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under any outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of any outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original Second Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Original Second Lien Facility Documents.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Original First Lien Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollar” and “$” shall mean lawful money of the United States.

“Event of Default” shall mean an Event of Default under any Original First Lien Credit Agreement, any Original Second Lien Credit Agreement or any Additional Credit Facility.

“Excluded Senior Priority Obligations” shall mean, as of any date of determination, collectively, (i) any Senior Priority Obligations solely to the extent such Senior Priority Obligations are not permitted to be incurred and secured by a Lien on the Collateral on such date of determination pursuant to subsections 7.1 and 7.2 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting

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Indebtedness and Liens contained in any other Original Second Lien Credit Agreement then in effect if the Initial Original Second Lien Credit Agreement is not then in effect (which covenant is designated in such Original Second Lien Credit Agreement as applicable for purposes of this definition) (but, in each case, without giving effect to any amendment, restatement, waiver, consent, replacement or other modification after the date hereof that would reduce or otherwise restrict the incurrence or lien capacity of the Borrower with respect to the foregoing) and (ii) any interest, fees, attorney’s fees, costs, expenses and indemnities payable on account of such Senior Priority Obligations that are not permitted as specified in clause (i) above.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)                                 the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)                                 the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)                                  the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)                                 the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)                                  subject to preexisting rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)                                   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)                                  the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)                                 the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.

For the avoidance of doubt, (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the imposition of a default rate or late fee, (iii) the acceleration of the Obligations, (iv) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (v) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents or (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

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“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the Original First Lien Facility Documents, in the Original Second Lien Facility Documents or in any Additional Documents.

“Guarantor” shall mean any of the Original First Lien Guarantors, the Original Second Lien Guarantors or the Additional Guarantors.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Original First Lien Hedging Provider, any Original Second Lien Hedging Provider or any Additional Hedging Provider, as applicable.

“Holding” shall mean LBM Midco, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Impairment of Series of Junior Priority Debt” shall have the meaning set forth in Section 4.1(g).

“Impairment of Series of Senior Priority Debt” shall have the meaning set forth in Section 4.1(e).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capitalized Lease Obligations, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Original First Lien Credit Agreement” shall have the meaning given such term in the definition of “Original First Lien Credit Agreement”.

“Initial Original Second Lien Credit Agreement” shall have the meaning given such term in the definition of “Original Second Lien Credit Agreement”.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors,

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composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Junior Intervening Creditor” shall have the meaning set forth in Section 4.1(h).

“Junior Priority Agent” shall mean any of the Original Second Lien Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral” shall mean any and all Collateral that secures or purports to secure any Junior Priority Obligations.

“Junior Priority Collateral Documents” shall mean the Original Second Lien Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean the Original Second Lien Credit Agreement and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Original Second Lien Lenders and any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)                                 all Original Second Lien Obligations; and

(2)                                 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Original First Lien Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Original Second Lien Facility Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted (a) by an Original Second Lien Collateral Document to the Original Second Lien Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Original Second Lien Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Original Second Lien Agent acting for the Junior Priority Secured Parties, unless either (i) the Original Second Lien Credit Agreement is no longer in effect or (ii) the aggregate Additional Junior Priority Exposure (and in any event excluding Additional Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under any Additional Credit Facility in respect of Junior Priority Debt exceeds the aggregate Original Second Lien Exposure (and in any event excluding Original Second Lien Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees), in which case the Junior Priority Representative shall be the Junior Priority Agent (if other than a Designated Agent) representing the Junior Priority Creditors with the greatest aggregate Additional Junior Priority Exposure (and in any event excluding Junior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under an Additional Credit Facility in respect of Junior Priority

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Debt acting for the Junior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Junior Priority Agents then party to this Agreement).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” shall mean, with respect to any Lien of the Original First Lien Agent, the Original First Lien Creditors, the Original Second Lien Agent, the Original Second Lien Creditors, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Additional Management Credit Provider, any Original First Lien Management Credit Provider or any Original Second Lien Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned to such term in (a) with respect to the Original First Lien Obligations, the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any Other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (b) with respect to the Original Second Lien Obligations, the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect), or in any Other Original Second Lien Credit Agreement then in effect (if the Initial Original Second Lien Credit Agreement is not then in effect) and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Moody’s” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Original First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Agent” or “Collateral Agent” under the Original First Lien Credit Agreement.

“Original First Lien Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Original First Lien Credit Party with the obligations of such Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Original First Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Original First Lien Borrower” shall mean LBM Borrower, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Original First Lien Collateral Documents” shall mean all “Security Documents” as defined in the Original First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original First Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted

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securing any Original First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original First Lien Credit Agreement” shall mean (a) that certain First Lien Credit Agreement, dated as of the date hereof, among the Original First Lien Borrower, the Original First Lien Lenders and the Original First Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial Original First Lien Credit Agreement”), together with (b) if designated by the Original First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the Original First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other Original First Lien Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (a) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Senior Priority Obligations, and (b) the requisite creditors party to such Other Original First Lien Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (other than any Senior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Original First Lien Borrower) and the Junior Priority Representative (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Original First Lien Borrower) that the obligations under such Other Original First Lien Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Original First Lien Credit Agreement shall be deemed a reference to the Initial Original First Lien Credit Agreement and any Other First Lien Credit Agreement, in each case then in existence.

“Original First Lien Credit Parties” shall mean the Original First Lien Borrower, the Original First Lien Guarantors and each other Affiliate of any Borrower that is now or hereafter becomes a party to any Original First Lien Facility Documents.

“Original First Lien Creditors” shall mean the Original First Lien Lenders together with all Original First Lien Bank Product Providers, Original First Lien Hedging Providers, Original First Lien Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Senior Priority Creditor” under any Original First Lien Credit Agreement.

“Original First Lien Facility Documents” shall mean the Original First Lien Credit Agreement, the Original First Lien Guarantees, the Original First Lien Collateral Documents, any Bank Products Agreement between any Original First Lien Credit Party and any Original First Lien Bank Products Provider, any Hedging Agreements between any Original First Lien Credit Party and any Original First Lien Hedging Provider, any Management Guarantee in favor of an Original First Lien Management Credit Provider, those other ancillary agreements as to which the Original First Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original First Lien Agent, in connection with any of the foregoing or any Original First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

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“Original First Lien Guarantees” shall mean the Guarantee and Collateral Agreement, as defined in the Original First Lien Credit Agreement, and all other guaranties executed under or in connection with any Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Original First Lien Borrower that at any time is a guarantor under any of the Original First Lien Guarantees.

“Original First Lien Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Original First Lien Credit Party with the obligations of such Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Original First Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Original First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original First Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“Original First Lien Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Original First Lien Credit Party, with the obligations of the applicable Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents and (b) has been designated by the Original First Lien Borrower in accordance with the terms of one or more Original First Lien Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Original First Lien Obligations” shall mean all obligations of every nature of each Original First Lien Credit Party from time to time owed to the Original First Lien Agent, the Original First Lien Lenders or any of them, any Original First Lien Bank Products Provider, any Original First Lien Hedging Provider, or any Original First Lien Management Credit Provider under any Original First Lien Facility Documents, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original First Lien Credit Party, would have accrued on any Original First Lien Obligation, whether or not a claim is allowed against such Original First Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original First Lien Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original First Lien Secured Parties” shall mean the Original First Lien Agent and the Original First Lien Creditors.

“Original Second Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Agent” or “Collateral Agent” under the Original Second Lien Credit Agreement.

“Original Second Lien Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Original Second Lien Credit Party with the obligations of such

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Original Second Lien Credit Party thereunder being secured by one or more Original Second Lien Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Original Second Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Original Second Lien Borrower” shall mean LBM Borrower, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Original Second Lien Collateral Documents” shall mean all “Security Documents” as defined in the Original Second Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original Second Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Original Second Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original Second Lien Credit Agreement” shall mean (a) that certain Second Lien Credit Agreement, dated as of the date hereof, among the Original Second Lien Borrower, the Original Second Lien Lenders and the Original Second Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial Original Second Lien Credit Agreement”), together with (b) if designated by the Original First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the Original Second Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other Original Second Lien Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (a) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Junior Priority Obligations, and (b) the requisite creditors party to such Other Original Second Lien Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Original First Lien Borrower) and the Junior Priority Representative (other than any Junior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Original First Lien Borrower) that the obligations under such Other Original Second Lien Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Original Second Lien Credit Agreement shall be deemed a reference to the Initial Original Second Lien Credit Agreement and any Other Second Lien Credit Agreement, in each case then in existence.

“Original Second Lien Credit Parties” shall mean the Original Second Lien Borrower, the Original Second Lien Guarantors and each other Affiliate of any Borrower that is now or hereafter becomes a party to any Original Second Lien Facility Documents.

“Original Second Lien Creditors” shall mean the Original Second Lien Lenders together with all Original Second Lien Bank Product Providers, Original Second Lien Hedging Providers, Original Second Lien Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Junior Priority Creditor” under any Original Second Lien Credit Agreement.

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“Original Second Lien Exposure” shall mean, as to any Original Second Lien Credit Agreement, as of the date of determination, the sum of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the Original Second Lien Lenders to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Original Second Lien Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Original Second Lien Obligations thereunder.

“Original Second Lien Facility Documents” shall mean the Original Second Lien Credit Agreement, the Original Second Lien Guarantees, the Original Second Lien Collateral Documents, any Bank Products Agreement between any Original Second Lien Credit Party and any Original Second Lien Bank Products Provider, any Hedging Agreements between any Original Second Lien Credit Party and any Original Second Lien Hedging Provider, any Management Guarantee in favor of an Original Second Lien Management Credit Provider, those other ancillary agreements as to which the Original Second Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original Second Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original Second Lien Agent, in connection with any of the foregoing or any Original Second Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original Second Lien Guarantees” shall mean the “Guarantee and Collateral Agreement” as defined in the Original Second Lien Credit Agreement, and all other guaranties executed under or in connection with any Original Second Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original Second Lien Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Original Second Lien Borrower that at any time is a guarantor under any of the Original Second Lien Guarantees.

“Original Second Lien Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Original Second Lien Credit Party with the obligations of such Original Second Lien Credit Party thereunder being secured by one or more Original Second Lien Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Original Second Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Original Second Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original Second Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“Original Second Lien Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Original Second Lien Credit Party, with the obligations of the applicable Original Second Lien Credit Party thereunder being secured by one or more Original Second Lien Collateral Documents and (b) has been designated by the Original First Lien Borrower in accordance with the terms of one or more Original Second Lien Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Original Second Lien Obligations” shall mean all obligations of every nature of each Original Second Lien Credit Party from time to time owed to the Original Second Lien Agent, the Original Second Lien Lenders or any of them, any Original Second Lien Bank Products Provider, any Original Second

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Lien Hedging Provider or any Original Second Lien Management Credit Provider under any Original Second Lien Facility Documents, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original Second Lien Credit Party, would have accrued on any Original Second Lien Obligation, whether or not a claim is allowed against such Original Second Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursements of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original Second Lien Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original Second Lien Secured Parties” shall mean the Original Second Lien Agent and the Original Second Lien Creditors.

“Other Original First Lien Credit Agreement” shall have the meaning assigned thereto in the definition of “Original First Lien Credit Agreement.”

“Other Original Second Lien Credit Agreement” shall have the meaning assigned thereto in the definition of “Original Second Lien Credit Agreement.”

“Party” shall mean any of the Original First Lien Agent, the Original Second Lien Agent or any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledged Securities” shall have the meaning set forth in the Senior Priority Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“S&P” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Intervening Creditor” shall have the meaning set forth in Section 4.1(f).

“Senior Priority Agent” shall mean any of the Original First Lien Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral” shall mean any and all Collateral that secures or purports to secure any Senior Priority Obligations.

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“Senior Priority Collateral Documents” shall mean the Original First Lien Collateral Documents and the Additional Collateral Documents relating to any Senior Priority Obligations.

“Senior Priority Credit Agreement” shall mean any of the Original First Lien Credit Agreement, and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Original First Lien Creditors and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)                                 all Original First Lien Obligations; and

(2)                                 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Original First Lien Borrower as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Original First Lien Facility Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Credit Facility in respect of Senior Priority Debt, as of the date of determination, the sum of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Senior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Senior Priority Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Senior Priority Obligations thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by an Original First Lien Collateral Document to the Original First Lien Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Original First Lien Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Representative” shall mean the Original First Lien Agent under the Initial Original First Lien Credit Agreement while the Initial Original First Lien Credit Agreement is in effect; provided that if the Initial Original First Lien Credit Agreement is not in effect, the Senior Priority Representative shall be the Senior Priority Agent (if other than a Designated Agent) representing the Senior Priority Creditors with the greatest aggregate Senior Priority Exposure (and in any event excluding Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under a Credit Facility in respect of Senior Priority Debt acting for the Senior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Senior Priority Agents then party to this Agreement).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Original Second Lien Credit Agreement, (b) the Indebtedness under each other Original Second Lien

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Credit Agreement and (c) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Original First Lien Credit Agreement, (b) the Indebtedness under each other Original First Lien Credit Agreement and (c) the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Original First Lien Borrower.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3                                    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

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ARTICLE II

LIEN PRIORITY

Section 2.1                                    Agreement to Subordinate.

(a)                                 Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Secured Party or any Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)                                     any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Secured Parties in such Collateral to secure all or any portion of the Senior Priority Obligations (solely to the extent not constituting Excluded Senior Priority Obligations);

(ii)                                  any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations (solely to the extent not constituting Excluded Senior Priority Obligations) shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in such Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)                               except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents and subject to Section 4.1(e) and (f), in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations; and

(iv)                              except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents and subject to Section 4.1(g) and (h), in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral

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now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.

(b)                                 Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Sections 4.1(e) and (f), any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations.

(c)                                  Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Secured Party securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, subject to Sections 4.1(g) and (h), any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.

(d)                                 Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth

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herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(e)                                  The Original First Lien Agent, for and on behalf of itself and the Original First Lien Creditors, acknowledges and agrees that (x) concurrently herewith, the Original Second Lien Agent, for the benefit of itself and the Original Second Lien Lenders, has been granted Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto.

(f)                                   The Original Second Lien Agent, for and on behalf of itself and the Original Second Lien Lenders, acknowledges and agrees that (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the Original Second Lien Agent has been granted Junior Priority Liens, and the Original Second Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original Second Lien Agent has been granted Junior Priority Liens, and the Original Second Lien Agent hereby consents thereto.

(g)                                  Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the Original Second Lien Agent, for the benefit of itself and the Original Second Lien Lenders, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)                                 The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(i)                                     So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that the Original First Lien Borrower shall, or shall permit any other

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Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and, unless otherwise provided for in accordance with Section 2.5(d), have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(i) shall be subject to Section 4.1(b).

Section 2.2                                    Waiver of Right to Contest Liens.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Secured Party in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Secured Party under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Secured Party seeks to enforce its Liens in any Collateral.

(b)                                 Except as may separately otherwise be agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Creditors represented thereby, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that none of such Senior Priority Agent and such Senior Priority Creditors represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Senior Priority Agent or any Senior Priority Creditor represented thereby under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Creditor represented thereby is not prohibited from taking such action under this Agreement.

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(c)                                  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(d)                                 The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3                                    Remedies Standstill.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)                             will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Article VI) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and that the Junior Priority Obligations thereunder are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to Exercise Any Secured Creditor Remedies (the “ Junior Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and is diligently pursuing the same, and such Junior Priority Agent has notice thereof, and

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(ii)                          will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1 and subject to the terms of any other applicable intercreditor agreement.

(b)                                 Each Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1, and any other applicable intercreditor agreement.

(c)                                  Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the receipt by any Secured Party of the payments of interest, principal, premiums, fees and other amounts owed in respect of the Senior Priority Obligations or Junior Priority Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the exercise by any Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Junior Priority Lien.

Section 2.4                                    Exercise of Rights.

(a)                                 No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, but in any

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case consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)                                 Release of Liens by Junior Priority Secured Parties. In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents and the Junior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, which release under this clause (C) shall have been approved by the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clause (B) and clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), or (D) upon the termination and discharge of a subsidiary guarantee in accordance with the terms of the Senior Priority Documents (in the case of this clause (D) with respect to Collateral consisting of assets or property of the subsidiary so released), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 and there is a

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corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer, disposition or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5                                    No New Liens.

(a)                                 Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:

(i)                             no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of Junior Priority Obligations by any Person unless such Person also provides a guarantee of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                          if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of Junior Priority Obligations by any Person who does not also provide a guarantee of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.

(b)                                 Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, for and on behalf of itself and any Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that:

(i)                             no such Senior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Senior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Senior Priority Obligations, or (y) any Lien on any assets of any Credit

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Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                          if any such Senior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Senior Priority Obligations by any Person who does not also provide a guarantee of all other Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant Senior Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.

(c)                                  Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, for and on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)                             no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Junior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                          if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Junior Priority Obligations by any Person who does not also provide a guarantee of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such guarantee or Lien.

(d)                                 No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

Section 2.6                                    Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may

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otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

Section 2.7                                    Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the Senior Priority Collateral and the Junior Priority Collateral be identical. In furtherance of the foregoing, the parties hereto agree:

(a)                                 to cooperate in good faith in order to determine, upon any reasonable request by any Agent, the specific assets included in the Senior Priority Collateral and the Junior Priority Collateral, the steps taken to perfect the Senior Priority Liens and the Junior Priority Liens thereon and the identity of the respective parties obligated under the Senior Priority Documents and the Junior Priority Documents; and

(b)                                 that the documents, agreements and instruments creating or evidencing the Junior Priority Collateral and the Junior Priority Liens shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Senior Priority Collateral and the Senior Priority Liens, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1                                    Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against any Borrower or any other Credit Party, each Junior Priority Secured Party may file a proof of claim or statement of interest with respect to its respective Junior Priority Obligations, (c) each Junior Priority Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Junior Priority Secured Party, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) each Junior Priority Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) each Junior Priority Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral, (f) each Junior Priority Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above, (g) each Junior Priority Creditor may take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on the Collateral to the extent (A) not adverse to the priority status of the Liens on the Collateral securing the Senior Priority Obligations, or the rights of any Senior Priority Agent or the other Senior Priority Creditors to exercise rights and remedies in respect thereof, and (B) not otherwise inconsistent with the terms of this Agreement, including the automatic release of Liens provided in Section 2.4(b), (h) each Junior Priority Creditor may vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any

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arguments and motions with respect to the Junior Priority Obligations and the Collateral that are, in each case, in accordance with the terms of this Agreement; provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Junior Priority Agent or any other Junior Priority Creditor may be inconsistent with the terms of this Agreement, (i) each Junior Priority Creditor may bid for or purchase any Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the Senior Priority Representative, or any sale of any Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Senior Priority Obligations and (j) each Junior Priority Creditor may exercise rights and remedies as unsecured creditors against the Credit Parties that have guaranteed or granted Liens to secure the Junior Priority Obligations (other than initiating or joining in an involuntary case or proceeding under any Insolvency Proceeding with respect to any Credit Party, prior to the termination of the Junior Standstill Period); provided that (i) any such exercise shall not be expressly prohibited by the terms of this Agreement (including Sections 2.2 and 6) and (ii) in the event that any Junior Priority Creditor becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Priority Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Priority Obligations) as the other Liens securing the Junior Priority Obligations are subject to this Agreement.

Section 3.2                                    Delivery of Control Collateral; Agent for Perfection.

(a)                                 Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)                                 Each Agent, for the benefit of and on behalf of itself and each other Secured Party represented thereby, agrees to hold all Control Collateral and Cash Collateral that is part of the Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. The Senior Priority Representative and the Senior Priority Creditors shall not have any obligation whatsoever to the Junior Priority Agents or the other Secured Parties to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to (i) holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the Junior Priority Creditors for purposes of perfecting the Lien held by the Junior Priority Creditors. The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for the other Secured Parties, or any other Person.

(c)                                  In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

Section 3.3                                    Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other

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Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4                                    Insurance. The Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Each of the Senior Priority Representative and the Junior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Until the Discharge of Senior Priority Obligations, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5                                    No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6                                    Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1                                    Application of Proceeds.

(a)                                 Revolving Nature of Certain Obligations. Each Agent, for and on behalf of itself and the Creditors represented thereby, expressly acknowledges and agrees that (i) any Credit Facility

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may include a revolving commitment and that in the ordinary course of business the applicable Agents and/or Creditors may apply payments and make advances thereunder; (ii) the amount of the applicable Obligations in respect thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Obligations may be modified, extended or amended from time to time, and that the aggregate amount of such Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Agent or Creditor commences the Exercise of Secured Creditor Remedies, all amounts received by such Agent or such Creditor as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the Original Second Lien Obligations, or any Additional Obligations, or any portion thereof.

(b)                                 Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Creditors represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by such Agent in connection with any Exercise of Secured Creditor Remedies shall be applied as set forth in the ABL/Term Loan Intercreditor Agreement and, with respect to Collateral and Proceeds paid to the Term Loan Collateral Representative thereunder (or if the ABL/Term Loan Intercreditor Agreement is not then in effect), shall be applied as follows, subject to clauses (e) through (h) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent (to the extent not already reimbursed under the ABL/Term Loan Intercreditor Agreement), as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with paragraph third of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second to the payment, on a pro rata basis, of the Senior Priority Obligations (other than Excluded Senior Priority Obligations) in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred, third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred;

fourth, to the payment, on a pro rata basis, of any Excluded Senior Priority Obligations in accordance with the applicable Senior Priority Documents until such Excluded Senior Priority Obligations have been paid in full in cash; and

fifth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)                                  Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds

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or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(d)                                 Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Original First Lien Borrower or as the Junior Priority Representative may reasonably request to enable the Junior Priority Representative to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(e)                                  Impairment of Senior Priority Debt. Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Debt of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby). In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(f)                                   Senior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by

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appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party an “Senior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Senior Intervening Creditor has a senior lien.

(g)                                  Impairment of Junior Priority Debt. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby). In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment of Series of Junior Priority Debt.

(h)                                 Junior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party an “Junior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Junior Intervening Creditor has a senior lien.

Section 4.2                                    Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply

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with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Creditors represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1                                    Notice of Acceptance and Other Waivers.

(a)                                 All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Secured Party on, this Agreement, and except as otherwise provided in this Agreement, notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(b)                                 None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in a commercially reasonable manner and otherwise in accordance with mandatory provisions of applicable law or does not breach the provisions of this Agreement.

Section 5.2                                    Modifications to Senior Priority Documents and Junior Priority Documents.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented

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thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)                             subject to Section 2.5, change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)                            subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)                            subject to Section 2.5, amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)                         subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)                       exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                         subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)                           otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)                                 Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)                             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)                            subject to Section 2.5(a), retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

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(iii)                          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)                         release its Lien on any Collateral or other Property;

(v)                         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                         subject to Section 2.5(a), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)                           otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)                                                    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the First/Second Lien Term Loan Intercreditor Agreement, dated as of August 20, 2015 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “First/Second Lien Term Loan Intercreditor Agreement”), initially among Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent for the Original First Lien Lenders to the Original First Lien Credit Agreement, Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent for the Original Second Lien Lenders to the Original Second Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the First/Second Lien Term Loan Intercreditor Agreement and this Agreement, the terms of the First/Second Lien Term Loan Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)                                 Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including with respect to such documents, to:

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(i)                           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)                          subject to Section 2.5(b), retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)                         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)                         release its Lien on any Collateral or other Property;

(v)                         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                         subject to Section 2.5(b), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)                           otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)                           Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including with respect to such documents, to:

(i)                          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)                          subject to Section 2.5(c), retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)                          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)                         release its Lien on any Collateral or other Property;

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(v)                        exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                         subject to Section 2.5(c), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)                           otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)                                   The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Additional Obligations hereunder (as designated by the Original First Lien Borrower), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.

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Section 5.3                                    Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Secured Party may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1                                    DIP Financing.

(a)                                 If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Secured Party shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds, and will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Secured Parties on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) each such Lien in favor of such Senior Priority Secured Party and such Junior Priority Secured Party shall be subject to the provisions of Section 6.1(b) and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization (including with respect to the treatment therein of any Junior Priority Obligations).

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(b)                                 All Liens granted to any Senior Priority Secured Party or Junior Priority Secured Party in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing.

Section 6.2                                    Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3                                    No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4                                    Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement; provided that (a) the Liens of the Junior Priority Secured Parties shall attach to any remaining proceeds with the same priority and validity as the Liens held by the

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Junior Priority Secured Parties in the Collateral, (b) the net cash Proceeds of any sale under Section 363(b) of the Bankruptcy Code are permanently applied to the DIP Financing or any Senior Priority Debt, and (c) such motion does not impair the rights of the Junior Priority Secured Parties under Section 363(k) of the Bankruptcy Code; and provided, further, however, that the Junior Priority Secured Parties may assert any objection with respect to any proposed orders to retain professionals or set bid or related procedures in connection with such sale that may be raised by an unsecured creditor of the Credit Parties.

Section 6.5                                    Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be applied as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is applied in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Creditors represented thereby, and any other Agent, for and on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6                                    Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Grantor will include such person as a debtor-in-possession and any receiver or trustee for such person in an Insolvency Proceeding.

Section 6.7                                    Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

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(c)                                  any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8                                    Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Junior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9                                    Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Creditors represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of additional liens, superpriority or other administrative claims, cash payments, periodic cash payments, cash payments of interest, fees or expenses, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, for and on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of any Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such

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collateral securing the Senior Priority Obligations; (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Creditors represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby.

Section 6.10                             Reorganization Securities and Other Plan-Related Issues.

(a)                                 If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors in respect of the Collateral and/or on account of claims of the Junior Priority Creditors in respect of the Collateral, then, to the extent the debt obligations distributed on account of such claims of the Senior Priority Creditors and/or on account of such claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                                 Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126 of the Bankruptcy Code.

(c)                                  Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11                             Certain Waivers.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code

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or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c)                                  So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                    Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2                                    Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3                                    Representations. The Original First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original First Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original First Lien Creditors. The Original Second Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original Second Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original Second Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

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Section 7.4                                    Amendments.

(a)                                 No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Senior Priority Obligations, each Senior Priority Agent then party to this Agreement and (ii) prior to the Discharge of Junior Priority Obligations, each Junior Priority Agent then party to this Agreement. Notwithstanding the foregoing, the Original First Lien Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise as provided for in the definition of “Original First Lien Credit Agreement” or “Original Second Lien Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Original First Lien Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Original First Lien Borrower and each other affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “Original First Lien Credit Agreement” or “Original Second Lien Credit Agreement” or of the definition of “Senior Priority Representative” or Section 7.19 shall not be given effect except pursuant to a written instrument executed by the Original First Lien Borrower.

(b)                                 In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, any Senior Priority Creditors represented thereby, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors represented thereby; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral (it being understood that the release of any Liens securing Junior Priority Obligations pursuant to Section 2.4(b), shall not be deemed to materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5                                    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be

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personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original First Lien Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th floor
New York, New York 10010
Attention: Loan Operations – Agency Manager
Facsimile: (212) 322-2291
Telephone: (919) 994-6369
Email: agency.loanops@credit-suisse.com

Original Second Lien Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th floor
New York, New York 10010
Attention: Loan Operations – Agency Manager
Facsimile: (212) 322-2291
Telephone: (919) 994-6369
Email: agency.loanops@credit-suisse.com

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Any Original First Lien Agent under any Other Original First Lien Credit Agreement:	As set forth in the joinder executed and delivered by such Original First Lien Agent pursuant to the definition of “Original First Lien Credit Agreement.”

Any Original Second Lien Agent under any Other Original Second Lien Credit Agreement:	As set forth in the joinder executed and delivered by such Original Second Lien Agent pursuant to the definition of “Original Second Lien Credit Agreement.”

Section 7.6                                    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7                                    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors,

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transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8                                    Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9                                    Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10                             No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Borrower and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11                             Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)                                 The Original First Lien Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)                             one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Original First Lien Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;

(ii)                          at least five Business Days (unless a shorter period is agreed in writing by the Parties (other than any Designated Agent) and the Original First Lien Borrower) prior to delivery of the Additional Indebtedness Joinder, the Original First Lien Borrower shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

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(iii)                               the Original First Lien Borrower shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(iv)                              all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to this Agreement.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)                                 Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the Original Second Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the Original Second Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)                                  In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Original First Lien Agent, the Original Second Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Original First Lien Collateral Documents, Original Second Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Original First Lien Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12                             Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Senior Priority Representative) receives written notice

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from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then-existing Senior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13                             Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party (such obligations being absolute and unconditional) to pay any Original First Lien Obligations, any Original Second Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms. Nothing herein shall be construed to limit the relative rights and obligations as among the parties to the ABL/Term Loan Intercreditor Agreement; as among such Persons, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the ABL/Term Loan Intercreditor Agreement.

Section 7.14                             Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15                             Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16                             Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17                             VENUE; JURY TRIAL WAIVER.

(a)                                 EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK

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COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)                                 EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.17(B).

(c)                                  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18                             Intercreditor Agreement. This Agreement is the First/Second Lien Intercreditor Agreement referred to in the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement, each Additional Credit Facility, the Senior Priority Collateral Documents, the Junior Priority Collateral Documents and the Additional Collateral Documents. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19                             No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Original First Lien Facility Document, any other Original Second Lien Facility Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

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Section 7.20                             Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Original First Lien Facility Document, any Original Second Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, any Credit Party in the Senior Priority Documents or the Junior Priority Documents. Each party hereto acknowledges it is a party to the ABL/Term Loan Intercreditor Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the ABL/Term Loan Intercreditor Agreement is not an Original First Lien Facility Document, an Original Second Lien Facility Document or an Additional Document for the purpose of this Section 7.20. In the event of any conflict between the provisions of this Agreement and the provisions of the ABL/Term Loan Intercreditor Agreement, the provisions of the ABL/Term Loan Intercreditor Agreement shall govern.

Section 7.21                             Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the Original First Lien Obligations, the Original Second Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.22                             Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

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IN WITNESS WHEREOF, the Original First Lien Agent, for and on behalf of itself and the Original First Lien Creditors, and the Original Second Lien Agent, for and on behalf of itself and the Original Second Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
in its capacity as Original First Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
in its capacity as Original Second Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Original First Lien Agent, the Original First Lien Creditors, the Original Second Lien Agent, the Original Second Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.

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CREDIT PARTIES:

LBM BORROWER, LLC

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

LBM MIDCO, LLC

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

Feldman Lumber — US LBM, LLC

By: US LBM Holdings, LLC, its Sole Member

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

US LBM Holdings, LLC
BEP/Lyman, LLC
Musselman Lumber - US LBM, LLC
Direct Cabinet Sales - US LBM, LLC
Shelly Enterprises - US LBM, LLC
Standard Supply & Lumber - US LBM, LLC
Coastal Roofing Supply - US LBM, LLC
Lumber Specialties - US LBM, LLC
Fond du Lac Property - US LBM, LLC
East Haven Builders Supply - US LBM, LLC
Bellevue Builders Supply - US LBM, LLC
Kentucky Indiana Lumber - US LBM, LLC
Desert Lumber - US LBM, LLC
Jones Lumber - US LBM, LLC
Bear Truss - US LBM, LLC
Bear Truss Property, LLC
H & H Lumber - US LBM, LLC
American Masons & Building Supply - US LBM, LLC
LS Property, LLC
Richardson Gypsum - US LBM, LLC
Universal Supply Company, LLC
Wisconsin Building Supply - US LBM, LLC
Wallboard Supply Company - US LBM, LLC
Lampert Yards - US LBM, LLC
Hines Buildings Supply - US LBM, LLC
Kirkland Property - US LBM, LLC
Hampshire Property - US LBM, LLC
EHBS Manchester Properties, LLC
John H. Myers & Son - US LBM, LLC
Rosen Materials of Nevada LLC
Rosen Brick America, LLC
Rosen Materials, LLC

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

EXHIBIT A

to the First/Second Lien Intercreditor Agreement

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                             , 20            , by LBM Borrower, LLC, a Delaware limited liability company (the “Original First Lien Borrower”). Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of August 20, 2015, between Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Original First Lien Agent”) for the Original First Lien Creditors, and Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Original Second Lien Agent”) for the Original Second Lien Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of           , 20      (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].

Section 7.11 of the Intercreditor Agreement permits the Original First Lien Borrower to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1.  Representations and Warranties. The Original First Lien Borrower hereby represents and warrants to the Original First Lien Agent, the Original Second Lien Agent, and any Additional Agent that:

(1)           The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)           all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2.   Designation of Additional Indebtedness. The Original First Lien Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

LBM BORROWER, LLC

By:
Name:
Title:

Ex. A-2

EXHIBIT B

to the First/Second Lien Intercreditor Agreement

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                                             , 20      , among LBM Borrower, LLC, a Delaware limited liability company (the “Original First Lien Borrower”), Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Original First Lien Agent”) for the Original First Lien Creditors, Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Original Second Lien Agent”) for the Original Second Lien Lenders,] [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party](1) and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent[,][ and] the Original Second Lien Agent [and [list any previously added Additional Agent]]. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of              , 20       (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].

Section 7.11 of the Intercreditor Agreement permits the Original First Lien Borrower to designate Additional Indebtedness under the Intercreditor Agreement. The Original First Lien Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees with the Borrower and the other Grantors, the Original First Lien Agent, the Original Second Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.     Agreement to be Bound. The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercreditor Agreement.

Section 2.     Recognition of Claims. The Original First Lien Agent (for itself and on behalf of the Original First Lien Lenders), the Original Second Lien Agent (for itself and on behalf of the Original Second Lien Lenders) and [each of] the Additional Agent[s] (for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Original First Lien Agent, the Original Second Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Original

(1) List applicable current Parties, other than any party being replaced in connection herewith.

First Lien Agent, the Original Second Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The Original First Lien Agent (for itself and on behalf of the Original First Lien Creditors), the Original Second Lien Agent (for itself and on behalf of the Original Second Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Original First Lien Obligations represented by the Original First Lien Credit Agreement and the existence and validity of the Original Second Lien Obligations represented by the Original Second Lien Credit Agreement and (b) agree[s] to refrain from making or asserting any claim that the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement or other Original First Lien Facility Documents or Original Second Lien Facility Documents, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.   Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.   Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCEWITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Ex. B-2

[Add Signatures]

Ex. B-3

EXHIBIT C

to the First/Second Lien Intercreditor Agreement

[ORIGINAL FIRST LIEN][ORIGINAL SECOND LIEN]CREDIT AGREEMENT JOINDER

JOINDER, dated as of                          , 20     , among [Credit Suisse AG, Cayman Islands Branch in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”) for the Original First Lien Secured Parties] [Credit Suisse AG, Cayman Islands Branch in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original Second Lien Agent”) for the Original Second Lien Secured Parties], [list any previously added Additional Agent]](2) [and [insert name of additional Original First Lien Secured Parties, Original First Lien Agent, Original Second Lien Secured Parties or Original Second Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent, [and] the Original Second Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of            , 20            (the “Joining [Original First Lien][Original Second Lien] Credit Agreement”), among [list any applicable Credit Party], [list any applicable new Original First Lien Secured Parties or new Original Second Lien Secured Parties, as applicable (the “Joining [Original First][Original Second] Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Original First][Original Second] Lien Agent”)].

The Joining [Original First][Original Second] Lien Agent, for and on behalf of itself and the Joining [Original First][Original Second] Lien Secured Parties, hereby agrees with the Original First Lien Borrower and the other Grantors, the [Original First][Original Second] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.    Agreement to be Bound. The [Joining [Original First][Original Second] Lien Agent, for and on behalf of itself and the Joining [Original First][Original Second] Lien Secured Parties,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][an] [Original First][Original Second] Lien Agent. As of the date hereof, the Joining [Original First Lien] [Original Second Lien] Credit Agreement shall be deemed [the][a] [Original First][Original Second] Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.    Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Original First][Original Second] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.    Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT

(2) List applicable current Parties, other than any party being replaced in connection herewith.

THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Ex. C-2

[ADD SIGNATURES]

Ex. C-3

EXHIBIT C-2

to

FIRST LIEN CREDIT AGREEMENT

FORM OF ABL/TERM LOAN INTERCREDITOR AGREEMENT

[See attached.]

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and among

ROYAL BANK OF CANADA

as ABL Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as First Lien Term Loan Agent

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Second Lien Term Loan Agent

Dated as of August 20, 2015

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(continued)

EXHIBITS

Exhibit A	—	Form of Additional Indebtedness Designation
Exhibit B	—	Form of Additional Indebtedness Joinder
Exhibit C	—	Form of Joinder of ABL Credit Agreement, First Lien Term Loan Credit Agreement or Second Lien Term Loan Credit Agreement

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INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of August 20, 2015 by and among Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “First Lien Term Loan Agent”) for the First Lien Term Loan Secured Parties and Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Second Lien Term Loan Agent”) for the Second Lien Term Loan Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A.                                    Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.                                    Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.                                    As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.                                    Pursuant to the Original First Lien Term Loan Credit Agreement, the First Lien Term Loan Credit Agreement Lenders have agreed to make certain loans to or for the benefit of the First Lien Term Loan Borrower.

E.                                     Pursuant to the First Lien Term Loan Guarantees, the First Lien Term Loan Guarantors have agreed to guarantee the payment and performance of the First Lien Term Loan Borrower’s obligations under the First Lien Term Loan Documents.

F.                                      As a condition to the effectiveness of the Original First Lien Term Loan Credit Agreement and to secure the obligations of the First Lien Term Loan Credit Parties under and in connection with the First Lien Term Loan Documents, the First Lien Term Loan Credit Parties have granted to the First Lien Term Loan Agent (for the benefit of the First Lien Term Loan Secured Parties) Liens on the Collateral.

G.                                    Pursuant to the Original Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement Lenders have agreed to make certain loans to or for the benefit of the Second Lien Term Loan Borrower.

H.                                   Pursuant to the Second Lien Term Loan Guarantees, the Second Lien Term Loan Guarantors have agreed to guarantee the payment and performance of the Second Lien Term Loan Borrower’s obligations under the Second Lien Term Loan Documents.

I.                                        As a condition to the effectiveness of the Original Second Lien Term Loan Credit Agreement and to secure the obligations of the Second Lien Term Loan Credit Parties under and in connection with the Second Lien Term Loan Documents, the Second Lien Term Loan Credit Parties have granted to the Second Lien Term Loan Agent (for the benefit of the Second Lien Term Loan Secured Parties) Liens on the Collateral.

J.                                        Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Term Indebtedness” (and as either “Additional First Lien Term Indebtedness” or “Additional Second Lien Term Indebtedness”, as the case may be) by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Term Indebtedness and any other applicable Additional Term Secured Party shall thereafter constitute Additional Term Secured Parties (and either “Additional First Lien Term Secured Parties” or “Additional Second Lien Term Secured Parties”, as the case may be), and any Additional Term Agent for any such Additional Term Secured Parties shall thereafter constitute an Additional Term Agent (and either an “Additional First Lien Term Agent” or an “Additional Second Lien Term Agent”, as the case may be), for all purposes under this Agreement.

K.                                    Each of the ABL Agent (on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (on behalf of the First Lien Term Loan Secured Parties) and the Second Lien Term Loan Agent (on behalf of the Second Lien Term Loan Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties, the First Lien Term Loan Credit Parties and the Second Lien Term Loan Credit Parties, desire to agree to the relative priority (as between the ABL Secured Parties on one hand and the First Lien Term Loan Collateral Secured Parties and the Second Lien Term Loan Collateral Secured Parties on the other hand) of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1 UCC Definitions.                        The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

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Section 1.2                                    Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Royal Bank of Canada in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an ABL Agent or an Affiliate of an ABL Credit Agreement Lender or an ABL Agent, in each case, on the date the applicable ABL Credit Agreement became effective, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Bank Products Provider” shall mean any Person (other than an ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Company and certain of its Subsidiaries, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Collateral Documents” shall mean all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or modified from time to time.

“ABL Collateral Representative” shall mean (a) if the Original ABL Credit Agreement is then in effect, the ABL Agent acting for the ABL Secured Parties, and (b) if the Original ABL Credit Agreement is not then in effect, the ABL Agent under the relevant subsequent ABL Credit Agreement acting for the ABL Secured Parties.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

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“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Term Loan Collateral Representative, that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any ABL Hedging Agreements, and those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Company (together with its successors and assigns), other than an ABL Borrower, that at any time is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees.

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“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender, in each case, on the date the applicable ABL Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Hedging Agreements” shall mean any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate or any ABL Bank Products Provider and any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate or any ABL Hedging Provider.

“ABL Hedging Provider” shall mean any Person (other than an ABL Hedging Affiliate) that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates, any ABL Hedging Affiliates, any ABL Bank Products Providers or any ABL Hedging Providers, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of ABL Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” shall mean all Collateral consisting of the following:

(1)                                 all Accounts (other than Accounts which constitute identifiable Proceeds of Term Loan Priority Collateral);

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(2)                                 (x) all Deposit Accounts and Securities Accounts (and all Money, cash, Cash Equivalents, checks, other negotiable instruments, funds and other evidences of payments, Securities and Security Entitlements, in each case, credited thereto or deposited therein), and (y) all cash and Cash Equivalents, in each case other than (i) the Asset Sales Proceeds Account and all cash, checks and other property held therein or credited thereto, (ii) Capital Stock of direct and indirect Subsidiaries of Holding and (iii) identifiable Proceeds of Term Loan Priority Collateral;

(3)                                 all Inventory;

(4)                                 to the extent involving or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of direct and indirect Subsidiaries of the Company), Instruments (including Promissory Notes), Letter of Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5)                                 to the extent involving or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)                                 all books and Records relating to the foregoing (including all books, databases, customer lists, credit files, computer files and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7)                                 all collateral security and guarantees with respect to any of the foregoing and all accessions to, substitutions for and replacements of the foregoing, and all Proceeds of the foregoing, including cash, Cash Equivalents, Money, instruments, securities (other than Capital Stock of direct and indirect Subsidiaries of the Company), financial assets, Investment Property (other than Capital Stock of direct and indirect Subsidiaries of the Company), insurance proceeds (including proceeds of business interruption insurance) and Deposit Accounts and Securities Accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (4) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral.

As used in this definition of “ABL Priority Collateral”, the term “Excluded Assets” shall have the meaning provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or

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in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Priority Proceeds” shall have the meaning set forth in the definition of ABL Priority Collateral of this Agreement.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent and all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates, all ABL Hedging Affiliates, all ABL Bank Products Providers and all ABL Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any ABL Credit Agreement.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional First Lien Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional First Lien Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional First Lien Term Credit Facility.

“Additional First Lien Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, (b) was an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender or an Affiliate of an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender, in each case, on the date the Applicable Additional First Lien Term Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Bank Products Provider” shall mean any Person (other than an Additional First Lien Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Borrower” shall mean any Additional First Lien Term Credit Party that incurs or issues Additional Indebtedness under any Additional First Lien Term Credit Facility, together with its successors and assigns.

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“Additional First Lien Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional First Lien Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional First Lien Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional First Lien Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional First Lien Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional First Lien Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional First Lien Term Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original First Lien Term Loan Credit Agreement whether or not then in effect.

“Additional First Lien Term Credit Facility Lenders” shall mean one or more holders of Additional First Lien Term Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional First Lien Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any Additional First Lien Term Credit Facility.

“Additional First Lien Term Credit Party” shall mean the Company, Holding (so long as it is a guarantor under any of the Additional First lien Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional First Lien Term Document, and any other Person who becomes a guarantor under any of the Additional First Lien Term Guarantees.

“Additional First Lien Term Documents” shall mean any Additional First Lien Term Credit Facilities, any Additional First Lien Term Guarantees, any Additional First Lien Term Collateral Documents, any Additional First Lien Term Hedging Agreements, those other ancillary agreements as to which any Additional First Lien Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional First Lien Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional First Lien Term Agent, in connection with any of the foregoing or any Additional First Lien Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional First Lien Term Secured Parties or among any of the First Lien Term Loan Secured Parties and Additional First Lien Term

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Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Guarantees” shall mean any one or more guarantees of any Additional First Lien Term Obligations of any Additional First Lien Term Credit Party by any other Additional First Lien Term Credit Party in favor of any Additional First Lien Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, (b) was an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender or an Affiliate of an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender, in each case, on the date the applicable Additional First Lien Term Credit Facility became effective or at the time of entry into such Additional First Lien Term Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Hedging Agreements” shall mean any Bank Products Agreements between any Additional First Lien Term Credit Party and any Additional First Lien Term Bank Products Affiliate or Additional First Lien Term Bank Products Provider and any Hedging Agreements between any Additional First Lien Term Credit Party and any Additional First Lien Term Hedging Affiliate or Additional First Lien Term Hedging Provider.

“Additional First Lien Term Hedging Provider” shall mean any Person (other than an Additional First Lien Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional First Lien Term Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11 hereof.

“Additional First Lien Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional First Lien Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional First Lien Term Credit Party from time to time to any Additional First Lien Term Agent, any Additional First Lien Term Secured

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Parties or any of them, including any Additional First Lien Term Bank Products Affiliate, Additional First Lien Term Hedging Affiliate, Additional First Lien Term Bank Products Provider or Additional First Lien Term Hedging Provider, under any Additional First Lien Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional First Lien Term Credit Party, would have accrued on any Additional First Lien Term Obligation, whether or not a claim is allowed against such Additional First Lien Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional First Lien Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional First Lien Term Secured Parties” shall mean all Additional First Lien Term Agents, all Additional First Lien Term Credit Facility Lenders, all Additional First Lien Term Bank Products Affiliates, all Additional First Lien Term Bank Products Providers, all Additional First Lien Term Hedging Affiliates, all Additional First Lien Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Additional First Lien Term Credit Facility; and with respect to any Additional First Lien Term Agent shall mean the Additional First Lien Term Secured Parties represented by such Additional First Lien Term Agent.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien on Collateral by:

(a)                                 prior to the Discharge of First Lien Term Loan Obligations, Section 7.2 of the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other First Lien Term Loan Credit Agreement then in effect if the Original First Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such First Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Second Lien Term Loan Obligations, Section 7.2 of the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Second Lien Term Loan Credit Agreement then in effect if the Original Second Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such Second Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(c)                                  prior to the Discharge of ABL Obligations, Section 8.2 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition); and

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(d)                                 prior to the Discharge of Additional Term Obligations, any negative covenant restricting Liens contained in any applicable Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (w) for purposes of the preceding clause (1)(a), prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other First Lien Term Loan Credit Agreement then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect), (x) for purposes of the preceding clause (1)(b), prior to the Discharge of Second Lien Term Loan Obligations, in the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect), or in any other Second Lien Term Loan Credit Agreement then in effect (if the Original Second Lien Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(c), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) and (z) for purposes of the preceding clause (1)(d), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Term Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Term Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Second Lien Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Second Lien Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Second Lien Term Credit Facility.

“Additional Second Lien Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, (b) was an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender or an Affiliate of an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender, in each case, on the date the Applicable Additional Second Lien Term

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Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Bank Products Provider” shall mean any Person (other than an Additional Second Lien Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Borrower” shall mean any Additional Second Lien Term Credit Party that incurs or issues Additional Indebtedness under any Additional Second Lien Term Credit Facility, together with its successors and assigns.

“Additional Second Lien Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional Second Lien Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Second Lien Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Second Lien Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Second Lien Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Second Lien Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Second Lien Term Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original Second Lien Term Loan Credit Agreement whether or not then in effect.

“Additional Second Lien Term Credit Facility Lenders” shall mean one or more holders of Additional Second Lien Term Indebtedness (or commitments therefor) that is or may

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be incurred under one or more Additional Second Lien Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any Additional Second Lien Term Credit Facility.

“Additional Second Lien Term Credit Party” shall mean the Company, Holding (so long as it is a guarantor under any of the Additional Second lien Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Second Lien Term Document, and any other Person who becomes a guarantor under any of the Additional Second Lien Term Guarantees.

“Additional Second Lien Term Documents” shall mean any Additional Second Lien Term Credit Facilities, any Additional Second Lien Term Guarantees, any Additional Second Lien Term Collateral Documents, any Additional Second Lien Term Hedging Agreements, those other ancillary agreements as to which any Additional Second Lien Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Second Lien Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Second Lien Term Agent, in connection with any of the foregoing or any Additional Second Lien Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional Second Lien Term Secured Parties or among any of the Second Lien Term Loan Secured Parties and Additional Second Lien Term Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Guarantees” shall mean any one or more guarantees of any Additional Second Lien Term Obligations of any Additional Second Lien Term Credit Party by any other Additional Second Lien Term Credit Party in favor of any Additional Second Lien Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, (b) was an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender or an Affiliate of an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender, in each case, on the date the applicable Additional Second Lien Term Credit Facility became effective or at the time of entry into such Additional Second Lien Term Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Hedging Agreements” shall mean any Bank Products Agreements between any Additional Second Lien Term Credit Party and any Additional Second Lien Term Bank Products Affiliate or Additional Second Lien Term Bank Products Provider and any Hedging Agreements between any Additional Second Lien Term

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Credit Party and any Additional Second Lien Term Hedging Affiliate or Additional Second Lien Term Hedging Provider.

“Additional Second Lien Term Hedging Provider” shall mean any Person (other than an Additional Second Lien Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional Second Lien Term Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11 hereof.

“Additional Second Lien Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Second Lien Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Second Lien Term Credit Party from time to time to any Additional Second Lien Term Agent, any Additional Second Lien Term Secured Parties or any of them, including any Additional Second Lien Term Bank Products Affiliate, Additional Second Lien Term Hedging Affiliate, Additional Second Lien Term Bank Products Provider or Additional Second Lien Term Hedging Provider, under any Additional Second Lien Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Second Lien Term Credit Party, would have accrued on any Additional Second Lien Term Obligation, whether or not a claim is allowed against such Additional Second Lien Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Second Lien Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Second Lien Term Secured Parties” shall mean all Additional Second Lien Term Agents, all Additional Second Lien Term Credit Facility Lenders, all Additional Second Lien Term Bank Products Affiliates, all Additional Second Lien Term Bank Products Providers, all Additional Second Lien Term Hedging Affiliates, all Additional Second Lien Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Additional Second Lien Term Credit Facility; and with respect to any Additional Second Lien Term Agent shall mean the Additional Second Lien Term Secured Parties represented by such Additional Second Lien Term Agent.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

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(a)                                 prior to the Discharge of First Lien Term Loan Obligations, Section 7.1 of the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other First Lien Term Loan Credit Agreement then in effect if the Original First Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such First Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Second Lien Term Loan Obligations, Section 7.1 of the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Second Lien Term Loan Credit Agreement then in effect if the Original Second Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such Second Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(c)                                  prior to the Discharge of ABL Obligations, Section 8.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition); and

(d)                                 prior to the Discharge of Additional Term Obligations, any negative covenant restricting Indebtedness contained in any Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (w) for purposes of the preceding clause (a), prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other First Lien Term Loan Credit Agreement then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect), (x) for purposes of the preceding clause (b), prior to the Discharge of Second Lien Term Loan Obligations, in the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect), or in any other Second Lien Term Loan Credit Agreement then in effect (if the Original Second Lien Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (c), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (d), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

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“Additional Term Agent” shall mean the Additional First Lien Term Agent and the Additional Second Lien Term Agent.

“Additional Term Collateral Documents” shall mean the Additional First Lien Term Collateral Document and the Additional Second Lien Term Collateral Documents.

“Additional Term Credit Facilities” shall mean the Additional First Lien Term Credit Facilities and the Additional Second Lien Term Credit Facilities.

“Additional Term Credit Facility Lenders” shall mean the Additional First Lien Term Credit Facility Lenders and the Additional Second Lien Term Credit Facility Lenders.

“Additional Term Credit Party” shall mean any Additional First Lien Term Credit Party and any Additional Second Lien Term Credit Party.

“Additional Term Documents” shall mean the Additional First Lien Term Documents and the Additional Second Lien Term Documents.

“Additional Term Guarantees” shall mean the Additional First Lien Term Guarantees and the Additional Second Lien Term Guarantees.

“Additional Term Guarantor” shall mean any Additional Term Credit Party that at any time has provided an Additional Term Guarantee.

“Additional Term Hedging Affiliate” shall mean any Additional First Lien Term Hedging Affiliate and any Additional Second Lien Term Hedging Affiliate.

“Additional Term Hedging Provider” shall mean any Additional First Lien Term Hedging Provider and any Additional Second Lien Term Hedging Provider.

“Additional Term Indebtedness” shall mean any Additional First Lien Term Indebtedness and any Additional Second Lien Term Indebtedness.

“Additional Term Obligations” shall mean the Additional First Lien Term Obligations and the Additional Second Lien Term Obligations.

“Additional Term Recovery” shall have the meaning set forth in Section 5.3(d).

“Additional Term Secured Parties” shall mean the Additional First Lien Term Secured Parties and the Additional Second Lien Term Secured Parties.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

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“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Agent” shall mean the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, as applicable.

“Asset Sales Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Term Loan Priority Collateral and the Proceeds of investment thereof.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any First Lien Term Loan Bank Products Affiliate, any Second Lien Term Loan Bank Products Affiliate, any Additional First Lien Term Bank Products Affiliate or any Additional Second Lien Term Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including processing and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” shall mean any ABL Bank Products Provider, any First Lien Term Loan Bank Products Provider, any Second Lien Term Loan Bank Products Provider, any Additional First Lien Term Bank Products Provider or any Additional Second Lien Term Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the ABL Borrowers, the First Lien Term Loan Borrower, the Second Lien Term Loan Borrower, any Additional First Lien Term Borrower and any Additional Second Lien Term Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

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“Capitalized Lease Obligation” shall have the meaning set forth in the Original ABL Credit Agreement.

“Capital Stock” shall have the meaning set forth in the Original ABL Credit Agreement.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall have the meaning set forth in the Original ABL Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the First Lien Term Loan Secured Parties or the Second Lien Term Loan Secured Parties), and any other cash equivalents similar to such “Cash Equivalents” described therein.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent under any of the ABL Collateral Documents, the First Lien Term Loan Collateral Documents, the Second Lien Term Loan Collateral Documents, the Additional First Lien Term Collateral Documents or the Additional Second Lien Term Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean LBM Borrower, LLC, a Delaware Limited Liability Company, and any successor in interest thereto.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Securities Account, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Controlling Term Holders” shall mean (i) prior to the Discharge of the First Lien Term Loan Collateral Obligations, the “Controlling Senior Priority Secured Parties”, as defined in the First/Second Lien Intercreditor Agreement and (ii) thereafter, the Secured Parties whose Agent is the “Junior Priority Representative”, as defined in the First/Second Lien Intercreditor Agreement.

“Copyrights” shall mean all (a) copyright rights in any work subject to the copyright laws of the United States, whether registered or unregistered and whether published or unpublished, including copyrights in computer software and the content thereof, and internet web sites and the content thereof, (b) all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the tangible medium of fixation, (c) registrations, recordings and applications for registration of any

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such copyright rights in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, and (d) rights to obtain all renewals thereof.

“Credit Documents” shall mean the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents and any Additional Term Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement or any Additional Term Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the First Lien Term Loan Credit Parties, the Second Lien Term Loan Credit Parties and any Additional Term Credit Parties.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time under the applicable ABL Credit Agreement, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable ABL Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional First Lien Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional First Lien Term Credit Facility, with respect to each Additional First Lien Term Credit Facility:

(a)                                 the payment in full in cash of the applicable Additional First Lien Term Obligations that are outstanding and unpaid at the time all Additional First Lien Term Indebtedness under such Additional First Lien Term Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional First Lien Term Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Additional First Lien Term Credit Facility at such time; and

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(b)                                 the termination of all then outstanding commitments to extend credit under the Additional First Lien Term Documents at such time.

“Discharge of Additional Second Lien Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional Second Lien Term Credit Facility, with respect to each Additional Second Lien Term Credit Facility:

(a)                                 the payment in full in cash of the applicable Additional Second Lien Term Obligations that are outstanding and unpaid at the time all Additional Second Lien Term Indebtedness under such Additional Second Lien Term Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Second Lien Term Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Additional Second Lien Term Credit Facility at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the Additional Second Lien Term Documents at such time.

“Discharge of Additional Term Obligations” shall mean the Discharge of Additional First Lien Term Obligations and the Discharge of Additional Second Lien Term Obligations.

“Discharge of First Lien Term Loan Collateral Obligations” shall mean the Discharge of First Lien Term Loan Obligations and (if applicable) the Discharge of Additional First Lien Term Obligations for each Additional First Lien Term Credit Facility.

“Discharge of First Lien Term Loan Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable First Lien Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable First Lien Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such First Lien Term Loan Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable First Lien Term Loan Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the First Lien Term Loan Documents at such time.

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“Discharge of Second Lien Term Loan Collateral Obligations” shall mean the Discharge of Second Lien Term Loan Obligations and (if applicable) the Discharge of Additional Second Lien Term Obligations for each Additional Second Lien Term Credit Facility.

“Discharge of Second Lien Term Loan Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable Second Lien Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Second Lien Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Second Lien Term Loan Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Second Lien Term Loan Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the Second Lien Term Loan Documents at such time.

“Discharge of Term Loan Collateral Obligations” shall mean the Discharge of First Lien Term Loan Collateral Obligations and the Discharge of Second Lien Term Loan Collateral Obligations.

“Disposition” shall mean any sale, issuance, conveyance, transfer, lease, license or other disposition.

“Dollar” and “$” shall mean lawful money of the United States.

“Event of Default” shall mean an Event of Default under the ABL Credit Agreement, any First Lien Term Loan Credit Agreement, any Second Lien Term Loan Credit Agreement or any Additional Term Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)                                 the taking of any action to enforce or realize upon any Lien on Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien on Collateral;

(b)                                 the exercise of any right or remedy provided to a secured creditor on account of a Lien on Collateral under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien on Collateral;

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(c)                                  the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)                                 the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)                                  the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)                                   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)                                  the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)                                 the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral, provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, (iii) the establishment or change of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations pursuant to the provisions of the ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent), (vii) the cessation of lending or termination of commitments pursuant to the provisions of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents or any applicable Additional Term Documents, (viii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Term Loan Collateral Representative to disposition by any Grantor of any of the Term Loan Priority Collateral or (ix) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“First/Second Lien Intercreditor Agreement” shall mean the intercreditor agreement entered into on the date of this Agreement between the First Lien Term Loan Agent and the Second Lien Term Loan Agent as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“First Lien Term Loan Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the Original First Lien Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Term Loan Credit Agreement or any subsequent First Lien Term

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Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any First Lien Term Loan Credit Agreement.

“First Lien Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, (b) was a First Lien Term Loan Agent, a First Lien Term Loan Credit Agreement Lender or an Affiliate of a First Lien Term Loan Agent or a First Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable First Lien Term Loan Credit Agreement became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Bank Products Provider” shall mean any Person (other than a First Lien Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more First Lien Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Borrower” shall mean the Company, in its capacity as the borrower under the First Lien Term Loan Credit Agreement, together with its successors and assigns.

“First Lien Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original First Lien Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“First Lien Term Loan Collateral Obligations” shall mean the First Lien Term Loan Obligations and any Additional First Lien Term Obligations.

“First Lien Term Loan Collateral Secured Parties” shall mean the First Lien Term Loan Secured Parties and any Additional First Lien Term Secured Parties.

“First Lien Term Loan Credit Agreement” shall mean (i) if the Original First Lien Term Loan Credit Agreement is then in effect, the Original First Lien Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan

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agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original First Lien Term Loan Credit Agreement or (y) any subsequent First Lien Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such First Lien Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than any Term Loan Collateral Representative being replaced in connection with such joinder), that the obligations under such First Lien Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the First Lien Term Loan Credit Agreement shall be deemed a reference to any First Lien Term Loan Credit Agreement then in existence.

“First Lien Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the First Lien Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under the First Lien Term Loan Credit Agreement.

“First Lien Term Loan Credit Parties” shall mean the First Lien Term Loan Borrower, the First Lien Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any First Lien Term Loan Document.

“First Lien Term Loan Documents” shall mean the First Lien Term Loan Credit Agreement, the First Lien Term Loan Guarantees, the First Lien Term Loan Collateral Documents, any Bank Products Agreements between any First Lien Term Loan Credit Party and any First Lien Term Loan Bank Products Affiliate or any First Lien Term Loan Bank Products Provider, any Hedging Agreements between any First Lien Term Loan Credit Party and any First Lien Term Loan Hedging Affiliate or any First Lien Term Loan Hedging Provider, and those other ancillary agreements as to which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any First Lien Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Term Loan Agent, in connection with any of the foregoing or any First Lien Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“First Lien Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the First Lien Term Loan Guarantors in favor of the First Lien Term Loan Agent, and all other guarantees of any First Lien Term Loan Obligations of any First Lien Term Loan Credit Party by any other First Lien Term Loan Credit Party in favor of any

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First Lien Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“First Lien Term Loan Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the First Lien Term Loan Borrower that at any time is a guarantor under any of the First Lien Term Loan Guarantees and any other Person who becomes a guarantor under any of the First Lien Term Loan Guarantees.

“First Lien Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, (b) was a First Lien Term Loan Agent, a First Lien Term Loan Credit Agreement Lender or an Affiliate of a First Lien Term Loan Agent or a First Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable First Lien Term Loan Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Hedging Provider” shall mean any Person (other than a First Lien Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any First Lien Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each First Lien Term Loan Credit Party from time to time to the First Lien Term Loan Agent, the “administrative agent” or “agent” under the First Lien Term Loan Credit Agreement, the First Lien Term Loan Credit Agreement Lenders or any of them, including any First Lien Term Loan Bank Products Affiliates, any First Lien Term Loan Hedging Affiliates, any First Lien Term Loan Bank Products Providers or any First Lien Term Loan Hedging Providers under any First Lien Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such First Lien Term Loan Credit Party, would have accrued on any First Lien Term Loan Obligation, whether or not a claim is allowed against such First Lien Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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“First Lien Term Loan Recovery” shall have the meaning set forth in Section 5.3(b).

“First Lien Term Loan Secured Parties” shall mean the First Lien Term Loan Agent, all First Lien Term Loan Credit Agreement Lenders, all First Lien Term Loan Bank Products Affiliates, all First Lien Term Loan Bank Products Providers, all First Lien Term Loan Hedging Affiliates, all First Lien Term Loan Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any First Lien Term Loan Credit Agreement.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents, in the First Lien Term Loan Collateral Documents, in the Second Lien Term Loan Collateral Documents or in the Additional Term Collateral Documents, as the context requires.

“Guarantee” shall mean, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the date hereof, or entered into in connection with any acquisition or disposition of assets permitted under the First Lien Term Loan Documents, Second Lien Term Loan Documents, ABL Documents and Additional Term Documents (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantor” shall mean any of the ABL Guarantors, the First Lien Term Loan Guarantors, the Second Lien Term Loan Guarantors and any Additional Term Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any First Lien Term Loan Hedging Affiliate, any Second Lien Term Loan Hedging Affiliate or any Additional Term Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Additional Term Hedging Provider, any ABL Hedging Provider, any First Lien Term Loan Hedging Provider or any Second Lien Term Loan Hedging Provider, as applicable.

“Holding” shall mean LBM Midco, LLC, a Delaware limited liability company, and any successor thereto.

“Indebtedness” shall have the meaning provided in the Original ABL Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to First Lien Term Loan Secured Parties or the Second Lien Term Loan Secured Parties).

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intellectual Property” shall mean, with respect to any Credit Party, the collective reference to such Credit Party’s Trade Secrets, Copyrights, Patents, Trademarks and the IP Agreements, all rights therein, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation, misuse or other impairment thereof, including the right to receive injunctive relief and all Proceeds and damages therefrom.

“Intercompany Loans” shall mean any amounts owing by any Grantor to the Company or any of its Subsidiaries, whether or not evidenced by a promissory note.

“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date hereof.

“IP Agreements” shall mean any and all written United States agreements, now or hereafter in effect, relating to the license, development, use, manufacture, distribution, sale or

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disclosure of any Copyrights, Patents, Trademarks, Trade Secrets or other Intellectual Property to which any Grantor, now or hereafter, is a party.

“Lien” shall mean any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Original ABL Credit Agreement” shall mean that certain ABL Credit Agreement dated as of the date hereof by and among, among others, the ABL Borrowers, Royal Bank of Canada, as administrative agent and issuing bank, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original First Lien Term Loan Credit Agreement” shall mean that certain First Lien Term Loan Credit Agreement dated as of the date hereof by and among, among others, the First Lien Term Loan Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent, the First Lien Term Loan Credit Agreement Lenders and the First Lien Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Second Lien Term Loan Credit Agreement” shall mean that certain Second Lien Term Loan Credit Agreement dated as of the date hereof by and among, among others, the Second Lien Term Loan Borrower, Credit Suisse, as administrative agent, the Second Lien Term Loan Credit Agreement Lenders and the Second Lien Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Other Intercreditor Agreement” shall mean an intercreditor agreement that may be entered into after the date of this Agreement between the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent.

“Party” shall mean, at any time, the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent, and “Parties” shall mean all of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, in each case if then party to this Agreement.

“Patents” shall mean (a) all letters patent of the United States, all registrations, recordings and extensions thereof, and all applications for letters patent of the United States, including patent registrations, statutory invention registrations, utility models, recordings and

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pending applications in the United States Patent and Trademark Office, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and in the case of (a) and (b), all the inventions disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Loan Priority Collateral.

“Proceeds” shall mean (a) all “proceeds” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Requisite ABL Holders” shall mean those ABL Secured Parties necessary to validly consent to the requested action in accordance with the applicable ABL Documents.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Second Lien Term Loan Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the Original Second Lien Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Term Loan Credit Agreement or any subsequent Second Lien Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, (b) was a Second Lien Term Loan Agent, a Second Lien Term Loan Credit Agreement Lender or an Affiliate of a Second Lien Term Loan

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Agent or a Second Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable Second Lien Term Loan Credit Agreement became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Bank Products Provider” shall mean any Person (other than a Second Lien Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Second Lien Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Borrower” shall mean the Company, in its capacity as the borrower under the Second Lien Term Loan Credit Agreement, together with its successors and assigns.

“Second Lien Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original Second Lien Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Second Lien Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“Second Lien Term Loan Collateral Obligations” shall mean the Second Lien Term Loan Obligations and any Additional First Lien Term Obligations.

“Second Lien Term Loan Collateral Secured Parties” shall mean the Second Lien Term Loan Secured Parties and any Additional Second Lien Term Secured Parties.

“Second Lien Term Loan Credit Agreement” shall mean (i) if the Original Second Lien Term Loan Credit Agreement is then in effect, the Original Second Lien Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Second Lien Term Loan Credit Agreement or (y) any subsequent Second Lien Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to

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time); provided, that the requisite creditors party to such Second Lien Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than any Term Loan Collateral Representative being replaced in connection with such joinder), that the obligations under such Second Lien Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Second Lien Term Loan Credit Agreement shall be deemed a reference to any Second Lien Term Loan Credit Agreement then in existence.

“Second Lien Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the Second Lien Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Credit Parties” shall mean the Second Lien Term Loan Borrower, the Second Lien Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Second Lien Term Loan Document.

“Second Lien Term Loan Documents” shall mean the Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Guarantees, the Second Lien Term Loan Collateral Documents, any Bank Products Agreements between any Second Lien Term Loan Credit Party and any Second Lien Term Loan Bank Products Affiliate or any Second Lien Term Loan Bank Products Provider, any Hedging Agreements between any Second Lien Term Loan Credit Party and any Second Lien Term Loan Hedging Affiliate or any Second Lien Term Loan Hedging Provider, and those other ancillary agreements as to which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Second Lien Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Term Loan Agent, in connection with any of the foregoing or any Second Lien Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Second Lien Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the Second Lien Term Loan Guarantors in favor of the Second Lien Term Loan Agent, and all other guarantees of any Second Lien Term Loan Obligations of any Second Lien Term Loan Credit Party by any other Second Lien Term Loan Credit Party in favor of any Second Lien Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Second Lien Term Loan Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Second Lien Term Loan Borrower that at any time is a guarantor under any of the Second Lien Term Loan Guarantees and any other Person who becomes a guarantor under any of the Second Lien Term Loan Guarantees.

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“Second Lien Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, (b) was a Second Lien Term Loan Agent, a Second Lien Term Loan Credit Agreement Lender or an Affiliate of a Second Lien Term Loan Agent or a Second Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable Second Lien Term Loan Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Hedging Provider” shall mean any Person (other than a Second Lien Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Second Lien Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Second Lien Term Loan Credit Party from time to time to the Second Lien Term Loan Agent, the “administrative agent” or “agent” under the Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement Lenders or any of them, including any Second Lien Term Loan Bank Products Affiliates, any Second Lien Term Loan Hedging Affiliates, any Second Lien Term Loan Bank Products Providers or any Second Lien Term Loan Hedging Providers under any Second Lien Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Second Lien Term Loan Credit Party, would have accrued on any Second Lien Term Loan Obligation, whether or not a claim is allowed against such Second Lien Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Second Lien Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Second Lien Term Loan Recovery” shall have the meaning set forth in Section 5.3(c).

“Second Lien Term Loan Secured Parties” shall mean the Second Lien Term Loan Agent, all Second Lien Term Loan Credit Agreement Lenders, all Second Lien Term Loan Bank Products Affiliates, all Second Lien Term Loan Bank Products Providers, all Second Lien

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Term Loan Hedging Affiliates, all Second Lien Term Loan Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Second Lien Term Loan Credit Agreement.

“Secured Parties” shall mean the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and the Additional Term Secured Parties.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Term Loan Collateral Obligations” shall mean the First Lien Term Loan Collateral Obligations and the Second Lien Term Loan Collateral Obligations.

“Term Loan Collateral Representative” shall mean (a) until the Discharge of the First Lien Term Loan Collateral Obligations, the “Senior Priority Representative”, as defined in the First/Second Lien Term Intercreditor Agreement and (b) thereafter, the “Junior Priority Representative”, as defined in the First/Second Lien Term Intercreditor Agreement.

“Term Loan Priority Collateral Documents” shall mean the First Lien Term Loan Documents, the Second Lien Term Loan Documents, any Additional First Lien Term Documents and any Additional Second Lien Term Documents, as applicable.

“Term Loan Priority Collateral” shall mean all Collateral other than the ABL Priority Collateral, including all Real Property, Equipment, Intellectual Property and Capital Stock of any direct or indirect Subsidiaries of the Company, collateral security and guarantees with respect to any Term Loan Priority Collateral and all cash, Money, instruments, securities, financial assets and deposit accounts directly received as Proceeds of any Term Loan Priority Collateral; provided, however, that no Proceeds of Proceeds will constitute Term Loan Priority Collateral unless such Proceeds of Proceeds would otherwise constitute Term Loan Priority Collateral or are credited to any Asset Sales Proceeds Account, provided, further that under no circumstance shall Excluded Assets (as defined in the next succeeding sentence) be Term Loan Priority Collateral. As used in this definition of “Term Loan Priority Collateral”, the term “Excluded Assets” shall have the meaning provided (x) prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other Additional First Lien Term Credit Facility then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect) or the First Lien Term Loan Collateral Documents relating thereto, and (y) from and after the Discharge of First Lien Term Loan Obligations, in the applicable Additional First Lien Term Credit Facility then in effect which is designated as applicable for the purposes of this definition or the Additional First Lien Term Collateral Documents relating thereto.

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“Trade Secrets” shall mean (a) all trademarks, service marks, domain names, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, in each case arising under the laws of the United States or any state thereof, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

“Trademarks” shall mean all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, in each case arising under the laws of the United States or any state thereof, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such

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obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

Lien Priority

Section 2.1    Agreement to Subordinate. (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Term Agent or any Additional Term Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent (or the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents or any Additional Term Documents, (iv) whether the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties or any Additional Term Agent or any Additional Term Secured Parties securing any of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations (in the case of the ABL Obligations), the ABL Obligations (in the case of the First Lien Term Loan Obligations or Additional First Lien Term Obligations) or the ABL Obligations, the First Lien Term Loan Obligations or any Additional First Lien Term Obligations (in the case of the Second Lien Term Loan Obligations or Additional Second Lien Term Obligations) , respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, on behalf of itself and any Additional Term Secured Party represented thereby, hereby agree that:

(1)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the First Lien Term Loan Agent or any First Lien

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Term Loan Secured Party that secures all or any portion of the First Lien Term Loan Obligations and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional First Lien Term Agent or any Additional First Lien Term Secured Party that secures all or any portion of the Additional First Lien Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that secures all or any portion of the Second Lien Term Loan Obligations and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party that secures all or any portion of the Additional Second Lien Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(3)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the First Lien Term Loan Obligations and all Liens granted to any Additional First Lien Term Agent or any Additional First Lien Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional First Lien Term Obligations;

(4)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Second Lien Term Loan Obligations and all Liens granted to any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Second Lien Term Obligations;

(5)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the First Lien Term Loan Obligations;

(6)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Second Lien Term Loan Agent and the Second

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Lien Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Second Lien Term Loan Obligations;

(7)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the First Lien Term Loan Agent or any First Lien Term Loan Secured Party that secures all or any portion of the First Lien Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations;

(8)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that secures all or any portion of the Second Lien Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations;

(9)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the Term Loan Priority Collateral to secure all or any portion of any Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); and

(10)                          any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(b)                                 Notwithstanding any failure by any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties:

(1)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and the First Lien Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

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(2)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and the Second Lien Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein; and

(3)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Term Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); and

(c)                                  The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, acknowledges and agrees that concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the First Lien Term Loan Agent has been granted Liens and the First Lien Term Loan Agent hereby consents thereto. The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, acknowledges and agrees that concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the Second Lien Term Loan Agent has been granted Liens and the Second Lien Term Loan Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the First Lien Term Loan Agent, for the benefit of itself and the First Lien Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto, (y) concurrently herewith, the Second Lien Term Loan Agent, for the benefit of itself and the Second Lien Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto and (z) any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto. Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, acknowledges and agrees, concurrently upon becoming a party hereto, that the ABL Agent, for the benefit of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Term Agent is being granted Liens and such Additional Term Agent hereby consents thereto. The subordination of Liens by the First Lien Term Loan Agent in favor of the ABL Agent, by the Second Lien Term Loan Agent in favor of the ABL Agent, by any Additional Term Agent in favor of the ABL Agent and by the ABL Agent in favor of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional Term Agent to the Liens of any other Person.

(d)                                 Lien priority as among the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and the Additional Term Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties (including pursuant to the

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First/Second Lien Intercreditor Agreement and if entered into in the future, any Other Intercreditor Agreement).

Section 2.2        Waiver of Right to Contest Liens. (a) The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the First Lien Term Loan Agent, for itself and on behalf of the First Lien Term Loan Secured Parties, agrees that none of the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the First Lien Term Loan Agent, for itself and on behalf of the First Lien Term Loan Secured Parties, hereby waives any and all rights it or the First Lien Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b)                                 The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Second Lien Term Loan Agent, for itself and on behalf of the Second Lien Term Loan Secured Parties, agrees that none of the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Second Lien Term Loan Agent, for itself and on behalf of the Second Lien Term Loan Secured Parties, hereby waives any and all rights it or the Second Lien Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(c)                                  The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any First Lien Term Loan Agent and any First Lien Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL

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Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party under the First Lien Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(d)                                 The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Second Lien Term Loan Agent and any Second Lien Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party under the Second Lien Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(e)                                  The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents, with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be

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separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(f)                                   Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(g)                                  For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3           Remedies Standstill. (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any First Lien Term Loan Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the First Lien Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the First Lien Term Loan Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative, the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(b)                                 The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the

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Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Second Lien Term Loan Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Second Lien Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the Second Lien Term Loan Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative, the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(c)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of First Lien Term Loan Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of First Lien Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(d)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Second Lien Term Loan Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Second

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Lien Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(e)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Additional Term Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between an Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(f)                                   Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the Discharge of ABL Obligations, neither such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) nor any such Additional Term Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional First Lien Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the applicable Additional Term Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party

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is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(g)                                  Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party in full or partial satisfaction of any First Lien Term Loan Obligations, (ii) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party in full or partial satisfaction of any Second Lien Term Loan Obligations, (iii) the First Lien Term Loan Agent or any First Lien Term Loan Secured Party, or the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party, or any Additional First Lien Term Agent or any Additional First Lien Term Secured Party or any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party, from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations, (iv) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by any Additional First Lien Term Agent or any Additional First Lien Term Secured Party in full or partial satisfaction of any Additional First Lien Term Obligations, or (v) the ABL Agent or any ABL Secured Party, or the First Lien Term Loan Agent from objecting to any proposed retention of Collateral by any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party in full or partial satisfaction of any Additional Second Lien Term Obligations.

(h)                                 Nothing in this Agreement shall prohibit the receipt by any Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the Exercise of Secured Creditor Remedies by any Secured Party in respect of the Collateral in contravention of this Agreement.

Section 2.4 Exercise of Rights.

(a)                                 Notice of ABL Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any First Lien Term Loan Secured Party with respect to any ABL Priority Collateral, the First Lien Term Loan Agent or such First Lien Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the First Lien Term Loan Agent agrees, for and on behalf of itself and the First Lien Term Loan Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect

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thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(ii)                                  Without limiting Section 2.3 hereof and subject to Section 2.4(f), the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Second Lien Term Loan Secured Party with respect to any ABL Priority Collateral, the Second Lien Term Loan Agent or such Second Lien Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the Second Lien Term Loan Agent agrees, for and on behalf of itself and the Second Lien Term Loan Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(iii)                               Without limiting Section 2.3 hereof and subject to Section 2.4(f), any Additional First Lien Term Agent, for and on behalf of itself and any Additional First Lien Term Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional First Lien Term Secured Party with respect to any ABL Priority Collateral, such Additional First Lien Term Agent or Additional First Lien Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional First Lien Term Agent agrees, for and on behalf of itself and any Additional First Lien Term Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(iv)                              Without limiting Section 2.3 hereof and subject to Section 2.4(f), any Additional Second Lien Term Agent, for and on behalf of itself and any Additional Second Lien Term Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional Second Lien Term Secured Party with respect to any ABL Priority Collateral, such Additional Second Lien Term Agent or Additional Second Lien Term

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Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional Second Lien Term Agent agrees, for and on behalf of itself and any Additional Second Lien Term Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b)                                 Notice of First Lien Term Loan Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of First Lien Term Loan Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties, unless the First Lien Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of First Lien Term Loan Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the First Lien Term Loan Agent’s and the First Lien Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the First Lien Term Loan Agent otherwise consents in writing.

(c)                                  Notice of Second Lien Term Loan Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Second Lien Term Loan Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties, unless the Second Lien Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Second Lien Term Loan Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect

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thereto shall state prominently and clearly that the sale is subject to the Second Lien Term Loan Agent’s and the Second Lien Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Second Lien Term Loan Agent otherwise consents in writing.

(d)                                 Notice of Additional Term Agent’s Lien.

Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Additional Term Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to any Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Additional Term Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(e)                                  No Other Restrictions.

(i)                                     Except as expressly set forth in this Agreement, each of the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Term Agent and any Additional Term Secured Parties shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing in the First/Second Lien Intercreditor Agreement or otherwise by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1 hereof. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the ABL Documents, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the First Lien Term Loan Documents, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Second Lien Term Loan Documents, any Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the

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provisions of the Additional First Lien Term Documents, any Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Additional Second Lien Term Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing in the First/Second Lien Intercreditor Agreement or otherwise by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the First Lien Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the First Lien Term Loan Agent’s rights hereunder or under any of the First Lien Term Loan Documents, the Second Lien Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the Second Lien Term Loan Agent’s rights hereunder or under any of the Second Lien Term Loan Documents, any failure by any Additional First Lien Term Agent to provide any such copies to any other such Party shall not impair any of such Additional First Lien Term Agent’s rights hereunder or under any of the Additional First Lien Term Documents and any failure by any Additional Second Lien Term Agent to provide any such copies to any other such Party shall not impair any of such Additional Second Lien Term Agent’s rights hereunder or under any of the Additional Second Lien Term Documents.

(ii)                                  Each of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the First Lien Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(iii)                               Each of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Second Lien Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken

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(iv)                              Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the First Lien Term Loan Agent or any other First Lien Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Second Lien Term Loan Agent or any other Second Lien Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Term Agent or any other Additional Term Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(v)                                 Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and each Additional Term Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(f)                                   Release of Liens.

(i)                                     In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (including upon termination or discharge of a subsidiary guarantee), so long as such sale, transfer or other disposition (or release or discharge)

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is then permitted by the ABL Documents or (C) the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of ABL Obligations and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), (x) the First Lien Term Loan Agent agrees, on behalf of itself and the First Lien Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations), such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the First Lien Term Loan Obligations, and the First Lien Term Loan Agent’s and the First Lien Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action; (y) the Second Lien Term Loan Agent agrees, on behalf of itself and the Second Lien Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations) such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the Second Lien Term Loan Obligations, and the Second Lien Term Loan Agent’s and the Second Lien Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (z) any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations) such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Term Obligations, and such Additional Term Agent’s and the applicable Additional Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii)                                  In the event of (A) any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, (B) any sale, transfer or other

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disposition of all or any portion of the Term Loan Priority Collateral (including upon termination or discharge of a subsidiary guarantee), so long as such sale, transfer or other disposition (or release or discharge) is then permitted by the Term Loan Priority Collateral Documents, or (C) the release of the First Lien Term Loan Collateral Secured Parties’ and Second Lien Term Loan Collateral Secured Parties’ Liens on all or any portion of the Term Loan Priority Collateral, which release under clause (C) shall have been approved by the requisite First Lien Term Loan Collateral Secured Parties (as determined pursuant to the applicable First Lien Term Loan Collateral Priority Documents) and the requisite Second Lien Term Loan Collateral Secured Parties (as determined pursuant to the applicable Second Lien Term Loan Collateral Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of First Lien Term Loan Collateral Obligations and Second Lien Term Loan Collateral Obligations and not in connection with a Discharge of First Lien Term Loan Collateral Obligations or Second Lien Term Loan Collateral Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the First Lien Term Loan Obligations, Second Lien Term Loan Obligations and any Additional Term Obligations), such sale or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. The ABL Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5           No New Liens. (a) Until the Discharge of ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)                                     No First Lien Term Loan Secured Party shall knowingly acquire or hold (x) any guarantee of First Lien Term Loan Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any First Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any First Lien Term Loan Secured Party shall nonetheless acquire or hold any guarantee of First Lien Term Loan Obligations by any Person who does not provide a guarantee of the ABL Obligations

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or any Lien on any assets of any Credit Party securing any First Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the First Lien Term Loan Agent (or the relevant First Lien Term Loan Secured Party) shall, without the need for any further consent of any other First Lien Term Loan Secured Party and notwithstanding anything to the contrary in any other First Lien Term Loan Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(ii)                                  No Second Lien Term Loan Secured Party shall knowingly acquire or hold (x) any guarantee of Second Lien Term Loan Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any Second Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Second Lien Term Loan Secured Party shall nonetheless acquire or hold any guarantee of Second Lien Term Loan Obligations by any Person who does not provide a guarantee of the ABL Obligations or any Lien on any assets of any Credit Party securing any Second Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the Second Lien Term Loan Agent (or the relevant Second Lien Term Loan Secured Party) shall, without the need for any further consent of any other Second Lien Term Loan Secured Party and notwithstanding anything to the contrary in any other Second Lien Term Loan Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(iii)                               No Additional Term Secured Party shall knowingly acquire or hold (x) any guarantee of Additional Term Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any guarantee of Additional Term Obligations by any Person who does not provide a guarantee of the ABL Obligations or any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(b)                                 Until the Discharge of First Lien Term Loan Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold (x) any guarantee of ABL Obligations by any

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Person unless such Person also provides a guarantee of the First Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the First Lien Term Loan Agent under the First Lien Term Loan Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the First Lien Term Loan Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the First Lien Term Loan Agent under the First Lien Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of the First Lien Term Loan Agent as security for the First Lien Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the First Lien Term Loan Agent in writing of the existence of such guarantee or Lien.

(c)                                  Until the Discharge of Second Lien Term Loan Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold (x) any guarantee of ABL Obligations by any Person unless such Person also provides a guarantee of the Second Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Second Lien Term Loan Agent under the Second Lien Term Loan Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Second Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Second Lien Term Loan Agent under the Second Lien Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of the Second Lien Term Loan Agent as security for the Second Lien Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Second Lien Term Loan Agent in writing of the existence of such guarantee or Lien.

(d)                                 Until the Discharge of Additional First Lien Term Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional First Lien Term Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional First Lien Term Agent under the Additional First Lien Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional First Lien Term Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional First Lien Term Agent under the Additional First Lien Term Documents, subject

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to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of each Additional First Lien Term Agent as security for the Additional First Lien Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional First Lien Term Agent in writing of the existence of such guarantee or Lien.

(e)                                  Until the Discharge of Additional Second Lien Term Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional Second Lien Term Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Second Lien Term Agent under the Additional Second Lien Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional Second Lien Term Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Second Lien Term Agent under the Additional Second Lien Term Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of each Additional Second Lien Term Agent as security for the Additional Second Lien Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Second Lien Term Agent in writing of the existence of such guarantee or Lien.

(f)                                   No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing, to acquire, hold, accept or continue to hold any Lien in any asset of any Credit Party, or any guarantee from any Person.

Section 2.6          Waiver of Marshalling. Until the Discharge of ABL Obligations, the First Lien Term Loan Agent on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Term Loan Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties (including in its capacity as ABL Collateral Representative, if applicable) agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the

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benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral, as applicable, or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Term Loan Collateral Representative and the ABL Agent).

ARTICLE 3

Actions of the Parties

Section 3.1        Certain Actions Permitted. Notwithstanding anything herein to the contrary:

(a)                                 the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent may make such demands or file such claims in respect of the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, the ABL Obligations or the Additional Term Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time;

(b)                                 in any Insolvency Proceeding commenced by or against any Borrower or any other Credit Party, each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party may file a proof of claim or statement of interest with respect to its respective First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, the ABL Obligations and any Additional Term Obligations;

(c)                                  each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party, including without limitation any claims secured by the Collateral, if any, in each case if not inconsistent with the terms of this Agreement;

(d)                                 each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not inconsistent with the terms of this Agreement; and

(e)                                  each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions (including in support of or opposition to the confirmation or approval of any plan of reorganization) in order to preserve or protect its Liens on the Collateral that are, in each case, not inconsistent with the terms of this Agreement, with respect to the First Lien Term Loan Obligations, the Second Lien

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Term Loan Obligations, the ABL Obligations and any Additional Term Obligations and the Collateral.

Section 3.2       Agent for Perfection. (a) The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and each ABL Secured Party, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each First Lien Term Loan Secured Party, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Second Lien Term Loan Secured Party, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Additional Term Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as non-fiduciary, gratuitous bailee and agent for the benefit of each other (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code) solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. Without limiting the foregoing, with respect to any Deposit Accounts subject to control agreements in favor of the ABL Agent, the ABL Agent agrees to also hold control granted thereunder as gratuitous agent for the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent and acknowledges that it has control over such Deposit Accounts on behalf of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent (such acknowledgment being intended, among other things, to satisfy the requirements of Section 9-104(a)(5) of the Uniform Commercial Code) subject to the terms and conditions of this Section 3.2. Each of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby accepts such appointments pursuant to this Section 3.2(a) and acknowledges and agrees that it shall hold and control, as applicable, the Control Collateral for the benefit of the other Secured Parties with respect to any Control Collateral and that any proceeds received thereby under any Control Collateral shall be applied in accordance with Section 4. For purposes of this Section 3.2, “control” shall be deemed to also be defined as set forth in the Uniform Commercial Code. None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the ABL Secured Parties, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Secured Parties, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), or any Additional Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person.

(b)                                 The duties or responsibilities of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Parties for purposes of perfecting the Lien held by the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional

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Term Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. The First Lien Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. The Second Lien Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. Any Additional Term Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any other Additional Term Agent or any Additional Term Secured Parties represented by any other Additional Term Agent, or any other Person. In the event that (a) the First Lien Term Loan Agent or any First Lien Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (c) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (d) any Additional Term Agent or any Additional Term Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the First Lien Term Loan Agent, such First Lien Term Loan Secured Party, the Second Lien Term Loan Agent, such Second Lien Term Loan Secured Party, the ABL Agent, such ABL Secured Party, such Additional Term Agent, or such Additional Term Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, the Term Loan Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, to the Term Loan Collateral Representative.

Section 3.3       Sharing of Information and Access. In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any First Lien Term Loan Credit Party or Second Lien Term Loan Credit Party that contain information identifying or pertaining to the Term Loan Priority Collateral, such Party shall, upon request of the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. In the event that the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the First Lien Term Loan Collateral Documents, the Second Lien Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain

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information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof.

Section 3.4         Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating primarily to ABL Priority Collateral and the Term Loan Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating primarily to Term Loan Priority Collateral. The ABL Collateral Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Term Loan Collateral Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Loan Priority Collateral. If required pursuant to the terms of the applicable Credit Documents, all proceeds of such insurance shall be remitted to the ABL Collateral Representative or to the Term Loan Collateral Representative, as the case may be, and each of the Term Loan Collateral Representative and the ABL Collateral Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5          No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party.

Section 3.6          Actions Upon Breach. If any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party, any ABL Secured Party or any Additional Term Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Collateral Representative or the Term Loan Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties. Should any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the ABL Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the ABL Agent (in its own name or in the name of the ABL Credit Parties) may obtain relief against such First Lien Term Loan Secured Party, Second Lien Term Loan Secured

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Party or Additional Term Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent, for and on behalf of itself and each Secured Party represented thereby, that the ABL Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent, for and on behalf of itself and each Secured Party represented thereby, waives any defense that the ABL Secured Parties cannot demonstrate damage or be made whole by the awarding of damages. Should any ABL Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Term Loan Priority Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent (in its own name or in the name of the First Lien Term Loan Credit Parties or Second Lien Term Loan Credit Parties, as applicable) may obtain relief against such ABL Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the ABL Agent, for and on behalf of itself and each ABL Secured Party, that the First Lien Term Loan Secured Parties’, Second Lien Term Loan Secured Parties’ or Additional Term Secured Parties’ damages, as applicable, from such actions may be difficult to ascertain and may be irreparable, and the ABL Agent, for and on behalf of itself and the ABL Secured Parties, waives any defense that the First Lien Term Loan Secured Parties, Second Lien Term Loan Secured Parties or Additional Term Secured Parties, as applicable, cannot demonstrate damage or be made whole by the awarding of damages.

Section 3.7         Access Rights. (a) Without limiting any rights the ABL Collateral Representative or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Collateral Representative and the ABL Secured Parties may, at any time and whether or not the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other First Lien Term Loan Secured Party, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Second Lien Term Loan Secured Party or any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Additional Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), upon reasonable advance notice, access ABL Priority Collateral that (A) is stored or located in or on, or at any location containing, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Loan Priority Collateral (collectively, the “ABL Commingled Collateral”), and use any Term Loan Priority Collateral (including equipment, processors, computers and other machinery) for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving and completing work-in process, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party or liability to any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, except as specifically provided below. In addition, subject to the terms hereof, the ABL

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Collateral Representative may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative) or liability to any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative). In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Term Loan Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Collateral Representative and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Collateral Representative or ABL Secured Parties (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Collateral Representative and the ABL Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. In no event shall the ABL Collateral Representative or the ABL Secured Parties have any liability to the First Lien Term Loan Agent and/or to the First Lien Term Loan Secured Parties, to the Second Lien Term Loan Agent and/or to the Second Lien Term Loan Secured Parties or to any Additional Term Agent or any Additional Term Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Collateral Representative of its rights or the exercise by the ABL Secured Parties of their rights under this Agreement. The ABL Collateral Representative and ABL Secured Parties shall cooperate with the First Lien Term Loan Collateral Secured Parties, the Second Lien Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative in connection with any efforts made by the First Lien Term Loan Collateral Secured Parties, the Second Lien Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative to sell the Term Loan Priority Collateral.

(b)                                 The First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other Second Lien Term Loan Secured Parties and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any other Additional Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Collateral Representative and the other ABL Secured Parties from exercising the ABL Permitted Access Right.

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(c)           Subject to the terms hereof, the Term Loan Collateral Representative may advertise and conduct public auctions or private sales of the Term Loan Priority Collateral without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.

Section 3.8    License for Term Loan Priority Collateral. Notwithstanding anything in this Section 3 to the contrary, the Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties, hereby grants in favor of the ABL Collateral Representative, for itself and on behalf of the ABL Secured Parties, a nonexclusive right to use, license and/or sublicense any now existing or hereafter acquired Term Loan Priority Collateral consisting of Intellectual Property, including trademarks and trade names, for the purpose of enabling the ABL Collateral Representative to assemble, prepare for sale, advertise, market and dispose of, or to Exercise Any Secured Creditor Remedies with respect to, any and all ABL Priority Collateral, wherever such ABL Priority Collateral may be located, including all such license and right access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, in each case solely in connection with any Exercise of Secured Creditor Remedies; provided that (i) any such license shall terminate upon the sale of any applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral and (ii) the ABL Collateral Representative’s use of such Intellectual Property shall be reasonable and lawful. Furthermore, the Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and Second Lien Term Loan Secured Parties, agrees that, in connection with any Exercise of Secured Creditor Remedies conducted by the Term Loan Collateral Representative in respect of Term Loan Priority Collateral, (x) any notice required to be given by the Term Loan Collateral Representative in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y) the Term Loan Collateral Representative shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license. Such license right is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to the applicable Term Loan Collateral Representative or any First Lien Term Loan Secured Parties or Second Lien Term Loan Secured Parties or any other Person by the ABL Collateral Representative or any ABL Secured Party or any other Person. The Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties, agrees not to interfere, hinder, restrict or delay the exercise by the ABL Collateral Representative of any such license and right granted herein and agrees to execute such documentation and complete such other acts as may be required by the ABL Collateral Representative in connection with the exercise of such license and right, including preservation of such license and right against any Person (including any voluntary or involuntary transferee of such Term Loan Priority Collateral consisting of Intellectual Property). The rights and remedies of the ABL Collateral Representative in this Section 3.8 are in addition to and not in limitation of the rights and remedies under the ABL Documents or applicable law. The provisions of this Section 3.8 are agreed to solely as among the Agents and Secured Parties and shall not be deemed to expand or otherwise modify any rights granted by any Grantor to the Agents or Secured Parties under any of the Credit Documents.

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Section 3.9    Agent Discretion. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and each Additional Term Agent hereby agree that notwithstanding any provision under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable, the ABL Collateral Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning ABL Priority Collateral as to which such Agent would have authority to exercise under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and each Additional Term Agent hereby agree that notwithstanding any provision under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable, the Term Loan Collateral Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning Term Loan Priority Collateral as to which such Agent would have authority to exercise under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable.

ARTICLE 4

Application of Proceeds

Section 4.1    Application of Proceeds.

(a)           Revolving Nature of ABL Obligations. The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, expressly acknowledge and agree that (i) the ABL Credit Agreement includes a revolving commitment and in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances under the ABL Credit Agreement, and no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under the ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the First Lien Term Loan Secured Parties (in the case of the First Lien Term Loan Agent), the Second Lien Term Loan Secured Parties (in the case of the Second Lien Term Loan Agent) or the applicable Additional Term Secured Parties (in the case of such Additional Term Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any

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such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(b)           Revolving Nature of First Lien Term Loan Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i) any First Lien Term Loan Credit Agreement may include a revolving commitment, and in the ordinary course of business any First Lien Term Loan Agent and First Lien Term Loan Secured Parties may apply payments and make advances thereunder; and (ii) the amount of First Lien Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of First Lien Term Loan Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of First Lien Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any First Lien Term Loan Agent (or any First Lien Term Loan Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by any such First Lien Term Loan Agent or First Lien Term Loan Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(c)           Revolving Nature of Second Lien Term Loan Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i) any Second Lien Term Loan Credit Agreement may include a revolving commitment, and in the ordinary course of business any Second Lien Term Loan Agent and Second Lien Term Loan Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Second Lien Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Second Lien Term Loan Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Second Lien Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Second Lien Term Loan Agent (or any Second Lien Term Loan Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by any such Second Lien Term Loan Agent or Second Lien Term Loan Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(d)           Revolving Nature of Additional Term Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i)

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Additional Term Credit Facilities may include a revolving commitment, and in the ordinary course of business any Additional Term Agent and Additional Term Secured Parties may apply payments and make advances thereunder; (ii) the amount of Additional Term Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Additional Term Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Additional Term Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Term Agent or Additional Term Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Term Agent or Additional Term Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(e)           Application of Proceeds of ABL Priority Collateral. The ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations,

second, to the Term Loan Collateral Representative for application to the payment of the First Lien Term Loan Obligations, any Additional First Lien Term Obligations, the Second Lien Term Loan Obligations and any Additional Second Lien Term Obligations in accordance with the First/Second Lien Intercreditor Agreement and any applicable Other Intercreditor Agreement until the Discharge of Term Loan Collateral Obligations, and third, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each ABL Agent, First Lien Term Loan Agent, Second Lien Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Obligations, the First Lien Term Loan Collateral Obligations and the Second Lien Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(f)            Application of Proceeds of Term Loan Priority Collateral. The ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby agree that all Term Loan Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied,

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first, to the Term Loan Collateral Representative for application to the payment of the First Lien Term Loan Obligations, any Additional First Lien Term Obligations, the Second Lien Term Loan Obligations and any Additional Second Lien Term Obligations in accordance with the First/Second Lien Intercreditor Agreement and any applicable Other Intercreditor Agreement until the Discharge of Term Loan Collateral Obligations, second, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations, and third, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of application of Term Loan Priority Collateral and Proceeds thereof (i) as between Additional First Lien Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional First Lien Term Agent, on behalf of itself and the Additional First Lien Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties with respect to the Additional First Lien Term Obligations owing to any of such Additional First Lien Term Agent and Additional First Lien Term Secured Parties, and (ii) as between Additional Second Lien Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Second Lien Term Agent, on behalf of itself and the Additional Second Lien Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties with respect to the Additional Second Lien Term Obligations owing to any of such Additional Second Lien Term Agent and Additional Second Lien Term Secured Parties. Each ABL Agent, First Lien Term Loan Agent, Second Lien Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(g)           Limited Obligation or Liability.

(i)            In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to the First Lien Term Loan Agent, any First Lien Term Loan Secured Party, the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to any Additional Term Agent or any Additional Term Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(ii)           In exercising remedies, whether as a secured creditor or otherwise, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(iii)          In exercising remedies, whether as a secured creditor or otherwise, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(iv)          In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(h)           Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Collateral Representative shall deliver to the Term Loan Collateral Representative or shall execute such documents as the Company or the Term Loan Collateral Representative may reasonably request to enable the Term Loan Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Collateral Representative’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Term Loan Collateral Representative and (ii) the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent (other than the Term Loan Collateral Representative), any such Control Collateral or Cash Collateral held by the Term Loan Collateral Representative shall be held by it subject to the terms and conditions of the First/Second Lien Intercreditor Agreement or any applicable Other Intercreditor Agreement. Upon the Discharge of Term Loan Collateral Obligations, the Term Loan Collateral Representative shall deliver to the ABL Collateral Representative or shall execute such documents as the Company or the ABL Collateral Representative may reasonably request to enable the ABL Collateral Representative to have control over any Control Collateral or Cash Collateral still in the Term Loan Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2    Specific Performance. Each of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when

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any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.3 Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral; Certain Proceeds of Capital Stock or Intercompany Loans. In the event that prior to the Discharge of ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Term Loan Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Collateral Representative and the Term Loan Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Term Loan Priority Collateral. If the ABL Collateral Representative and the Term Loan Collateral Representative are unable to agree on such allocation within five (5) Business Days (or such other period of time as the ABL Collateral Representative and the Term Loan Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (1) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the parenthetical in such sub-clause (1) as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account (the “Accounts Amount”) and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”), in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (1) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Term Loan Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Collateral Representative, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Collateral Representative with respect thereto. In the event that proceeds are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor or any amounts are received in respect of Capital Stock of, or Intercompany Loans issued by, any Grantor in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a Disposition of ABL Priority Collateral and Term Loan Priority Collateral (in proportion to ABL Priority Collateral

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and Term Loan Priority Collateral owned at such time by the Grantor) and shall be applied as provided in the preceding sentence.

ARTICLE 5

Intercreditor Acknowledgements and Waivers

Section 5.1    Notice of Acceptance and Other Waivers. (a) All ABL Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the ABL Obligations. All First Lien Term Loan Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the First Lien Term Loan Obligations. All Second Lien Term Loan Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Second Lien Term Loan Obligations. All Additional Term Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance by any Additional Term Agent or any Additional Term Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Additional Term Obligations.

(b)           None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or

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otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any First Lien Term Loan Credit Agreement or any other First Lien Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the First Lien Term Loan Agent or any First Lien Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)           None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Second Lien Term Loan Credit Agreement or any other Second Lien Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit

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Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(d)           None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Term Agent or any Additional Term Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Term Agent or any Additional Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Term Agent or any Additional Term Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(e)           None of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the First Lien Term Loan Secured Parties or any

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of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the First Lien Term Loan Agent or any First Lien Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any First Lien Term Loan Credit Agreement or any of the other First Lien Term Loan Documents, whether the First Lien Term Loan Agent or any First Lien Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the First Lien Term Loan Agent or any First Lien Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the First Lien Term Loan Documents (subject to the express terms and conditions hereof), neither the First Lien Term Loan Agent nor any First Lien Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The First Lien Term Loan Agent and the First Lien Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the First Lien Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the First Lien Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the First Lien Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(f)            None of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Second Lien Term Loan Credit Agreement or any of the other Second Lien Term Loan Documents, whether the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party otherwise should exercise any of its contractual

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rights or remedies under the Second Lien Term Loan Documents (subject to the express terms and conditions hereof), neither the Second Lien Term Loan Agent nor any Second Lien Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Second Lien Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Second Lien Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Second Lien Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(g)           None of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties agrees that none of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Term Secured Parties shall incur any liability as

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a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2    Modifications to ABL Documents, First Lien Term Loan Documents and Second Lien Term Loan Documents . (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)           subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)         otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)           The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party (except to the extent such notice or consent is required pursuant

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to the express provisions of this Agreement), and without incurring any liability to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)           subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)         otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(c)           Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

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(ii)           subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)         otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(d)           The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the First Lien Term Loan Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the First Lien Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the First Lien Term Loan Obligations or any of the First Lien Term Loan Documents;

(ii)           subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the First Lien Term Loan Obligations, and in connection therewith to enter into any additional First Lien Term Loan Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the First Lien Term Loan Obligations;

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(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the First Lien Term Loan Obligations; and

(vii)         otherwise manage and supervise the First Lien Term Loan Obligations as the First Lien Term Loan Agent shall deem appropriate.

(e)           The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Second Lien Term Loan Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Second Lien Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Second Lien Term Loan Obligations or any of the Second Lien Term Loan Documents;

(ii)           subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Second Lien Term Loan Obligations, and in connection therewith to enter into any additional Second Lien Term Loan Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Second Lien Term Loan Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Second Lien Term Loan Obligations; and

(vii)         otherwise manage and supervise the Second Lien Term Loan Obligations as the Second Lien Term Loan Agent shall deem appropriate.

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(f)            The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Term Agent and any Additional Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)           subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)         otherwise manage and supervise the Additional Term Obligations as such Additional Term Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g)           In addition, each ABL Agent, for and on behalf of itself and the ABL Secured Parties, First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, for and on behalf of itself and the Additional Term Secured Parties represented thereby, agrees that each ABL Collateral Document and/or each Term Loan Priority Collateral Document, as applicable, consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such ABL Collateral Document and/or Term Loan Priority Collateral Document, as applicable, covering such Collateral.

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(h)           The ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and any Additional Term Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any First Lien Term Loan Document, any Second Lien Term Loan Document or any Additional Term Document) of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any of the ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations is to constitute ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than the Term Loan Collateral Representative being replaced in connection with such provider), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents and any Additional Term Documents. For the avoidance of doubt, any First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, First Lien Term Loan Documents, Second Lien Term Loan Documents or Additional Term Documents) of, any of the ABL Agent or any other ABL Secured Party, the First Lien Term Loan Agent or any other First Lien Term Loan Secured Party, the Second Lien Term Loan Agent or any other Second Lien Term Loan Secured Party or any Additional Term Agent or any other Additional Term Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3    Reinstatement and Continuation of Agreement. (a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit

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Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)           If the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the First Lien Term Loan Obligations (a “First Lien Term Loan Recovery”), then the First Lien Term Loan Obligations shall be reinstated to the extent of such First Lien Term Loan Recovery. If this Agreement shall have been terminated prior to such First Lien Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such First Lien Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the First Lien Term Loan Agent or any First Lien Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the First Lien Term Loan Documents, regardless of any knowledge thereof which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party may have.

(c)           If the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Second Lien Term Loan Obligations (a “Second Lien Term Loan Recovery”), then the Second Lien Term Loan Obligations shall be reinstated to the extent of such Second Lien Term Loan Recovery. If this Agreement shall have been terminated prior to such Second Lien Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such Second Lien Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge,

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confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Second Lien Term Loan Documents, regardless of any knowledge thereof which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party may have.

(d)           If any Additional Term Agent or any Additional Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional Term Obligations (an “Additional Term Recovery”), then the Additional Term Obligations shall be reinstated to the extent of such Additional Term Recovery. If this Agreement shall have been terminated prior to such Additional Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional Term Agent, the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Secured Parties, the ABL Secured Parties, the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional Term Obligations, the ABL Obligations, the First Lien Term Loan Obligations or the Second Lien Term Loan Obligations. No priority or right of any Additional Term Agent or any Additional Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Term Documents, regardless of any knowledge thereof which any Additional Term Agent or any Additional Term Secured Party may have.

ARTICLE 6

Insolvency Proceedings

Section 6.1    DIP Financing. (a) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any Credit Party with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the First Lien Term Loan Agent,

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on behalf of itself and the First Lien Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the First Lien Term Loan Agent securing the First Lien Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the First Lien Term Loan Agent retains its Lien on the Collateral to secure the First Lien Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the First Lien Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the First Lien Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the First Lien Term Loan Obligations, provided that (x) such Liens in favor of the ABL Agent and the First Lien Term Loan Agent shall be subject to the provisions of Section 6.1(e) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b)           If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Second Lien Term Loan Agent securing the Second Lien Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the Second Lien Term Loan Agent retains its Lien on the Collateral to secure the Second Lien Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the Second Lien Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the Second Lien Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Second Lien Term Loan Obligations, provided that (x) such Liens in favor of the ABL Agent and the Second

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Lien Term Loan Agent shall be subject to the provisions of Section 6.1(e) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(c)           If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support, or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Term Agent securing the Additional Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Additional Term Agent retains its Lien on the Collateral to secure the Additional Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of such Additional Term Agent on the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Additional Term Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Term Obligations, provided that (x) such Liens in favor of the ABL Agent and such Additional Term Agent shall be subject to the provisions of Section 6.1 (e) hereof and (y) the foregoing provisions of this Section 6.1(c) shall not prevent any Additional Term Agent and any Additional Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(d)           [Reserved].

(e)           All Liens granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

Section 6.2    Relief From Stay. Until the Discharge of ABL Obligations, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the

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Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Collateral Representative’s express written consent. Until the Discharge of the First Lien Term Loan Collateral Obligations and Second Lien Term Loan Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Loan Priority Collateral without the Term Loan Collateral Representative’s express written consent.

Section 6.3    No Contest. (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral. The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral. Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral.

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(b)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of First Lien Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the First Lien Term Loan Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

(c)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Second Lien Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the Second Lien Term Loan Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

(d)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Term Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by any Additional Term Agent or any Additional Term Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to such Additional Term Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

Section 6.4    Asset Sales. The First Lien Term Loan Agent agrees, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent agrees, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent or the ABL Collateral Representative of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy

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Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties that it will not oppose any sale consented to by the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent or the Term Loan Collateral Representative of any Term Loan Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5    Separate Grants of Security and Separate Classification. (1) Each First Lien Term Loan Secured Party, the First Lien Term Loan Agent, each Additional First Lien Term Secured Party and each Additional First Lien Term Agent (2) each Second Lien Term Loan Secured Party, the Second Lien Term Loan Agent, each Additional Second Lien Term Secured Party and each Additional Second Lien Term Agent and (3) each ABL Secured Party and the ABL Agent acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the First Lien Term Loan Collateral Documents, the Additional First Lien Term Collateral Documents, the Second Lien Term Loan Collateral Documents and the Additional Second Lien Term Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, (1) the First Lien Term Loan Obligations and Additional First Lien Term Obligations, (2) the Second Lien Term Loan Obligations and Additional Second Lien Term Obligations and (3) the ABL Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of (1) the ABL Secured Parties, (2) the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties and (3) the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, First Lien Term Loan Obligation claims, Second Lien Term Loan Obligation claims, Additional First Lien Term Obligation claims and Additional Second Lien Term Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Term Loan Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), (1) the ABL Secured Parties or (2) the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties, or (3) the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties, the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties and the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to

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effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject with respect to the First Lien Term Loan Obligations, the Second lien Term Loan Obligations, any Additional First Lien Term Obligations and any Additional Second Lien Term Obligations to the First/Second Lien Intercreditor Agreement and to any separate agreement by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and any other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties.

Section 6.6    Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7    ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the First Lien Term Loan Agent, the Second Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any ABL Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof;

(iv)          the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the First Lien Term Loan Agent, the Second Lien Term Loan Agent any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8    First Lien Term Loan Obligations Unconditional. All rights of the First Lien Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, the Second Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any First Lien Term Loan Document;

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(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Lien Term Loan Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the First Lien Term Loan Obligations or any guarantee thereof;

(iv)          the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the First Lien Term Loan Obligations, or of any of the ABL Agent, the Second Lien Term Loan Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9    Second Lien Term Loan Obligations Unconditional. All rights of the Second Lien Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, the First Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any Second Lien Term Loan Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Lien Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Lien Term Loan Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Second Lien Term Loan Obligations or any guarantee thereof;

(iv)          the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Second Lien Term Loan Obligations, or of any of the ABL Agent, the First Lien Term Loan Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10  Additional Term Obligations Unconditional. All rights of any Additional Term Agent hereunder, and all agreements and obligations of the ABL Agent, the

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First Lien Term Loan Agent, the Second Lien Term Loan Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any Additional Term Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Term Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Term Obligations or any guarantee thereof;

(iv)          the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Term Obligations, or of any of the ABL Agent, the First Lien Term Loan Agent , the Second Lien Term Loan Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.11 Adequate Protection. Except to the extent expressly provided in Section 6.1, Section 6.3 and this Section 6.11, nothing in this Agreement shall limit the rights of (w) the ABL Agent and the ABL Secured Parties, (x) the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties, (y) the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties, or (z) any Additional Term Agent and any Additional Term Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(a)           in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the First Lien Term Loan Agent shall also be granted a senior Lien on such collateral as security for the First Lien Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the First Lien Term Loan Obligations,

(b)           in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the Second Lien Term Loan

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Agent shall also be granted a senior Lien on such collateral as security for the Second Lien Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Second Lien Term Loan Obligations,

(c)           in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties),

(d)           in the event that the First Lien Term Loan Agent, on behalf of itself or any of the First Lien Term Loan Secured Parties, seeks or requests adequate protection in respect of the First Lien Term Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the First Lien Term Loan Agent, on behalf of itself and each of the First Lien Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the First Lien Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations,

(e)           in the event that the Second Lien Term Loan Agent, on behalf of itself or any of the Second Lien Term Loan Secured Parties, seeks or requests adequate protection in respect of the Second Lien Term Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Second Lien Term Loan Agent, on behalf of itself and each of the Second Lien Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Second Lien Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations, and

(f)            in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations.

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ARTICLE 7

Miscellaneous

Section 7.1    Rights of Subrogation. The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, agrees that no payment by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the First Lien Term Loan Agent or any First Lien Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that no payment by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Lien Term Loan Obligations shall have occurred. Following the Discharge of First Lien Term Loan Obligations, the First Lien Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Lien Term Loan Obligations resulting from payments to the First Lien Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the First Lien Term Loan Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of

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subrogation in respect thereof until the Discharge of Second Lien Term Loan Obligations shall have occurred. Following the Discharge of Second Lien Term Loan Obligations, the Second Lien Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Second Lien Term Loan Obligations resulting from payments to the Second Lien Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Second Lien Term Loan Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred. Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, such Additional Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

Section 7.2    Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may

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interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3    Representations. The First Lien Term Loan Agent represents and warrants to the ABL Agent, the Second Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the First Lien Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the First Lien Term Loan Secured Parties. The Second Lien Term Loan Agent represents and warrants to the ABL Agent, the First Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the Second Lien Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Second Lien Term Loan Secured Parties. The ABL Agent represents and warrants to the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. Any Additional Term Agent represents and warrants to the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any other Additional Term Agent that it has the requisite power and authority under the applicable Additional Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Term Secured Parties represented thereby.

Section 7.4    Amendments. (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of First Lien Term Loan Obligations, the First Lien Term Loan Agent, (ii) prior to the Discharge of Second Lien Term Loan Obligations, the Second Lien Term Loan Agent, (iii) prior to the Discharge of ABL Obligations, the ABL Agent, (iv) prior to the Discharge of Additional First Lien Term Obligations in respect of any Additional First Lien Term Credit Facility, the applicable Additional First Lien Term Agent and (v) prior to the Discharge of Additional Second Lien Term Obligations in respect of any Additional Second Lien Term Credit Facility, the applicable Additional Second Lien Term Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Term Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in substantially the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement”, “First Lien Term Loan Credit Agreement” or “Second Lien Term Loan Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Term Agent that is not then a Party, or any Additional Term Secured Party not then represented by an Additional Term Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Term Agent or Additional Term Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Term Agent or Additional Term Secured Party ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or

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indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b)           In the event that the ABL Agent that is the ABL Collateral Representative or the Requisite ABL Holders enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each First Lien Term Loan Collateral Document and each Additional First Lien Term Collateral Document, in each case without the consent of, or any action by, any First Lien Term Loan Agent or any First Lien Term Loan Secured Party or any Additional First Lien Term Agent or Additional First Lien Term Secured Party, as applicable; provided that such amendment, waiver or consent does not materially adversely affect the rights of the First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, or the interests of the First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral (it being understood that the release of any Liens securing the First Lien Term Loan Obligations or Additional First Lien Term Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral). The ABL Agent shall give written notice of such amendment, waiver or consent to the First Lien Term Loan Agent and each Additional First Lien Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any First Lien Term Loan Collateral Document or any Additional First Lien Term Collateral Document as set forth in this Section 7.4(b).

(c)           In the event that the ABL Agent that is the ABL Collateral Representative or the Requisite ABL Holders represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Second Lien Term Loan Collateral Document and each Additional Second Lien Term Collateral Document, in each case without the consent of, or any action by, any Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party or any Additional Second Lien Term Agent or Additional Second Lien Term Secured Party, as applicable; provided that such amendment, waiver or consent does not materially adversely affect the rights of the Second Lien Term Loan Secured Parties or the Additional Second Lien Term Secured Parties, as applicable, or the interests of the Second Lien Term Loan Secured Parties or the Additional Second Lien

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Term Secured Parties, as applicable, in the Term Loan Priority Collateral (it being understood that the release of any Liens securing the Second Lien Term Loan Obligations or Additional Second Lien Term Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such Second Lien Term Loan Secured Parties or the Additional Second Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral). The ABL Agent shall give written notice of such amendment, waiver or consent to the Second Lien Term Loan Agent and each Additional Second Lien Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Second Lien Term Loan Collateral Document or any Additional Second Lien Term Collateral Document as set forth in this Section 7.4(c).

(d)           In the event that the First Lien Term Loan Agent that is the Term Loan Collateral Representative or the requisite First Lien Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any First Lien Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, or any First Lien Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The First Lien Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(d).

(e)           In the event that the Second Lien Term Loan Agent that is the Term Loan Collateral Representative or the requisite Second Lien Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Second Lien Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Second Lien Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, or any Second Lien Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with

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respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The Second Lien Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(e).

(f)            In the event that any Additional First Lien Term Agent that is the Term Loan Collateral Representative or the requisite Additional First Lien Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional First Lien Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional First Lien Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional First Lien Term Agent, the Additional First Lien Term Secured Parties, or any Additional First Lien Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and between such Additional First Lien Term Agent, on behalf of itself and the Additional First Lien Term Secured Parties represented thereby and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The applicable Additional First Lien Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(f).

(g)           In the event that any Additional Second Lien Term Agent that is the Term Loan Collateral Representative or the requisite Additional Second Lien Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Second Lien Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Second Lien Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Second Lien Term Agent, the Additional Second Lien Term Secured Parties, or any Additional Second Lien Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and

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between such Additional Second Lien Term Agent, on behalf of itself and the Additional Second Lien Term Secured Parties represented thereby and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The applicable Additional Second Lien Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(g).

Section 7.5    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or, in the case of an electronic mail, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario
M5H 1C4
	Facsimile No.:	(416) 842-4023
	Attention:	Manager, Agency Services Group

First Lien Term Loan Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th Floor
New York, NY 10010
Attention: Loan Operations — Boutique
Management
Tel: (212) 538-3525
Fax: 212-325-8315
E-mail: list.ops-collateral@credit-suisse.com

Second Lien Term Loan Agent:	Credit Suisse AG

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Eleven Madison Avenue, 6th Floor
New York, NY 10010
Attention: Loan Operations — Boutique
Management
Tel: (212) 538-3525
Fax: 212-325-8315
E-mail: list.ops-collateral@credit-suisse.com

Any Additional Term Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Term Agent pursuant to Section 7.11.

Section 7.6    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of First Lien Term Loan Obligations, the Discharge of Second Lien Term Loan Obligations and the Discharge of Additional Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the First Lien Term Loan Agent, any First Lien Term Loan Secured Party, the Second Lien Term Loan Agent, any Second Lien Term Loan Secured Party, any Additional Term Agent or any Additional Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, such ABL Secured Party, such First Lien Term Loan Secured Party, such Second Lien Term Loan Secured Party, such Additional Term Agent or such Additional Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8    Governing Law: Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding

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among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9    Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10   No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, each Additional Term Agent, the Additional Term Secured Parties and, with respect to Sections 2.4(f), 5.2, 7.4 and 7.11, the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Term Agents. (a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness, and as either Additional First Lien Term Indebtedness or Additional Second Lien Term Indebtedness, for purposes of this Agreement, upon complying with the following conditions:

(i)            one or more Additional Term Agents for one or more Additional Term Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Term Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement;

(ii)           at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement complete and correct copies of any Additional Term Credit Facility, Additional Term Guarantees and Additional Term Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Term Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)          the Company shall have executed and delivered to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness, which Additional Indebtedness Designation shall designate such Additional Indebtedness as Additional First Lien Term Indebtedness or Additional Second Lien Term Indebtedness, as the case may be; and

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(iv)          all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement.

No Additional Indebtedness may be designated both Additional First Lien Term Indebtedness and Additional Second Lien Term Indebtedness.

(b)           Upon satisfaction of the foregoing conditions, (i) the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Term Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Term Secured Party”, and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent”, (ii) any designated Additional First Lien Term Indebtedness shall constitute “Additional First Lien Term Indebtedness”, any Additional First Lien Term Credit Facility under which such Additional First Lien Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility” and an “Additional First Lien Term Credit Facility”, any holder of such Additional First Lien Term Indebtedness or other applicable Additional First Lien Term Secured Party shall constitute an “Additional Term Secured Party” and an “Additional First Lien Term Secured Party”, and any Additional First Lien Term Agent for any such Additional First Lien Term Secured Party shall constitute an “Additional First Lien Term Agent” and (iii) any designated Additional Second Lien Term Indebtedness shall constitute “Additional Second Lien Term Indebtedness”, any Additional Second Lien Term Credit Facility under which such Additional Second Lien Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility” and an “Additional Second Lien Term Credit Facility”, any holder of such Additional Second Lien Term Indebtedness or other applicable Additional Second Lien Term Secured Party shall constitute an “Additional Term Secured Party” and an “Additional Second Lien Term Secured Party”, and any Additional Second Lien Term Agent for any such Additional Second Lien Term Secured Party shall constitute an “Additional Second Lien Term Agent” in each case for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date.” Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)           In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the First Lien Term Loan Agent, the Second Lien

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Term Loan Agent and any other Additional Term Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any First Lien Term Loan Collateral Documents, Second Lien Term Loan Collateral Documents, ABL Collateral Documents, or Additional Term Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12  Term Loan Collateral Representative and ABL Collateral Representative; Notice of Change. The Term Loan Collateral Representative shall act for the First Lien Term Loan Collateral Secured Parties and Second Lien Term Loan Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Controlling Term Holders, or the requisite percentage of such Controlling Term Holders as provided in the applicable Term Loan Priority Collateral Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Term Loan Collateral Representative) receives written notice from the existing Term Loan Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Term Loan Collateral Representative, such Party shall be entitled to act as if the existing Term Loan Collateral Representative is in fact the Term Loan Collateral Representative. Each Party (other than the existing Term Loan Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Term Loan Collateral Representative which facially appears to be from the then existing Term Loan Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Term Loan Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Term Loan Collateral Representative.

The ABL Collateral Representative shall act for the ABL Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time. Until a Party (other than the existing ABL Collateral Representative) receives written notice from the existing ABL Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the ABL Collateral Representative, such Party shall be entitled to act as if the existing ABL Collateral Representative is in fact the ABL Collateral Representative. Each Party (other than the existing ABL Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the ABL Collateral Representative which facially appears to be from the then existing ABL Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing ABL Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Collateral Representative.

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Section 7.13  Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of (a) the ABL Secured Parties, as one class and (b) the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties, collectively, as another class. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and any Additional Term Obligations as and when the same shall become due and payable in accordance with their terms (such obligations to pay being absolute and unconditional). For the avoidance of doubt, as among the First Lien Term Loan Collateral Secured Parties and the Second Lien Term Loan Collateral Secured Parties, nothing herein is intended to alter their relative rights and obligations, which shall continue to be governed by the First/Second Lien Intercreditor Agreement or any applicable Other Intercreditor Agreement, or to require that such rights and obligations be treated as a single class in any Insolvency Proceeding.

Section 7.14  Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16  Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17  VENUE; JURY TRIAL WAIVER. (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY

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SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)           EACH PARTY HERETO HEREBY (I) WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS, (II) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (III) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.17(B). EACH PARTY HERETO FURTHER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18  Intercreditor Agreement. This Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the ABL Credit Agreement, the ABL Collateral Documents, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement, any Additional Term Credit Facility and the Term Loan Priority Collateral Documents. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party to receive payment or to subordinate the right of any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party to receive payment to the right of any ABL Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, on the one hand, and the First Lien Term Loan Secured

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Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19  No Warranties or Liability. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other First Lien Term Loan Document, any other Second Lien Term Loan Document or any other Additional Term Document. Except as otherwise provided in this Agreement, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20  Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any First Lien Term Loan Document, any Second Lien Term Loan Document or any Additional Term Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the First Lien Term Loan Documents, the Second Lien Term Loan Documents, the ABL Documents or any Additional Term Documents.

Section 7.21  Information Concerning Financial Condition of the Credit Parties. None of the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional Term Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

Section 7.22  Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

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IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties and the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

ROYAL BANK OF CANADA,
in its capacity as the ABL Agent

By:
Name:
Title:

[Signature Page to ABL ICA]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
in its capacity as the First Lien Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

105

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
in its capacity as the Second Lien Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

106

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent and any Additional Term Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.

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CREDIT PARTIES:

LBM BORROWER, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

LBM MIDCO, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

Feldman Lumber – US LBM, LLC

By: US LBM Holdings, LLC, its Sole Member

By:
Name:
Title:

[Signature Page to ABL ICA]

US LBM Holdings, LLC
BEP/Lyman, LLC
Musselman Lumber - US LBM, LLC
Direct Cabinet Sales - US LBM, LLC
Shelly Enterprises - US LBM, LLC
Standard Supply & Lumber - US LBM, LLC
Coastal Roofing Supply - US LBM, LLC
Lumber Specialties - US LBM, LLC
Fond du Lac Property - US LBM, LLC
East Haven Builders Supply - US LBM, LLC
Bellevue Builders Supply - US LBM, LLC
Kentucky Indiana Lumber - US LBM, LLC
Desert Lumber - US LBM, LLC
Jones Lumber - US LBM, LLC
Bear Truss - US LBM, LLC
Bear Truss Property, LLC
H & H Lumber - US LBM, LLC
American Masons & Building Supply - US LBM, LLC
LS Property, LLC
Richardson Gypsum - US LBM, LLC
Universal Supply Company, LLC
Wisconsin Building Supply - US LBM, LLC
Wallboard Supply Company - US LBM, LLC
Lampert Yards - US LBM, LLC
Hines Buildings Supply - US LBM, LLC
Kirkland Property - US LBM, LLC
Hampshire Property - US LBM, LLC
EHBS Manchester Properties, LLC
John H. Myers & Son - US LBM, LLC
Rosen Materials of Nevada LLC
Rosen Brick America, LLC
Rosen Materials, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

EXHIBIT A

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                    , 20     , by LBM Borrower, LLC (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of August 20, 2015 between Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”) for the First Lien Term Loan Secured Parties and Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”) for the Second Lien Term Loan Secured Parties.(1) Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of          , 20      (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list Additional Term Secured Parties] [and Additional Term Agent, as agent (the “Additional Term Agent”)].(2)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1.         Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, and any Additional Term Agent that:

(1)                                 the Additional Indebtedness incurred or to be incurred under the Additional Term Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)                                 all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

(1)                                 Revise as appropriate to refer to any successor ABL Agent, First Lien Term Loan Agent or Second Lien Term Loan Agent and to add reference to any previously added Additional Term Agent.

(2)                                 Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

Section 2.                   Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness and as Additional [First Lien] / [Second Lien] Term Indebtedness under the Intercreditor Agreement.

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IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

LBM BORROWER, LLC

By:
Name:
Title:

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EXHIBIT B

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                       , 20       , among LBM Borrower, LLC (the “Company”), Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(3) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”)(4) for the First Lien Term Loan Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”)(5) for the Second Lien Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of each Additional Term Agent under any Additional Term Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, the First Lien Term Loan Agent [and] the Second Lien Term Loan Agent [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of          , 20    (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Term Secured Parties (the “Joining Additional Term Secured Parties”)] [and insert name of each applicable Additional Term Agent (the “Joining Additional Term Agent”)].(6)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Term Credit Facility as Additional Indebtedness and as Additional [First Lien] [Second Lien] Term Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Term Agent, for itself and on behalf of the Joining Additional Term Secured Parties,](7) hereby agrees with the ABL Agent, the First Lien

(3)                                 Revise as appropriate to refer to any successor ABL Agent.

(4)                                 Revise as appropriate to refer to any successor First Lien Term Loan Agent.

(5)                                 Revise as appropriate to refer to any successor Second Lien Term Loan Agent.

(6)                                 Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

(7)                                 Revise as appropriate to refer to any Additional Term Agent being added hereby and any Additional Term Secured Parties represented thereby.

Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

Section 1.                   Agreement to be Bound. The [Joining Additional Term Agent, for itself and on behalf of the Joining Additional Term Secured Parties,](8) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Term Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2.                   Recognition of Claims. (a) The ABL Agent (for itself and on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (for itself and on behalf of the First Lien Term Loan Secured Parties), the Second Lien Term Loan Agent (for itself and on behalf of the Second Lien Term Loan Secured Parties) and [each of] the Additional Term Agent[s] (for itself and on behalf of any Additional Term Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, or any Additional Term Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent or any Secured Party may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (for itself and on behalf of the First Lien Term Loan Secured Parties), the Second Lien Term Loan Agent (for itself and on behalf of the Second Lien Term Loan Secured Parties) and any Additional Term Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Term Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Term Obligations represented by the Additional Term Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Term Credit Facility or other applicable Additional Term Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Term Agent (for itself and on behalf of the Joining Additional Term Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the First Lien Term Loan Obligations, the existence and validity of the Second Lien Term Loan Obligations [and the existence and validity of the Additional Term Obligations](9) and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement, the other ABL Documents, First Lien Term Loan Documents or Second Lien Term Loan Documents or the Additional Term Credit Facility or the Additional Term Documents](10), as the case may be,

(8)                                 Revise references throughout as appropriate to refer to the party or parties being added.

(9)                                 Add reference to any previously added Additional Term Obligations as appropriate.

(10)                          Add reference to any previously added Additional Term Credit Facility and related Additional Term Documents as appropriate.

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are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.                   Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Term Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.                   Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

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3

[Add Signatures]

4

EXHIBIT C

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] [ABL CREDIT AGREEMENT] [FIRST LIEN TERM LOAN CREDIT

AGREEMENT] [SECOND LIEN TERM LOAN CREDIT AGREEMENT] [ADDITIONAL

TERM CREDIT FACILITY] JOINDER

JOINDER, dated as of                             , 20           , among Royal Bank of Canada in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(11) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”)(12) for the First Lien Term Loan Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”)(13) for the Second Lien Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of additional ABL Secured Parties, ABL Agent, First Lien Term Loan Secured Parties, First Lien Term Loan Agent, Second Lien Term Loan Secured Parties, Second Lien Term Loan Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent(14), the First Lien Term Loan Agent(15) [and] the Second Lien Term Loan Agent(16) [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of               , 20              (the “Joining [ABL Credit Agreement][First Lien Term Loan Credit Agreement][Second Lien Term Loan Credit Agreement][Additional Term Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, First Lien Term Loan Secured Parties, Second Lien Term Loan Secured Parties or Additional Term Secured Parties, as applicable (the “Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][Second Lien Term Loan Secured Parties][Additional Term Secured Parties]”)]

(11)                          Revise as appropriate to refer to any successor ABL Agent.

(12)                          Revise as appropriate to refer to any successor First Lien Term Loan Agent.

(13)                          Revise as appropriate to refer to any successor Second Lien Term Loan Agent.

(14)                          Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

(15)                          Revise as appropriate to describe predecessor First Lien Term Loan Agent or First Lien Term Loan Secured Parties, if joinder is for a new First Lien Term Loan Credit Agreement.

(16)                          Revise as appropriate to describe predecessor Second Lien Term Loan Agent or Second Lien Term Loan Secured Parties, if joinder is for a new Second Lien Term Loan Credit Agreement.

[and insert name of each applicable Agent (the “Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent”)].(17)

The Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent, for itself and on behalf of the Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][Second Lien Term Loan Secured Parties][Additional Term Secured Parties],(18) hereby agrees with the Company and the other Grantors, the [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

Section 1.                   Agreement to be Bound. The [Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent, for itself and on behalf of the Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][ Second Lien Term Loan Secured Parties][Additional Term Secured Parties],](19) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL] [First Lien Term Loan] [Second Lien Term Loan] [Additional Term] Agent. As of the date hereof, the Joining [ABL Credit Agreement][First Lien Term Loan Credit Agreement][ Second Lien Term Loan Credit Agreement][Additional Term Credit Facility] shall be deemed [the][a] [ABL Credit Agreement][First Lien Term Loan Credit Agreement] [Second Lien Term Loan Credit Agreement] [Additional Term Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.                   Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL] [First Lien Term Loan] [Second Lien Term Loan] [Additional Term] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.                   Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

(17)                          Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

(18)                          Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

(19)                          Revise references throughout as appropriate to refer to the party or parties being added.

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[ADD SIGNATURES]

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EXHIBIT D

to

FIRST LIEN CREDIT AGREEMENT

FORM OF MORTGAGE

(1)This instrument was prepared in consultation with counsel in the state in which the Premises is located by the attorney named below and after recording, please return to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention: [•]

Telephone: (212) 474-1000

Facsimile: (212) 474-3700

Email: [•]

STATE OF

COUNTY OF

FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS FINANCING STATEMENT AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS FINANCING STATEMENT AND FIXTURE FILING (as amended, modified or supplemented from time to time, the “Mortgage”) is made and entered into as of the [  ] day of [         ], 20[   ], by [                 ,a              ], with an address as of the date hereof at [         ], Attention: [             ] (the “Mortgagor”), for the benefit of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, with an address as of the date hereof at [     ], (“CS”), in its capacity as Collateral Agent for the Secured Parties (as such terms are defined in the Guarantee and Collateral Agreement defined below), with an address as of the date hereof at [      ], Attention: [                   ] (in such capacity, together with its successors and assigns in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, pursuant to that certain First Lien Credit Agreement, dated as of August             , 2015 (as amended, supplemented, waived or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among LBM BORROWER, LLC, a Delaware limited liability company

(1)                                 Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

(the “Borrower”) (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (as further defined in subsection 1.1 of the Credit Agreement, the “Lenders”), the Collateral Agent, the Administrative Agent, and the other parties thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes Holding, the Borrower, the Borrower’s Subsidiaries and the Mortgagor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to the Mortgagor in connection with the operation of its business;

WHEREAS, the Borrower and the Mortgagor are engaged in related businesses, and each will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Mortgagor shall execute and deliver this Mortgage to the Mortgagee for the benefit of the Secured Parties;

WHEREAS, concurrently with the entering into of the Credit Agreement, Holding, the Borrower and certain Subsidiaries of the Borrower have entered into that certain First Lien Guarantee and Collateral Agreement (as amended, supplemented, waived, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of CS, as Collateral Agent and Administrative Agent for the Lenders from time to time parties to the Credit Agreement;

WHEREAS, the Mortgagor will receive substantial benefit from the execution and performance of the obligations under the Credit Agreement, and is, therefore, willing to enter into this Mortgage; and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of the Mortgagor (such Obligations of the Mortgagor being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

NOW THEREFORE, the Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged,

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warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns, with the power of sale (subject to applicable law) a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements, fixtures and proceeds:

(a)                                 All that tract or parcel of land and other real property interests in [     ] County, [         ], as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by the Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including, without limitation, mineral rights, air rights, water rights, sewer rights, easement rights and rights of way;

(b)                                 All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”) and fixtures now or hereafter owned by the Mortgagor and attached to or installed in or located on and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”). As used in this Mortgage, the term “Premises” shall mean all, or, where the context permits or requires, any portion of the above or any interest therein; and

(c)                                  Subject to the terms of the Guarantee and Collateral Agreement, any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with any of the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging and all permits, licenses and rights relating to the use, occupation and operation of thereof or any business conducted thereon, subject to Liens permitted by the Credit Agreement (including Permitted Liens), to the Mortgagee, for the benefit of the Secured Parties, to secure the Obligations; provided that, upon (i) the Obligations Satisfaction Date (as defined below) or (ii) the full satisfaction of the conditions set forth in the Credit Agreement for the release of this Mortgage in accordance with the terms thereof, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall at the cost and expense of the Mortgagor promptly cause a release of this Mortgage to be filed in the appropriate office; and until the Obligations are fully satisfied, it shall remain in full force and virtue.

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As additional security for said Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor hereby unconditionally assigns to the Mortgagee, for the benefit of the Secured Parties, all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only to the Mortgagor a license to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

As additional collateral and further security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor does hereby assign by way of security and grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases, rental agreements and all other occupancy agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation or liability with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1                               Obligations. The Mortgagee and the Lenders have agreed to establish a secured credit facility in favor of the Borrower pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the Obligations secured hereby will not exceed $             , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amounts shall be secured hereby.](2)

(2)                                 To be included in states that impose mortgage recording tax and subject to applicable laws.

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1.2                               [Future] Advances. This Mortgage is given to secure the Obligations of the Mortgagor and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances[ and readvances] thereof that may subsequently be made to the Mortgagor, the Borrower or any other Loan Party by the Lenders pursuant to the Credit Agreement or any other Loan Document, and all renewals, modifications, replacements and extensions thereof). The lien of such future advances[ and readvances] shall relate back to the date of this Mortgage. [Portions of the Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the Borrower or the Guarantors (as defined in the Guarantee and Collateral Agreement), repaid by the Borrower or the Guarantors and re-advanced to or for the benefit of the Borrower or the Guarantors from time to time subject to the terms of the Credit Agreement.] The Mortgagor agrees that if the outstanding balance of any Obligation[ or revolving credit or letter of credit accommodation] or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement, any Hedging Agreement, Bank Products Agreement or Management Guarantee (entered into with any Bank Products Provider (as defined in the Guarantee and Collateral Agreement), Hedging Provider (all as defined in the Guarantee and Collateral Agreement) or Management Credit Provider (as defined in the Guarantee and Collateral Agreement), as applicable), after any such zero balance until such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party (as defined in the Guarantee and Collateral Agreement) in respect of the provision of cash management services) then due and owing shall have been paid in full[, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable issuing lender)] (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1                               Title to Property. The Mortgagor hereby represents and warrants to the Mortgagee and each other Secured Party that the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to the Mortgagor or to the Loan Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 2.1, be deemed to be a reference to the Mortgagor’s knowledge.

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2.2                               Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with subsections 6.3, 6.5(b)(i) and 10.5 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.3                               Reimbursement. The Mortgagor agrees to comply with subsection 6.5(b)(iii) of the Credit Agreement in accordance with and to the extent provided therein.

2.4                               Additional Documents. The Mortgagor agrees to take any and all actions reasonably required to create and maintain the Lien of this Mortgage as against the Premises, and to protect and preserve the validity thereof, in each case in accordance with and to the extent provided in subsection 6.9(d) of the Credit Agreement.

2.5                               Restrictions on Sale or Encumbrance. The Mortgagor agrees to comply with subsections 7.1, 7.2, 7.4, 7.6[ and][,] 7.9 [and 7.3](3) of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.6                               Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.7                               Insurance.

(a)                                 Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in subsections 6.5(a) and 6.5(b)(i) of the Credit Agreement to the extent applicable.

(b)                                 Insurance Generally. The Mortgagor agrees to comply with subsection 6.5(b)(ii) of the Credit Agreement in accordance with and to the extent provided therein.

(c)                                  Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in subsection 6.5 of the Credit Agreement to the extent and as applicable.

2.8                               Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to subsection 7.4 of the Credit Agreement to the extent and as applicable.

2.9                               Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Obligations, Loans, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken

(3)                                 To be included only if the Mortgagor is the Borrower.

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or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.10                        Compliance with Law. The Mortgagor agrees to comply with subsections 6.4 and 6.8 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.11                        Inspection. The Mortgagor agrees to comply with subsection 6.6 of the Credit Agreement in accordance with and to the extent provided therein.

2.12                        Security Agreement.

(a)                                 This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and the Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in the Fixtures. The Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b)                                 This Mortgage constitutes a fixture filing and financing statement as those terms are used in the UCC. The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. The Mortgagor warrants that the Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage. The Mortgagee shall be deemed to be the “Secured Party” with the address as set forth in the preamble of this Mortgage and shall have the rights of a secured party under the UCC.

(c)                                  This Mortgage will be filed in the real property records.

(d)                                 As of the date hereof, the Mortgagor is a [     ] organized under the laws of the State of [      ], and the Mortgagor’s organizational identification number is [           ](4).

2.13                        Mortgage Recording Tax. The Mortgagor shall pay upon the recording hereof any and all mortgage recording taxes or any such similar fees and expenses due and payable to record this Mortgage in the appropriate records of the county in which the Premises is located.

(4)                                 Local counsel to advise if bracketed text is required.

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ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1                               Acceleration of Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Obligations, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Obligations or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2                               Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement and any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1                               Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement): (a) enter the Premises and take exclusive physical possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) exercise its right to collect the Rents and Profits; (d) generally, supervise, manage and contract with reference to the Premises as if the Mortgagee were equitable owner of the Premises, hold, lease, develop, operate or otherwise use the Premises or any part thereof upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or desirable), and apply all rents and other

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amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (e) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (f) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; (g) expend Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the Lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Mortgagor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the Lien of this Mortgage; (h) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in this Mortgage, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (i) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or seeking to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if the Mortgagee is the highest bidder, subject to the terms of any applicable Intercreditor Agreement, the Mortgagee shall credit the portion of the purchase price that would be distributed to the Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. The Mortgagor also agrees that any of the foregoing rights and remedies of the Mortgagee may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Mortgagee may continue to exercise any or all such rights and remedies until (i) the Event of Default is cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the outstanding principal amount of the Loans, accrued and unpaid interest thereon (if any), and any other amounts then due and owing under the Credit Agreement and any other Loan Document to the Lenders or the Mortgagee are paid in full.

5.2                               Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the

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rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, subject to any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3                               Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4                               Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5                               Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6                               Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

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ARTICLE VI

General Conditions

6.1                               Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Loan Documents. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2                               Notices. All notices, requests and other communications shall be given in accordance with subsection 10.2 of the Credit Agreement.

6.3                               Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4                               Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5                               Intercreditor Agreements.

(a)                                 Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement). The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, any Agent and any Additional Agent (as such terms are defined in the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement)) shall be determined solely pursuant to the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), and not by priority as a matter of law or otherwise.

(b)                                 The liens granted pursuant to this Mortgage shall, prior to the Discharge of Additional Obligations (as defined in the Guarantee and Collateral Agreement) that are Senior Priority Obligations (as defined in the Guarantee and Collateral Agreement), be pari passu and equal in priority to the liens granted to any Additional Agent (as defined in the Guarantee and Collateral Agreement) for the benefit of the holders of the applicable Additional Obligations (as defined in the Guarantee and Collateral Agreement) that are

11

Senior Priority Obligations to secure such Additional Obligations that are Senior Priority Obligations pursuant to the applicable Additional Collateral Documents (as defined in the Guarantee and Collateral Agreement) (except as may be separately otherwise agreed between the Collateral Agent (as defined in the Guarantee and Collateral Agreement), on behalf of itself and the Secured Parties (as defined in the Guarantee and Collateral Agreement), and any Additional Agent, on behalf of itself and the Additional Secured Parties (as defined in the Guarantee and Collateral Agreement) represented thereby).

(c)                                  Subject to the provisions of the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), the lien of the Mortgage and security interest granted hereunder are expressly senior and superior to the lien and security interest granted (i) to any Agent (as defined in any applicable Intercreditor Agreement) pursuant to the Loan Documents and (ii) to any Additional Agent pursuant to any Additional Documents (as such terms are defined in any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement)).

6.6                               Conflicting Terms.

(a)                                 In the event of any conflict between the terms of this Mortgage and any of the Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), (i) the terms of the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) shall govern and control any conflict between the Mortgagee, the Agent and/or any Additional Agent, (ii) the terms of the ABL/Term Loan Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) shall govern and control any conflict between the Agent, the Second Lien Collateral Agent (as defined in the Guarantee and Collateral Agreement), the ABL Collateral Agent (as defined in the Guarantee and Collateral Agreement) and any Additional Agent, in the case of the ABL/Term Loan Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) and (iii) the terms of any Other Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any other party to such Other Intercreditor Agreement, in each case other than with respect to Section 6.7 of this Mortgage. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with any of the applicable Intercreditor Agreements, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b)                                 In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7 of this Mortgage.

6.7                               Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8                               Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage,

12

but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9                               Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with subsection 10.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) that would have the effect, directly or indirectly, through any reference herein to the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10                        Waiver of Jury Trial. Subsection 10.15 of the Credit Agreement is hereby incorporated by reference.

6.11                        Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor in accordance with the requirements in Section 6.2 of this Mortgage.

6.12                        Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13                        Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and at the sole cost and expense of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14                        [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.](5)

(5)         To be included in mortgages for states with a mortgage recording tax, to the extent required.

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6.15                        State Specific Provisions. In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

(a)                                 [             ]

(b)                                 [             ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[                        ]

By:

Name: Title:

[ADD STATE NOTARY FORM FOR MORTGAGOR](6)

(6)                                 Local counsel to confirm signature page and notary block which are acceptable for recording in the jurisdiction.

15

Exhibit A

Legal Description

[To be attached.]

EXHIBIT E

to

FIRST LIEN CREDIT AGREEMENT

FORM OF PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH

as Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Facsimile: [•]

[Date]

Reference is made to the First Lien Credit Agreement, dated as of August     , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, LBM BORROWER, LLC, hereby gives you notice that, pursuant to subsection 3.4(a) of the Credit Agreement, the undersigned intends to make a prepayment as follows:

Date of Prepayment: [date of prepayment]

Tranche: [applicable Tranche being repaid]

Type of Loans: [Eurocurrency Loans, ABR Loans or a combination thereof]

Amount of Prepayment: $[•]

[if a combination of Eurocurrency Loans and ABR Loans, specify the principal amount allocable to each]

Conditions to Prepayment (if any): [conditions to prepayment]

Order of Application of Partial Prepayments: [order of application]

LBM BORROWER, LLC

By:
Name:
Title:

2

EXHIBIT F

to

FIRST LIEN CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned or, if the undersigned is not a Lender, to the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, pursuant to the First Lien Credit Agreement, dated as of [•], 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (“Acquisition Sub” and the “Borrower”), LBM MIDCO, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for the Lenders (in such capacities, respectively, the “Administrative Agent” and “Collateral Agent”). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

1.                                      If the undersigned is a Lender, the undersigned is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name, and if the undersigned is not a Lender, the undersigned is a beneficiary or member of a Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes;

2.                                      If the undersigned is a Lender, the income from the Loan(s) held by the undersigned, and if the undersigned is not a Lender, the income from the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, is not effectively connected with the conduct of a trade or business within the United States;

3.                                      The undersigned is not a “bank” (as such term is used in Section 881(c)(3)(A) of the Code), is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements;

4.                                      The undersigned is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.                                      The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN, or if applicable, W-8BEN-E (or successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) in writing within thirty days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

2

[NAME OF LENDER OR BENEFICIARY OR MEMBER OF A LENDER]

By:
Name:
Title:

[Address]

Dated:                       , 20[     ]

3

EXHIBIT G

to

FIRST LIEN CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the First Lien Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of August     , 2015, among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                                                 (the “Assignor”) and                                 (the “Assignee”) agree as follows:

1.                                      The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.                                      The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].(1)

3.                                      The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsections 4.1 and 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and

(1)                                 Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 9.5 of the Credit Agreement; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 10.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 3.11(b) of the Credit Agreement; and (g) represents and warrants that it is neither a Disqualified Lender nor a Defaulting Lender.

4.                                      The effective date of this Assignment and Acceptance shall be [                        ], [                  ] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 10.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.                                      Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.                                      From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 thereof.

7.                                      Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under subsection 10.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained (including, in the case of the Borrower, the deemed consent of the Borrower pursuant to subsection 10.6(b)(i)(A)).

2

8.                                      This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

SCHEDULE 1

to

EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Re: First Lien Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of August                   , 2015, among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein).

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Aggregate Amount of
	Commitment/Loans under	Amount of Commitment/Loans
Assigned Facility	Assigned Facility for Assignor	Assigned
	$	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:	Consented To:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	[LBM BORROWER, LLC
as Administrative Agent

By:
Name:
By:	Title:](1)
Name:
Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent

By:
Name:
Title:

(1) Insert only as required by subsection 10.6 of the Credit Agreement.

2

EXHIBIT H

to

FIRST LIEN CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

LBM BORROWER, LLC

Pursuant to subsection 5.1(h) of that certain First Lien Credit Agreement, dated as of August         , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders and as collateral agent for the Secured Parties, the undersigned hereby certifies, on behalf of the Borrower, that:

1.                                      On and as of the date hereof, both before and after giving effect to any Extension of Credit to occur on the date hereof and the application of the proceeds thereof, (i) the representations and warranties relating to Target, its subsidiaries and their respective business made by the Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Borrower has the right to terminate its obligations (or otherwise decline to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement) are true and correct in all material respects (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty is true and correct in all material respects on and as of such earlier date) and (ii) the Specified Representations are true and correct in all material respects, except to the extent they relate to an earlier date, in which case such Specified Representations are true and correct in all material respects on and as of such date as if made on and as of such date.

2.                                      On the date hereof, all conditions set forth in subsection 5.1 of the Credit Agreement have been satisfied (except as explicitly set forth in the provisos to subsection 5.1(a), subsection 5.1(i) and subsection 5.1(j)) or waived.

IN WITNESS WHEREOF, the undersigned has hereunto set her name as of the date first written above.

LBM BORROWER, LLC

By:
Name:
Title:

EXHIBIT I

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

[               , 2015]

Reference is hereby made to (i) that certain First Lien Credit Agreement, dated August   , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “First Lien Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (the “Borrower”), LBM Midco, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party thereto (the “First Lien Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the First Lien Lenders, as collateral agent for the Secured Parties (as defined therein) and as lender, and (ii) that certain Second Lien Credit Agreement, dated August       , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Second Lien Credit Agreement”), among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto (the “Second Lien Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Second Lien Lenders, as collateral agent for the Secured Parties (as defined therein) and as lender (the First Lien Credit Agreement and the Second Lien Credit Agreement, together with the other Loan Documents (as defined in each of the First Lien Credit Agreement and the Second Lien Credit Agreement) delivered by or on the date hereof in connection with the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable, the “Transaction Documents”).

The undersigned, [   ], [   ] of [   ] (the “Company”), certifies solely on behalf of [   ], in [his][her] capacity as [    ] and not individually, as follows:

(a)                                 Attached hereto as Annex 1 is a true, correct and complete copy of the [certificate of incorporation][certificate of formation][other charter document] of the Company, as amended through the date hereof (the “Charter”), as certified by the Secretary of State of the State of [Delaware][Nevada][Florida][New York]. The Charter is in full force and effect on the date hereof, has not been amended or cancelled and no amendment to the Charter is pending or proposed. To the best of the undersigned’s knowledge, no steps have been taken and no proceedings are pending for the merger, consolidation, conversion, dissolution, termination or liquidation of the Company and no such proceedings are threatened or contemplated.

(b)                                 Attached hereto as Annex 2 is a true, correct and complete copy of the [bylaws][limited liability company agreement][other operating agreement] of the Company, as amended through the date hereof (the “Operating Agreement”) as in effect at all times since the adoption thereof to and including the date hereof. Such Operating Agreement has not been amended, repealed, modified, superseded, revoked or restated, and such Operating Agreement is in full force and effect on the date hereof and no amendment to the Operating Agreement is pending.

(c)                                  Attached hereto as Annex 3 is a true, correct and complete copy of the [unanimous] written consent of the [Board of Directors][managers][other authorizing body] of the Company (the “Authorizing Body”), dated [ ], 2015 (the “Resolutions”), authorizing, among other things, the execution, delivery and performance of each of the Transaction Documents to which the Company is a party and the transactions contemplated thereby. The Resolutions (i) were duly adopted by the Authorizing Body and have not been amended, modified, superseded, revoked or rescinded in any respect, (ii) are in full force and effect on the date hereof, (iii) are the only proceedings of the Authorizing Body [or any committee thereof] relating to or affecting the Transaction Documents to which the Company is a party and the matters referred to therein and (iv) have been filed [with the minutes of the proceedings of the Authorizing Body][with the minute book of the Company][in accordance with the Operating Agreement]. [As of the date hereof, there were no vacancies or unfilled newly-created [directorships][manager positions] on the Authorizing Body].

(d)                                 Attached hereto as Annex 4 is a list of the persons who, as of the date hereof, are duly elected and qualified officers of the [sole member of the] Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver, on behalf of the [sole member of the] Company, the Transaction Documents to which the Company is a party and any of the other documents contemplated thereby.

Debevoise & Plimpton LLP and Richards, Layton & Finger, P.A. are entitled to rely on this certificate in connection with any opinions they are delivering pursuant to the Transaction Documents to which the Company is a party.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the [sole member of the] Company has caused this certificate to be executed on its behalf by its [ ], as of the day first set forth above.

By:
Name:
Title:

I, [ ], am the duly elected and acting [ ] of the [sole member of the] Company, and do hereby certify in such capacity on behalf of the [sole member of the] Company and not in my individual capacity that [ ] is the duly elected, qualified and acting [ ] of the [sole member of the] Company and that the signature appearing above is [his][her] genuine signature or a true facsimile thereof.

IN WITNESS WHEREOF, the [sole member of the] Company has caused this certificate to be executed on its behalf by its [ ], as of the date first set forth above.

By:
Name:
Title:

[Signature Page to Secretary’s Certificate of [Name of Company]]

3

Annex 1 — Charter

4

Annex 2 - Operating Agreement

5

Annex 3 - Resolutions

6

Annex 4 -Incumbency Certificate

Name	Title	Signature

[•]	[•]

[•]	[•]

[•]	[•]

7

EXHIBIT J

to

FIRST LIEN CREDIT AGREEMENT

[Reserved]

EXHIBIT K

to

FIRST LIEN CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION (1)

Reference is made to the First Lien Credit Agreement, dated as of August         , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein).

                                                                            (the “Assignor”) and                                                                   (the “Assignee”) agree as follows:

1.                                      The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.                                      The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].(2) The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, made its

(1)                                 Assignment Agreement to or by an Affiliated Lender that is not an Affiliated Debt Fund.

(2)                                 Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such Assignor may have against the Assignee, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders.

3.                                      The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption (ii) it is an Affiliated Lender; (iii) each of the terms and conditions set forth subsection 10.6(h)(i) of the Credit Agreement have been satisfied with respect to this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsections 4.1 and 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) agrees that it shall not be permitted to (A) attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege; (e) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 9.5 of the Credit Agreement; and (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 10.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 3.11(b) of the Credit Agreement.

4.                                      The Assignee hereby confirms, in accordance with subsection 10.6(h)(iv) of the Credit Agreement, that it will comply with the requirements of such subsection.

5.                                      The effective date of this Assignment and Assumption shall be [                                ], [                     ] (the “Transfer Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 10.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

2

6.                                      Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

7.                                      From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 thereof.

8.                                      Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under subsection 10.6 of the Credit Agreement, this Assignment and Assumption shall not be effective unless such consents shall have been obtained (including, in the case of the Borrower, the deemed consent of the Borrower pursuant to subsection 10.6(b)(i)(A)).

9.                                      This Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

SCHEDULE 1

to

EXHIBIT K

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Re: First Lien Credit Agreement, dated as of August       , 2015, among LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein).

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Aggregate Amount of
	Commitment/Loans under	Amount of Commitment/Loans
Assigned Facility	Assigned Facility for Assignor	Assigned
	$	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:	Consented To:

CREDIT SUISSE AG, CAYMAN	[LBM BORROWER, LLC
ISLANDS BRANCH
as Administrative Agent	By:
Name:
Title:](3)

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent

By:
Name:
Title:

(3) Insert only as required by subsection 10.6 of the Credit Agreement.

5

EXHIBIT L

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:                       LBM BORROWER, LLC

This Specified Discount Prepayment Notice is delivered to you pursuant to subsection 3.4(j)(ii) of that certain First Lien Credit Agreement dated as of August      , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(j)(ii) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each [Lender of the Initial Term Loans] [[and to each] Lender of the [•, 20•](1) Tranche[s]] on the following terms:

1.                                      This Borrower Offer of Specified Discount Prepayment is available only to each [Lender of the Initial Term Loans] [[and to each] Lender of the [•, 20•](2) Tranche[s]].

2.                                      The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[•] of the [Initial Term Loans] [[and $[•] of the] [•, 20•](3) Tranche[(s)] of Incremental Term Loans] (the “Specified Discount Prepayment Amount”). (4)

3.                                      The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [•]% (the “Specified Discount”).

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable.

(3) List multiple Tranches if applicable.

(4) Minimum of $5,000,000 and whole increments of $1,000,000.

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York City time on the date that is three (3) Business Days following the date of delivery of this notice pursuant(5) to subsection 3.4(j)(ii) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [and the Lenders] [[and] each Lender of the [•, 20•](6) Tranche[s]] as follows:

1.                                                                                      [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).](7)

The Borrower acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that the Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(5) Or such later date as may be designated by the Administrative Agent and approved by the Borrower.

(6) List multiple Tranches if applicable.

(7) Insert applicable representation.

2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

LBM BORROWER, LLC

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

3

EXHIBIT M

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:                       LBM BORROWER, LLC

Reference is made to (a) that certain First Lien Credit Agreement dated as of August        , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Specified Discount Prepayment Notice, dated              , 20        , from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(j)(ii) of the Credit Agreement, that it is willing to accept a prepayment of the following [Tranches of] Term Loans held by such Lender at the Specified Discount in an aggregate Outstanding Amount as follows:

[Initial Term Loans - $[•]]

[[•, 20•](1) Tranche[s] - $[•]]

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans][[and its] [•, 20•](2) Tranche[s]] pursuant to subsection 3.4(j)(ii) of the Credit Agreement at a price equal to the Specified Discount in the aggregate Outstanding Amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable.

Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[                     ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT N

to

FIRST LIEN CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re: LBM BORROWER, LLC

This Discount Range Prepayment Notice is delivered to you pursuant to subsection 3.4(j)(iii) of that certain First Lien Credit Agreement dated as of August     , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(j)(iii) of the Credit Agreement, the Borrower hereby requests that each [Lender of the Initial Term Loans] [[and] each Lender of the [•, 20•](1) Tranche[s]] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.                                      This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [•, 20•](2) Tranche[(s)]].

2.                                      The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[•] of Initial Term Loans] [[and] $[•] of the [•, 20•](3) Tranche[(s)] of Incremental Term Loans] (the “Discount Range Prepayment Amount”).(4)

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable.

(3) List multiple Tranches if applicable.

(4) Minimum of $5,000,000 and whole increments of $500,000.

3.                                      The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [•]% but less than or equal to [•]% (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York City time on the date that is three Business Days following the dated delivery of the notice(5) pursuant to subsection 3.4(j)(iii) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent and the [Lenders] [[and the] Lenders of the [•, 20•](6) Tranche[s]] as follows:

1.                                      [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).](7)

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(5) Or such later date designated by the Administrative Agent and approved by the Borrower.

(6) List multiple Tranches if applicable.

(7) Insert applicable representation.

2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

LBM BORROWER, LLC

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT O

to

FIRST LIEN CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:                       LBM BORROWER, LLC

Reference is made to (a) that certain First Lien Credit Agreement dated as of August      , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Discount Range Prepayment Notice, dated             , 20      , from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(j)(iii) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.                                      This Discount Range Prepayment Offer is available only for prepayment on the [Initial Term Loans] [[and the] [•, 20•](1) Tranche[s]] held by the undersigned.

2.                                      The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Initial Term Loans - $[•]]

[[•, 20•](2) Tranche[s] - $[•]]

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable.

3.                                      The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% (the “Submitted Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [•, 20•](3) Tranche[s]] indicated above pursuant to subsection 3.4(j) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate Outstanding Amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(3) List multiple Tranches if applicable.

2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[                   ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT P

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:                       LBM BORROWER, LLC

This Solicited Discounted Prepayment Notice is delivered to you pursuant to subsection 3.4(j)(iv) of that certain First Lien Credit Agreement dated as of August           , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(j)(iv) of the Credit Agreement, the Borrower hereby requests that [each Lender of the Initial Term Loans] [[and] each Lender of the [•, 20•](1) Tranche[s]] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.                                      This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [•, 20•](2) Tranche[s]].

2.                                      The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):(3)

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable

(3) Minimum of $5,000,000 and whole increments of $1,000,000.

[Initial Term Loans - $[•]]

[[•, 20•](4) Tranche[s] - $[•]]

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York City time on the date that is three Business Days following delivery of this notice(5) pursuant to subsection 3.4(j)(iv) of the Credit Agreement.

The Borrower requests that the Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(4) List multiple Tranches if applicable.

(5) Or such later date as may be designated by the Administrative Agent and approved by the Borrower.

2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

LBM BORROWER, LLC

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT Q

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:                       LBM BORROWER, LLC

Reference is made to (a) that certain First Lien Credit Agreement dated as of August            , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Solicited Discounted Prepayment Notice, dated,          20    , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day(1) following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(j)(iv) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.                                      This Solicited Discounted Prepayment Offer is available only for prepayment on the [Initial Term Loans][[and the] [•, 20•](2) Tranche[s]] held by the undersigned.

(1) Or such later date as may be designated by the Administrative Agent and approved by the Borrower.

(2) List multiple Tranches if applicable.

2.                                      The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Initial Term Loans - $[•]]

[[•, 20•](3) Tranche[s] - $[•]]

3.                                      The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% (the “Offered Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [•, 20•] (4) Tranche[s]] pursuant to subsection 3.4(j) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate Outstanding Amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(3) List multiple Tranches if applicable.

(4) List multiple Tranches if applicable.

2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[                        ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT R

to

FIRST LIEN CREDIT AGREEMENT

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH

as Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Facsimile: [•]

Ladies and Gentlemen:

Re:             LBM BORROWER, LLC

This Acceptance and Prepayment Notice is delivered to you pursuant to subsection 3.4(j)(iv) of that certain First Lien Credit Agreement dated as of August        , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(j)(iv) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [•]% (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice and is subject to the provisions of subsection 3.4(j) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [,] [and] [the Lenders of the Initial Term Loans] [[and]] the Lenders of the [•, 20•](1) Tranche[s]] as follows:

1.                                      [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the

(1)                                 List multiple Tranches if applicable.

applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).](2)

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(2)                                 Insert applicable representation.

2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

LBM BORROWER, LLC

By:
Name:
Title:

EXHIBIT S

to

FIRST LIEN CREDIT AGREEMENT

FORM OF BORROWING/CONTINUATION/CONVERSION NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH,

as Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Facsimile: [•]

[DATE]

Ladies and Gentlemen:

This [Borrowing] [Continuation] [Conversion] Notice is delivered to you pursuant to subsection [2.3](1) [3.2(a)](2) [3.2(b)](3) of that certain First Lien Credit Agreement dated as of August      , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby requests (select one):

☐                 A Borrowing of Loans

☐                 A conversion of Loans made on

☐                 A continuation of Loans made on

to be made on the following terms:

(a)              Class of Borrowing(4)

(b)              Date of Borrowing, conversion

or continuation (which is a Business Day)

(1) For borrowings of Initial Term Loans.

(2) For Conversion Notices.

(3) For Continuation Notices.

(4) E.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans.

(c)	Principal amount(5)

(d)	Type of Loan(6)

(e)	Interest Period and the last day thereof(7)

(f)	Wire instructions for Borrower
account(s) and amount of requested
Borrower to be allocated to the
Borrower

LBM BORROWER, LLC

By:
Name:
Title:

(5) Eurocurrency Loans to be in a minimum amount of $5.0 million or in whole multiples of $1.0 million in excess thereof.

(6) Specify ABR Loans or Eurocurrency Loans.

(7) Applicable for Eurocurrency Loans only.

2

EXHIBIT T

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date: [             ], 2015

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of LBM Borrower, LLC, a Delaware limited liability company (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to subsection 5.1(m) of the First Lien Credit Agreement, dated as of August        , 2015, among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders and as collateral agent for the Secured Parties (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                         “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                         “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                          “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of each of the Transactions, determined in accordance with GAAP consistently applied.

(d)                                 “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the consummation of each of the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)                                  “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)                                   “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of each of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.                                      For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in subsection 5.1 of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of each of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

LBM BORROWER, LLC

By:
Name:
Title: Chief Financial Officer

3

EXHIBIT U

to

FIRST LIEN CREDIT AGREEMENT

[Reserved]

EXHIBIT V-1

to

FIRST LIEN CREDIT AGREEMENT

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [                    ], to the First Lien Credit Agreement, dated as of August      , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.                                      Pursuant to subsection 2.9 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate Existing Term Loan commitments from [$       ] to [$        ].

2.                                      Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its Existing Term Loan commitments as follows:

[[Initial Term Loan][
Tranche](2)] Supplemental
	[[Initial][Tranche](1)]	Term Loan Commitment
Name of Lender	Term Loan Commitment	(after giving effect hereto)
	$	$
	$	$
	$	$

3.                                      Pursuant to subsection 2.9 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [[Initial][           Tranche](3)] Term Loan Commitment and [[Initial Term Loan][               Tranche](4)] Supplemental Term Loan Commitment in the amount equal to the amount set forth above next to its name.

4.                                      [Such amendments to Loan Documents (including to subsection 2.2(b) of the Credit Agreement) as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of subsection 2.9 of the Credit Agreement].

(1) Indicate relevant Tranche.

(2) Indicate relevant Tranche.

(3) Indicate relevant Tranche.

(4) Indicate relevant Tranche

5.                                      In accordance with the Credit Agreement, this Increase Supplement is designated as a Loan Document.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:

[INCREASING LENDER]

By:
Name:
Title:

LBM BORROWER, LLC
as Borrower

By:
Name:
Title:

3

EXHIBIT V-2

to

FIRST LIEN CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [ ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), and CREDIT SUISSE AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

RECITALS:

WHEREAS, reference is made to the First Lien Credit Agreement, dated as of August , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and the Administrative Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental Term Loan Commitments of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements, provided that after giving effect thereto the aggregate amount of all Supplemental Term Loan Commitments shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.                                      The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsections 4.1 and 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in subsection 9.5 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 10.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 3.11(b) of the Credit Agreement.

2.                                      The Additional Commitment Lender hereby agrees to make its Supplemental Term Loan Commitment on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Commitment Lender attached hereto:

1.                                      Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Term Loan Tranche indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Supplemental Term Loan Commitments on the Effective Date as the Administrative Agent may instruct.

2.                                      Certain Delivery Requirements. Such Additional Commitment Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to subsection 3.11 of the Credit Agreement.

3.                                      [Certain Amendments. Such amendments to Loan Documents (including subsection 2.2(b) of the Credit Agreement) as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of subsection 2.9 of the Credit Agreement.]

4.                                      Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

5.                                      Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

6.                                      Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental Term Loan Commitments made by such Additional Commitment Lender in the Register.

7.                                      Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

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8.                                      Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

9.                                      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.                               Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.                               Counterparts. This Lender Joinder Agreement may be executed by one or more of the parties to this Lender Joinder Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

CREDIT SUISSE AG,
CAYMAN ISLANDS
BRANCH, as Administrative Agent

By:
Name:
Title:

LBM BORROWER, LLC
as Borrower

By:
Name:
Title:

4

SCHEDULE A

SUPPLEMENTAL TERM LOAN COMMITMENTS

[ Tranche](1)
	Supplemental		Aggregate Amount of
Additional	Term	Principal	All Supplemental
Commitment	Loan	Amount	Term
Lender	Commitment	Committed	Loan Commitments	Maturity Date

		$	$

Effective Date of Lender Joinder Agreement:

(1) Indicate relevant Tranche

5

EXHIBIT W

to

FIRST LIEN CREDIT AGREEMENT

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

[See attached.]

[FORM OF] INTERCOMPANY SUBORDINATION AGREEMENT

Dated as of [•], 2015

(A)                               Reference is made to (i) that certain First Lien Credit Agreement, dated as of August , 2015, among LBM Borrower, LLC, a Delaware limited liability company (the “Borrower”), LBM Midco, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (in such capacity, the “First Lien Administrative Agent”) and Collateral Agent (in such capacity, the “First Lien Collateral Agent”), (ii) that certain Second Lien Credit Agreement, dated as of August , 2015, among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (in such capacity, the “Second Lien Administrative Agent”) and Collateral Agent (in such capacity, the “Second Lien Collateral Agent”), (iii) that certain ABL Credit Agreement, dated as of August , 2015, among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto and Royal Bank of Canada, as Administrative Agent (in such capacity, the “ABL Administrative Agent”) and Collateral Agent (in such capacity, the “ABL Collateral Agent”), (iv) that certain First/Second Lien Intercreditor Agreement, dated as of August , 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First/Second Lien Intercreditor Agreement”), between the First Lien Collateral Agent and the Second Lien Collateral Agent and (v) that certain ABL/Term Loan Intercreditor Agreement, dated as of August , 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement”), between the First Lien Collateral Agent, the Second Lien Collateral Agent and the ABL Agent. Terms used herein but not otherwise defined shall have the meaning ascribed to such term in the ABL/Term Loan Intercreditor Agreement.

(B)                               All Indebtedness of each of the undersigned that is a Credit Party (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) to each of the other undersigned Restricted Subsidiaries (as defined in the First Lien Credit Agreement) of the Borrower that is not a Credit Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”) now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

Section 1.                                           Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all the ABL Obligations, First Lien Term Loan Collateral Obligations and Second Lien

Term Loan Collateral Obligations (collectively, the “Obligations”) of any such Obligor now or hereafter existing under any Credit Facility. For the purposes of this Intercompany Subordination Agreement, the Obligations shall not be deemed to have been paid in full until the Discharge of ABL Obligations and the Discharge of Term Loan Collateral Obligations.

Section 2.                                           Events of Subordination.

(a)                                 In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Secured Parties shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Person designated for such purpose pursuant to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement (the “Applicable Representative”) for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the ABL/Term Loan Intercreditor Agreement, the First/Second Lien Intercreditor Agreement and any Other Intercreditor Agreement, until the Obligations shall have been paid in full.

(b)                                 Subject to clause (a) above, in the event that any Event of Default shall have occurred and be continuing and the ABL Administrative Agent, at the request of the Required Lenders (as defined in ABL Credit Agreement), or the First Lien Administrative Agent, at the request of the Required Lenders (as defined in First Lien Credit Agreement), or the Second Lien Administrative Agent, at the request of the Required Lenders (as defined in Second Lien Credit Agreement), or any Additional Term Agent, at the request of the required lenders (or equivalent term as defined in the applicable Additional Term Credit Facility), as applicable, gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all

2

or any of the Subordinated Debt, unless and until (A)(x) the Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived, (B) consented to by the Applicable Representative or (C) such payment is made to facilitate payment of the Obligations.

(c)                                  Except as otherwise set forth in Section 2(a) and (b) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal, interest or otherwise on the Subordinated Debt to the extent not prohibited by any Credit Facility then in effect.

Section 3.                                           In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a)                                 If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i)                                     the Applicable Representative is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Applicable Representative or the Secured Parties; and

(ii)                                  the Subordinated Creditor shall duly and promptly take such action as the Applicable Representative may request (A) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Applicable Representative such powers of attorney, assignments, or other instruments as the Applicable Representative may request in order to enable the Applicable Representative to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b)                                 In the event of any Insolvency Proceeding, each Subordinated Creditor may (unless otherwise directed by the Applicable Representative), exercise any right it may otherwise have to:

(i)                                     accelerate any of the Subordinated Debt, or

(ii)                                  declare them prematurely due and payable or payable on demand;

3

(iii)                               exercise any right of set-off or take or receive any payment in respect of any Subordinated Debt; or

(iv)                              claim and prove in such proceeding for the Subordinated Debt owing to it.

(c)                                  All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Applicable Representative for the account of the Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the ABL/Term Loan Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and any Other Intercreditor Agreement.

(d)                                 The Applicable Representative is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

Section 4.                                           Limitation.

Notwithstanding anything in Sections 1, 2 and 3 or any other provision of this Intercompany Subordination Agreement to the contrary, the provisions of this Intercompany Subordination Agreement shall apply, and any intercompany loan shall be subordinated and otherwise subject to the provisions set forth herein, in each case only to the extent permitted by applicable law and not giving effect to material adverse Tax (as defined in the First Lien Credit Agreement) consequences.

Section 5.                                           Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Applicable Representative or the Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Discharge of Term Loan Collateral Obligations and the Discharge of ABL Obligations.

Section 6.                                           Obligations Hereunder Not Affected. All rights and interests of the Agents and the Secured Parties hereunder, and all agreements and obligations of each

4

Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(a)                                 any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Obligations or any part thereof;

(b)                                 any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guarantee (as defined in each Credit Facility) or any Obligations;

(c)                                  the application of security and directing the order or manner of sale thereof as the Applicable Representative and the Secured Parties in their sole discretion may determine;

(d)                                 the release or substitution of one or more of any endorsers or other guarantors of any of the Obligations;

(e)                                  the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which might operate as a discharge of such Guarantor;

(f)                                   any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(g)                                  any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(h)                                 the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(i)                                     any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(j)                                    any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

5

(k)                                 to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

Section 7.                                           Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by such Obligor and each Subordinated Creditor and (i) prior to the Discharge of First Lien Term Loan Collateral Obligations, each First Lien Term Loan Agent and Additional First Lien Term Agent then party to this Intercompany Subordination Agreement, (ii) prior to the Discharge of Second Lien Term Loan Collateral Obligations, each Second Lien Term Loan Agent and Additional Second Lien Term Agent then party to this Intercompany Subordination Agreement and (iii) prior to the Discharge of ABL Obligations, the ABL Agent then party to this Intercompany Subordination Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the addition of an Additional Term Agent as a party to the Intercreditor Agreement pursuant to the terms thereof, the Subordinated Creditor and the Obligor may, without the consent of any party hereto, amend this Intercompany Subordination Agreement to add such Additional Term Agent as a party to this Intercompany Subordination Agreement by execution of a joinder to this Intercompany Subordination Agreement substantially in the form set forth in Annex A hereto.

Section 8.                                           Releases. Notwithstanding any provision of this Intercompany Subordination Agreement to the contrary, in connection with a sale or other disposition of all the Capital Stock of any Subordinated Creditor (other than to the Borrower or any Restricted Subsidiary) or any other transaction or occurrence as a result of which such Subordinated Creditor ceases to be a Restricted Subsidiary of the Borrower, each Agent party hereto shall, upon receipt from the Borrower of a written request for the release of such Subordinated Creditor from its obligations hereunder, identifying such Subordinated Creditor, together with a certification by the Borrower stating that such transaction is in compliance with the applicable Credit Facility, at the sole cost and expense of the Borrower, execute, acknowledge and deliver (without recourse and without representation or warranty) to the Borrower and such Subordinated Creditor such releases, instruments or other documents and do or cause to be done all other acts, as the Borrower or such Subordinated Creditor shall reasonably request to evidence or effect the release of such Subordinated Creditor from its obligations hereunder (if any). For the avoidance of doubt, upon such sale or other disposition or other transaction or occurrence, the Subordinated Debt of the Subordinated Creditor shall cease to be subject to the provisions of Sections 2 and 3 of this Intercompany Subordination Agreement.

Section 9.                                           No Waiver; Remedies; Conflict of Terms. No failure to exercise and no delay in exercising, on the part of the Applicable Representative or any Secured

6

Party, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event of any conflict between the terms of this Intercompany Subordination Agreement and the terms of any Credit Facility, the terms of the Credit Facility shall govern.

Section 10.                                    Joinder.

(a)                                 If any Restricted Subsidiary makes any loan to or grants any credit to or makes any other financial arrangement having similar effect with any Obligor, the Borrower shall cause the Restricted Subsidiary giving that loan, granting that credit or making that other financial arrangement (if not already a Party as a Subordinated Creditor) to accede to this Intercompany Subordination Agreement as a Subordinated Creditor pursuant to clause (b) hereof.

(b)                                 Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit B hereto, each such Restricted Subsidiary shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

Section 11.                                    Governing Law; Jurisdiction; Etc.

THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Intercompany Subordination Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that

7

such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Obligor, any Subordinated Creditor or any Agent, as the case may be, at the address specified in the relevant Credit Facility;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING

RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND

FOR ANY COUNTERCLAIM THEREIN.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, each Subordinated Creditor, the Borrower, Holding and each other Obligor have caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

OBLIGORS AND SUBORDINATED CREDITORS:

[ ]

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

Agreed and acknowledged as of the date above written:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as First Lien Administrative Agent and First Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Second Lien Administrative Agent and Second Lien Collateral Agent

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

ROYAL BANK OF CANADA as ABL Administrative Agent and ABL Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

Exhibit A to the Intercompany Subordination Agreement

Additional Agent Form of Joinder

This JOINDER AGREEMENT, dated as of , 20 (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of August , 2015 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among LBM Borrower, LLC, a Delaware limited liability company, the other Subordinated Creditors and Obligors from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent and Second Lien Collateral Agent and Royal Bank of Canada, as ABL Administrative Agent and ABL Collateral Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of ,             20      (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Term Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Term Agent (the “Joining Additional Agent”)].

Section 6 of the Intercompany Subordination Agreement permits each Additional Term Agent party to the ABL/Term Loan Intercreditor Agreement or the First/Second Lien Intercreditor Agreement to become party to the Intercompany Subordination Agreement.

Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees with the Obligor, the Subordinated Creditor, the First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent, Second Lien Collateral Agent, any other Additional Term Agent, the ABL Collateral Agent and the ABL Administrative Agent party to the Intercompany Subordination Agreement as follows:

1.                                      Agreement to be Bound. The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees to be bound by the terms and provisions of the Intercompany Subordination Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercompany Subordination Agreement.

2.                                      Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

A-1

3.                                      Miscellaneous. THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[SIGNATURES]

A-2

Exhibit B to the Intercompany Subordination Agreement

Additional Obligor and/or Subordinated Creditor Form of Joinder

This JOINDER AGREEMENT, dated as of , 201 (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of August , 2015 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among LBM Borrower, LLC, a Delaware limited liability company, the other Subordinated Creditors and Obligors from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent and Second Lien Collateral Agent and Royal Bank of Canada, as ABL Administrative Agent and ABL Collateral Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1.                                      Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2.                                      Unconditional Joinder. The undersigned acknowledges that its obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3.                                      Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

B-1

EXHIBIT A

to

FIRST LIEN CREDIT AGREEMENT

FORM OF TERM LOAN NOTE

THIS TERM LOAN NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS TERM LOAN NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York

[                        , 20 ]

FOR VALUE RECEIVED, the undersigned, LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), hereby unconditionally promises to pay to(the “Lender”) and its successors and assigns, at the office designated from time to time by the Administrative Agent (as defined in the Credit Agreement referred to below), in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Term Loans made by the Lender to the undersigned pursuant to subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable at such times and in such amounts as are specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 3.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Term Loan Note is one of the Notes referred to in, and is subject in all respects to, the First Lien Credit Agreement, dated as of August        , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holding, the several banks and other financial institutions from time to time parties thereto (including the Lender) (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein), and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Term Loan Note in respect thereof. The holder hereof, by its acceptance of this Term Loan Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Term Loan Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Term Loan Note.

THIS TERM LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

LBM BORROWER, LLC

By:
Name:
Title:

2

EXHIBIT B

to

FIRST LIEN CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See attached.]

EXECUTION VERSION

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

made by

LBM MIDCO, LLC,

LBM BORROWER, LLC,

and certain of its Domestic Subsidiaries,

in favor of

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Collateral Agent

Dated as of August 20, 2015

SECTION 8 NON-LENDER SECURED PARTIES		44
8.1	Rights to Collateral	44
8.2	Appointment of Agent	46
8.3	Waiver of Claims	46
8.4	Designation of Non-Lender Secured Parties	46

SECTION 9 MISCELLANEOUS		47
9.1	Amendments in Writing	47
9.2	Notices	47
9.3	No Waiver by Course of Conduct; Cumulative Remedies	47
9.4	Enforcement Expenses; Indemnification	47
9.5	Successors and Assigns	48
9.6	Set-Off	48
9.7	Counterparts	49
9.8	Severability	49
9.9	Section Headings	49
9.10	Integration	49
9.11	GOVERNING LAW	49
9.12	Submission to Jurisdiction; Waivers	49
9.13	Acknowledgments	50
9.14	WAIVER OF JURY TRIAL	51
9.15	Additional Granting Parties	51
9.16	Releases	51
9.18	Transfer Tax Acknowledgment	53

SCHEDULES

Schedule 1	—	Notice Addresses of Guarantors
Schedule 2	—	Pledged Securities
Schedule 3	—	Perfection Matters
Schedule 4A	—	Financing Statements
Schedule 4B	—	Jurisdiction of Organization
Schedule 5	—	Intellectual Property
Schedule 6	—	Commercial Tort Claims
Schedule 7	—	Letter-of-Credit Rights

ANNEXES

Annex 1	—	Acknowledgment and Consent of Issuers who are not Granting Parties
Annex 2	—	Assumption Agreement
Annex 3	—	Supplemental Agreement
Annex 4	—	Joinder and Release

2

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 20, 2015, made by LBM BORROWER, LLC, a Delaware limited liability company (the “Borrower”), LBM MIDCO, LLC, a Delaware limited liability company (together with any successor in interest thereto, “Holding”) and certain Subsidiaries of the Borrower from time to time party hereto, in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below) and administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.

WITNESSETH:

WHEREAS, pursuant to that certain First Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Credit Agreement”), among Holding, the Borrower, the Collateral Agent, the Administrative Agent, and the other parties from time to time party thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes Holding, the Borrower, the Borrower’s Domestic Subsidiaries that are party hereto or that becomes a party hereto from time to time after the date hereof (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto) (the Borrower, Holding and such Domestic Subsidiaries party hereto, collectively, the “Granting Parties”);

WHEREAS, the Borrower and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition to the obligations of the Lenders to make their respective extensions of credit under the Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to that certain Second Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under, such agreement or successor agreements, the “Second Lien Credit Agreement”), among Holding, the Borrower, Credit Suisse AG, Cayman Islands Branch, as collateral agent and as administrative agent (in such capacities, and together with its successors and assigns in such capacities, the “Second Lien Collateral Agent”), and the other parties party thereto, the Lenders party thereto have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Second Lien Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Second Lien Collateral Agreement”), among Holding, the Borrower, certain wholly owned Domestic Subsidiaries of the Borrower, and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent, the Borrower and such Domestic Subsidiaries have granted a second priority Lien to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties (as defined herein) on the Term Loan Priority Collateral (as defined herein) and third priority Lien on the ABL Priority Collateral (as defined herein);

WHEREAS, the Collateral Agent and the Second Lien Collateral Agent have entered into a First/Second Lien Intercreditor Agreement dated as of the date hereof and acknowledged by Holding, the Borrower and the other Granting Parties (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to subsection 9.1), the “Base Intercreditor Agreement”);

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “ABL Credit Agreement”), among Holding, the Borrower, certain Subsidiaries of the Borrower from time to time party thereto as Subsidiary Borrowers (as defined in the ABL Credit Agreement), Royal Bank of Canada, as collateral agent and as administrative agent (in such capacities, and together with its successors and assigns in such capacities, the “ABL Collateral Agent”), and the other parties party thereto, the lenders party thereto have severally agreed to make extensions of credit to the Borrower and the Subsidiary Borrowers party thereto upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain ABL Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “ABL Collateral Agreement”), among Holding, the Borrower, certain wholly owned Domestic Subsidiaries of the Borrower and the ABL Collateral Agent, the Borrower and such Domestic Subsidiaries have granted a first priority Lien to the ABL Collateral Agent for the benefit of the ABL Secured Parties (as defined herein) on the ABL Priority Collateral (as defined herein) and a third priority Lien for the benefit of the ABL Secured Parties on the Term Loan Priority Collateral (as defined herein) (subject in each case to Permitted Liens);

WHEREAS, the Collateral Agent, the Second Lien Collateral Agent and the ABL Collateral Agent have entered into an ABL/Term Loan Intercreditor Agreement, acknowledged by Holding, the Borrower and the other Granting Parties, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement”); and

WHEREAS, the Collateral Agent, the Second Lien Collateral Agent, the ABL Collateral Agent and/or one or more Additional Agents may in the future enter into one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements.

2

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, and in consideration of the receipt of other valuable consideration (which receipt is hereby acknowledged), each Granting Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties (as defined below), as follows:

SECTION 1 DEFINED TERMS

1.1                               Definitions.

(a)                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Letter of Credit Rights, Instruments, Money, Securities Accounts and Supporting Obligations.

(b)                                 The following terms shall have the following meanings:

“ABL Collateral Agent”: as defined in the recitals hereto.

“ABL Collateral Agreement”: as defined in the recitals hereto.

“ABL Credit Agreement”: as defined in the recitals hereto and as further defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Obligations”: as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Secured Parties”: the “Secured Parties” as defined in the ABL Collateral Agreement.

“ABL/Term Loan Intercreditor Agreement”: as defined in the recitals hereto.

“Accounts”: all accounts (as defined in the Code) of each Grantor, including, without limitation, all Accounts (as defined in the Credit Agreement) and Accounts Receivable of such Grantor.

“Accounts Receivable”: any right to payment, whether or not earned by performance, for goods sold, leased, licensed, assigned or otherwise disposed, or for services rendered or to be rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.

“Additional Agent”: as defined in the Base Intercreditor Agreement.

“Additional Collateral Documents”: as defined in the Base Intercreditor Agreement.

“Additional Credit Facilities”: as defined in the Base Intercreditor Agreement.

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“Additional Obligations”: as defined in the Base Intercreditor Agreement.

“Additional Secured Parties”: as defined in the Base Intercreditor Agreement.

“Adjusted Net Worth”: of any Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, or pursuant to its guarantee with respect to any Indebtedness then outstanding under the Second Lien Credit Agreement, the ABL Credit Agreement or any Additional Credit Facility) on such date.

“Administrative Agent”: as defined in the preamble hereto.

“Agent”: any of, the Administrative Agent, the Collateral Agent or any Additional Agent with respect to the Obligations.

“Agreement”: this First Lien Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in Section 9.8 hereof.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Grantor (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any Person that (a) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents as designated by the Borrower in accordance with Section 8.4 hereof (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider with respect to more than one Credit Facility) and (b) (i) is a Lender or an Agent or an Affiliate of a Lender or an Agent at the time it enters into such Bank Product Agreement, (ii) becomes a Lender or an Agent or an Affiliate of a Lender or an Agent within thirty (30) days after the time it enters into such Bank Product Agreement, provided that no such Person shall be considered a Bank Product Provider or a Secured Party until such time as such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent, (iii) with respect to Bank Product Agreements in effect as of the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent or (iv) is a Grandfathered Person.

“Bankruptcy Case”: (i) Holding or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or

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foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holding, the Borrower or any of the Borrower’s Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holding, the Borrower or any of the Borrower’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Intercreditor Agreement”: as defined in the recitals hereto.

“Blocked Account”: as defined in the ABL Credit Agreement.

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: the collective reference to (i) all obligations and liabilities of the Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest and fees accruing after the maturity of the Loans and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and (ii) all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, this Agreement, the other Loan Documents, any Hedging Agreement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider, any Guarantee of Holding or any of its Subsidiaries as to which any Secured Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedging Agreement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor

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statute) is or becomes illegal, the Borrower Obligations guaranteed by such Guarantor shall not include any such Excluded Borrower Obligation.

“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral”: as defined in Section 3 hereof; provided that, for purposes of Section 8, “Collateral” shall have the meaning assigned to such term in the Credit Agreement.

“Collateral Account Bank”: a bank which at all times is a Collateral Agent or a Lender or an affiliate thereof as selected by the relevant Grantor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: the Person designated for the purpose of representing the Secured Parties with respect to the Collateral pursuant to this Agreement, the Credit Agreement, the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and each Other Intercreditor Agreement (on and after the execution thereof).

“Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $10,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act, as in effect from time to time, or any successor statute.

“Concentration Account”: as defined in the ABL Credit Agreement.

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

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“Copyright Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, any license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5 hereto, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Core Concentration Account”: as defined in the ABL Credit Agreement.

“Credit Agreement”: as defined in the recitals hereto.

“Credit Facility”: as defined in the ABL/Term Loan Intercreditor Agreement and any “Credit Facilities” as defined in the Credit Agreement, the Second Lien Credit Agreement or the ABL Credit Agreement.

“DDAs”: as defined in the ABL Credit Agreement.

“Discharge of ABL Obligations”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Discharge of Additional Obligations”: as defined in the Base Intercreditor Agreement.

“Excluded Assets”: as defined in subsection 3.3.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“General Fund Account”: the general fund account of the relevant Grantor established at the same office of the Collateral Account Bank as the Collateral Proceeds Account.

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“Grandfathered Person”: Wells Fargo Bank, N.A. and any Affiliate or Subsidiary thereof, and any successor in interest of any thereof.

“Granting Parties”: as defined in the recitals hereto.

“Grantor”: the Borrower and each Domestic Subsidiary of the Borrower that from time to time is a party hereto (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto).

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement entered into with any Hedging Provider, any Bank Products Agreement entered into with any Bank Products Provider, any Guarantee of Holding or any of its Subsidiaries as to which any Secured Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, to the Other Representatives or to any Secured Party Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding). With respect to any Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Guarantor Obligations of such Guarantor shall not include any such Excluded Obligation.

“Guarantors”: the collective reference to each Granting Party other than the Borrower.

“Hedging Provider”: any Person that (a) has entered into a Hedging Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, as designated by the Borrower in accordance with Section 8.4 hereof (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider with respect to more than one Credit Facility) and (b) (i) is a Lender or an Agent or an Affiliate of a Lender or an Agent at the time it enters into such Hedging Agreement, (ii) becomes a Lender or an Agent or an Affiliate of a Lender or an Agent within thirty (30) days after the time it enters into such Hedging Agreement, provided that no such Person shall be considered a Hedging Provider or a Secured Party until such time as such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent, (iii) with respect to Hedging Agreements in effect as of the

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Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent or (iv) is a Grandfathered Person.

“Holding”: as defined in the preamble hereto.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $15,000,000 evidencing loans made by such Grantor to Holding or any of its Restricted Subsidiaries.

“Intercreditor Agreements”: (a) the Base Intercreditor Agreement (during the effectiveness thereof), (b) the ABL/Term Loan Intercreditor Agreement (during the effectiveness thereof) and (c) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Borrower and the other Granting Parties (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to subsection 9.1)) (upon and during the effectiveness thereof).

“Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including, without limitation, all Inventory (as defined in the Credit Agreement) of such Grantor.

“Investment Advisers Act”: the Investment Advisers Act of 1940, as amended from time to time.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof (other than (a) voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock and (b) any Capital Stock excluded from the definition of “Pledged Stock” (other than pursuant to clause (vii) of the proviso thereto) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“IRC”: the Internal Revenue Code of 1986, as amended from time to time.

“Issuers”: the collective reference to the Persons identified on Schedule 2 as the issuers of Pledged Stock, together with any successors to such companies (including, without limitation, any successors contemplated by subsection 7.3 of the Credit Agreement).

“Lender”: as defined in the preamble hereto.

“Management Credit Provider”: any Person that (a) is a beneficiary of a Management Guarantee, with the obligations of the applicable Grantor thereunder being secured by one or more Loan Documents as designated by the Borrower in accordance with Section 8.4 hereof

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(provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility) and (b) (i) is a Lender or an Agent or an Affiliate of a Lender or an Agent at the time it becomes a beneficiary of such Management Guarantee or (ii) becomes a Lender or an Agent or an Affiliate of a Lender or an Agent within thirty (30) days after the time it becomes a beneficiary of such Management Guarantee, provided that no such Person shall be considered a Management Credit Provider or a Secured Party until such time as such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Margin Stock”: as defined in Regulation U.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Providers, Hedging Providers and Management Credit Providers and their respective successors and assigns and their permitted transferees and endorsees. For the avoidance of doubt, each reference to a “Non-Lender Secured Party” contained herein shall be a reference to such Person solely in its capacity as a Bank Products Provider, Hedging Provider and/or Management Credit Provider, as applicable, and shall not apply to any other capacity pursuant to which such Person is, or becomes, a Secured Party hereunder.

“Obligations”: (i) in the case of the Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, the Guarantor Obligations of such Guarantor.

“Patent Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application or patentable invention, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5 hereto, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Pledged Collateral”: as to any Pledgor other than Holding, the Pledged Securities, and as to Holding, the Pledged Stock, in all cases, now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

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“Pledged Notes”: with respect to any Pledgor other than Holding, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any Pledgor other than Holding, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock of any Subsidiary of such Pledgor required to be pledged by such Pledgor pursuant to subsection 6.9 of the Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect and, with respect to Holding, the shares of Capital Stock of the Borrower, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of the Borrower that may be issued or granted to, or held by, Holding while this Agreement is in effect, in each case, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and of the Credit Agreement; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary, (ii) any Capital Stock of a Subsidiary of any Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, (iv) any Capital Stock of any Unrestricted Subsidiary, (v) subject to subsection 5.3.5(a), any Capital Stock of any Captive Insurance Subsidiary (or any Subsidiary thereof), (vi) any Margin Stock, and (vii) any Capital Stock of any Excluded Subsidiary (other than, but without limiting clause (i) above, a Subsidiary described in clause (j) of the definition thereof).

“Pledgor”: Holding (with respect to the Pledged Stock of the Borrower) and each other Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”: as defined in subsection 3.3(a).

“Second Lien Collateral Agent”: as defined in the recitals hereto.

“Second Lien Collateral Agreement”: as defined in the recitals hereto.

“Second Lien Credit Agreement”: as defined in the recitals hereto (as further defined in the Credit Agreement).

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“Second Lien Secured Parties”: the “Secured Parties” as defined in the Second Lien Collateral Agreement.

“Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders, (iii) the Non-Lender Secured Parties and (iv) the respective successors and assigns and the permitted transferees and endorsees of each of the foregoing.

“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.

“Senior Priority Obligations”: as defined in the Base Intercreditor Agreement.

“Specified Asset”: as defined in subsection 4.2.2 hereof.

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Trade Secret Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of

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trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 hereto, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2                               Other Definitional Provisions.

(a)                                 The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d)                                 All references in this Agreement to any of the property described in the definition of the term “Collateral” or “Pledged Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral, respectively.

SECTION 2 GUARANTEE

2.1                               Guarantee.

(a)                                 Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, as a primary obligor and not merely as surety, the prompt and complete payment and performance by

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the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations owed to the Secured Parties.

(b)                                 Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c)                                  Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)                                 The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to the Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.

(e)                                  No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of the Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans and all other Borrower Obligations then due and owing, are paid in full in cash and the Commitments are terminated, (ii) as to any Guarantor, a sale or other disposition of all the Capital Stock of such Guarantor (other than to the Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement and (iii) as to any Guarantor, such Guarantor becoming an Excluded Subsidiary.

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(f)                                   Notwithstanding anything herein or in any other Loan Document to the contrary, including subsection 2.6 hereof, (i) the obligations of Holding under this Agreement, including in respect of its Guarantor Obligations, are expressly limited recourse obligations of Holding, and such obligations shall be payable solely from, limited to, and shall in no event exceed, Holding’s Pledged Collateral, and (ii) upon the collection, sale or disposition of, or other realization upon, all of Holding’s Pledged Collateral by or on behalf of the Collateral Agent or any Secured Party, whether pursuant to Section 6 of this Agreement or otherwise, the obligations of Holding under this Agreement, including in respect of its Guarantor Obligations, shall be irrevocably and indefeasibly terminated and shall not be subject to reinstatement under any circumstance.

2.2                               Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of subsection 2.3. The provisions of this subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3                               No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4                               Amendments, etc. with respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral

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Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Agent, the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5                               Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or

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release of Security Collateral, (e) any change in the structure or existence of the Borrower, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6                               Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any

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Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7                               Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in subsection 10.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with subsection 10.2 of the Credit Agreement.

SECTION 3                               GRANT OF SECURITY INTEREST

3.1                               Grant. Each Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in subsection 3.3. The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 3.3:

(a)                                 all Accounts;

(b)                                 all Chattel Paper;

(c)                                  all Contracts;

(d)                                 all Documents;

(e)                                  all Equipment and Goods;

(f)                                   all General Intangibles;

(g)                                  all Instruments;

(h)                                 all Intellectual Property;

(i)                                     all Inventory;

(j)                                    all Money (including all Cash);

(k)                                 all Cash Equivalents (as defined in the ABL/Term Loan Intercreditor Agreement);

(l)                                     all Deposit Accounts and all Securities Accounts;

(m)                             all Investment Property;

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(n)                                 all Letter-of-Credit Rights;

(o)                                 all Fixtures;

(p)                                 all Supporting Obligations;

(q)                                 all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 6 (together with any Commercial Tort Actions subject to a further writing provided in accordance with subsection 5.2.12);

(r)                                    all books and records pertaining to any of the foregoing;

(s)                                   the Collateral Proceeds Account; and

(t)                                    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, in the case of each Grantor, Collateral shall not include (i) any Pledged Collateral or (ii) any property or assets specifically excluded from Pledged Collateral (including any voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock).

3.2                               Pledged Collateral. Each Granting Party that is a Pledgor, hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in subsection 3.3.

3.3                               Certain Exceptions. No security interest is or will be granted pursuant to this Agreement or any other Security Document in any right, title or interest of any Granting Party under or in, and “Collateral” and “Pledged Collateral” shall not include the following (collectively, the “Excluded Assets”):

(a)                                 any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than Holding, a Subsidiary of Holding or the Borrower or an Affiliate of any of the foregoing (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code and other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

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(b)                                 any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) is subject to a Lien described in subsection 7.2(h) of the Credit Agreement (with respect to Purchase Money Obligations or Capitalized Lease Obligations) or 7.2(o) of the Credit Agreement (with respect to such Liens described in such subsection 7.2(h) of the Credit Agreement (or any corresponding provision of the Second Lien Credit Agreement, ABL Credit Agreement or any Additional Credit Facility, provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent)) (but in each case only for so long as such Liens are in place); or (y) is subject to any Lien in respect of Hedging Obligations (as defined in the Credit Agreement, but excluding any Hedging Obligations secured under (A) any Security Document, (B) any ABL Collateral Document (as defined in the ABL/Term Loan Intercreditor Agreement) or (C) any Additional Collateral Document (as defined in the Base Intercreditor Agreement)) permitted by subsection 7.2 of the Credit Agreement (or any corresponding provision of the Second Lien Credit Agreement, the ABL Credit Agreement or any Additional Credit Facility, provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent)) (but only for so long as such Liens are in place), and such Equipment or other property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions, or to such Hedging Obligations (as defined in the Credit Agreement), and/or (iii) any other assets consisting of, relating to or arising under or in connection with (1) any such Hedging Obligations or (2) any other agreements, instruments or documents related to any such Hedging Obligations or to any of the assets referred to in any of subclauses (i) through (iii) of this subclause (y);

(c)                                  any property (and/or related rights and/or assets) (A) that would otherwise be included in the Security Collateral (and such property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such property (x) has been sold or otherwise transferred in connection with (i) a Special Purpose Financing, (ii) a Sale and Leaseback Transaction the proceeds of which are applied pursuant to subsection 3.4 of the Credit Agreement (or any corresponding provision of the Second Lien Credit Agreement, the ABL Credit Agreement or any Additional Credit Facility; provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent)) if and to the extent required thereby or (iii) an Exempt Sale and Leaseback Transaction, or (y) constitutes the Proceeds or products of any property that has been sold or otherwise transferred pursuant to such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction (other than any payments received by such Granting Party in payment for the sale and transfer of such property in such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction) or (B) is subject to any Liens securing Indebtedness

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incurred in compliance with subsection 7.1(b)(ix) of the Credit Agreement, or Liens permitted under subsection 7.2(m)(vii) or 7.2(p)(xii) of the Credit Agreement (or in each case any corresponding provision of the Second Lien Credit Agreement, the ABL Credit Agreement or any Additional Credit Facility; provided that such provision in any Additional Credit Facility is not materially less favorable to the Lenders than the corresponding provision in the Credit Agreement (as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent);

(d)                                 Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is described in the proviso to the definition of Pledged Stock;

(e)                                  any interest in leased real property (including Fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);

(f)                                   any fee interest in owned real property (including Fixtures related thereto) if the fair market value of such fee interest is less than $10,000,000 individually;

(g)                                  any Vehicles and any assets subject to certificate of title;

(h)                                 Letter-of-Credit Rights and Commercial Tort Claims individually with a value of less than $10,000,000;

(i)                                     assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to Holding or any of its Subsidiaries as reasonably determined in writing by the Borrower and the Administrative Agent and to the extent such assets would otherwise constitute Term Priority Collateral, the Collateral Agent, that are excessive in view of the benefits that would be obtained by the Secured Parties;

(j)                                    those assets over which the granting of security interests in such assets would be prohibited by contract permitted under the Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses), including contracts over which the granting of security interests therein would result in termination thereof (in each case, after giving effect to the applicable anti-assignment provisions of the Code and other applicable law, other than proceeds and receivables thereof to the extent that their assignment is expressly deemed effective under the Code and/or other applicable law notwithstanding such prohibitions), or to the extent that such security interests would result in material adverse tax consequences to Holding, the Borrower or any one or more of its Subsidiaries as reasonably determined in writing by the Borrower and notified in writing to the Collateral Agent (it being understood that the Lenders shall not require the Borrower or any of its Subsidiaries to enter into any security agreements or pledge agreements governed by foreign law);

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(k)                                 the Acquisition Agreement and any rights therein or arising thereunder (it being understood that this clause (k) shall not apply to any proceeds of the Acquisition Agreement);

(l)                                     (i) any assets specifically requiring perfection through control agreements (including cash, cash equivalents, deposit accounts or other bank or securities accounts but excluding the Collateral Proceeds Account, DDAs, Concentration Accounts, the Core Concentration Account and Blocked Accounts (in each case only to the extent a control agreement is required pursuant to Subsection 4.16 of the ABL Credit Agreement)) to the extent the security interest in such asset is not automatically perfected by filings under the Uniform Commercial Code of any applicable jurisdiction or, in the case of Pledged Stock, by being held by the Collateral Agent, the Administrative Agent, any Collateral Representative or an Additional Agent as agent for the Collateral Agent or in accordance with the Base Intercreditor Agreement and (ii) (A) so long as the ABL Credit Agreement is in effect, Excluded Accounts (as defined in the ABL Credit Agreement) and (B) at any time that the ABL Credit Agreement is not in effect, deposit accounts used exclusively as escrow, fiduciary or trust accounts or designated disbursement accounts and non-U.S. bank accounts;

(m)                             Foreign Intellectual Property;

(n)                                 any aircraft, airframes, aircraft engines, helicopters, vessels or rolling stock or any Equipment or other assets constituting a part thereof;

(o)                                 any Capital Stock and other securities of a Subsidiary of the Borrower to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of any holders of securities results in the Borrower or any of its Restricted Subsidiaries being required to file separate financial statements for such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement;

(p)                                 any assets or property of Holding, other than the Pledged Stock of the Borrower; and

(q)                                 any Goods in which a security interest is not perfected by filing a financing statement in the applicable Grantor’s jurisdiction of organization.

Notwithstanding the foregoing clauses (a) through (q), prior to the Discharge of ABL Obligations, “Excluded Assets” shall not include any property or asset that is Term Loan Priority Collateral or ABL Priority Collateral at any time such property or asset (i) constitutes “Collateral” or “Pledged Collateral” under the ABL Collateral Agreement and (ii) for the avoidance of doubt, is not an “Excluded Asset” under the ABL Collateral Agreement.

3.4                               Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to subsections 3.1 and 3.2 shall (a) with respect to all Security Collateral other than Security Collateral constituting Term Loan

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Priority Collateral, prior to the Discharge of ABL Obligations, be subject and subordinate to the Liens granted to the ABL Collateral Agent for the benefit of the ABL Secured Parties to secure the ABL Obligations pursuant to the ABL Collateral Agreement as and to the extent provided for therein, and (b) with respect to all Security Collateral, prior to the Discharge of Additional Obligations that are Senior Priority Obligations, be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations that are Senior Priority Obligations to secure such Additional Obligations that are Senior Priority Obligations pursuant to the applicable Additional Collateral Documents (except, in the case of this clause (b), as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the ABL Collateral Agent, the Second Lien Collateral Agent and any Additional Agent shall be determined solely pursuant to any applicable Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of each applicable Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the Second Lien Collateral Agent and any Additional Agent, in the case of the Base Intercreditor Agreement, (ii) the Collateral Agent, the Second Lien Collateral Agent, the ABL Collateral Agent and any Additional Agent, in the case of the ABL/Term Loan Intercreditor Agreement, and (iii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) for so long as ABL Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral constituting the ABL Priority Collateral shall be satisfied by causing such ABL Priority Collateral to be delivered to the ABL Collateral Agent or the applicable ABL Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement) to be held in accordance with the ABL/Term Loan Intercreditor Agreement and (y) for so long as any Additional Obligations that are Senior Priority Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the applicable Collateral Representative to be held in accordance with the applicable Intercreditor Agreement.

SECTION 4                               REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of Each Guarantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to the Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to

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rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2                               Representations and Warranties of Each Grantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:

4.2.1                     Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement (including, without limitation, subsection 7.2 thereof), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens securing Indebtedness. As of the Closing Date, except as set forth on Schedule 3, (x) in the case of the Term Loan Priority Collateral, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Term Loan Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia and (y) in the case of the ABL Priority Collateral, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s ABL Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except, in each case, such as have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are in respect of Liens permitted by the Credit Agreement (including, without limitation, subsection 7.2 thereof) or any other Loan Document or for which termination statements will be delivered on or prior to the Closing Date.

4.2.2                     Perfected First Priority Liens.

(a)                                 This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)                                 Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents upon the earlier of such Filing or the delivery to and continuing possession by the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor

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Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the Administrative Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement of the Collateral Proceeds Account, Blocked Accounts, all Electronic Chattel Paper and all Letter-of-Credit Rights a security interest in which is perfected by “control” (in the case of Blocked Accounts to the extent required under Subsection 4.16 of the ABL Credit Agreement) and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 6 on the date of this Agreement), upon the taking of the actions required by subsection 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons securing Indebtedness, in each case other than Permitted Liens (subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent, the Administrative Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent (in accordance with any applicable Intercreditor Agreement) or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 4A, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 5, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements delivered to the Collateral Agent by such Grantor on the Closing Date for filing in the jurisdictions listed in Schedule 4B.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled

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to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Permitted Liens”: Liens permitted pursuant to the Loan Documents, including, without limitation, those permitted to exist pursuant to subsection 7.2 of the Credit Agreement.

“Specified Assets”: the following property and assets of such Grantor:

(1)                                 Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance thereof in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Borrower and its Subsidiaries taken as a whole;

(2)                                 Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by filing and acceptance of intellectual property security agreements in the United States Copyright Office or (b) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

(3)                                 Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

(4)                                 goods included in Collateral received by any Person for “sale or return” within the meaning of Section 2-326(1)(b) of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

(5)                                 Fixtures, Vehicles, any other assets subject to certificates of title, and Money and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest therein is perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);

(6)                                 Proceeds of Accounts, receivables or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not been transferred to or deposited in the Collateral Proceeds Account (if any) or a Deposit Account of a Grantor subject to the Collateral Agent’s control;

(7)                                 Contracts, Accounts or receivables subject to the Assignment of Claims Act;

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(8)                                 Fixtures; and

(9)                                 uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement).

4.2.3                     Jurisdiction of Organization.

(a)                                 On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4B.

4.2.4                     Farm Products. None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.

4.2.5                     Accounts Receivable. The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting Security Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor. Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Administrative Agent in writing.

4.2.6                     Patents, Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including, without limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents but excluding licenses to commercially available “off-the-shelf” software) owned by such Grantor in its own name as of the date hereof, in each case, that is not Foreign Intellectual Property.

4.3                               Representations and Warranties of Each Pledgor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

4.3.1                     Except as provided in subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States

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tax purposes) of any Foreign Subsidiary, as of the Closing Date such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of each series of the voting Capital Stock of each such Foreign Subsidiary owned by such Pledgor.

4.3.2                     [RESERVED]

4.3.3                     Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens arising by operation of law or permitted by the Credit Agreement (or described in the definition of “Permitted Lien” in the Credit Agreement).

4.3.4                     Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon delivery to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the ABL Collateral Agent, the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, in each case subject to subsection 3.4 and any Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.5                     Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with each applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the ABL Collateral Agent, the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities constituting uncertificated securities, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged

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Securities from such Pledgor, to the extent provided in and governed by the Code, in each case subject to Liens permitted by the Credit Agreement (including Permitted Liens) (and any applicable Intercreditor Agreement), except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5                               COVENANTS

5.1                               Covenants of Each Guarantor. Each Guarantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans and all other Obligations then due and owing, shall have been paid in full in cash and the Commitments shall have terminated, (ii) a sale or other disposition of all the Capital Stock of such Guarantor (other than to the Borrower or a Subsidiary Guarantor), or, if such Guarantor is a Subsidiary Guarantor, any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) such Guarantor becoming an Excluded Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2                               Covenants of Each Grantor. Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) a sale or other disposition of all the Capital Stock of such Grantor (other than to the Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Grantor ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) such Grantor becoming an Excluded Subsidiary:

5.2.1                     Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held as Collateral pursuant

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to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement or as contemplated by the Intercreditor Agreements.

5.2.2                     [Reserved].

5.2.3                     Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4                     Maintenance of Perfected Security Interest; Further Documentation.

(a)                                 Such Grantor shall use commercially reasonable efforts to maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest as and to the extent described in subsection 4.2.2 and to defend the security interest created by this Agreement in such Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).

(b)                                 Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s Term Loan Collateral and such other reports in connection with such Grantor’s Term Loan Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) as in effect from time to time in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Borrower nor any Grantor will be required to (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit

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accounts, bank or securities account or other Collateral, except (A) so long as the ABL Credit Agreement is in effect, as required by Subsection 4.16 of the ABL Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent, (or another Person as required under any applicable Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case, to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the Collateral Agent, any Collateral Representative or any Additional Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(d)                                 The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining a delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

5.2.5                     Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Collateral Agent of any change in its name, legal form or jurisdiction of organization (whether by merger or otherwise) (and in any event within 30 days of such change); provided that, promptly after receiving a written request therefor from the Collateral Agent, such Grantor shall deliver to the Collateral Agent all additional financing statements and other documents reasonably necessary to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing statements the Collateral Agent shall either promptly file such additional financing statements or approve the filing of such additional financing statements by such Grantor. Upon any such approval such Grantor shall proceed with the filing of the additional financing statements and deliver copies (or other evidence of filing) of the additional filed financing statements to the Collateral Agent.

5.2.6                     [Reserved].

5.2.7                     Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.

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5.2.8                     Accounts Receivable.

(a)                                 With respect to Accounts Receivable constituting Term Loan Priority Collateral and, after the Discharge of ABL Obligations, with respect to Accounts Receivable constituting Collateral, other than in the ordinary course of business or as permitted by the Loan Documents, such Grantor will not (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable or (v) amend, supplement or modify any Account Receivable unless such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting Collateral taken as a whole.

(b)                                 Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it from any obligor under the Accounts Receivable constituting Term Priority Collateral and, after the Discharge of ABL Obligations, constituting Collateral that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Accounts Receivable constituting Collateral.

5.2.9                     Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, provided that with respect to the ABL Priority Collateral, the satisfactory maintenance of such records shall be determined in good faith by such Grantor or the Borrower.

5.2.10              Acquisition of Intellectual Property. Concurrently with or prior to the delivery of the annual Compliance Certificate pursuant to subsection 6.2(b) of the Credit Agreement, the Borrower will notify the Collateral Agent of any acquisition by the Grantors of any registration of any material United States Copyright, Patent or Trademark constituting Collateral, and each applicable Grantor shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral, by the making of appropriate filings in the United States Patent and Trademark Office, or with respect to Copyrights, the United States Copyright Office.

5.2.11              [Reserved].

5.2.12              Commercial Tort Actions. All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor on the date hereof, are described in Schedule 6 hereto. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action, such Grantor shall promptly notify the

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Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon and subject to the terms of this Agreement.

5.3                               Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Pledgor, a sale or other disposition of all the Capital Stock of such Pledgor (other than to the Borrower or a Subsidiary Guarantor), or any other transaction or occurrence as a result of which such Pledgor (other than Holding) ceases to be a Restricted Subsidiary of the Borrower, in each case that is permitted under the Credit Agreement or (iii) as to any Pledgor, such Pledgor becoming an Excluded Subsidiary:

5.3.1                     Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (who will hold the same on behalf of the Secured Parties), the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of the voting Capital Stock (within the meaning of Treasury Regulations section 1.956-2(c)(2), and including for these purposes any investment deemed to be equity for United States tax purposes). If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Borrower in accordance with the Credit Agreement) shall be paid over to the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement to be held by the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the

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Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by any applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2                     [Reserved]

5.3.3                     Pledged Notes.

(a)                                 Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 9.15), deliver to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with each applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with each applicable Intercreditor Agreement. Furthermore, within ten Business Days (or such longer period as may be agreed by the Collateral Agent in its sole discretion) after any Pledgor obtains a Pledged Note, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the Collateral Agent, the ABL Collateral Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement.

5.3.4                     Maintenance of Security Interest.

(a)                                 Such Pledgor shall use commercially reasonable efforts to defend the security interest created by this Agreement in such Pledgor’s Pledged Collateral against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and

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documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor provided, that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Borrower nor any other Pledgor will be required to (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) so long as the ABL Credit Agreement is in effect, as required by Subsection 4.16 of the ABL Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the Collateral Agent (or another Person as required under any Intercreditor Agreement), (x) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case (A) so long as the ABL Credit Agreement is in effect, as required by Subsection 4.16 of the ABL Credit Agreement and (B) to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the Collateral Agent, Collateral Representative or an Additional Agent as agent for the Collateral Agent), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(b)                                 The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

SECTION 6                               REMEDIAL PROVISIONS

6.1                               Certain Matters Relating to Accounts.

(a)                                 At any time and from time to time after the occurrence and during the continuance of an Event of Default, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), the Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor

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shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b)                                 [Reserved].

(c)                                  At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 8.1(a) of the Credit Agreement if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement) at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent copies or, if required by the Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.

(d)                                 So long as no Event of Default has occurred and is continuing, subject to each applicable Intercreditor Agreement, the Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to such Grantor’s General Fund Account or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), the Collateral Agent and the Grantors agree that the Collateral Agent, at its option, may require that each Collateral Proceeds Account and the General Fund Account of each Grantor be established at the Collateral Agent or at another institution reasonably acceptable to the Collateral Agent. Each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own General Fund Account, and to maintain such balances in its General Fund Account, as it shall deem to be necessary or desirable.

6.2                               Communications with Obligors; Grantors Remain Liable.

(a)                                 The Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 8.1(a) of the Credit Agreement, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), communicate with obligors under the Accounts Receivable constituting Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b)                                 Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 8.1(a) of the Credit Agreement, if the Discharge of ABL Obligations has occurred (subject to each applicable Intercreditor Agreement), each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent.

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(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3                               Pledged Stock.

(a)                                 Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.3(b) (which notice shall automatically be deemed to have been given in the case of an Event of Default pursuant to subsection 8.1(f) of the Credit Agreement), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, and to exercise all voting and corporate rights with respect to the Pledged Stock.

(b)                                 Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors (which notice shall automatically be deemed to have been given in the case of an Event of Default pursuant to subsection 8.1(f) of the Credit Agreement), (i) the Collateral Agent or the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor as provided in the Credit Agreement consistent with subsection 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent or the respective nominee thereof in accordance with the terms of each applicable Intercreditor Agreement, and the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, or acting through its respective nominee, if applicable, in accordance with the terms of each applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the

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corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine, all without liability to the maximum extent permitted by applicable law (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall have no duty to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.6 other than in accordance with subsection 6.6.

(c)                                  Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to, subject to each applicable Intercreditor Agreement, (i) comply with any instruction received by it from the Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4                               Proceeds to be Turned Over to the Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties hereto, or the ABL Collateral Agent and the other ABL Secured Parties or any Additional Agent and the other applicable Additional Secured Parties (as defined in the applicable Intercreditor Agreement), or the applicable Collateral Representative, as applicable, in each case in accordance with the terms of the applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the terms of the applicable Intercreditor Agreement in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, if required). All Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral

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Proceeds Account maintained under its sole dominion and control, subject to each applicable Intercreditor Agreement. All Proceeds of Collateral while held by the Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in subsection 6.5 and each applicable Intercreditor Agreement.

6.5                               Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Collateral (as defined in the Credit Agreement) received by the Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, subject to each applicable Intercreditor Agreement, be applied by the Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in subsection 9.14 of the Credit Agreement.

6.6                               Code and Other Remedies. If an Event of Default shall occur and be continuing, subject to the terms of each applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement, all rights and remedies of a secured party under the Code or any other applicable law and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith (subject to the terms of any documentation governing any Special Purpose Financing) collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law and subject to each applicable Intercreditor Agreement, the Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the Collateral Agent’s request (subject to the terms of any documentation governing any Special Purpose Financing and subject to each applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in

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connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in subsection 6.5 above, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7                               Registration Rights.

(a)                                 Subject to each applicable Intercreditor Agreement, if the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.6, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b)                                 Such Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law,

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agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)                                  Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.7 shall be specifically enforceable against such Pledgor, and, to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

6.8                               Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7                               THE COLLATERAL AGENT

7.1                               Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)                                 Each Granting Party hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement, (x) each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in subsection 6.6(a) or 6.7, any indorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

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(i)                                     subject to the terms of any documentation governing any Special Purpose Financing, in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii)                                  in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv)                              subject to the terms of any documentation governing any Special Purpose Financing, (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or

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realize upon the Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)                                 The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the Collateral Agent on demand.

(c)                                  Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.

7.2                               Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision).

7.3                               Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Granting Party authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent, including, without limitation, the collateral description “all personal property” or “all assets” or words of similar meaning in any such financing statements, provided that any collateral description in any financing statement or other filing or recording document or instrument with respect to Holding and/or Holding’s Pledged Collateral shall be limited to an accurate and precise description of

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Holding’s Pledged Collateral. The Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant Granting Party of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4                               Authority of Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Granting Parties, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5                               Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor , and the Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement). Notwithstanding anything to the contrary in this subsection 7.5, no Grantor will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Collateral Agent or any other Secured Party (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 8                               NON-LENDER SECURED PARTIES

8.1                               Rights to Collateral.

(a)                                 The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement) or to direct the Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute

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any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Guarantor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holding or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning, the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agent seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b)                                 Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Holding or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c)                                  Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled, subject to each applicable Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into the Intercreditor Agreements on its behalf.

(d)                                 Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral,

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including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Guarantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2                               Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3                               Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holding, any Subsidiary of Holding, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.

8.4                               Designation of Non-Lender Secured Parties. The Borrower may from time to time designate a qualifying Person as a “Bank Products Provider,” a “Hedging Provider” or a “Management Credit Provider” hereunder by written notice to the Collateral Agent. Upon being so designated by the Borrower, such Bank Products Provider, Hedging Provider or Management Credit Provider (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Borrower; provided that, at the time of the Borrower’s designation of such Non-Lender Secured Party, the obligations of the relevant Grantor under the applicable Hedging Agreement, Bank Products Agreement or Management Guarantee (as the case may be) have not been designated as ABL Obligations, Junior Priority Obligations (as defined in the Base Intercreditor Agreement) or Additional Obligations.

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SECTION 9                               MISCELLANEOUS

9.1                               Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Granting Party and the Collateral Agent; provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) notwithstanding anything to the contrary in subsection 10.1 of the Credit Agreement, no such waiver and no such amendment or modification shall amend, modify or waive the definition of “Secured Party” or subsection 6.5 if such waiver, amendment, or modification would adversely affect a Secured Party without the written consent of each such affected Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreements that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreements or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the Collateral Agent in accordance with this subsection 9.1.

9.2                               Notices. All notices, requests and demands to or upon the Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with subsection 10.2 of the Credit Agreement.

9.3                               No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4                               Enforcement Expenses; Indemnification.

(a)                                 Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against any Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other

47

Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the Collateral Agent and the Administrative Agent, in each case to the extent the Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement.

(b)                                 Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from bad faith, gross negligence or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.

(c)                                  The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5                               Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Collateral Agent and the Secured Parties and their respective successors and assigns permitted by the Credit Agreement.

9.6                               Set-Off. Each Guarantor (other than Holding) hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor, any other Guarantor or the Borrower, any such notice being expressly waived by each Guarantor and by the Borrower, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 8.1(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.

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9.7                               Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8                               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9                               Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10                        Integration. This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11                        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12                        Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such

49

action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i)                                     if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii)                                  in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 9.12(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(iii)                               the Collateral Agent may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the exercise of any rights under any Security Documents, provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 9.12(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(iv)                              any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d)                                 agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Collateral Agent, as the case may be, at the address specified in subsection 10.2 of the Credit Agreement or at such other address of which the Collateral Agent and the Borrower shall have been notified pursuant thereto;

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any consequential or punitive damages.

9.13                        Acknowledgments. Each Granting Party hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

50

(b)                                 none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

9.14                        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY (A) IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN, (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THE FOREGOING CLAUSE (A) AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION 9.14.

9.15                        Additional Granting Parties. Each new Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to subsection 6.9(b) of the Credit Agreement shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in substantially the form of Annex 2 hereto. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Borrower pursuant to subsection 6.9(b) of the Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement in substantially the form of Annex 3 hereto.

9.16                        Releases.

(a)                                 At such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full and the Commitments have been terminated, all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties. At the request and sole expense of any Granting Party following any such termination, the Collateral Agent shall deliver to such Granting Party any Security Collateral held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party such documents (including without limitation UCC termination statements) as such Granting Party shall reasonably request to evidence such termination.

51

(b)                                 Upon a sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with a sale or other disposition of all the Capital Stock of any Granting Party or any other transaction or occurrence as a result of which such Granting Party ceases to be a Restricted Subsidiary of the Borrower or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor ) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Borrower of a written request for the release of such Granting Party from its Guarantee or the release of the Security Collateral subject to such sale, disposition or other transaction, identifying such Granting Party or the relevant Security Collateral, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, execute and deliver to the Borrower or the relevant Granting Party, at the sole cost and expense of such Granting Party, any Security Collateral of such relevant Granting Party held by the Collateral Agent, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Granting Party, execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Borrower or such Granting Party shall reasonably request (x) to evidence or effect the release of such Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.

(c)                                  Upon any Granting Party becoming an Excluded Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the Collateral Agent shall, upon the request of the Borrower or such Granting Party, deliver to the Borrower or such Granting Party any Security Collateral of such Granting Party held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Borrower or such Granting Party (at the sole cost and expense of the Borrower or such Granting Party) all releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as the Borrower or such Granting Party may reasonably request.

(d)                                 Upon any Security Collateral being or becoming an Excluded Asset, the Lien pursuant to this Agreement on such Security Collateral shall be automatically released. At the request and sole expense of any Granting Party, the Collateral Agent shall deliver such Security Collateral (if held by the Collateral Agent) to such Granting Party and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.

(e)                                  Notwithstanding any other provision of this Agreement or any other Loan Document, Holding shall have the right to transfer all of the Capital Stock of the Borrower held

52

by Holding to any Parent Entity or any Subsidiary of any Parent Entity (a “Successor Holding Company”) that (i) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (ii) assumes all of the obligations of Holding under this Agreement and the other Loan Documents to which Holding is a party by executing and delivering to the Collateral Agent a joinder substantially in the form of Annex 4 hereto, or one or more other documents or instruments, together with a financing statement in appropriate form for filing under the Uniform Commercial Code of the relevant jurisdiction, in form and substance reasonably satisfactory to the Collateral Agent, upon which (x) such Successor Holding Company will succeed to, and be substituted for, and may exercise every right and power of, Holding under this Agreement and the other Loan Documents, and shall be thereafter be deemed to be “Holding” for purposes of this Agreement and the other Loan Documents, (y) Holding as predecessor to the Successor Holding Company (“Predecessor Holding”) shall be irrevocably and unconditionally released from its Guarantee and all other obligations hereunder and under the other Loan Documents, and (z) the Lien pursuant to this Agreement on all Security Collateral of Predecessor Holding, and any Lien pursuant to any other Loan Document on any other property or assets of Predecessor Holding, shall be automatically released (it being understood that such transfer of Capital Stock of the Borrower to and assumption of rights and obligations of Holding by such Successor Holding Company shall not constitute a Change of Control). At the request and the sole expense of Predecessor Holding or the Borrower, the Collateral Agent shall deliver to Predecessor Holding any Security Collateral and other property or assets of Predecessor Holding held by the Collateral Agent that is not required to be pledged under this Agreement or any other Loan Document by Successor Holding Company (including the Capital Stock of the Borrower) and execute, acknowledge and deliver to Predecessor Holding (subject to subsection 7.2, without recourse and without representation or warranty) such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as Predecessor Holding or the Borrower shall reasonably request to evidence or effect the release of Predecessor Holding from its Guarantee and other obligations hereunder and under the other Loan Documents, and the release of the Liens created hereby on Predecessor Holding’s Security Collateral (other than the Capital Stock of the Borrower) and by any other Loan Document on any other property or assets of Predecessor Holding.

(f)                                   So long as no Event of Default has occurred and is continuing, the Collateral Agent shall at the direction of any applicable Granting Party return to such Granting Party any proceeds or other property received by it during any Event of Default pursuant to either subsection 5.3.1 or 6.4 and not otherwise applied in accordance with subsection 6.5.

(g)                                  The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this subsection 9.16.

9.17                        Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as security for the Obligations and that this Section 9.17 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

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[Remainder of page left blank intentionally; Signature pages follow.]

54

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

LBM MIDCO, LLC

By:
Name:
Title:

LBM BORROWER, LLC

By:
Name:
Title:

2

Acknowledged and Agreed to as of
the date hereof by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

3

ANNEX 1

to the First Lien Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT*

The undersigned hereby acknowledges receipt of a copy of the First Lien Guarantee and Collateral Agreement, dated as of August 20, 2015 (the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Credit Agreement referred to therein, as the case may be), made by and among LBM MIDCO, LLC, a Delaware limited liability company, LBM BORROWER, LLC, a Delaware limited liability company, and the other Granting Parties party thereto in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Administrative Agent. The undersigned agrees for the benefit of the Collateral Agent, the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Agreement.

The terms of subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3 or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
	Name:	[ ]
	Title:	[ ]

Address for Notices:

[ ]

*    This consent is necessary only with respect to any Issuer that is not also a Granting Party.

ANNEX 2

to the First Lien Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [                       ,       ], 20[     ] (this “Assumption Agreement”), made by [                                                                  ], a [                            ] [corporation] ([each an][the] “Additional Granting Party”), in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to a First Lien Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower, certain of its Domestic Subsidiaries and Holding are, or are to become, parties to the First Lien Guarantee and Collateral Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, [the][each] Additional Granting Party is a member of an affiliated group of companies that includes the Borrower and each other Granting Party; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Granting Parties (including such Additional Granting Party) in connection with the operation of their respective businesses; and the Borrower and the other Granting Parties (including such Additional Granting Party) are engaged in related businesses, and each such Granting Party (including [each] such Additional Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Credit Agreement requires [the] [each] Additional Granting Party to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, [the][each] Additional Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

ANNEX 2

NOW, THEREFORE, IT IS AGREED:

1.                                     Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, [the][each] Additional Granting Party, as provided in subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Granting Party thereunder with the same force and effect as if originally named therein as a Granting Party and a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor](2) and, without limiting the generality of the foregoing, hereby expressly obligates itself with respect to all obligations and liabilities of a Granting Party and a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor](3) thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [                     ] to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. [The][Each] Additional Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Granting Party, in its capacities as a Granting Party and a Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor],(4) contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in subsection 3.1 of the Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in subsection 3.3 of the Guarantee and Collateral Agreement].

2.                                     GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

(2)         Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

(3)         Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

(4)         Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

2

ANNEX 2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

3

ANNEX 3

to the First Lien Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [                         ], 20[      ] (this “Supplemental Agreement”), made by [                                                 ], a [                            ] [corporation] (the “Additional Pledgor”), in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as defined below)). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (together with its successors and assigns, “Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to a First Lien Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower, certain of its Domestic Subsidiaries and Holding are, or are to become, parties to the First Lien Guarantee and Collateral Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Pledgor to become a Pledgor under the Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional Pledgor; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Guarantee and Collateral Agreement;

ANNEX 3

NOW, THEREFORE, IT IS AGREED:

1.                                      Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional Pledgor listed in Annex 1 hereto and will be bound by all terms, conditions and duties applicable to a Pledgor under the Guarantee and Collateral Agreement, as a Pledgor thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule 2 to the Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information. The Additional Pledgor hereby represents and warrants that each of the representations and warranties of such Additional Pledgor, in its capacity as a Pledgor, contained in subsection 4.3 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Supplemental Agreement) as if made on and as of such date. The Additional Pledgor hereby undertakes each of the covenants, in its capacity as a Pledgor, contained in subsection 5.3 of the Guarantee and Collateral Agreement. The Additional Pledgor hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Pledged Collateral of such Additional Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, except as provided in subsection 3.3 of the Guarantee and Collateral Agreement. The Additional Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplemental Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.                                      GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

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ANNEX 3

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH
as Collateral Agent and
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

3

ANNEX 4

to the First Lien Guarantee and Collateral Agreement

JOINDER AND RELEASE

JOINDER AND RELEASE, dated as of [                         ], [          ] (this “Joinder”) by and among [             ] (“Assignor”), [                ] (“Assignee”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent (in such CIB capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below and for the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, LBM MIDCO, LLC, a Delaware limited liability company (“Holding”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and the Administrative Agent, the Collateral Agent and the other parties party thereto are parties to a First Lien Credit Agreement, dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Assignor (as the direct parent of the Borrower), the Borrower and certain other subsidiaries of the Borrower entered into the First Lien Guarantee and Collateral Agreement, dated as of August 20, 2015 (the “Guarantee and Collateral Agreement”) by and among Assignor, the Borrower, certain of the Borrower’s Subsidiaries and the Collateral Agent, pursuant to which, among other things, they agreed to jointly and severally, unconditionally and irrevocably, guarantee all of the obligations of the Borrower under the Credit Agreement and grant security interests in and pledge property and assets, including the Pledged Collateral, in favor of the Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, Assignee is acquiring from Assignor all of the Capital Stock of the Borrower;

WHEREAS, in connection therewith, Section 9.16(e) of the Guarantee and Collateral Agreement requires Assignee to assume all of the obligations of Assignor under the Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party; and

WHEREAS, upon the assumption of Assignor’s obligations by Assignee, the Assignor shall be automatically released from its obligations under the Guarantee and Collateral Agreement and any other instrument or document furnished pursuant thereto, and pursuant to

Section 9.16(e) of the Guarantee and Collateral Agreement the Collateral Agent shall, among other things, take such actions as may be reasonably requested to evidence such release.

NOW, THEREFORE, IT IS AGREED:

1.              By executing and delivering this Joinder, Assignee hereby expressly assumes all of the obligations of Assignor under the Guarantee and Collateral Agreement and each other Loan Document to which Assignor is a party and agrees that it will be bound by the provisions of the Guarantee and Collateral Agreement and such other Loan Documents. Pursuant to Section 9.16(e) of the Guarantee and Collateral Agreement, Assignee hereby succeeds to, and is substituted for, and shall exercise every right and power of, Assignor under the Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party, and shall be thereafter be deemed to be “Holding” for purposes of the Guarantee and Collateral Agreement and the other Loan Documents and a “Guarantor”, “Granting Party” and “Pledgor” for purposes of the Guarantee and Collateral Agreement as if originally named therein and the Assignor is hereby expressly, irrevocably and unconditionally discharged from all debts, obligations, covenants and agreements under the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party.

2.              The Collateral Agent hereby confirms and acknowledges the release of Assignor from its Guarantee and all other obligations under the Guarantee and Collateral Agreement and all other obligations thereunder and under the other Loan Documents.

3.              The Collateral Agent hereby confirms and acknowledges that the Lien pursuant to the Guarantee and Collateral Agreement on all Security Collateral of Assignor, and any Lien pursuant to any other Loan Document on the property or assets of Assignor, have been automatically released.

4.              Assignee hereby represents and warrants that each of the representations and warranties made by Assignee, in its capacity as a Guarantor, Grantor and Pledgor, in each case solely with respect to the representations and warranties made by Holding, contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date. Assignee hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of Assignee, subject to subsection 3.3 of the Guarantee and Collateral Agreement and with the limitations as applicable to Holding.

5.              GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

7

EXHIBIT C-1

to

FIRST LIEN CREDIT AGREEMENT

FORM OF FIRST/SECOND LIEN INTERCREDITOR AGREEMENT

[See attached.]

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and between

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Original First Lien Agent

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Original Second Lien Agent

Dated as of August 20, 2015

i

EXHIBITS:

Exhibit A	Form of Additional Indebtedness Designation

Exhibit B	Form of Additional Indebtedness Joinder

Exhibit C	Form of Joinder of Original First Lien Credit Agreement or Original Second Lien Credit Agreement

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of August 20, 2015, by and between CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Original First Lien Agent”) for the Original First Lien Secured Parties referred to below, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Original Second Lien Agent”) for the Original Second Lien Secured Parties referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A.                                  Pursuant to the Original First Lien Credit Agreement, the Original First Lien Creditors have agreed to make certain loans to or for the benefit of the Original First Lien Borrower, as more particularly provided therein.

B.                                  Pursuant to the Original First Lien Guarantees, the Original First Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Original First Lien Borrower’s obligations under the Original First Lien Facility Documents, as more particularly provided therein.

C.                                  As a condition to the effectiveness of the Original First Lien Credit Agreement and to secure the obligations of the Original First Lien Borrower and the Original First Lien Guarantors and each other Subsidiary of the Original First Lien Borrower that is now or hereafter becomes an Original First Lien Credit Party, the Original First Lien Credit Parties have granted or will grant to the Original First Lien Agent (for the benefit of the Original First Lien Secured Parties) Liens on the Collateral, as more particularly provided in the Original First Lien Facility Documents.

D.                                  Pursuant to that Original Second Lien Credit Agreement, the Original Second Lien Lenders have agreed to make certain loans to or for the benefit of the Original Second Lien Borrower, as more particularly provided therein.

E.                                   Pursuant to the Original Second Lien Guarantees, the Original Second Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Original Second Lien Borrower’s obligations under the Original Second Lien Facility Documents, as more particularly provided therein.

F.                                    As a condition to the effectiveness of the Original Second Lien Credit Agreement and to secure the obligations of the Original Second Lien Borrower and the Original Second Lien Guarantors and each other Subsidiary of the Original Second Lien Borrower that is now or hereafter becomes an Original Second Lien Credit Party, the Original Second Lien Credit Parties have granted or will grant to the Original Second Lien Agent (for the benefit of the Original Second Lien Secured Parties) Liens on the Collateral, as more particularly provided in the Original Second Lien Facility Documents.

G.                                  Pursuant to this Agreement, the Original First Lien Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation hereunder, substantially in the form attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11 hereof, and the

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holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Original First Lien Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Original First Lien Borrower), as the case may be, for all purposes under this Agreement.

H.                                    Each of the Original First Lien Agent (on behalf of the Original First Lien Secured Parties) and the Original Second Lien Agent (on behalf of the Original Second Lien Secured Parties) and, by their acknowledgment hereof, the Original First Lien Credit Parties and the Original Second Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2                                    Other Definitions. Capitalized terms used but not otherwise defined herein shall have their respective meanings as set forth in the Original First Lien Credit Agreement as in effect on the date hereof. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Royal Bank of Canada, in its capacity as collateral agent under the ABL Credit Agreement, or any successor collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement” shall have the meaning set forth in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement” shall mean the intercreditor agreement dated as of the date of this Agreement, by and among the Original First Lien Agent, the Original Second Lien Agent and the ABL Agent, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

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“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Collateral Documents” (or an equivalent definition) as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Original First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder, provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether or not then in effect.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their permitted successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Creditor” under any Additional Credit Facility.

“Additional Credit Party” shall mean the Original First Lien Borrower, Holding (so long as it is a guarantor under any of the Additional Guarantees) and each Affiliate of the Original First Lien Borrower that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers and Additional Management Credit Providers in respect of any Additional Documents and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreement between any Additional Credit Party and any Additional Bank Products Provider, any Hedging Agreements between any Additional Credit Party and any Additional Hedging Provider, any Management Guarantee in favor of an Additional Management Credit Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates and

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delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time an Additional Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)                                 prior to the Discharge of Original First Lien Obligations, subsection 7.2 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect (which covenant is designated in such Original First Lien Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Original Second Lien Obligations, subsection 7.2 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original Second Lien Credit Agreement then in effect (which covenant is designated in such Original Second Lien Credit Agreement as applicable for purposes of this definition); and

(c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Original First Lien Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

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As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Original First Lien Obligations, in subsection 1.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Original Second Lien Obligations, in subsection 1.1 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect), or in any other Original Second Lien Credit Agreement then in effect (if the Initial Original Second Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Original First Lien Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Junior Priority Exposure” shall mean, as to any Additional Credit Facility in respect of Junior Priority Debt, as of the date of determination, the sum of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Junior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder.

“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Original First Lien Borrower in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time an Additional Management Credit Provider with respect to more than one Credit Facility).

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Providers, Additional Hedging Providers or Additional Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)                                 prior to the Discharge of Original First Lien Obligations, subsection 7.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect (which covenant is designated in such Original First Lien Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Original Second Lien Obligations, subsection 7.1 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Original Second Lien Credit Agreement then in effect (which covenant is designated in such Original Second Lien Credit Agreement as applicable for purposes of this definition); and

(c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Original First Lien Obligations, in subsection 1.1 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Original Second Lien Obligations, in subsection 1.1 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect), or in any other Original Second Lien Credit Agreement then in effect (if the Initial Original Second Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

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“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any Original First Lien Bank Products Provider, Original Second Lien Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” shall mean for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Original First Lien Borrower.

“Borrower” shall mean any of the Original First Lien Borrower, the Original Second Lien Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents” shall mean any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement or the ABL Credit Agreement or any affiliate thereof, or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is

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rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the Original First Lien Collateral Documents, the Original Second Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the Original First Lien Agent is the Senior Priority Representative, the Original First Lien Secured Parties, and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” shall mean the Original First Lien Facility Documents, the Original Second Lien Facility Documents and any Additional Documents.

“Credit Facility” shall mean the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the Original First Lien Credit Parties, the Original Second Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Party that the Original First Lien Borrower designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), in each case as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each such Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Additional Indebtedness under such Additional Credit Facility is

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paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Original Second Lien Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Original First Lien Obligations” shall mean (a) the payment in full in cash of the applicable Original First Lien Obligations (other than Original First Lien Obligations constituting Excluded Senior Priority Obligations) that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable Original First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Original First Lien Facility Documents.

“Discharge of Original Second Lien Obligations” shall mean (a) the payment in full in cash of the applicable Original Second Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other unasserted contingent obligations) at the time all Indebtedness under the applicable Original Second Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under any outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of any outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Original Second Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Original Second Lien Facility Documents.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Original First Lien Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollar” and “$” shall mean lawful money of the United States.

“Event of Default” shall mean an Event of Default under any Original First Lien Credit Agreement, any Original Second Lien Credit Agreement or any Additional Credit Facility.

“Excluded Senior Priority Obligations” shall mean, as of any date of determination, collectively, (i) any Senior Priority Obligations solely to the extent such Senior Priority Obligations are not permitted to be incurred and secured by a Lien on the Collateral on such date of determination pursuant to subsections 7.1 and 7.2 of the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting

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Indebtedness and Liens contained in any other Original Second Lien Credit Agreement then in effect if the Initial Original Second Lien Credit Agreement is not then in effect (which covenant is designated in such Original Second Lien Credit Agreement as applicable for purposes of this definition) (but, in each case, without giving effect to any amendment, restatement, waiver, consent, replacement or other modification after the date hereof that would reduce or otherwise restrict the incurrence or lien capacity of the Borrower with respect to the foregoing) and (ii) any interest, fees, attorney’s fees, costs, expenses and indemnities payable on account of such Senior Priority Obligations that are not permitted as specified in clause (i) above.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)                                 the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)                                 the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)                                  the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)                                 the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)                                  subject to preexisting rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)                                   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)                                  the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)                                 the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.

For the avoidance of doubt, (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the imposition of a default rate or late fee, (iii) the acceleration of the Obligations, (iv) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (v) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents or (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

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“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the Original First Lien Facility Documents, in the Original Second Lien Facility Documents or in any Additional Documents.

“Guarantor” shall mean any of the Original First Lien Guarantors, the Original Second Lien Guarantors or the Additional Guarantors.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Original First Lien Hedging Provider, any Original Second Lien Hedging Provider or any Additional Hedging Provider, as applicable.

“Holding” shall mean LBM Midco, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Impairment of Series of Junior Priority Debt” shall have the meaning set forth in Section 4.1(g).

“Impairment of Series of Senior Priority Debt” shall have the meaning set forth in Section 4.1(e).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capitalized Lease Obligations, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Original First Lien Credit Agreement” shall have the meaning given such term in the definition of “Original First Lien Credit Agreement”.

“Initial Original Second Lien Credit Agreement” shall have the meaning given such term in the definition of “Original Second Lien Credit Agreement”.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors,

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composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Junior Intervening Creditor” shall have the meaning set forth in Section 4.1(h).

“Junior Priority Agent” shall mean any of the Original Second Lien Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral” shall mean any and all Collateral that secures or purports to secure any Junior Priority Obligations.

“Junior Priority Collateral Documents” shall mean the Original Second Lien Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean the Original Second Lien Credit Agreement and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Original Second Lien Lenders and any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)                                 all Original Second Lien Obligations; and

(2)                                 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Original First Lien Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Original Second Lien Facility Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted (a) by an Original Second Lien Collateral Document to the Original Second Lien Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Original Second Lien Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Original Second Lien Agent acting for the Junior Priority Secured Parties, unless either (i) the Original Second Lien Credit Agreement is no longer in effect or (ii) the aggregate Additional Junior Priority Exposure (and in any event excluding Additional Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under any Additional Credit Facility in respect of Junior Priority Debt exceeds the aggregate Original Second Lien Exposure (and in any event excluding Original Second Lien Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees), in which case the Junior Priority Representative shall be the Junior Priority Agent (if other than a Designated Agent) representing the Junior Priority Creditors with the greatest aggregate Additional Junior Priority Exposure (and in any event excluding Junior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under an Additional Credit Facility in respect of Junior Priority

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Debt acting for the Junior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Junior Priority Agents then party to this Agreement).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” shall mean, with respect to any Lien of the Original First Lien Agent, the Original First Lien Creditors, the Original Second Lien Agent, the Original Second Lien Creditors, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Additional Management Credit Provider, any Original First Lien Management Credit Provider or any Original Second Lien Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned to such term in (a) with respect to the Original First Lien Obligations, the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any Other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (b) with respect to the Original Second Lien Obligations, the Initial Original Second Lien Credit Agreement (if the Initial Original Second Lien Credit Agreement is then in effect), or in any Other Original Second Lien Credit Agreement then in effect (if the Initial Original Second Lien Credit Agreement is not then in effect) and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Moody’s” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Original First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Agent” or “Collateral Agent” under the Original First Lien Credit Agreement.

“Original First Lien Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Original First Lien Credit Party with the obligations of such Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Original First Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Original First Lien Borrower” shall mean LBM Borrower, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Original First Lien Collateral Documents” shall mean all “Security Documents” as defined in the Original First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original First Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted

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securing any Original First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original First Lien Credit Agreement” shall mean (a) that certain First Lien Credit Agreement, dated as of the date hereof, among the Original First Lien Borrower, the Original First Lien Lenders and the Original First Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial Original First Lien Credit Agreement”), together with (b) if designated by the Original First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the Original First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other Original First Lien Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (a) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Senior Priority Obligations, and (b) the requisite creditors party to such Other Original First Lien Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (other than any Senior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Original First Lien Borrower) and the Junior Priority Representative (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Original First Lien Borrower) that the obligations under such Other Original First Lien Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Original First Lien Credit Agreement shall be deemed a reference to the Initial Original First Lien Credit Agreement and any Other First Lien Credit Agreement, in each case then in existence.

“Original First Lien Credit Parties” shall mean the Original First Lien Borrower, the Original First Lien Guarantors and each other Affiliate of any Borrower that is now or hereafter becomes a party to any Original First Lien Facility Documents.

“Original First Lien Creditors” shall mean the Original First Lien Lenders together with all Original First Lien Bank Product Providers, Original First Lien Hedging Providers, Original First Lien Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Senior Priority Creditor” under any Original First Lien Credit Agreement.

“Original First Lien Facility Documents” shall mean the Original First Lien Credit Agreement, the Original First Lien Guarantees, the Original First Lien Collateral Documents, any Bank Products Agreement between any Original First Lien Credit Party and any Original First Lien Bank Products Provider, any Hedging Agreements between any Original First Lien Credit Party and any Original First Lien Hedging Provider, any Management Guarantee in favor of an Original First Lien Management Credit Provider, those other ancillary agreements as to which the Original First Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original First Lien Agent, in connection with any of the foregoing or any Original First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

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“Original First Lien Guarantees” shall mean the Guarantee and Collateral Agreement, as defined in the Original First Lien Credit Agreement, and all other guaranties executed under or in connection with any Original First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original First Lien Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Original First Lien Borrower that at any time is a guarantor under any of the Original First Lien Guarantees.

“Original First Lien Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Original First Lien Credit Party with the obligations of such Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Original First Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Original First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original First Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“Original First Lien Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Original First Lien Credit Party, with the obligations of the applicable Original First Lien Credit Party thereunder being secured by one or more Original First Lien Collateral Documents and (b) has been designated by the Original First Lien Borrower in accordance with the terms of one or more Original First Lien Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Original First Lien Obligations” shall mean all obligations of every nature of each Original First Lien Credit Party from time to time owed to the Original First Lien Agent, the Original First Lien Lenders or any of them, any Original First Lien Bank Products Provider, any Original First Lien Hedging Provider, or any Original First Lien Management Credit Provider under any Original First Lien Facility Documents, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original First Lien Credit Party, would have accrued on any Original First Lien Obligation, whether or not a claim is allowed against such Original First Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original First Lien Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original First Lien Secured Parties” shall mean the Original First Lien Agent and the Original First Lien Creditors.

“Original Second Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Agent” or “Collateral Agent” under the Original Second Lien Credit Agreement.

“Original Second Lien Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Original Second Lien Credit Party with the obligations of such

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Original Second Lien Credit Party thereunder being secured by one or more Original Second Lien Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Original Second Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Original Second Lien Borrower” shall mean LBM Borrower, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Original Second Lien Collateral Documents” shall mean all “Security Documents” as defined in the Original Second Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original Second Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Original Second Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original Second Lien Credit Agreement” shall mean (a) that certain Second Lien Credit Agreement, dated as of the date hereof, among the Original Second Lien Borrower, the Original Second Lien Lenders and the Original Second Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial Original Second Lien Credit Agreement”), together with (b) if designated by the Original First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the Original Second Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other Original Second Lien Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (a) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Junior Priority Obligations, and (b) the requisite creditors party to such Other Original Second Lien Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Original First Lien Borrower) and the Junior Priority Representative (other than any Junior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Original First Lien Borrower) that the obligations under such Other Original Second Lien Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Original Second Lien Credit Agreement shall be deemed a reference to the Initial Original Second Lien Credit Agreement and any Other Second Lien Credit Agreement, in each case then in existence.

“Original Second Lien Credit Parties” shall mean the Original Second Lien Borrower, the Original Second Lien Guarantors and each other Affiliate of any Borrower that is now or hereafter becomes a party to any Original Second Lien Facility Documents.

“Original Second Lien Creditors” shall mean the Original Second Lien Lenders together with all Original Second Lien Bank Product Providers, Original Second Lien Hedging Providers, Original Second Lien Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Junior Priority Creditor” under any Original Second Lien Credit Agreement.

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“Original Second Lien Exposure” shall mean, as to any Original Second Lien Credit Agreement, as of the date of determination, the sum of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the Original Second Lien Lenders to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Original Second Lien Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Original Second Lien Obligations thereunder.

“Original Second Lien Facility Documents” shall mean the Original Second Lien Credit Agreement, the Original Second Lien Guarantees, the Original Second Lien Collateral Documents, any Bank Products Agreement between any Original Second Lien Credit Party and any Original Second Lien Bank Products Provider, any Hedging Agreements between any Original Second Lien Credit Party and any Original Second Lien Hedging Provider, any Management Guarantee in favor of an Original Second Lien Management Credit Provider, those other ancillary agreements as to which the Original Second Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original Second Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original Second Lien Agent, in connection with any of the foregoing or any Original Second Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Original Second Lien Guarantees” shall mean the “Guarantee and Collateral Agreement” as defined in the Original Second Lien Credit Agreement, and all other guaranties executed under or in connection with any Original Second Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Original Second Lien Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Original Second Lien Borrower that at any time is a guarantor under any of the Original Second Lien Guarantees.

“Original Second Lien Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Original Second Lien Credit Party with the obligations of such Original Second Lien Credit Party thereunder being secured by one or more Original Second Lien Collateral Documents, as designated by the Original First Lien Borrower in accordance with the terms of the Original Second Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Original Second Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the Original Second Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“Original Second Lien Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Original Second Lien Credit Party, with the obligations of the applicable Original Second Lien Credit Party thereunder being secured by one or more Original Second Lien Collateral Documents and (b) has been designated by the Original First Lien Borrower in accordance with the terms of one or more Original Second Lien Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Original Second Lien Obligations” shall mean all obligations of every nature of each Original Second Lien Credit Party from time to time owed to the Original Second Lien Agent, the Original Second Lien Lenders or any of them, any Original Second Lien Bank Products Provider, any Original Second

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Lien Hedging Provider or any Original Second Lien Management Credit Provider under any Original Second Lien Facility Documents, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original Second Lien Credit Party, would have accrued on any Original Second Lien Obligation, whether or not a claim is allowed against such Original Second Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursements of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original Second Lien Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original Second Lien Secured Parties” shall mean the Original Second Lien Agent and the Original Second Lien Creditors.

“Other Original First Lien Credit Agreement” shall have the meaning assigned thereto in the definition of “Original First Lien Credit Agreement.”

“Other Original Second Lien Credit Agreement” shall have the meaning assigned thereto in the definition of “Original Second Lien Credit Agreement.”

“Party” shall mean any of the Original First Lien Agent, the Original Second Lien Agent or any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledged Securities” shall have the meaning set forth in the Senior Priority Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“S&P” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Intervening Creditor” shall have the meaning set forth in Section 4.1(f).

“Senior Priority Agent” shall mean any of the Original First Lien Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral” shall mean any and all Collateral that secures or purports to secure any Senior Priority Obligations.

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“Senior Priority Collateral Documents” shall mean the Original First Lien Collateral Documents and the Additional Collateral Documents relating to any Senior Priority Obligations.

“Senior Priority Credit Agreement” shall mean any of the Original First Lien Credit Agreement, and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Original First Lien Creditors and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)                                 all Original First Lien Obligations; and

(2)                                 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Original First Lien Borrower as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Original First Lien Facility Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Credit Facility in respect of Senior Priority Debt, as of the date of determination, the sum of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Senior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Senior Priority Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Senior Priority Obligations thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by an Original First Lien Collateral Document to the Original First Lien Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Original First Lien Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Representative” shall mean the Original First Lien Agent under the Initial Original First Lien Credit Agreement while the Initial Original First Lien Credit Agreement is in effect; provided that if the Initial Original First Lien Credit Agreement is not in effect, the Senior Priority Representative shall be the Senior Priority Agent (if other than a Designated Agent) representing the Senior Priority Creditors with the greatest aggregate Senior Priority Exposure (and in any event excluding Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under a Credit Facility in respect of Senior Priority Debt acting for the Senior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Senior Priority Agents then party to this Agreement).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Original Second Lien Credit Agreement, (b) the Indebtedness under each other Original Second Lien

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Credit Agreement and (c) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Original First Lien Credit Agreement, (b) the Indebtedness under each other Original First Lien Credit Agreement and (c) the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Original First Lien Borrower.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3                                    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

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ARTICLE II

LIEN PRIORITY

Section 2.1                                    Agreement to Subordinate.

(a)                                 Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Secured Party or any Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)                             any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Secured Parties in such Collateral to secure all or any portion of the Senior Priority Obligations (solely to the extent not constituting Excluded Senior Priority Obligations);

(ii)                          any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations (solely to the extent not constituting Excluded Senior Priority Obligations) shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in such Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)                               except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents and subject to Section 4.1(e) and (f), in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations; and

(iv)                              except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents and subject to Section 4.1(g) and (h), in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral

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now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.

(b)                                 Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Sections 4.1(e) and (f), any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations.

(c)                                  Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Secured Party securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, subject to Sections 4.1(g) and (h), any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.

(d)                                 Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth

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herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(e)                                  The Original First Lien Agent, for and on behalf of itself and the Original First Lien Creditors, acknowledges and agrees that (x) concurrently herewith, the Original Second Lien Agent, for the benefit of itself and the Original Second Lien Lenders, has been granted Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto.

(f)                                   The Original Second Lien Agent, for and on behalf of itself and the Original Second Lien Lenders, acknowledges and agrees that (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the Original Second Lien Agent has been granted Junior Priority Liens, and the Original Second Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original Second Lien Agent has been granted Junior Priority Liens, and the Original Second Lien Agent hereby consents thereto.

(g)                                  Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the Original Second Lien Agent, for the benefit of itself and the Original Second Lien Lenders, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)                                 The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(i)                                     So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that the Original First Lien Borrower shall, or shall permit any other

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Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and, unless otherwise provided for in accordance with Section 2.5(d), have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(i) shall be subject to Section 4.1(b).

Section 2.2                                    Waiver of Right to Contest Liens.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Secured Party in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Secured Party under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Secured Party seeks to enforce its Liens in any Collateral.

(b)                                 Except as may separately otherwise be agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Creditors represented thereby, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that none of such Senior Priority Agent and such Senior Priority Creditors represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Senior Priority Agent or any Senior Priority Creditor represented thereby under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Creditor represented thereby is not prohibited from taking such action under this Agreement.

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(c)                                  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(d)                                 The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3                                    Remedies Standstill.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)                             will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Article VI) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and that the Junior Priority Obligations thereunder are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to Exercise Any Secured Creditor Remedies (the “ Junior Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and is diligently pursuing the same, and such Junior Priority Agent has notice thereof, and

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(ii)                          will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1 and subject to the terms of any other applicable intercreditor agreement.

(b)                                 Each Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1, and any other applicable intercreditor agreement.

(c)                                  Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the receipt by any Secured Party of the payments of interest, principal, premiums, fees and other amounts owed in respect of the Senior Priority Obligations or Junior Priority Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the exercise by any Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Junior Priority Lien.

Section 2.4                                    Exercise of Rights.

(a)                                 No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, but in any

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case consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)                                 Release of Liens by Junior Priority Secured Parties. In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents and the Junior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, which release under this clause (C) shall have been approved by the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clause (B) and clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), or (D) upon the termination and discharge of a subsidiary guarantee in accordance with the terms of the Senior Priority Documents (in the case of this clause (D) with respect to Collateral consisting of assets or property of the subsidiary so released), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 and there is a

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corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer, disposition or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5                                    No New Liens.

(a)                                 Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:

(i)                             no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of Junior Priority Obligations by any Person unless such Person also provides a guarantee of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                          if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of Junior Priority Obligations by any Person who does not also provide a guarantee of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.

(b)                                 Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, for and on behalf of itself and any Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that:

(i)                             no such Senior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Senior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Senior Priority Obligations, or (y) any Lien on any assets of any Credit

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Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                          if any such Senior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Senior Priority Obligations by any Person who does not also provide a guarantee of all other Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant Senior Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.

(c)                                  Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, for and on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)                             no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Junior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)                          if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Junior Priority Obligations by any Person who does not also provide a guarantee of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such guarantee or Lien.

(d)                                 No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

Section 2.6                                    Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may

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otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

Section 2.7                                    Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the Senior Priority Collateral and the Junior Priority Collateral be identical. In furtherance of the foregoing, the parties hereto agree:

(a)                                 to cooperate in good faith in order to determine, upon any reasonable request by any Agent, the specific assets included in the Senior Priority Collateral and the Junior Priority Collateral, the steps taken to perfect the Senior Priority Liens and the Junior Priority Liens thereon and the identity of the respective parties obligated under the Senior Priority Documents and the Junior Priority Documents; and

(b)                                 that the documents, agreements and instruments creating or evidencing the Junior Priority Collateral and the Junior Priority Liens shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Senior Priority Collateral and the Senior Priority Liens, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1                                    Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against any Borrower or any other Credit Party, each Junior Priority Secured Party may file a proof of claim or statement of interest with respect to its respective Junior Priority Obligations, (c) each Junior Priority Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Junior Priority Secured Party, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) each Junior Priority Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) each Junior Priority Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral, (f) each Junior Priority Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above, (g) each Junior Priority Creditor may take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on the Collateral to the extent (A) not adverse to the priority status of the Liens on the Collateral securing the Senior Priority Obligations, or the rights of any Senior Priority Agent or the other Senior Priority Creditors to exercise rights and remedies in respect thereof, and (B) not otherwise inconsistent with the terms of this Agreement, including the automatic release of Liens provided in Section 2.4(b), (h) each Junior Priority Creditor may vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any

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arguments and motions with respect to the Junior Priority Obligations and the Collateral that are, in each case, in accordance with the terms of this Agreement; provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Junior Priority Agent or any other Junior Priority Creditor may be inconsistent with the terms of this Agreement, (i) each Junior Priority Creditor may bid for or purchase any Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the Senior Priority Representative, or any sale of any Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Senior Priority Obligations and (j) each Junior Priority Creditor may exercise rights and remedies as unsecured creditors against the Credit Parties that have guaranteed or granted Liens to secure the Junior Priority Obligations (other than initiating or joining in an involuntary case or proceeding under any Insolvency Proceeding with respect to any Credit Party, prior to the termination of the Junior Standstill Period); provided that (i) any such exercise shall not be expressly prohibited by the terms of this Agreement (including Sections 2.2 and 6) and (ii) in the event that any Junior Priority Creditor becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Priority Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Priority Obligations) as the other Liens securing the Junior Priority Obligations are subject to this Agreement.

Section 3.2                                    Delivery of Control Collateral; Agent for Perfection.

(a)                                 Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)                                 Each Agent, for the benefit of and on behalf of itself and each other Secured Party represented thereby, agrees to hold all Control Collateral and Cash Collateral that is part of the Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. The Senior Priority Representative and the Senior Priority Creditors shall not have any obligation whatsoever to the Junior Priority Agents or the other Secured Parties to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to (i) holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the Junior Priority Creditors for purposes of perfecting the Lien held by the Junior Priority Creditors. The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for the other Secured Parties, or any other Person.

(c)                                  In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

Section 3.3                                    Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other

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Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4                                    Insurance. The Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Each of the Senior Priority Representative and the Junior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Until the Discharge of Senior Priority Obligations, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5                                    No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6                                    Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1                                    Application of Proceeds.

(a)                                 Revolving Nature of Certain Obligations. Each Agent, for and on behalf of itself and the Creditors represented thereby, expressly acknowledges and agrees that (i) any Credit Facility

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may include a revolving commitment and that in the ordinary course of business the applicable Agents and/or Creditors may apply payments and make advances thereunder; (ii) the amount of the applicable Obligations in respect thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Obligations may be modified, extended or amended from time to time, and that the aggregate amount of such Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Agent or Creditor commences the Exercise of Secured Creditor Remedies, all amounts received by such Agent or such Creditor as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the Original Second Lien Obligations, or any Additional Obligations, or any portion thereof.

(b)                                 Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Creditors represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by such Agent in connection with any Exercise of Secured Creditor Remedies shall be applied as set forth in the ABL/Term Loan Intercreditor Agreement and, with respect to Collateral and Proceeds paid to the Term Loan Collateral Representative thereunder (or if the ABL/Term Loan Intercreditor Agreement is not then in effect), shall be applied as follows, subject to clauses (e) through (h) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent (to the extent not already reimbursed under the ABL/Term Loan Intercreditor Agreement), as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with paragraph third of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second to the payment, on a pro rata basis, of the Senior Priority Obligations (other than Excluded Senior Priority Obligations) in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred, third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred;

fourth, to the payment, on a pro rata basis, of any Excluded Senior Priority Obligations in accordance with the applicable Senior Priority Documents until such Excluded Senior Priority Obligations have been paid in full in cash; and

fifth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)                                  Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds

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or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(d)                                 Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Original First Lien Borrower or as the Junior Priority Representative may reasonably request to enable the Junior Priority Representative to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(e)                                  Impairment of Senior Priority Debt. Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Debt of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby). In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(f)                                   Senior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by

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appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party an “Senior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Senior Intervening Creditor has a senior lien.

(g)                                  Impairment of Junior Priority Debt. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby). In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment of Series of Junior Priority Debt.

(h)                                 Junior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party an “Junior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Junior Intervening Creditor has a senior lien.

Section 4.2                                    Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply

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with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Creditors represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1                                    Notice of Acceptance and Other Waivers.

(a)                                 All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Secured Party on, this Agreement, and except as otherwise provided in this Agreement, notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(b)                                 None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in a commercially reasonable manner and otherwise in accordance with mandatory provisions of applicable law or does not breach the provisions of this Agreement.

Section 5.2                                    Modifications to Senior Priority Documents and Junior Priority Documents.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented

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thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)                                     subject to Section 2.5, change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)                               subject to Section 2.5, amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)                              subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)                           otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)                                 Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)                                  subject to Section 2.5(a), retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

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(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                              subject to Section 2.5(a), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)                           otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)                                                               Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the First/Second Lien Term Loan Intercreditor Agreement, dated as of August 20, 2015 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “First/Second Lien Term Loan Intercreditor Agreement”), initially among Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent for the Original First Lien Lenders to the Original First Lien Credit Agreement, Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent for the Original Second Lien Lenders to the Original Second Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the First/Second Lien Term Loan Intercreditor Agreement and this Agreement, the terms of the First/Second Lien Term Loan Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)                                 Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including with respect to such documents, to:

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(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)                                  subject to Section 2.5(b), retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                              subject to Section 2.5(b), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)                           otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)                                  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including with respect to such documents, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)                                  subject to Section 2.5(c), retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)                              release its Lien on any Collateral or other Property;

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(v)                                 exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                              subject to Section 2.5(c), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)                           otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)                                   The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Additional Obligations hereunder (as designated by the Original First Lien Borrower), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.

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Section 5.3                                    Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Secured Party may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1                                    DIP Financing.

(a)                                 If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Secured Party shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds, and will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Secured Parties on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) each such Lien in favor of such Senior Priority Secured Party and such Junior Priority Secured Party shall be subject to the provisions of Section 6.1(b) and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization (including with respect to the treatment therein of any Junior Priority Obligations).

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(b)                                 All Liens granted to any Senior Priority Secured Party or Junior Priority Secured Party in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing.

Section 6.2                                    Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3                                    No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4                                    Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement; provided that (a) the Liens of the Junior Priority Secured Parties shall attach to any remaining proceeds with the same priority and validity as the Liens held by the

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Junior Priority Secured Parties in the Collateral, (b) the net cash Proceeds of any sale under Section 363(b) of the Bankruptcy Code are permanently applied to the DIP Financing or any Senior Priority Debt, and (c) such motion does not impair the rights of the Junior Priority Secured Parties under Section 363(k) of the Bankruptcy Code; and provided, further, however, that the Junior Priority Secured Parties may assert any objection with respect to any proposed orders to retain professionals or set bid or related procedures in connection with such sale that may be raised by an unsecured creditor of the Credit Parties.

Section 6.5                                    Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be applied as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is applied in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Creditors represented thereby, and any other Agent, for and on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6                                      Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Grantor will include such person as a debtor-in-possession and any receiver or trustee for such person in an Insolvency Proceeding.

Section 6.7                                    Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

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(c)                                  any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8                                    Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Junior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9                                    Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Creditors represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of additional liens, superpriority or other administrative claims, cash payments, periodic cash payments, cash payments of interest, fees or expenses, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, for and on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of any Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such

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collateral securing the Senior Priority Obligations; (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Creditors represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby.

Section 6.10                             Reorganization Securities and Other Plan-Related Issues.

(a)                                 If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors in respect of the Collateral and/or on account of claims of the Junior Priority Creditors in respect of the Collateral, then, to the extent the debt obligations distributed on account of such claims of the Senior Priority Creditors and/or on account of such claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                                 Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126 of the Bankruptcy Code.

(c)                                  Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11                             Certain Waivers.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code

45

or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c)                                  So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                    Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2                                    Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3                                    Representations. The Original First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original First Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original First Lien Creditors. The Original Second Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original Second Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original Second Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

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Section 7.4                                    Amendments.

(a)                                 No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Senior Priority Obligations, each Senior Priority Agent then party to this Agreement and (ii) prior to the Discharge of Junior Priority Obligations, each Junior Priority Agent then party to this Agreement. Notwithstanding the foregoing, the Original First Lien Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise as provided for in the definition of “Original First Lien Credit Agreement” or “Original Second Lien Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Original First Lien Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Original First Lien Borrower and each other affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “Original First Lien Credit Agreement” or “Original Second Lien Credit Agreement” or of the definition of “Senior Priority Representative” or Section 7.19 shall not be given effect except pursuant to a written instrument executed by the Original First Lien Borrower.

(b)                                 In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, any Senior Priority Creditors represented thereby, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors represented thereby; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral (it being understood that the release of any Liens securing Junior Priority Obligations pursuant to Section 2.4(b), shall not be deemed to materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5                                    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be

47

personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original First Lien Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th floor
New York, New York 10010
Attention: Loan Operations — Agency Manager
Facsimile: (212) 322-2291
Telephone: (919) 994-6369
Email: agency.loanops@credit-suisse.com

Original Second Lien Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th floor
New York, New York 10010
Attention: Loan Operations — Agency Manager
Facsimile: (212) 322-2291
Telephone: (919) 994-6369
Email: agency.loanops@credit-suisse.com

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder
executed and delivered by such Additional Agent
pursuant to Section 7.11.

Any Original First Lien Agent under any Other	As set forth in the joinder executed and delivered by
Original First Lien Credit Agreement:	such Original First Lien Agent pursuant to the
definition of “Original First Lien Credit Agreement.”

Any Original Second Lien Agent under any	As set forth in the joinder executed and delivered by
Other Original Second Lien Credit Agreement:	such Original Second Lien Agent pursuant to the
definition of “Original Second Lien Credit
Agreement.”

Section 7.6                                    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7                                    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors,

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transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8                                    Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9                                    Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10                             No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Borrower and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11                             Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)                                 The Original First Lien Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)                             one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Original First Lien Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;

(ii)                          at least five Business Days (unless a shorter period is agreed in writing by the Parties (other than any Designated Agent) and the Original First Lien Borrower) prior to delivery of the Additional Indebtedness Joinder, the Original First Lien Borrower shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

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(iii)                       the Original First Lien Borrower shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(iv)                      all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to this Agreement.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)                                 Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the Original Second Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the Original Second Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)                                  In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Original First Lien Agent, the Original Second Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Original First Lien Collateral Documents, Original Second Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Original First Lien Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12                             Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Senior Priority Representative) receives written notice

50

from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then-existing Senior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13                             Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party (such obligations being absolute and unconditional) to pay any Original First Lien Obligations, any Original Second Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms. Nothing herein shall be construed to limit the relative rights and obligations as among the parties to the ABL/Term Loan Intercreditor Agreement; as among such Persons, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the ABL/Term Loan Intercreditor Agreement.

Section 7.14                             Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15                             Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16                             Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17                             VENUE; JURY TRIAL WAIVER.

(a)                                 EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK

51

COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)                                 EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.17(B).

(c)                                  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18                             Intercreditor Agreement. This Agreement is the First/Second Lien Intercreditor Agreement referred to in the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement, each Additional Credit Facility, the Senior Priority Collateral Documents, the Junior Priority Collateral Documents and the Additional Collateral Documents. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19                             No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Original First Lien Facility Document, any other Original Second Lien Facility Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

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Section 7.20                             Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Original First Lien Facility Document, any Original Second Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, any Credit Party in the Senior Priority Documents or the Junior Priority Documents. Each party hereto acknowledges it is a party to the ABL/Term Loan Intercreditor Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the ABL/Term Loan Intercreditor Agreement is not an Original First Lien Facility Document, an Original Second Lien Facility Document or an Additional Document for the purpose of this Section 7.20. In the event of any conflict between the provisions of this Agreement and the provisions of the ABL/Term Loan Intercreditor Agreement, the provisions of the ABL/Term Loan Intercreditor Agreement shall govern.

Section 7.21                             Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the Original First Lien Obligations, the Original Second Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.22                             Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

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IN WITNESS WHEREOF, the Original First Lien Agent, for and on behalf of itself and the Original First Lien Creditors, and the Original Second Lien Agent, for and on behalf of itself and the Original Second Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH,
in its capacity as Original First Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH,
in its capacity as Original Second Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Original First Lien Agent, the Original First Lien Creditors, the Original Second Lien Agent, the Original Second Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.

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CREDIT PARTIES:

LBM BORROWER, LLC

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

LBM MIDCO, LLC

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

Feldman Lumber — US LBM, LLC

By: US LBM Holdings, LLC, its Sole Member

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

US LBM Holdings, LLC
BEP/Lyman, LLC
Musselman Lumber - US LBM, LLC
Direct Cabinet Sales - US LBM, LLC
Shelly Enterprises - US LBM, LLC
Standard Supply & Lumber - US LBM, LLC
Coastal Roofing Supply - US LBM, LLC
Lumber Specialties - US LBM, LLC
Fond du Lac Property - US LBM, LLC
East Haven Builders Supply - US LBM, LLC
Bellevue Builders Supply - US LBM, LLC
Kentucky Indiana Lumber - US LBM, LLC
Desert Lumber - US LBM, LLC
Jones Lumber - US LBM, LLC
Bear Truss - US LBM, LLC
Bear Truss Property, LLC
H & H Lumber - US LBM, LLC
American Masons & Building Supply - US LBM, LLC
LS Property, LLC
Richardson Gypsum - US LBM, LLC
Universal Supply Company, LLC
Wisconsin Building Supply - US LBM, LLC
Wallboard Supply Company - US LBM, LLC
Lampert Yards - US LBM, LLC
Hines Buildings Supply - US LBM, LLC
Kirkland Property - US LBM, LLC
Hampshire Property - US LBM, LLC
EHBS Manchester Properties, LLC
John H. Myers & Son - US LBM, LLC
Rosen Materials of Nevada LLC
Rosen Brick America, LLC
Rosen Materials, LLC

By:
Name:
Title:

[Signature Page to First/Second Lien ICA]

EXHIBIT A

to the First/Second Lien Intercreditor Agreement

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                   , 20     , by LBM Borrower, LLC, a Delaware limited liability company (the “Original First Lien Borrower”). Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of August 20, 2015, between Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Original First Lien Agent”) for the Original First Lien Creditors, and Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Original Second Lien Agent”) for the Original Second Lien Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].

Section 7.11 of the Intercreditor Agreement permits the Original First Lien Borrower to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1.    Representations and Warranties. The Original First Lien Borrower hereby represents and warrants to the Original First Lien Agent, the Original Second Lien Agent, and any Additional Agent that:

(1)           The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)           all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2.     Designation of Additional Indebtedness. The Original First Lien Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

LBM BORROWER, LLC

By:
Name:
Title:

Ex.A-2

EXHIBIT B

to the First/Second Lien Intercreditor Agreement

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                         , 20     , among LBM Borrower, LLC, a Delaware limited liability company (the “Original First Lien Borrower”), Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Original First Lien Agent”) for the Original First Lien Creditors, Credit Suisse AG, Cayman Islands Branch in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Original Second Lien Agent”) for the Original Second Lien Lenders,] [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party](1) and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent[,][ and] the Original Second Lien Agent [and [list any previously added Additional Agent]]. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                 , 20     (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].

Section 7.11 of the Intercreditor Agreement permits the Original First Lien Borrower to designate Additional Indebtedness under the Intercreditor Agreement. The Original First Lien Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees with the Borrower and the other Grantors, the Original First Lien Agent, the Original Second Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.   Agreement to be Bound. The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercreditor Agreement.

Section 2.   Recognition of Claims. The Original First Lien Agent (for itself and on behalf of the Original First Lien Lenders), the Original Second Lien Agent (for itself and on behalf of the Original Second Lien Lenders) and [each of] the Additional Agent[s] (for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Original First Lien Agent, the Original Second Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Original

(1) List applicable current Parties, other than any party being replaced in connection herewith.

First Lien Agent, the Original Second Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The Original First Lien Agent (for itself and on behalf of the Original First Lien Creditors), the Original Second Lien Agent (for itself and on behalf of the Original Second Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Original First Lien Obligations represented by the Original First Lien Credit Agreement and the existence and validity of the Original Second Lien Obligations represented by the Original Second Lien Credit Agreement and (b) agree[s] to refrain from making or asserting any claim that the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement or other Original First Lien Facility Documents or Original Second Lien Facility Documents, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.     Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.     Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Ex.B-2

[Add Signatures]

Ex.B-3

EXHIBIT C

to the First/Second Lien Intercreditor Agreement

[ORIGINAL FIRST LIEN][ORIGINAL SECOND LIEN]CREDIT AGREEMENT JOINDER

JOINDER, dated as of                   , 20     , among [Credit Suisse AG, Cayman Islands Branch in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”) for the Original First Lien Secured Parties] [Credit Suisse AG, Cayman Islands Branch in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original Second Lien Agent”) for the Original Second Lien Secured Parties], [list any previously added Additional Agent]](2) [and [insert name of additional Original First Lien Secured Parties, Original First Lien Agent, Original Second Lien Secured Parties or Original Second Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent, [and] the Original Second Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                 , 20     (the “Joining [Original First Lien][Original Second Lien] Credit Agreement”), among [list any applicable Credit Party], [list any applicable new Original First Lien Secured Parties or new Original Second Lien Secured Parties, as applicable (the “Joining [Original First][Original Second] Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Original First][Original Second] Lien Agent”)].

The Joining [Original First][Original Second] Lien Agent, for and on behalf of itself and the Joining [Original First][Original Second] Lien Secured Parties, hereby agrees with the Original First Lien Borrower and the other Grantors, the [Original First][Original Second] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [Original First][Original Second] Lien Agent, for and on behalf of itself and the Joining [Original First][Original Second] Lien Secured Parties,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][an] [Original First][Original Second] Lien Agent. As of the date hereof, the Joining [Original First Lien] [Original Second Lien] Credit Agreement shall be deemed [the][a] [Original First][Original Second] Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.     Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Original First][Original Second] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.     Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT

(2) List applicable current Parties, other than any party being replaced in connection herewith.

THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Ex.C-2

[ADD SIGNATURES]

Ex.C-3

EXHIBIT C-2

to

FIRST LIEN CREDIT AGREEMENT

FORM OF ABL/TERM LOAN INTERCREDITOR AGREEMENT

[See attached.]

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and among

ROYAL BANK OF CANADA

as ABL Agent,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as First Lien Term Loan Agent

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Second Lien Term Loan Agent

Dated as of August 20, 2015

Page

ARTICLE 1 Definitions	2

Section 1.1 UCC Definitions	2
Section 1.2 Other Definitions	3
Section 1.3 Rules of Construction	34

ARTICLE 2 Lien Priority	35

Section 2.1 Agreement to Subordinate	35
Section 2.2 Waiver of Right to Contest Liens	39
Section 2.3 Remedies Standstill	41
Section 2.4 Exercise of Rights	44
Section 2.5 No New Liens	51
Section 2.6 Waiver of Marshalling	54

ARTICLE 3 Actions of the Parties	55

Section 3.1 Certain Actions Permitted	55
Section 3.2 Agent for Perfection	56
Section 3.3 Sharing of Information and Access	57
Section 3.4 Insurance	58
Section 3.5 No Additional Rights For the Credit Parties Hereunder	58
Section 3.6 Actions Upon Breach	58
Section 3.7 Inspection Rights	59
Section 3.8 License for Term Loan Priority Collateral	61
Section 3.9 Agent Discretion	62

ARTICLE 4 Application of Proceeds	62

Section 4.1 Application of Proceeds	62
Section 4.2 Specific Performance	66
Section 4.3 Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral; Certain Proceeds of Capital Stock or Intercompany Loans	67

ARTICLE 5 Intercreditor Acknowledgements and Waivers	68

Section 5.1 Notice of Acceptance and Other Waivers	68
Section 5.2 Modifications to ABL Documents and Term Loan Documents	73
Section 5.3 Reinstatement and Continuation of Agreement	78

ARTICLE 6 Insolvency Proceedings	80

Section 6.1 DIP Financing	80

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(continued)

EXHIBITS

Exhibit A	—	Form of Additional Indebtedness Designation
Exhibit B	—	Form of Additional Indebtedness Joinder
Exhibit C	—	Form of Joinder of ABL Credit Agreement, First Lien Term Loan Credit
Agreement or Second Lien Term Loan Credit Agreement

ii

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of August 20, 2015 by and among Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “First Lien Term Loan Agent”) for the First Lien Term Loan Secured Parties and Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Second Lien Term Loan Agent”) for the Second Lien Term Loan Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A.                                    Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.                                    Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.                                    As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.                                    Pursuant to the Original First Lien Term Loan Credit Agreement, the First Lien Term Loan Credit Agreement Lenders have agreed to make certain loans to or for the benefit of the First Lien Term Loan Borrower.

E.                                     Pursuant to the First Lien Term Loan Guarantees, the First Lien Term Loan Guarantors have agreed to guarantee the payment and performance of the First Lien Term Loan Borrower’s obligations under the First Lien Term Loan Documents.

F.                                      As a condition to the effectiveness of the Original First Lien Term Loan Credit Agreement and to secure the obligations of the First Lien Term Loan Credit Parties under and in connection with the First Lien Term Loan Documents, the First Lien Term Loan Credit Parties have granted to the First Lien Term Loan Agent (for the benefit of the First Lien Term Loan Secured Parties) Liens on the Collateral.

G.                                    Pursuant to the Original Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement Lenders have agreed to make certain loans to or for the benefit of the Second Lien Term Loan Borrower.

H.                                   Pursuant to the Second Lien Term Loan Guarantees, the Second Lien Term Loan Guarantors have agreed to guarantee the payment and performance of the Second Lien Term Loan Borrower’s obligations under the Second Lien Term Loan Documents.

I.                                        As a condition to the effectiveness of the Original Second Lien Term Loan Credit Agreement and to secure the obligations of the Second Lien Term Loan Credit Parties under and in connection with the Second Lien Term Loan Documents, the Second Lien Term Loan Credit Parties have granted to the Second Lien Term Loan Agent (for the benefit of the Second Lien Term Loan Secured Parties) Liens on the Collateral.

J.                                        Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Term Indebtedness” (and as either “Additional First Lien Term Indebtedness” or “Additional Second Lien Term Indebtedness”, as the case may be) by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Term Indebtedness and any other applicable Additional Term Secured Party shall thereafter constitute Additional Term Secured Parties (and either “Additional First Lien Term Secured Parties” or “Additional Second Lien Term Secured Parties”, as the case may be), and any Additional Term Agent for any such Additional Term Secured Parties shall thereafter constitute an Additional Term Agent (and either an “Additional First Lien Term Agent” or an “Additional Second Lien Term Agent”, as the case may be), for all purposes under this Agreement.

K.                                    Each of the ABL Agent (on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (on behalf of the First Lien Term Loan Secured Parties) and the Second Lien Term Loan Agent (on behalf of the Second Lien Term Loan Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties, the First Lien Term Loan Credit Parties and the Second Lien Term Loan Credit Parties, desire to agree to the relative priority (as between the ABL Secured Parties on one hand and the First Lien Term Loan Collateral Secured Parties and the Second Lien Term Loan Collateral Secured Parties on the other hand) of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1       UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

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Section 1.2       Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Royal Bank of Canada in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an ABL Agent or an Affiliate of an ABL Credit Agreement Lender or an ABL Agent, in each case, on the date the applicable ABL Credit Agreement became effective, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Bank Products Provider” shall mean any Person (other than an ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Company and certain of its Subsidiaries, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Collateral Documents” shall mean all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or modified from time to time.

“ABL Collateral Representative” shall mean (a) if the Original ABL Credit Agreement is then in effect, the ABL Agent acting for the ABL Secured Parties, and (b) if the Original ABL Credit Agreement is not then in effect, the ABL Agent under the relevant subsequent ABL Credit Agreement acting for the ABL Secured Parties.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

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“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Term Loan Collateral Representative, that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any ABL Hedging Agreements, and those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Company (together with its successors and assigns), other than an ABL Borrower, that at any time is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees.

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“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender, in each case, on the date the applicable ABL Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Hedging Agreements” shall mean any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate or any ABL Bank Products Provider and any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate or any ABL Hedging Provider.

“ABL Hedging Provider” shall mean any Person (other than an ABL Hedging Affiliate) that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates, any ABL Hedging Affiliates, any ABL Bank Products Providers or any ABL Hedging Providers, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of ABL Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” shall mean all Collateral consisting of the following:

(1)                                 all Accounts (other than Accounts which constitute identifiable Proceeds of Term Loan Priority Collateral);

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(2)                                 (x) all Deposit Accounts and Securities Accounts (and all Money, cash, Cash Equivalents, checks, other negotiable instruments, funds and other evidences of payments, Securities and Security Entitlements, in each case, credited thereto or deposited therein), and (y) all cash and Cash Equivalents, in each case other than (i) the Asset Sales Proceeds Account and all cash, checks and other property held therein or credited thereto, (ii) Capital Stock of direct and indirect Subsidiaries of Holding and (iii) identifiable Proceeds of Term Loan Priority Collateral;

(3)                                 all Inventory;

(4)                                 to the extent involving or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of direct and indirect Subsidiaries of the Company), Instruments (including Promissory Notes), Letter of Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5)                                 to the extent involving or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)                                 all books and Records relating to the foregoing (including all books, databases, customer lists, credit files, computer files and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7)                                 all collateral security and guarantees with respect to any of the foregoing and all accessions to, substitutions for and replacements of the foregoing, and all Proceeds of the foregoing, including cash, Cash Equivalents, Money, instruments, securities (other than Capital Stock of direct and indirect Subsidiaries of the Company), financial assets, Investment Property (other than Capital Stock of direct and indirect Subsidiaries of the Company), insurance proceeds (including proceeds of business interruption insurance) and Deposit Accounts and Securities Accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (4) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral.

As used in this definition of “ABL Priority Collateral”, the term “Excluded Assets” shall have the meaning provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or

6

in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Priority Proceeds” shall have the meaning set forth in the definition of ABL Priority Collateral of this Agreement.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent and all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates, all ABL Hedging Affiliates, all ABL Bank Products Providers and all ABL Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any ABL Credit Agreement.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional First Lien Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional First Lien Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional First Lien Term Credit Facility.

“Additional First Lien Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, (b) was an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender or an Affiliate of an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender, in each case, on the date the Applicable Additional First Lien Term Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Bank Products Provider” shall mean any Person (other than an Additional First Lien Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Borrower” shall mean any Additional First Lien Term Credit Party that incurs or issues Additional Indebtedness under any Additional First Lien Term Credit Facility, together with its successors and assigns.

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“Additional First Lien Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional First Lien Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional First Lien Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional First Lien Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional First Lien Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional First Lien Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional First Lien Term Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original First Lien Term Loan Credit Agreement whether or not then in effect.

“Additional First Lien Term Credit Facility Lenders” shall mean one or more holders of Additional First Lien Term Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional First Lien Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any Additional First Lien Term Credit Facility.

“Additional First Lien Term Credit Party” shall mean the Company, Holding (so long as it is a guarantor under any of the Additional First lien Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional First Lien Term Document, and any other Person who becomes a guarantor under any of the Additional First Lien Term Guarantees.

“Additional First Lien Term Documents” shall mean any Additional First Lien Term Credit Facilities, any Additional First Lien Term Guarantees, any Additional First Lien Term Collateral Documents, any Additional First Lien Term Hedging Agreements, those other ancillary agreements as to which any Additional First Lien Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional First Lien Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional First Lien Term Agent, in connection with any of the foregoing or any Additional First Lien Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional First Lien Term Secured Parties or among any of the First Lien Term Loan Secured Parties and Additional First Lien Term

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Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Guarantees” shall mean any one or more guarantees of any Additional First Lien Term Obligations of any Additional First Lien Term Credit Party by any other Additional First Lien Term Credit Party in favor of any Additional First Lien Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional First Lien Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, (b) was an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender or an Affiliate of an Additional First Lien Term Agent or an Additional First Lien Term Credit Facility Lender, in each case, on the date the applicable Additional First Lien Term Credit Facility became effective or at the time of entry into such Additional First Lien Term Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Hedging Agreements” shall mean any Bank Products Agreements between any Additional First Lien Term Credit Party and any Additional First Lien Term Bank Products Affiliate or Additional First Lien Term Bank Products Provider and any Hedging Agreements between any Additional First Lien Term Credit Party and any Additional First Lien Term Hedging Affiliate or Additional First Lien Term Hedging Provider.

“Additional First Lien Term Hedging Provider” shall mean any Person (other than an Additional First Lien Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional First Lien Term Credit Party with the obligations of such Additional First Lien Term Credit Party thereunder being secured by one or more Additional First Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional First Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional First Lien Term Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional First Lien Term Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11 hereof.

“Additional First Lien Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional First Lien Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional First Lien Term Credit Party from time to time to any Additional First Lien Term Agent, any Additional First Lien Term Secured

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Parties or any of them, including any Additional First Lien Term Bank Products Affiliate, Additional First Lien Term Hedging Affiliate, Additional First Lien Term Bank Products Provider or Additional First Lien Term Hedging Provider, under any Additional First Lien Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional First Lien Term Credit Party, would have accrued on any Additional First Lien Term Obligation, whether or not a claim is allowed against such Additional First Lien Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional First Lien Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional First Lien Term Secured Parties” shall mean all Additional First Lien Term Agents, all Additional First Lien Term Credit Facility Lenders, all Additional First Lien Term Bank Products Affiliates, all Additional First Lien Term Bank Products Providers, all Additional First Lien Term Hedging Affiliates, all Additional First Lien Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Additional First Lien Term Credit Facility; and with respect to any Additional First Lien Term Agent shall mean the Additional First Lien Term Secured Parties represented by such Additional First Lien Term Agent.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien on Collateral by:

(a)                                 prior to the Discharge of First Lien Term Loan Obligations, Section 7.2 of the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other First Lien Term Loan Credit Agreement then in effect if the Original First Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such First Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Second Lien Term Loan Obligations, Section 7.2 of the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Second Lien Term Loan Credit Agreement then in effect if the Original Second Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such Second Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(c)                                  prior to the Discharge of ABL Obligations, Section 8.2 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition); and

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(d)                                 prior to the Discharge of Additional Term Obligations, any negative covenant restricting Liens contained in any applicable Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (w) for purposes of the preceding clause (1)(a), prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other First Lien Term Loan Credit Agreement then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect), (x) for purposes of the preceding clause (1)(b), prior to the Discharge of Second Lien Term Loan Obligations, in the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect), or in any other Second Lien Term Loan Credit Agreement then in effect (if the Original Second Lien Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(c), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) and (z) for purposes of the preceding clause (1)(d), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Term Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Term Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Second Lien Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Second Lien Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Second Lien Term Credit Facility.

“Additional Second Lien Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, (b) was an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender or an Affiliate of an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender, in each case, on the date the Applicable Additional Second Lien Term

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Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Bank Products Provider” shall mean any Person (other than an Additional Second Lien Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Borrower” shall mean any Additional Second Lien Term Credit Party that incurs or issues Additional Indebtedness under any Additional Second Lien Term Credit Facility, together with its successors and assigns.

“Additional Second Lien Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional Second Lien Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Second Lien Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Second Lien Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Second Lien Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Second Lien Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Second Lien Term Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original Second Lien Term Loan Credit Agreement whether or not then in effect.

“Additional Second Lien Term Credit Facility Lenders” shall mean one or more holders of Additional Second Lien Term Indebtedness (or commitments therefor) that is or may

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be incurred under one or more Additional Second Lien Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under any Additional Second Lien Term Credit Facility.

“Additional Second Lien Term Credit Party” shall mean the Company, Holding (so long as it is a guarantor under any of the Additional Second lien Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Second Lien Term Document, and any other Person who becomes a guarantor under any of the Additional Second Lien Term Guarantees.

“Additional Second Lien Term Documents” shall mean any Additional Second Lien Term Credit Facilities, any Additional Second Lien Term Guarantees, any Additional Second Lien Term Collateral Documents, any Additional Second Lien Term Hedging Agreements, those other ancillary agreements as to which any Additional Second Lien Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Second Lien Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Second Lien Term Agent, in connection with any of the foregoing or any Additional Second Lien Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional Second Lien Term Secured Parties or among any of the Second Lien Term Loan Secured Parties and Additional Second Lien Term Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Guarantees” shall mean any one or more guarantees of any Additional Second Lien Term Obligations of any Additional Second Lien Term Credit Party by any other Additional Second Lien Term Credit Party in favor of any Additional Second Lien Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Second Lien Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, (b) was an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender or an Affiliate of an Additional Second Lien Term Agent or an Additional Second Lien Term Credit Facility Lender, in each case, on the date the applicable Additional Second Lien Term Credit Facility became effective or at the time of entry into such Additional Second Lien Term Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Hedging Agreements” shall mean any Bank Products Agreements between any Additional Second Lien Term Credit Party and any Additional Second Lien Term Bank Products Affiliate or Additional Second Lien Term Bank Products Provider and any Hedging Agreements between any Additional Second Lien Term

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Credit Party and any Additional Second Lien Term Hedging Affiliate or Additional Second Lien Term Hedging Provider.

“Additional Second Lien Term Hedging Provider” shall mean any Person (other than an Additional Second Lien Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Second Lien Term Credit Party with the obligations of such Additional Second Lien Term Credit Party thereunder being secured by one or more Additional Second Lien Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Second Lien Term Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Second Lien Term Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional Second Lien Term Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11 hereof.

“Additional Second Lien Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Second Lien Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Second Lien Term Credit Party from time to time to any Additional Second Lien Term Agent, any Additional Second Lien Term Secured Parties or any of them, including any Additional Second Lien Term Bank Products Affiliate, Additional Second Lien Term Hedging Affiliate, Additional Second Lien Term Bank Products Provider or Additional Second Lien Term Hedging Provider, under any Additional Second Lien Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Second Lien Term Credit Party, would have accrued on any Additional Second Lien Term Obligation, whether or not a claim is allowed against such Additional Second Lien Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Second Lien Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Second Lien Term Secured Parties” shall mean all Additional Second Lien Term Agents, all Additional Second Lien Term Credit Facility Lenders, all Additional Second Lien Term Bank Products Affiliates, all Additional Second Lien Term Bank Products Providers, all Additional Second Lien Term Hedging Affiliates, all Additional Second Lien Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Additional Second Lien Term Credit Facility; and with respect to any Additional Second Lien Term Agent shall mean the Additional Second Lien Term Secured Parties represented by such Additional Second Lien Term Agent.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

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(a)                                 prior to the Discharge of First Lien Term Loan Obligations, Section 7.1 of the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other First Lien Term Loan Credit Agreement then in effect if the Original First Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such First Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Second Lien Term Loan Obligations, Section 7.1 of the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Second Lien Term Loan Credit Agreement then in effect if the Original Second Lien Term Loan Credit Agreement is not then in effect (which covenant is designated in such Second Lien Term Loan Credit Agreement as applicable for purposes of this definition);

(c)                                  prior to the Discharge of ABL Obligations, Section 8.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition); and

(d)                                 prior to the Discharge of Additional Term Obligations, any negative covenant restricting Indebtedness contained in any Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (w) for purposes of the preceding clause (a), prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other First Lien Term Loan Credit Agreement then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect), (x) for purposes of the preceding clause (b), prior to the Discharge of Second Lien Term Loan Obligations, in the Original Second Lien Term Loan Credit Agreement (if the Original Second Lien Term Loan Credit Agreement is then in effect), or in any other Second Lien Term Loan Credit Agreement then in effect (if the Original Second Lien Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (c), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (d), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

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“Additional Term Agent” shall mean the Additional First Lien Term Agent and the Additional Second Lien Term Agent.

“Additional Term Collateral Documents” shall mean the Additional First Lien Term Collateral Document and the Additional Second Lien Term Collateral Documents.

“Additional Term Credit Facilities” shall mean the Additional First Lien Term Credit Facilities and the Additional Second Lien Term Credit Facilities.

“Additional Term Credit Facility Lenders” shall mean the Additional First Lien Term Credit Facility Lenders and the Additional Second Lien Term Credit Facility Lenders.

“Additional Term Credit Party” shall mean any Additional First Lien Term Credit Party and any Additional Second Lien Term Credit Party.

“Additional Term Documents” shall mean the Additional First Lien Term Documents and the Additional Second Lien Term Documents.

“Additional Term Guarantees” shall mean the Additional First Lien Term Guarantees and the Additional Second Lien Term Guarantees.

“Additional Term Guarantor” shall mean any Additional Term Credit Party that at any time has provided an Additional Term Guarantee.

“Additional Term Hedging Affiliate” shall mean any Additional First Lien Term Hedging Affiliate and any Additional Second Lien Term Hedging Affiliate.

“Additional Term Hedging Provider” shall mean any Additional First Lien Term Hedging Provider and any Additional Second Lien Term Hedging Provider.

“Additional Term Indebtedness” shall mean any Additional First Lien Term Indebtedness and any Additional Second Lien Term Indebtedness.

“Additional Term Obligations” shall mean the Additional First Lien Term Obligations and the Additional Second Lien Term Obligations.

“Additional Term Recovery” shall have the meaning set forth in Section 5.3(d).

“Additional Term Secured Parties” shall mean the Additional First Lien Term Secured Parties and the Additional Second Lien Term Secured Parties.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

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“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Agent” shall mean the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, as applicable.

“Asset Sales Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Term Loan Priority Collateral and the Proceeds of investment thereof.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any First Lien Term Loan Bank Products Affiliate, any Second Lien Term Loan Bank Products Affiliate, any Additional First Lien Term Bank Products Affiliate or any Additional Second Lien Term Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including processing and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” shall mean any ABL Bank Products Provider, any First Lien Term Loan Bank Products Provider, any Second Lien Term Loan Bank Products Provider, any Additional First Lien Term Bank Products Provider or any Additional Second Lien Term Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the ABL Borrowers, the First Lien Term Loan Borrower, the Second Lien Term Loan Borrower, any Additional First Lien Term Borrower and any Additional Second Lien Term Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

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“Capitalized Lease Obligation” shall have the meaning set forth in the Original ABL Credit Agreement.

“Capital Stock” shall have the meaning set forth in the Original ABL Credit Agreement.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall have the meaning set forth in the Original ABL Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the First Lien Term Loan Secured Parties or the Second Lien Term Loan Secured Parties), and any other cash equivalents similar to such “Cash Equivalents” described therein.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent under any of the ABL Collateral Documents, the First Lien Term Loan Collateral Documents, the Second Lien Term Loan Collateral Documents, the Additional First Lien Term Collateral Documents or the Additional Second Lien Term Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean LBM Borrower, LLC, a Delaware Limited Liability Company, and any successor in interest thereto.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Securities Account, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Controlling Term Holders” shall mean (i) prior to the Discharge of the First Lien Term Loan Collateral Obligations, the “Controlling Senior Priority Secured Parties”, as defined in the First/Second Lien Intercreditor Agreement and (ii) thereafter, the Secured Parties whose Agent is the “Junior Priority Representative”, as defined in the First/Second Lien Intercreditor Agreement.

“Copyrights” shall mean all (a) copyright rights in any work subject to the copyright laws of the United States, whether registered or unregistered and whether published or unpublished, including copyrights in computer software and the content thereof, and internet web sites and the content thereof, (b) all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the tangible medium of fixation, (c) registrations, recordings and applications for registration of any

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such copyright rights in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, and (d) rights to obtain all renewals thereof.

“Credit Documents” shall mean the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents and any Additional Term Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement or any Additional Term Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the First Lien Term Loan Credit Parties, the Second Lien Term Loan Credit Parties and any Additional Term Credit Parties.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time under the applicable ABL Credit Agreement, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable ABL Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional First Lien Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional First Lien Term Credit Facility, with respect to each Additional First Lien Term Credit Facility:

(a)                                 the payment in full in cash of the applicable Additional First Lien Term Obligations that are outstanding and unpaid at the time all Additional First Lien Term Indebtedness under such Additional First Lien Term Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional First Lien Term Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Additional First Lien Term Credit Facility at such time; and

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(b)                                 the termination of all then outstanding commitments to extend credit under the Additional First Lien Term Documents at such time.

“Discharge of Additional Second Lien Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional Second Lien Term Credit Facility, with respect to each Additional Second Lien Term Credit Facility:

(a)                                 the payment in full in cash of the applicable Additional Second Lien Term Obligations that are outstanding and unpaid at the time all Additional Second Lien Term Indebtedness under such Additional Second Lien Term Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Second Lien Term Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Additional Second Lien Term Credit Facility at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the Additional Second Lien Term Documents at such time.

“Discharge of Additional Term Obligations” shall mean the Discharge of Additional First Lien Term Obligations and the Discharge of Additional Second Lien Term Obligations.

“Discharge of First Lien Term Loan Collateral Obligations” shall mean the Discharge of First Lien Term Loan Obligations and (if applicable) the Discharge of Additional First Lien Term Obligations for each Additional First Lien Term Credit Facility.

“Discharge of First Lien Term Loan Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable First Lien Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable First Lien Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such First Lien Term Loan Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable First Lien Term Loan Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the First Lien Term Loan Documents at such time.

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“Discharge of Second Lien Term Loan Collateral Obligations” shall mean the Discharge of Second Lien Term Loan Obligations and (if applicable) the Discharge of Additional Second Lien Term Obligations for each Additional Second Lien Term Credit Facility.

“Discharge of Second Lien Term Loan Obligations” shall mean:

(a)                                 the payment in full in cash of the applicable Second Lien Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Second Lien Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Second Lien Term Loan Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other unasserted contingent obligations under the applicable Second Lien Term Loan Credit Agreement at such time; and

(b)                                 the termination of all then outstanding commitments to extend credit under the Second Lien Term Loan Documents at such time.

“Discharge of Term Loan Collateral Obligations” shall mean the Discharge of First Lien Term Loan Collateral Obligations and the Discharge of Second Lien Term Loan Collateral Obligations.

“Disposition” shall mean any sale, issuance, conveyance, transfer, lease, license or other disposition.

“Dollar” and “$” shall mean lawful money of the United States.

“Event of Default” shall mean an Event of Default under the ABL Credit Agreement, any First Lien Term Loan Credit Agreement, any Second Lien Term Loan Credit Agreement or any Additional Term Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)                                 the taking of any action to enforce or realize upon any Lien on Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien on Collateral;

(b)                                 the exercise of any right or remedy provided to a secured creditor on account of a Lien on Collateral under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien on Collateral;

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(c)                                  the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)                                 the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)                                  the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)                                   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)                                  the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)                                 the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral, provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, (iii) the establishment or change of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations pursuant to the provisions of the ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent), (vii) the cessation of lending or termination of commitments pursuant to the provisions of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents or any applicable Additional Term Documents, (viii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Term Loan Collateral Representative to disposition by any Grantor of any of the Term Loan Priority Collateral or (ix) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“First/Second Lien Intercreditor Agreement” shall mean the intercreditor agreement entered into on the date of this Agreement between the First Lien Term Loan Agent and the Second Lien Term Loan Agent as the same may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“First Lien Term Loan Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the Original First Lien Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Term Loan Credit Agreement or any subsequent First Lien Term

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Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any First Lien Term Loan Credit Agreement.

“First Lien Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, (b) was a First Lien Term Loan Agent, a First Lien Term Loan Credit Agreement Lender or an Affiliate of a First Lien Term Loan Agent or a First Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable First Lien Term Loan Credit Agreement became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Bank Products Provider” shall mean any Person (other than a First Lien Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more First Lien Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Borrower” shall mean the Company, in its capacity as the borrower under the First Lien Term Loan Credit Agreement, together with its successors and assigns.

“First Lien Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original First Lien Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“First Lien Term Loan Collateral Obligations” shall mean the First Lien Term Loan Obligations and any Additional First Lien Term Obligations.

“First Lien Term Loan Collateral Secured Parties” shall mean the First Lien Term Loan Secured Parties and any Additional First Lien Term Secured Parties.

“First Lien Term Loan Credit Agreement” shall mean (i) if the Original First Lien Term Loan Credit Agreement is then in effect, the Original First Lien Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan

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agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original First Lien Term Loan Credit Agreement or (y) any subsequent First Lien Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such First Lien Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than any Term Loan Collateral Representative being replaced in connection with such joinder), that the obligations under such First Lien Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the First Lien Term Loan Credit Agreement shall be deemed a reference to any First Lien Term Loan Credit Agreement then in existence.

“First Lien Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the First Lien Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under the First Lien Term Loan Credit Agreement.

“First Lien Term Loan Credit Parties” shall mean the First Lien Term Loan Borrower, the First Lien Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any First Lien Term Loan Document.

“First Lien Term Loan Documents” shall mean the First Lien Term Loan Credit Agreement, the First Lien Term Loan Guarantees, the First Lien Term Loan Collateral Documents, any Bank Products Agreements between any First Lien Term Loan Credit Party and any First Lien Term Loan Bank Products Affiliate or any First Lien Term Loan Bank Products Provider, any Hedging Agreements between any First Lien Term Loan Credit Party and any First Lien Term Loan Hedging Affiliate or any First Lien Term Loan Hedging Provider, and those other ancillary agreements as to which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any First Lien Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Term Loan Agent, in connection with any of the foregoing or any First Lien Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“First Lien Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the First Lien Term Loan Guarantors in favor of the First Lien Term Loan Agent, and all other guarantees of any First Lien Term Loan Obligations of any First Lien Term Loan Credit Party by any other First Lien Term Loan Credit Party in favor of any

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First Lien Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“First Lien Term Loan Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the First Lien Term Loan Borrower that at any time is a guarantor under any of the First Lien Term Loan Guarantees and any other Person who becomes a guarantor under any of the First Lien Term Loan Guarantees.

“First Lien Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, (b) was a First Lien Term Loan Agent, a First Lien Term Loan Credit Agreement Lender or an Affiliate of a First Lien Term Loan Agent or a First Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable First Lien Term Loan Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Hedging Provider” shall mean any Person (other than a First Lien Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a First Lien Term Loan Credit Party with the obligations of such First Lien Term Loan Credit Party thereunder being secured by one or more First Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more First Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“First Lien Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any First Lien Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each First Lien Term Loan Credit Party from time to time to the First Lien Term Loan Agent, the “administrative agent” or “agent” under the First Lien Term Loan Credit Agreement, the First Lien Term Loan Credit Agreement Lenders or any of them, including any First Lien Term Loan Bank Products Affiliates, any First Lien Term Loan Hedging Affiliates, any First Lien Term Loan Bank Products Providers or any First Lien Term Loan Hedging Providers under any First Lien Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such First Lien Term Loan Credit Party, would have accrued on any First Lien Term Loan Obligation, whether or not a claim is allowed against such First Lien Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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“First Lien Term Loan Recovery” shall have the meaning set forth in Section 5.3(b).

“First Lien Term Loan Secured Parties” shall mean the First Lien Term Loan Agent, all First Lien Term Loan Credit Agreement Lenders, all First Lien Term Loan Bank Products Affiliates, all First Lien Term Loan Bank Products Providers, all First Lien Term Loan Hedging Affiliates, all First Lien Term Loan Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any First Lien Term Loan Credit Agreement.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents, in the First Lien Term Loan Collateral Documents, in the Second Lien Term Loan Collateral Documents or in the Additional Term Collateral Documents, as the context requires.

“Guarantee” shall mean, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the date hereof, or entered into in connection with any acquisition or disposition of assets permitted under the First Lien Term Loan Documents, Second Lien Term Loan Documents, ABL Documents and Additional Term Documents (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantor” shall mean any of the ABL Guarantors, the First Lien Term Loan Guarantors, the Second Lien Term Loan Guarantors and any Additional Term Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any First Lien Term Loan Hedging Affiliate, any Second Lien Term Loan Hedging Affiliate or any Additional Term Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Additional Term Hedging Provider, any ABL Hedging Provider, any First Lien Term Loan Hedging Provider or any Second Lien Term Loan Hedging Provider, as applicable.

“Holding” shall mean LBM Midco, LLC, a Delaware limited liability company, and any successor thereto.

“Indebtedness” shall have the meaning provided in the Original ABL Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to First Lien Term Loan Secured Parties or the Second Lien Term Loan Secured Parties).

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intellectual Property” shall mean, with respect to any Credit Party, the collective reference to such Credit Party’s Trade Secrets, Copyrights, Patents, Trademarks and the IP Agreements, all rights therein, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation, misuse or other impairment thereof, including the right to receive injunctive relief and all Proceeds and damages therefrom.

“Intercompany Loans” shall mean any amounts owing by any Grantor to the Company or any of its Subsidiaries, whether or not evidenced by a promissory note.

“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date hereof.

“IP Agreements” shall mean any and all written United States agreements, now or hereafter in effect, relating to the license, development, use, manufacture, distribution, sale or

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disclosure of any Copyrights, Patents, Trademarks, Trade Secrets or other Intellectual Property to which any Grantor, now or hereafter, is a party.

“Lien” shall mean any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Original ABL Credit Agreement” shall mean that certain ABL Credit Agreement dated as of the date hereof by and among, among others, the ABL Borrowers, Royal Bank of Canada, as administrative agent and issuing bank, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original First Lien Term Loan Credit Agreement” shall mean that certain First Lien Term Loan Credit Agreement dated as of the date hereof by and among, among others, the First Lien Term Loan Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent, the First Lien Term Loan Credit Agreement Lenders and the First Lien Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Second Lien Term Loan Credit Agreement” shall mean that certain Second Lien Term Loan Credit Agreement dated as of the date hereof by and among, among others, the Second Lien Term Loan Borrower, Credit Suisse, as administrative agent, the Second Lien Term Loan Credit Agreement Lenders and the Second Lien Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Other Intercreditor Agreement” shall mean an intercreditor agreement that may be entered into after the date of this Agreement between the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent.

“Party” shall mean, at any time, the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent, and “Parties” shall mean all of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, in each case if then party to this Agreement.

“Patents” shall mean (a) all letters patent of the United States, all registrations, recordings and extensions thereof, and all applications for letters patent of the United States, including patent registrations, statutory invention registrations, utility models, recordings and

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pending applications in the United States Patent and Trademark Office, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and in the case of (a) and (b), all the inventions disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Loan Priority Collateral.

“Proceeds” shall mean (a) all “proceeds” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Requisite ABL Holders” shall mean those ABL Secured Parties necessary to validly consent to the requested action in accordance with the applicable ABL Documents.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Second Lien Term Loan Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the Original Second Lien Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Term Loan Credit Agreement or any subsequent Second Lien Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, (b) was a Second Lien Term Loan Agent, a Second Lien Term Loan Credit Agreement Lender or an Affiliate of a Second Lien Term Loan

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Agent or a Second Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable Second Lien Term Loan Credit Agreement became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Bank Products Provider” shall mean any Person (other than a Second Lien Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Second Lien Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Borrower” shall mean the Company, in its capacity as the borrower under the Second Lien Term Loan Credit Agreement, together with its successors and assigns.

“Second Lien Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original Second Lien Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Second Lien Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“Second Lien Term Loan Collateral Obligations” shall mean the Second Lien Term Loan Obligations and any Additional First Lien Term Obligations.

“Second Lien Term Loan Collateral Secured Parties” shall mean the Second Lien Term Loan Secured Parties and any Additional Second Lien Term Secured Parties.

“Second Lien Term Loan Credit Agreement” shall mean (i) if the Original Second Lien Term Loan Credit Agreement is then in effect, the Original Second Lien Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Second Lien Term Loan Credit Agreement or (y) any subsequent Second Lien Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to

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time); provided, that the requisite creditors party to such Second Lien Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than any Term Loan Collateral Representative being replaced in connection with such joinder), that the obligations under such Second Lien Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Second Lien Term Loan Credit Agreement shall be deemed a reference to any Second Lien Term Loan Credit Agreement then in existence.

“Second Lien Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the Second Lien Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” under the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loan Credit Parties” shall mean the Second Lien Term Loan Borrower, the Second Lien Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Second Lien Term Loan Document.

“Second Lien Term Loan Documents” shall mean the Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Guarantees, the Second Lien Term Loan Collateral Documents, any Bank Products Agreements between any Second Lien Term Loan Credit Party and any Second Lien Term Loan Bank Products Affiliate or any Second Lien Term Loan Bank Products Provider, any Hedging Agreements between any Second Lien Term Loan Credit Party and any Second Lien Term Loan Hedging Affiliate or any Second Lien Term Loan Hedging Provider, and those other ancillary agreements as to which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Second Lien Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Term Loan Agent, in connection with any of the foregoing or any Second Lien Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Second Lien Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the Second Lien Term Loan Guarantors in favor of the Second Lien Term Loan Agent, and all other guarantees of any Second Lien Term Loan Obligations of any Second Lien Term Loan Credit Party by any other Second Lien Term Loan Credit Party in favor of any Second Lien Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Second Lien Term Loan Guarantors” shall mean, collectively, Holding and each direct and indirect Subsidiary of the Second Lien Term Loan Borrower that at any time is a guarantor under any of the Second Lien Term Loan Guarantees and any other Person who becomes a guarantor under any of the Second Lien Term Loan Guarantees.

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“Second Lien Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, (b) was a Second Lien Term Loan Agent, a Second Lien Term Loan Credit Agreement Lender or an Affiliate of a Second Lien Term Loan Agent or a Second Lien Term Loan Credit Agreement Lender, in each case, on the date the applicable Second Lien Term Loan Credit Agreement became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) if and as applicable, has been designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Hedging Provider” shall mean any Person (other than a Second Lien Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Second Lien Term Loan Credit Party with the obligations of such Second Lien Term Loan Credit Party thereunder being secured by one or more Second Lien Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Second Lien Term Loan Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Second Lien Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Second Lien Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Second Lien Term Loan Credit Party from time to time to the Second Lien Term Loan Agent, the “administrative agent” or “agent” under the Second Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement Lenders or any of them, including any Second Lien Term Loan Bank Products Affiliates, any Second Lien Term Loan Hedging Affiliates, any Second Lien Term Loan Bank Products Providers or any Second Lien Term Loan Hedging Providers under any Second Lien Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Second Lien Term Loan Credit Party, would have accrued on any Second Lien Term Loan Obligation, whether or not a claim is allowed against such Second Lien Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Second Lien Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Second Lien Term Loan Recovery” shall have the meaning set forth in Section 5.3(c).

“Second Lien Term Loan Secured Parties” shall mean the Second Lien Term Loan Agent, all Second Lien Term Loan Credit Agreement Lenders, all Second Lien Term Loan Bank Products Affiliates, all Second Lien Term Loan Bank Products Providers, all Second Lien

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Term Loan Hedging Affiliates, all Second Lien Term Loan Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Second Lien Term Loan Credit Agreement.

“Secured Parties” shall mean the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and the Additional Term Secured Parties.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Term Loan Collateral Obligations” shall mean the First Lien Term Loan Collateral Obligations and the Second Lien Term Loan Collateral Obligations.

“Term Loan Collateral Representative” shall mean (a) until the Discharge of the First Lien Term Loan Collateral Obligations, the “Senior Priority Representative”, as defined in the First/Second Lien Term Intercreditor Agreement and (b) thereafter, the “Junior Priority Representative”, as defined in the First/Second Lien Term Intercreditor Agreement.

“Term Loan Priority Collateral Documents” shall mean the First Lien Term Loan Documents, the Second Lien Term Loan Documents, any Additional First Lien Term Documents and any Additional Second Lien Term Documents, as applicable.

“Term Loan Priority Collateral” shall mean all Collateral other than the ABL Priority Collateral, including all Real Property, Equipment, Intellectual Property and Capital Stock of any direct or indirect Subsidiaries of the Company, collateral security and guarantees with respect to any Term Loan Priority Collateral and all cash, Money, instruments, securities, financial assets and deposit accounts directly received as Proceeds of any Term Loan Priority Collateral; provided, however, that no Proceeds of Proceeds will constitute Term Loan Priority Collateral unless such Proceeds of Proceeds would otherwise constitute Term Loan Priority Collateral or are credited to any Asset Sales Proceeds Account, provided, further that under no circumstance shall Excluded Assets (as defined in the next succeeding sentence) be Term Loan Priority Collateral. As used in this definition of “Term Loan Priority Collateral”, the term “Excluded Assets” shall have the meaning provided (x) prior to the Discharge of First Lien Term Loan Obligations, in the Original First Lien Term Loan Credit Agreement (if the Original First Lien Term Loan Credit Agreement is then in effect), or in any other Additional First Lien Term Credit Facility then in effect (if the Original First Lien Term Loan Credit Agreement is not then in effect) or the First Lien Term Loan Collateral Documents relating thereto, and (y) from and after the Discharge of First Lien Term Loan Obligations, in the applicable Additional First Lien Term Credit Facility then in effect which is designated as applicable for the purposes of this definition or the Additional First Lien Term Collateral Documents relating thereto.

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“Trade Secrets” shall mean (a) all trademarks, service marks, domain names, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, in each case arising under the laws of the United States or any state thereof, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

“Trademarks” shall mean all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, in each case arising under the laws of the United States or any state thereof, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such

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obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

Lien Priority

Section 2.1           Agreement to Subordinate. (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Term Agent or any Additional Term Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent (or the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents or any Additional Term Documents, (iv) whether the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties or any Additional Term Agent or any Additional Term Secured Parties securing any of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations (in the case of the ABL Obligations), the ABL Obligations (in the case of the First Lien Term Loan Obligations or Additional First Lien Term Obligations) or the ABL Obligations, the First Lien Term Loan Obligations or any Additional First Lien Term Obligations (in the case of the Second Lien Term Loan Obligations or Additional Second Lien Term Obligations) , respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, on behalf of itself and any Additional Term Secured Party represented thereby, hereby agree that:

(1)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the First Lien Term Loan Agent or any First Lien

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Term Loan Secured Party that secures all or any portion of the First Lien Term Loan Obligations and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional First Lien Term Agent or any Additional First Lien Term Secured Party that secures all or any portion of the Additional First Lien Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that secures all or any portion of the Second Lien Term Loan Obligations and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party that secures all or any portion of the Additional Second Lien Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(3)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the First Lien Term Loan Obligations and all Liens granted to any Additional First Lien Term Agent or any Additional First Lien Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional First Lien Term Obligations;

(4)                                 any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Second Lien Term Loan Obligations and all Liens granted to any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Second Lien Term Obligations;

(5)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the First Lien Term Loan Obligations;

(6)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Second Lien Term Loan Agent and the Second

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Lien Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Second Lien Term Loan Obligations;

(7)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the First Lien Term Loan Agent or any First Lien Term Loan Secured Party that secures all or any portion of the First Lien Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations;

(8)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that secures all or any portion of the Second Lien Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations;

(9)                                 any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the Term Loan Priority Collateral to secure all or any portion of any Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); and

(10)                          any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(b)                                 Notwithstanding any failure by any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties:

(1)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and the First Lien Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

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(2)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and the Second Lien Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein; and

(3)                                 the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Term Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); and

(c)                                  The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, acknowledges and agrees that concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the First Lien Term Loan Agent has been granted Liens and the First Lien Term Loan Agent hereby consents thereto. The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, acknowledges and agrees that concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the Second Lien Term Loan Agent has been granted Liens and the Second Lien Term Loan Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the First Lien Term Loan Agent, for the benefit of itself and the First Lien Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto, (y) concurrently herewith, the Second Lien Term Loan Agent, for the benefit of itself and the Second Lien Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto and (z) any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto. Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, acknowledges and agrees, concurrently upon becoming a party hereto, that the ABL Agent, for the benefit of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Term Agent is being granted Liens and such Additional Term Agent hereby consents thereto. The subordination of Liens by the First Lien Term Loan Agent in favor of the ABL Agent, by the Second Lien Term Loan Agent in favor of the ABL Agent, by any Additional Term Agent in favor of the ABL Agent and by the ABL Agent in favor of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional Term Agent to the Liens of any other Person.

(d)                                 Lien priority as among the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and the Additional Term Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties (including pursuant to the

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First/Second Lien Intercreditor Agreement and if entered into in the future, any Other Intercreditor Agreement).

Section 2.2           Waiver of Right to Contest Liens. (a) The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the First Lien Term Loan Agent, for itself and on behalf of the First Lien Term Loan Secured Parties, agrees that none of the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the First Lien Term Loan Agent, for itself and on behalf of the First Lien Term Loan Secured Parties, hereby waives any and all rights it or the First Lien Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b)                                 The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Second Lien Term Loan Agent, for itself and on behalf of the Second Lien Term Loan Secured Parties, agrees that none of the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Second Lien Term Loan Agent, for itself and on behalf of the Second Lien Term Loan Secured Parties, hereby waives any and all rights it or the Second Lien Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(c)                                  The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any First Lien Term Loan Agent and any First Lien Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL

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Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party under the First Lien Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(d)                                 The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Second Lien Term Loan Agent and any Second Lien Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party under the Second Lien Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(e)                                  The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents, with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be

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separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(f)                                   Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(g)                                  For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3           Remedies Standstill. (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any First Lien Term Loan Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the First Lien Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the First Lien Term Loan Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative, the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(b)                                 The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the

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Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Second Lien Term Loan Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Second Lien Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the Second Lien Term Loan Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative, the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(c)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of First Lien Term Loan Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of First Lien Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(d)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Second Lien Term Loan Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Second

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Lien Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(e)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Additional Term Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between an Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. From and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Collateral Representative), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(f)                                   Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the Discharge of ABL Obligations, neither such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) nor any such Additional Term Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional First Lien Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the applicable Additional Term Documents or applicable law as to any ABL Priority Collateral pursuant to the provisions of the First/Second Lien Term Loan Intercreditor Agreement; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party

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is at all times subject to the provisions of this Agreement, including this Section 2.3 and Section 4.1 hereof.

(g)                                  Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party in full or partial satisfaction of any First Lien Term Loan Obligations, (ii) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party in full or partial satisfaction of any Second Lien Term Loan Obligations, (iii) the First Lien Term Loan Agent or any First Lien Term Loan Secured Party, or the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party, or any Additional First Lien Term Agent or any Additional First Lien Term Secured Party or any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party, from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations, (iv) the ABL Agent or any ABL Secured Party from objecting to any proposed retention of Collateral by any Additional First Lien Term Agent or any Additional First Lien Term Secured Party in full or partial satisfaction of any Additional First Lien Term Obligations, or (v) the ABL Agent or any ABL Secured Party, or the First Lien Term Loan Agent from objecting to any proposed retention of Collateral by any Additional Second Lien Term Agent or any Additional Second Lien Term Secured Party in full or partial satisfaction of any Additional Second Lien Term Obligations.

(h)                                 Nothing in this Agreement shall prohibit the receipt by any Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the Exercise of Secured Creditor Remedies by any Secured Party in respect of the Collateral in contravention of this Agreement.

Section 2.4 Exercise of Rights.

(a)                                 Notice of ABL Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any First Lien Term Loan Secured Party with respect to any ABL Priority Collateral, the First Lien Term Loan Agent or such First Lien Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the First Lien Term Loan Agent agrees, for and on behalf of itself and the First Lien Term Loan Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect

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thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(ii)                                  Without limiting Section 2.3 hereof and subject to Section 2.4(f), the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Second Lien Term Loan Secured Party with respect to any ABL Priority Collateral, the Second Lien Term Loan Agent or such Second Lien Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the Second Lien Term Loan Agent agrees, for and on behalf of itself and the Second Lien Term Loan Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(iii)                               Without limiting Section 2.3 hereof and subject to Section 2.4(f), any Additional First Lien Term Agent, for and on behalf of itself and any Additional First Lien Term Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional First Lien Term Secured Party with respect to any ABL Priority Collateral, such Additional First Lien Term Agent or Additional First Lien Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional First Lien Term Agent agrees, for and on behalf of itself and any Additional First Lien Term Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(iv)                              Without limiting Section 2.3 hereof and subject to Section 2.4(f), any Additional Second Lien Term Agent, for and on behalf of itself and any Additional Second Lien Term Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional Second Lien Term Secured Party with respect to any ABL Priority Collateral, such Additional Second Lien Term Agent or Additional Second Lien Term

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Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional Second Lien Term Agent agrees, for and on behalf of itself and any Additional Second Lien Term Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b)                                 Notice of First Lien Term Loan Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of First Lien Term Loan Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties, unless the First Lien Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of First Lien Term Loan Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the First Lien Term Loan Agent’s and the First Lien Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the First Lien Term Loan Agent otherwise consents in writing.

(c)                                  Notice of Second Lien Term Loan Agent’s Lien.

(i)                                     Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Second Lien Term Loan Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties, unless the Second Lien Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Second Lien Term Loan Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect

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thereto shall state prominently and clearly that the sale is subject to the Second Lien Term Loan Agent’s and the Second Lien Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Second Lien Term Loan Agent otherwise consents in writing.

(d)                                 Notice of Additional Term Agent’s Lien.

Without limiting Section 2.3 hereof and subject to Section 2.4(f), the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Additional Term Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to any Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Additional Term Obligations, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(e)                                  No Other Restrictions.

(i)                                     Except as expressly set forth in this Agreement, each of the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Term Agent and any Additional Term Secured Parties shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing in the First/Second Lien Intercreditor Agreement or otherwise by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1 hereof. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the ABL Documents, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the First Lien Term Loan Documents, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Second Lien Term Loan Documents, any Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the

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provisions of the Additional First Lien Term Documents, any Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Additional Second Lien Term Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing in the First/Second Lien Intercreditor Agreement or otherwise by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional First Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Second Lien Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the First Lien Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the First Lien Term Loan Agent’s rights hereunder or under any of the First Lien Term Loan Documents, the Second Lien Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the Second Lien Term Loan Agent’s rights hereunder or under any of the Second Lien Term Loan Documents, any failure by any Additional First Lien Term Agent to provide any such copies to any other such Party shall not impair any of such Additional First Lien Term Agent’s rights hereunder or under any of the Additional First Lien Term Documents and any failure by any Additional Second Lien Term Agent to provide any such copies to any other such Party shall not impair any of such Additional Second Lien Term Agent’s rights hereunder or under any of the Additional Second Lien Term Documents.

(ii)                                  Each of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the First Lien Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(iii)                               Each of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Second Lien Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken

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(iv)                              Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the First Lien Term Loan Agent or any other First Lien Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Second Lien Term Loan Agent or any other Second Lien Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Term Agent or any other Additional Term Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(v)                                 Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and each Additional Term Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(f)                                   Release of Liens.

(i)                                     In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (including upon termination or discharge of a subsidiary guarantee), so long as such sale, transfer or other disposition (or release or discharge)

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is then permitted by the ABL Documents or (C) the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of ABL Obligations and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), (x) the First Lien Term Loan Agent agrees, on behalf of itself and the First Lien Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations), such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the First Lien Term Loan Obligations, and the First Lien Term Loan Agent’s and the First Lien Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action; (y) the Second Lien Term Loan Agent agrees, on behalf of itself and the Second Lien Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations) such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the Second Lien Term Loan Obligations, and the Second Lien Term Loan Agent’s and the Second Lien Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (z) any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the ABL Obligations) such sale, transfer, disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Term Obligations, and such Additional Term Agent’s and the applicable Additional Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii)                                  In the event of (A) any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, (B) any sale, transfer or other

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disposition of all or any portion of the Term Loan Priority Collateral (including upon termination or discharge of a subsidiary guarantee), so long as such sale, transfer or other disposition (or release or discharge) is then permitted by the Term Loan Priority Collateral Documents, or (C) the release of the First Lien Term Loan Collateral Secured Parties’ and Second Lien Term Loan Collateral Secured Parties’ Liens on all or any portion of the Term Loan Priority Collateral, which release under clause (C) shall have been approved by the requisite First Lien Term Loan Collateral Secured Parties (as determined pursuant to the applicable First Lien Term Loan Collateral Priority Documents) and the requisite Second Lien Term Loan Collateral Secured Parties (as determined pursuant to the applicable Second Lien Term Loan Collateral Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of First Lien Term Loan Collateral Obligations and Second Lien Term Loan Collateral Obligations and not in connection with a Discharge of First Lien Term Loan Collateral Obligations or Second Lien Term Loan Collateral Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens securing the First Lien Term Loan Obligations, Second Lien Term Loan Obligations and any Additional Term Obligations), such sale or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. The ABL Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5           No New Liens. (a) Until the Discharge of ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)                                     No First Lien Term Loan Secured Party shall knowingly acquire or hold (x) any guarantee of First Lien Term Loan Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any First Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any First Lien Term Loan Secured Party shall nonetheless acquire or hold any guarantee of First Lien Term Loan Obligations by any Person who does not provide a guarantee of the ABL Obligations

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or any Lien on any assets of any Credit Party securing any First Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the First Lien Term Loan Agent (or the relevant First Lien Term Loan Secured Party) shall, without the need for any further consent of any other First Lien Term Loan Secured Party and notwithstanding anything to the contrary in any other First Lien Term Loan Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(ii)                                  No Second Lien Term Loan Secured Party shall knowingly acquire or hold (x) any guarantee of Second Lien Term Loan Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any Second Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Second Lien Term Loan Secured Party shall nonetheless acquire or hold any guarantee of Second Lien Term Loan Obligations by any Person who does not provide a guarantee of the ABL Obligations or any Lien on any assets of any Credit Party securing any Second Lien Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the Second Lien Term Loan Agent (or the relevant Second Lien Term Loan Secured Party) shall, without the need for any further consent of any other Second Lien Term Loan Secured Party and notwithstanding anything to the contrary in any other Second Lien Term Loan Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(iii)                               No Additional Term Secured Party shall knowingly acquire or hold (x) any guarantee of Additional Term Obligations by any Person unless such Person also provides a guarantee of the ABL Obligations, or (y) any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any guarantee of Additional Term Obligations by any Person who does not provide a guarantee of the ABL Obligations or any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such guarantee or Lien.

(b)                                 Until the Discharge of First Lien Term Loan Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold (x) any guarantee of ABL Obligations by any

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Person unless such Person also provides a guarantee of the First Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the First Lien Term Loan Agent under the First Lien Term Loan Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the First Lien Term Loan Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the First Lien Term Loan Agent under the First Lien Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of the First Lien Term Loan Agent as security for the First Lien Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the First Lien Term Loan Agent in writing of the existence of such guarantee or Lien.

(c)                                  Until the Discharge of Second Lien Term Loan Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold (x) any guarantee of ABL Obligations by any Person unless such Person also provides a guarantee of the Second Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Second Lien Term Loan Agent under the Second Lien Term Loan Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Second Lien Term Loan Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Second Lien Term Loan Agent under the Second Lien Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of the Second Lien Term Loan Agent as security for the Second Lien Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Second Lien Term Loan Agent in writing of the existence of such guarantee or Lien.

(d)                                 Until the Discharge of Additional First Lien Term Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional First Lien Term Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional First Lien Term Agent under the Additional First Lien Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional First Lien Term Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional First Lien Term Agent under the Additional First Lien Term Documents, subject

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to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of each Additional First Lien Term Agent as security for the Additional First Lien Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional First Lien Term Agent in writing of the existence of such guarantee or Lien.

(e)                                  Until the Discharge of Additional Second Lien Term Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby), no ABL Secured Party shall knowingly acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional Second Lien Term Obligations or (y) any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Second Lien Term Agent under the Additional Second Lien Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any guarantee of ABL Obligations by any Person who does not provide a guarantee of the Additional Second Lien Term Obligations or any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Second Lien Term Agent under the Additional Second Lien Term Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such guarantee or Lien for the benefit of each Additional Second Lien Term Agent as security for the Additional Second Lien Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Second Lien Term Agent in writing of the existence of such guarantee or Lien.

(f)                                   No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing, to acquire, hold, accept or continue to hold any Lien in any asset of any Credit Party, or any guarantee from any Person.

Section 2.6       Waiver of Marshalling. Until the Discharge of ABL Obligations, the First Lien Term Loan Agent on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Term Loan Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties (including in its capacity as ABL Collateral Representative, if applicable) agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the

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benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral, as applicable, or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Term Loan Collateral Representative and the ABL Agent).

ARTICLE 3

Actions of the Parties

Section 3.1 Certain Actions Permitted. Notwithstanding anything herein to the contrary:

(a)                                 the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent may make such demands or file such claims in respect of the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, the ABL Obligations or the Additional Term Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time;

(b)                                 in any Insolvency Proceeding commenced by or against any Borrower or any other Credit Party, each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party may file a proof of claim or statement of interest with respect to its respective First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, the ABL Obligations and any Additional Term Obligations;

(c)                                  each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party, including without limitation any claims secured by the Collateral, if any, in each case if not inconsistent with the terms of this Agreement;

(d)                                 each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not inconsistent with the terms of this Agreement; and

(e)                                  each First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party, ABL Secured Party and any Additional Term Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions (including in support of or opposition to the confirmation or approval of any plan of reorganization) in order to preserve or protect its Liens on the Collateral that are, in each case, not inconsistent with the terms of this Agreement, with respect to the First Lien Term Loan Obligations, the Second Lien

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Term Loan Obligations, the ABL Obligations and any Additional Term Obligations and the Collateral.

Section 3.2 Agent for Perfection. (a) The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and each ABL Secured Party, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each First Lien Term Loan Secured Party, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Second Lien Term Loan Secured Party, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Additional Term Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as non-fiduciary, gratuitous bailee and agent for the benefit of each other (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code) solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. Without limiting the foregoing, with respect to any Deposit Accounts subject to control agreements in favor of the ABL Agent, the ABL Agent agrees to also hold control granted thereunder as gratuitous agent for the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent and acknowledges that it has control over such Deposit Accounts on behalf of the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent (such acknowledgment being intended, among other things, to satisfy the requirements of Section 9-104(a)(5) of the Uniform Commercial Code) subject to the terms and conditions of this Section 3.2. Each of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby accepts such appointments pursuant to this Section 3.2(a) and acknowledges and agrees that it shall hold and control, as applicable, the Control Collateral for the benefit of the other Secured Parties with respect to any Control Collateral and that any proceeds received thereby under any Control Collateral shall be applied in accordance with Section 4. For purposes of this Section 3.2, “control” shall be deemed to also be defined as set forth in the Uniform Commercial Code. None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the ABL Secured Parties, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Secured Parties, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), or any Additional Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person.

(b)                                 The duties or responsibilities of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Parties for purposes of perfecting the Lien held by the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional

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Term Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. The First Lien Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. The Second Lien Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. Any Additional Term Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any other Additional Term Agent or any Additional Term Secured Parties represented by any other Additional Term Agent, or any other Person. In the event that (a) the First Lien Term Loan Agent or any First Lien Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (c) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (d) any Additional Term Agent or any Additional Term Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the First Lien Term Loan Agent, such First Lien Term Loan Secured Party, the Second Lien Term Loan Agent, such Second Lien Term Loan Secured Party, the ABL Agent, such ABL Secured Party, such Additional Term Agent, or such Additional Term Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, the Term Loan Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, to the Term Loan Collateral Representative.

Section 3.3 Sharing of Information and Access. In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any First Lien Term Loan Credit Party or Second Lien Term Loan Credit Party that contain information identifying or pertaining to the Term Loan Priority Collateral, such Party shall, upon request of the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. In the event that the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the First Lien Term Loan Collateral Documents, the Second Lien Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain

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information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof.

Section 3.4 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating primarily to ABL Priority Collateral and the Term Loan Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating primarily to Term Loan Priority Collateral. The ABL Collateral Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Term Loan Collateral Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Loan Priority Collateral. If required pursuant to the terms of the applicable Credit Documents, all proceeds of such insurance shall be remitted to the ABL Collateral Representative or to the Term Loan Collateral Representative, as the case may be, and each of the Term Loan Collateral Representative and the ABL Collateral Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5 No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party.

Section 3.6 Actions Upon Breach. If any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party, any ABL Secured Party or any Additional Term Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Collateral Representative or the Term Loan Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties. Should any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the ABL Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the ABL Agent (in its own name or in the name of the ABL Credit Parties) may obtain relief against such First Lien Term Loan Secured Party, Second Lien Term Loan Secured

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Party or Additional Term Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent, for and on behalf of itself and each Secured Party represented thereby, that the ABL Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent, for and on behalf of itself and each Secured Party represented thereby, waives any defense that the ABL Secured Parties cannot demonstrate damage or be made whole by the awarding of damages. Should any ABL Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Term Loan Priority Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the First Lien Term Loan Agent, Second Lien Term Loan Agent or Additional Term Agent (in its own name or in the name of the First Lien Term Loan Credit Parties or Second Lien Term Loan Credit Parties, as applicable) may obtain relief against such ABL Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the ABL Agent, for and on behalf of itself and each ABL Secured Party, that the First Lien Term Loan Secured Parties’, Second Lien Term Loan Secured Parties’ or Additional Term Secured Parties’ damages, as applicable, from such actions may be difficult to ascertain and may be irreparable, and the ABL Agent, for and on behalf of itself and the ABL Secured Parties, waives any defense that the First Lien Term Loan Secured Parties, Second Lien Term Loan Secured Parties or Additional Term Secured Parties, as applicable, cannot demonstrate damage or be made whole by the awarding of damages.

Section 3.7 Access Rights. (a) Without limiting any rights the ABL Collateral Representative or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Collateral Representative and the ABL Secured Parties may, at any time and whether or not the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other First Lien Term Loan Secured Party, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Second Lien Term Loan Secured Party or any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Additional Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), upon reasonable advance notice, access ABL Priority Collateral that (A) is stored or located in or on, or at any location containing, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Loan Priority Collateral (collectively, the “ABL Commingled Collateral”), and use any Term Loan Priority Collateral (including equipment, processors, computers and other machinery) for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving and completing work-in process, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party or liability to any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party, except as specifically provided below. In addition, subject to the terms hereof, the ABL

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Collateral Representative may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative) or liability to any First Lien Term Loan Secured Party, Second Lien Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative). In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Term Loan Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Collateral Representative and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Collateral Representative or ABL Secured Parties (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Collateral Representative and the ABL Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. In no event shall the ABL Collateral Representative or the ABL Secured Parties have any liability to the First Lien Term Loan Agent and/or to the First Lien Term Loan Secured Parties, to the Second Lien Term Loan Agent and/or to the Second Lien Term Loan Secured Parties or to any Additional Term Agent or any Additional Term Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Collateral Representative of its rights or the exercise by the ABL Secured Parties of their rights under this Agreement. The ABL Collateral Representative and ABL Secured Parties shall cooperate with the First Lien Term Loan Collateral Secured Parties, the Second Lien Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative in connection with any efforts made by the First Lien Term Loan Collateral Secured Parties, the Second Lien Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative to sell the Term Loan Priority Collateral.

(b)                                 The First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other Second Lien Term Loan Secured Parties and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any other Additional Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Collateral Representative and the other ABL Secured Parties from exercising the ABL Permitted Access Right.

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(c)                                  Subject to the terms hereof, the Term Loan Collateral Representative may advertise and conduct public auctions or private sales of the Term Loan Priority Collateral without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.

Section 3.8 License for Term Loan Priority Collateral. Notwithstanding anything in this Section 3 to the contrary, the Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties, hereby grants in favor of the ABL Collateral Representative, for itself and on behalf of the ABL Secured Parties, a nonexclusive right to use, license and/or sublicense any now existing or hereafter acquired Term Loan Priority Collateral consisting of Intellectual Property, including trademarks and trade names, for the purpose of enabling the ABL Collateral Representative to assemble, prepare for sale, advertise, market and dispose of, or to Exercise Any Secured Creditor Remedies with respect to, any and all ABL Priority Collateral, wherever such ABL Priority Collateral may be located, including all such license and right access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, in each case solely in connection with any Exercise of Secured Creditor Remedies; provided that (i) any such license shall terminate upon the sale of any applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral and (ii) the ABL Collateral Representative’s use of such Intellectual Property shall be reasonable and lawful. Furthermore, the Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and Second Lien Term Loan Secured Parties, agrees that, in connection with any Exercise of Secured Creditor Remedies conducted by the Term Loan Collateral Representative in respect of Term Loan Priority Collateral, (x) any notice required to be given by the Term Loan Collateral Representative in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y) the Term Loan Collateral Representative shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license. Such license right is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to the applicable Term Loan Collateral Representative or any First Lien Term Loan Secured Parties or Second Lien Term Loan Secured Parties or any other Person by the ABL Collateral Representative or any ABL Secured Party or any other Person. The Term Loan Collateral Representative, for itself and each of the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties, agrees not to interfere, hinder, restrict or delay the exercise by the ABL Collateral Representative of any such license and right granted herein and agrees to execute such documentation and complete such other acts as may be required by the ABL Collateral Representative in connection with the exercise of such license and right, including preservation of such license and right against any Person (including any voluntary or involuntary transferee of such Term Loan Priority Collateral consisting of Intellectual Property). The rights and remedies of the ABL Collateral Representative in this Section 3.8 are in addition to and not in limitation of the rights and remedies under the ABL Documents or applicable law. The provisions of this Section 3.8 are agreed to solely as among the Agents and Secured Parties and shall not be deemed to expand or otherwise modify any rights granted by any Grantor to the Agents or Secured Parties under any of the Credit Documents.

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Section 3.9 Agent Discretion. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and each Additional Term Agent hereby agree that notwithstanding any provision under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable, the ABL Collateral Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning ABL Priority Collateral as to which such Agent would have authority to exercise under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and each Additional Term Agent hereby agree that notwithstanding any provision under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable, the Term Loan Collateral Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning Term Loan Priority Collateral as to which such Agent would have authority to exercise under any First Lien Term Loan Document, Second Lien Term Loan Document, ABL Document or Additional Term Document, as applicable.

ARTICLE 4

Application of Proceeds

Section 4.1 Application of Proceeds.

(a)                                 Revolving Nature of ABL Obligations. The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, expressly acknowledge and agree that (i) the ABL Credit Agreement includes a revolving commitment and in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances under the ABL Credit Agreement, and no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under the ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the First Lien Term Loan Secured Parties (in the case of the First Lien Term Loan Agent), the Second Lien Term Loan Secured Parties (in the case of the Second Lien Term Loan Agent) or the applicable Additional Term Secured Parties (in the case of such Additional Term Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any

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such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(b)                                 Revolving Nature of First Lien Term Loan Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i) any First Lien Term Loan Credit Agreement may include a revolving commitment, and in the ordinary course of business any First Lien Term Loan Agent and First Lien Term Loan Secured Parties may apply payments and make advances thereunder; and (ii) the amount of First Lien Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of First Lien Term Loan Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of First Lien Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any First Lien Term Loan Agent (or any First Lien Term Loan Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by any such First Lien Term Loan Agent or First Lien Term Loan Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(c)                                  Revolving Nature of Second Lien Term Loan Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i) any Second Lien Term Loan Credit Agreement may include a revolving commitment, and in the ordinary course of business any Second Lien Term Loan Agent and Second Lien Term Loan Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Second Lien Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Second Lien Term Loan Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Second Lien Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Second Lien Term Loan Agent (or any Second Lien Term Loan Secured Party) commences the Exercise of Secured Creditor Remedies, all amounts received by any such Second Lien Term Loan Agent or Second Lien Term Loan Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(d)                                 Revolving Nature of Additional Term Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties expressly acknowledges and agrees that (i)

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Additional Term Credit Facilities may include a revolving commitment, and in the ordinary course of business any Additional Term Agent and Additional Term Secured Parties may apply payments and make advances thereunder; (ii) the amount of Additional Term Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Additional Term Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Additional Term Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Term Agent or Additional Term Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Term Agent or Additional Term Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(e)                                  Application of Proceeds of ABL Priority Collateral. The ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations,

second, to the Term Loan Collateral Representative for application to the payment of the First Lien Term Loan Obligations, any Additional First Lien Term Obligations, the Second Lien Term Loan Obligations and any Additional Second Lien Term Obligations in accordance with the First/Second Lien Intercreditor Agreement and any applicable Other Intercreditor Agreement until the Discharge of Term Loan Collateral Obligations, and third, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each ABL Agent, First Lien Term Loan Agent, Second Lien Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Obligations, the First Lien Term Loan Collateral Obligations and the Second Lien Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(f)                                   Application of Proceeds of Term Loan Priority Collateral. The ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent hereby agree that all Term Loan Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied,

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first, to the Term Loan Collateral Representative for application to the payment of the First Lien Term Loan Obligations, any Additional First Lien Term Obligations, the Second Lien Term Loan Obligations and any Additional Second Lien Term Obligations in accordance with the First/Second Lien Intercreditor Agreement and any applicable Other Intercreditor Agreement until the Discharge of Term Loan Collateral Obligations, second, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations, and third, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of application of Term Loan Priority Collateral and Proceeds thereof (i) as between Additional First Lien Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional First Lien Term Agent, on behalf of itself and the Additional First Lien Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties with respect to the Additional First Lien Term Obligations owing to any of such Additional First Lien Term Agent and Additional First Lien Term Secured Parties, and (ii) as between Additional Second Lien Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Second Lien Term Agent, on behalf of itself and the Additional Second Lien Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties with respect to the Additional Second Lien Term Obligations owing to any of such Additional Second Lien Term Agent and Additional Second Lien Term Secured Parties. Each ABL Agent, First Lien Term Loan Agent, Second Lien Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(g)                                  Limited Obligation or Liability.

(i)                                     In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to the First Lien Term Loan Agent, any First Lien Term Loan Secured Party, the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to any Additional Term Agent or any Additional Term Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(ii)                                  In exercising remedies, whether as a secured creditor or otherwise, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(iii)                               In exercising remedies, whether as a secured creditor or otherwise, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(iv)                              In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(h)                                 Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Collateral Representative shall deliver to the Term Loan Collateral Representative or shall execute such documents as the Company or the Term Loan Collateral Representative may reasonably request to enable the Term Loan Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Collateral Representative’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Term Loan Collateral Representative and (ii) the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent (other than the Term Loan Collateral Representative), any such Control Collateral or Cash Collateral held by the Term Loan Collateral Representative shall be held by it subject to the terms and conditions of the First/Second Lien Intercreditor Agreement or any applicable Other Intercreditor Agreement. Upon the Discharge of Term Loan Collateral Obligations, the Term Loan Collateral Representative shall deliver to the ABL Collateral Representative or shall execute such documents as the Company or the ABL Collateral Representative may reasonably request to enable the ABL Collateral Representative to have control over any Control Collateral or Cash Collateral still in the Term Loan Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2 Specific Performance. Each of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when

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any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.3 Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral; Certain Proceeds of Capital Stock or Intercompany Loans. In the event that prior to the Discharge of ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Term Loan Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Collateral Representative and the Term Loan Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Term Loan Priority Collateral. If the ABL Collateral Representative and the Term Loan Collateral Representative are unable to agree on such allocation within five (5) Business Days (or such other period of time as the ABL Collateral Representative and the Term Loan Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (1) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the parenthetical in such sub-clause (1) as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account (the “Accounts Amount”) and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”), in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (1) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Term Loan Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Collateral Representative, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Collateral Representative with respect thereto. In the event that proceeds are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor or any amounts are received in respect of Capital Stock of, or Intercompany Loans issued by, any Grantor in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a Disposition of ABL Priority Collateral and Term Loan Priority Collateral (in proportion to ABL Priority Collateral

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and Term Loan Priority Collateral owned at such time by the Grantor) and shall be applied as provided in the preceding sentence.

ARTICLE 5

Intercreditor Acknowledgements and Waivers

Section 5.1 Notice of Acceptance and Other Waivers. (a) All ABL Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the ABL Obligations. All First Lien Term Loan Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the First Lien Term Loan Obligations. All Second Lien Term Loan Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Second Lien Term Loan Obligations. All Additional Term Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance by any Additional Term Agent or any Additional Term Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Additional Term Obligations.

(b)                                 None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or

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otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any First Lien Term Loan Credit Agreement or any other First Lien Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the First Lien Term Loan Agent or any First Lien Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)                                  None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Second Lien Term Loan Credit Agreement or any other Second Lien Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit

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Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(d)                                 None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Term Agent or any Additional Term Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Term Agent or any Additional Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Term Agent or any Additional Term Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(e)                                  None of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the First Lien Term Loan Secured Parties or any

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of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the First Lien Term Loan Agent or any First Lien Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any First Lien Term Loan Credit Agreement or any of the other First Lien Term Loan Documents, whether the First Lien Term Loan Agent or any First Lien Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the First Lien Term Loan Agent or any First Lien Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the First Lien Term Loan Documents (subject to the express terms and conditions hereof), neither the First Lien Term Loan Agent nor any First Lien Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The First Lien Term Loan Agent and the First Lien Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the First Lien Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the First Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the First Lien Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the First Lien Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(f)                                   None of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Second Lien Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Second Lien Term Loan Credit Agreement or any of the other Second Lien Term Loan Documents, whether the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party otherwise should exercise any of its contractual

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rights or remedies under the Second Lien Term Loan Documents (subject to the express terms and conditions hereof), neither the Second Lien Term Loan Agent nor any Second Lien Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Second Lien Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Second Lien Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Second Lien Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Second Lien Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(g)                                  None of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties agrees that none of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Term Secured Parties shall incur any liability as

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a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2           Modifications to ABL Documents, First Lien Term Loan Documents and Second Lien Term Loan Documents . (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)                           otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)                                 The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party (except to the extent such notice or consent is required pursuant

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to the express provisions of this Agreement), and without incurring any liability to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)                           otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(c)                                  Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

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(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)                           otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(d)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the First Lien Term Loan Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the First Lien Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the First Lien Term Loan Obligations or any of the First Lien Term Loan Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the First Lien Term Loan Obligations, and in connection therewith to enter into any additional First Lien Term Loan Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the First Lien Term Loan Obligations;

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(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the First Lien Term Loan Obligations; and

(vii)                           otherwise manage and supervise the First Lien Term Loan Obligations as the First Lien Term Loan Agent shall deem appropriate.

(e)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Second Lien Term Loan Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Second Lien Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Second Lien Term Loan Obligations or any of the Second Lien Term Loan Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Second Lien Term Loan Obligations, and in connection therewith to enter into any additional Second Lien Term Loan Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Second Lien Term Loan Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Second Lien Term Loan Obligations; and

(vii)                           otherwise manage and supervise the Second Lien Term Loan Obligations as the Second Lien Term Loan Agent shall deem appropriate.

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(f)                                   The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Term Agent and any Additional Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents in any manner whatsoever, including, to:

(i)                                     change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)                                  subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

(iii)                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

(iv)                              release its Lien on any Collateral or other Property;

(v)                                 exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)                              subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)                           otherwise manage and supervise the Additional Term Obligations as such Additional Term Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g)                                  In addition, each ABL Agent, for and on behalf of itself and the ABL Secured Parties, First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties and any Additional Term Agent, for and on behalf of itself and the Additional Term Secured Parties represented thereby, agrees that each ABL Collateral Document and/or each Term Loan Priority Collateral Document, as applicable, consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such ABL Collateral Document and/or Term Loan Priority Collateral Document, as applicable, covering such Collateral.

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(h)                                 The ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and any Additional Term Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any First Lien Term Loan Document, any Second Lien Term Loan Document or any Additional Term Document) of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent or the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent or the Second Lien Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any of the ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations is to constitute ABL Obligations, First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Representative (other than any ABL Collateral Representative being replaced in connection with such joinder) and the Term Loan Collateral Representative (other than the Term Loan Collateral Representative being replaced in connection with such provider), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the First Lien Term Loan Documents, the Second Lien Term Loan Documents and any Additional Term Documents. For the avoidance of doubt, any First Lien Term Loan Obligations, Second Lien Term Loan Obligations or Additional Term Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, First Lien Term Loan Documents, Second Lien Term Loan Documents or Additional Term Documents) of, any of the ABL Agent or any other ABL Secured Party, the First Lien Term Loan Agent or any other First Lien Term Loan Secured Party, the Second Lien Term Loan Agent or any other Second Lien Term Loan Secured Party or any Additional Term Agent or any other Additional Term Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3                                    Reinstatement and Continuation of Agreement. (a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit

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Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)                                 If the First Lien Term Loan Agent or any First Lien Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the First Lien Term Loan Obligations (a “First Lien Term Loan Recovery”), then the First Lien Term Loan Obligations shall be reinstated to the extent of such First Lien Term Loan Recovery. If this Agreement shall have been terminated prior to such First Lien Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such First Lien Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the First Lien Term Loan Agent or any First Lien Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the First Lien Term Loan Documents, regardless of any knowledge thereof which the First Lien Term Loan Agent or any First Lien Term Loan Secured Party may have.

(c)                                  If the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Second Lien Term Loan Obligations (a “Second Lien Term Loan Recovery”), then the Second Lien Term Loan Obligations shall be reinstated to the extent of such Second Lien Term Loan Recovery. If this Agreement shall have been terminated prior to such Second Lien Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such Second Lien Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge,

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confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. No priority or right of the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Second Lien Term Loan Documents, regardless of any knowledge thereof which the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party may have.

(d)                                 If any Additional Term Agent or any Additional Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional Term Obligations (an “Additional Term Recovery”), then the Additional Term Obligations shall be reinstated to the extent of such Additional Term Recovery. If this Agreement shall have been terminated prior to such Additional Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional Term Agent, the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Secured Parties, the ABL Secured Parties, the First Lien Term Loan Secured Parties and the Second Lien Term Loan Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional Term Obligations, the ABL Obligations, the First Lien Term Loan Obligations or the Second Lien Term Loan Obligations. No priority or right of any Additional Term Agent or any Additional Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Term Documents, regardless of any knowledge thereof which any Additional Term Agent or any Additional Term Secured Party may have.

ARTICLE 6

Insolvency Proceedings

Section 6.1                                    DIP Financing. (a) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any Credit Party with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the First Lien Term Loan Agent,

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on behalf of itself and the First Lien Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the First Lien Term Loan Agent securing the First Lien Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the First Lien Term Loan Agent retains its Lien on the Collateral to secure the First Lien Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the First Lien Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the First Lien Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the First Lien Term Loan Obligations, provided that (x) such Liens in favor of the ABL Agent and the First Lien Term Loan Agent shall be subject to the provisions of Section 6.1(e) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b)                                 If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Second Lien Term Loan Agent securing the Second Lien Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the Second Lien Term Loan Agent retains its Lien on the Collateral to secure the Second Lien Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the Second Lien Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the Second Lien Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Second Lien Term Loan Obligations, provided that (x) such Liens in favor of the ABL Agent and the Second

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Lien Term Loan Agent shall be subject to the provisions of Section 6.1(e) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(c)                                  If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support, or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Term Agent securing the Additional Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Additional Term Agent retains its Lien on the Collateral to secure the Additional Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of such Additional Term Agent on the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations and (iii) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Additional Term Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Term Obligations, provided that (x) such Liens in favor of the ABL Agent and such Additional Term Agent shall be subject to the provisions of Section 6.1 (e) hereof and (y) the foregoing provisions of this Section 6.1(c) shall not prevent any Additional Term Agent and any Additional Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(d)                                 [Reserved].

(e)                                  All Liens granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent or any Additional Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

Section 6.2           Relief From Stay. Until the Discharge of ABL Obligations, the First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, the

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Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Collateral Representative’s express written consent. Until the Discharge of the First Lien Term Loan Collateral Obligations and Second Lien Term Loan Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Loan Priority Collateral without the Term Loan Collateral Representative’s express written consent.

Section 6.3 No Contest. (a) The First Lien Term Loan Agent, on behalf of itself and the First Lien Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral. The Second Lien Term Loan Agent, on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral. Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of Term Loan Priority Collateral.

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(b)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of First Lien Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the First Lien Term Loan Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

(c)                                  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Second Lien Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to the Second Lien Term Loan Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

(d)                                 The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Term Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by any Additional Term Agent or any Additional Term Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as (x) any Liens granted to such Additional Term Agent as adequate protection of its interests are subject to this Agreement and (y) any post-petition interest, fees, or expenses as a result of any interest in the Collateral are not paid from the proceeds of ABL Priority Collateral.

Section 6.4 Asset Sales. The First Lien Term Loan Agent agrees, on behalf of itself and the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent agrees, on behalf of itself and the Second Lien Term Loan Secured Parties, and any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent or the ABL Collateral Representative of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy

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Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties that it will not oppose any sale consented to by the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent or the Term Loan Collateral Representative of any Term Loan Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5 Separate Grants of Security and Separate Classification. (1) Each First Lien Term Loan Secured Party, the First Lien Term Loan Agent, each Additional First Lien Term Secured Party and each Additional First Lien Term Agent (2) each Second Lien Term Loan Secured Party, the Second Lien Term Loan Agent, each Additional Second Lien Term Secured Party and each Additional Second Lien Term Agent and (3) each ABL Secured Party and the ABL Agent acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the First Lien Term Loan Collateral Documents, the Additional First Lien Term Collateral Documents, the Second Lien Term Loan Collateral Documents and the Additional Second Lien Term Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, (1) the First Lien Term Loan Obligations and Additional First Lien Term Obligations, (2) the Second Lien Term Loan Obligations and Additional Second Lien Term Obligations and (3) the ABL Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of (1) the ABL Secured Parties, (2) the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties and (3) the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, First Lien Term Loan Obligation claims, Second Lien Term Loan Obligation claims, Additional First Lien Term Obligation claims and Additional Second Lien Term Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Term Loan Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), (1) the ABL Secured Parties or (2) the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties, or (3) the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties, the First Lien Term Loan Secured Parties and the Additional First Lien Term Secured Parties and the Second Lien Term Loan Secured Parties and the Additional Second Lien Term Secured Parties, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to

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effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject with respect to the First Lien Term Loan Obligations, the Second lien Term Loan Obligations, any Additional First Lien Term Obligations and any Additional Second Lien Term Obligations to the First/Second Lien Intercreditor Agreement and to any separate agreement by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and any other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties.

Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7 ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the First Lien Term Loan Agent, the Second Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any ABL Document;

(ii)                                  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii)                               any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof;

(iv)                              the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)                                 any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the First Lien Term Loan Agent, the Second Lien Term Loan Agent any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 First Lien Term Loan Obligations Unconditional. All rights of the First Lien Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, the Second Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any First Lien Term Loan Document;

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(ii)                                  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Lien Term Loan Document;

(iii)                               any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the First Lien Term Loan Obligations or any guarantee thereof;

(iv)                              the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)                                 any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the First Lien Term Loan Obligations, or of any of the ABL Agent, the Second Lien Term Loan Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Second Lien Term Loan Obligations Unconditional. All rights of the Second Lien Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, the First Lien Term Loan Agent any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any Second Lien Term Loan Document;

(ii)                                  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Lien Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Lien Term Loan Document;

(iii)                               any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Second Lien Term Loan Obligations or any guarantee thereof;

(iv)                              the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)                                 any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Second Lien Term Loan Obligations, or of any of the ABL Agent, the First Lien Term Loan Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10 Additional Term Obligations Unconditional. All rights of any Additional Term Agent hereunder, and all agreements and obligations of the ABL Agent, the

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First Lien Term Loan Agent, the Second Lien Term Loan Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any Additional Term Document;

(ii)                                  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Term Document;

(iii)                               any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Term Obligations or any guarantee thereof;

(iv)                              the commencement of any Insolvency Proceeding in respect of any Borrower or any Credit Party; or

(v)                                 any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Term Obligations, or of any of the ABL Agent, the First Lien Term Loan Agent , the Second Lien Term Loan Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.11             Adequate Protection. Except to the extent expressly provided in Section 6.1, Section 6.3 and this Section 6.11, nothing in this Agreement shall limit the rights of (w) the ABL Agent and the ABL Secured Parties, (x) the First Lien Term Loan Agent and the First Lien Term Loan Secured Parties, (y) the Second Lien Term Loan Agent and the Second Lien Term Loan Secured Parties, or (z) any Additional Term Agent and any Additional Term Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(a)                                 in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the First Lien Term Loan Agent shall also be granted a senior Lien on such collateral as security for the First Lien Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the First Lien Term Loan Obligations,

(b)                                 in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the Second Lien Term Loan

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Agent shall also be granted a senior Lien on such collateral as security for the Second Lien Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Second Lien Term Loan Obligations,

(c)                                  in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties),

(d)                                 in the event that the First Lien Term Loan Agent, on behalf of itself or any of the First Lien Term Loan Secured Parties, seeks or requests adequate protection in respect of the First Lien Term Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the First Lien Term Loan Agent, on behalf of itself and each of the First Lien Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the First Lien Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations,

(e)                                  in the event that the Second Lien Term Loan Agent, on behalf of itself or any of the Second Lien Term Loan Secured Parties, seeks or requests adequate protection in respect of the Second Lien Term Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Second Lien Term Loan Agent, on behalf of itself and each of the Second Lien Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Second Lien Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations, and

(f)                                   in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations.

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ARTICLE 7

Miscellaneous

Section 7.1                                    Rights of Subrogation. The First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties, agrees that no payment by the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the First Lien Term Loan Agent or any First Lien Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the First Lien Term Loan Agent or any First Lien Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, agrees that no payment by the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the First Lien Term Loan Agent or any First Lien Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Lien Term Loan Obligations shall have occurred. Following the Discharge of First Lien Term Loan Obligations, the First Lien Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Lien Term Loan Obligations resulting from payments to the First Lien Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the First Lien Term Loan Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of

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subrogation in respect thereof until the Discharge of Second Lien Term Loan Obligations shall have occurred. Following the Discharge of Second Lien Term Loan Obligations, the Second Lien Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Second Lien Term Loan Obligations resulting from payments to the Second Lien Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Second Lien Term Loan Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred. Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, such Additional Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may

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interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3 Representations. The First Lien Term Loan Agent represents and warrants to the ABL Agent, the Second Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the First Lien Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the First Lien Term Loan Secured Parties. The Second Lien Term Loan Agent represents and warrants to the ABL Agent, the First Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the Second Lien Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Second Lien Term Loan Secured Parties. The ABL Agent represents and warrants to the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. Any Additional Term Agent represents and warrants to the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any other Additional Term Agent that it has the requisite power and authority under the applicable Additional Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Term Secured Parties represented thereby.

Section 7.4 Amendments. (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of First Lien Term Loan Obligations, the First Lien Term Loan Agent, (ii) prior to the Discharge of Second Lien Term Loan Obligations, the Second Lien Term Loan Agent, (iii) prior to the Discharge of ABL Obligations, the ABL Agent, (iv) prior to the Discharge of Additional First Lien Term Obligations in respect of any Additional First Lien Term Credit Facility, the applicable Additional First Lien Term Agent and (v) prior to the Discharge of Additional Second Lien Term Obligations in respect of any Additional Second Lien Term Credit Facility, the applicable Additional Second Lien Term Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Term Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in substantially the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement”, “First Lien Term Loan Credit Agreement” or “Second Lien Term Loan Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Term Agent that is not then a Party, or any Additional Term Secured Party not then represented by an Additional Term Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Term Agent or Additional Term Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Term Agent or Additional Term Secured Party ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or

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indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b)                                 In the event that the ABL Agent that is the ABL Collateral Representative or the Requisite ABL Holders enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each First Lien Term Loan Collateral Document and each Additional First Lien Term Collateral Document, in each case without the consent of, or any action by, any First Lien Term Loan Agent or any First Lien Term Loan Secured Party or any Additional First Lien Term Agent or Additional First Lien Term Secured Party, as applicable; provided that such amendment, waiver or consent does not materially adversely affect the rights of the First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, or the interests of the First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral (it being understood that the release of any Liens securing the First Lien Term Loan Obligations or Additional First Lien Term Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such First Lien Term Loan Secured Parties or the Additional First Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral). The ABL Agent shall give written notice of such amendment, waiver or consent to the First Lien Term Loan Agent and each Additional First Lien Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any First Lien Term Loan Collateral Document or any Additional First Lien Term Collateral Document as set forth in this Section 7.4(b).

(c)                                  In the event that the ABL Agent that is the ABL Collateral Representative or the Requisite ABL Holders represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Second Lien Term Loan Collateral Document and each Additional Second Lien Term Collateral Document, in each case without the consent of, or any action by, any Second Lien Term Loan Agent or any Second Lien Term Loan Secured Party or any Additional Second Lien Term Agent or Additional Second Lien Term Secured Party, as applicable; provided that such amendment, waiver or consent does not materially adversely affect the rights of the Second Lien Term Loan Secured Parties or the Additional Second Lien Term Secured Parties, as applicable, or the interests of the Second Lien Term Loan Secured Parties or the Additional Second Lien

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Term Secured Parties, as applicable, in the Term Loan Priority Collateral (it being understood that the release of any Liens securing the Second Lien Term Loan Obligations or Additional Second Lien Term Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such Second Lien Term Loan Secured Parties or the Additional Second Lien Term Secured Parties, as applicable, in the Term Loan Priority Collateral). The ABL Agent shall give written notice of such amendment, waiver or consent to the Second Lien Term Loan Agent and each Additional Second Lien Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Second Lien Term Loan Collateral Document or any Additional Second Lien Term Collateral Document as set forth in this Section 7.4(c).

(d)                                 In the event that the First Lien Term Loan Agent that is the Term Loan Collateral Representative or the requisite First Lien Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any First Lien Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, or any First Lien Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The First Lien Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(d).

(e)                                  In the event that the Second Lien Term Loan Agent that is the Term Loan Collateral Representative or the requisite Second Lien Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Second Lien Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Second Lien Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, or any Second Lien Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with

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respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The Second Lien Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(e).

(f)                                   In the event that any Additional First Lien Term Agent that is the Term Loan Collateral Representative or the requisite Additional First Lien Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional First Lien Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional First Lien Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional First Lien Term Agent, the Additional First Lien Term Secured Parties, or any Additional First Lien Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and between such Additional First Lien Term Agent, on behalf of itself and the Additional First Lien Term Secured Parties represented thereby and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The applicable Additional First Lien Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(f).

(g)                                  In the event that any Additional Second Lien Term Agent that is the Term Loan Collateral Representative or the requisite Additional Second Lien Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Second Lien Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Second Lien Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Second Lien Term Agent, the Additional Second Lien Term Secured Parties, or any Additional Second Lien Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and

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between such Additional Second Lien Term Agent, on behalf of itself and the Additional Second Lien Term Secured Parties represented thereby and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral) (it being understood that the release of any Liens securing the ABL Obligations pursuant to Section 2.4(f), shall not be deemed to materially adversely affect the rights or interests of such ABL Secured Parties in the ABL Collateral). The applicable Additional Second Lien Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(g).

Section 7.5 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or, in the case of an electronic mail, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario
M5H1C4
Facsimile No.: (416) 842-4023
Attention: Manager, Agency Services Group

First Lien Term Loan Agent:	Credit Suisse AG
Eleven Madison Avenue, 6th Floor
New York, NY 10010
Attention: Loan Operations — Boutique
Management
Tel: (212) 538-3525
Fax: 212-325-8315
E-mail: list.ops-collateral@credit-suisse.com

Second Lien Term Loan Agent:	Credit Suisse AG

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Eleven Madison Avenue, 6th Floor
New York, NY 10010
Attention: Loan Operations — Boutique
Management
Tel: (212) 538-3525
Fax: 212-325-8315
E-mail: list.ops-collateral@credit-suisse.com

Any Additional Term Agent:	As set forth in the Additional Indebtedness Joinder
executed and delivered by such Additional Term
Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of First Lien Term Loan Obligations, the Discharge of Second Lien Term Loan Obligations and the Discharge of Additional Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the First Lien Term Loan Agent, any First Lien Term Loan Secured Party, the Second Lien Term Loan Agent, any Second Lien Term Loan Secured Party, any Additional Term Agent or any Additional Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, such ABL Secured Party, such First Lien Term Loan Secured Party, such Second Lien Term Loan Secured Party, such Additional Term Agent or such Additional Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law: Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding

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among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, each Additional Term Agent, the Additional Term Secured Parties and, with respect to Sections 2.4(f), 5.2, 7.4 and 7.11, the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Term Agents. (a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness, and as either Additional First Lien Term Indebtedness or Additional Second Lien Term Indebtedness, for purposes of this Agreement, upon complying with the following conditions:

(i)                                     one or more Additional Term Agents for one or more Additional Term Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Term Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement;

(ii)                                  at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement complete and correct copies of any Additional Term Credit Facility, Additional Term Guarantees and Additional Term Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Term Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)                               the Company shall have executed and delivered to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness, which Additional Indebtedness Designation shall designate such Additional Indebtedness as Additional First Lien Term Indebtedness or Additional Second Lien Term Indebtedness, as the case may be; and

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(iv)                              all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement.

No Additional Indebtedness may be designated both Additional First Lien Term Indebtedness and Additional Second Lien Term Indebtedness.

(b)                                 Upon satisfaction of the foregoing conditions, (i) the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Term Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Term Secured Party”, and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent”, (ii) any designated Additional First Lien Term Indebtedness shall constitute “Additional First Lien Term Indebtedness”, any Additional First Lien Term Credit Facility under which such Additional First Lien Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility” and an “Additional First Lien Term Credit Facility”, any holder of such Additional First Lien Term Indebtedness or other applicable Additional First Lien Term Secured Party shall constitute an “Additional Term Secured Party” and an “Additional First Lien Term Secured Party”, and any Additional First Lien Term Agent for any such Additional First Lien Term Secured Party shall constitute an “Additional First Lien Term Agent” and (iii) any designated Additional Second Lien Term Indebtedness shall constitute “Additional Second Lien Term Indebtedness”, any Additional Second Lien Term Credit Facility under which such Additional Second Lien Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility” and an “Additional Second Lien Term Credit Facility”, any holder of such Additional Second Lien Term Indebtedness or other applicable Additional Second Lien Term Secured Party shall constitute an “Additional Term Secured Party” and an “Additional Second Lien Term Secured Party”, and any Additional Second Lien Term Agent for any such Additional Second Lien Term Secured Party shall constitute an “Additional Second Lien Term Agent” in each case for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date.” Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)                                  In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the First Lien Term Loan Agent, the Second Lien

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Term Loan Agent and any other Additional Term Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any First Lien Term Loan Collateral Documents, Second Lien Term Loan Collateral Documents, ABL Collateral Documents, or Additional Term Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12 Term Loan Collateral Representative and ABL Collateral Representative; Notice of Change. The Term Loan Collateral Representative shall act for the First Lien Term Loan Collateral Secured Parties and Second Lien Term Loan Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Controlling Term Holders, or the requisite percentage of such Controlling Term Holders as provided in the applicable Term Loan Priority Collateral Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Term Loan Collateral Representative) receives written notice from the existing Term Loan Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Term Loan Collateral Representative, such Party shall be entitled to act as if the existing Term Loan Collateral Representative is in fact the Term Loan Collateral Representative. Each Party (other than the existing Term Loan Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Term Loan Collateral Representative which facially appears to be from the then existing Term Loan Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Term Loan Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Term Loan Collateral Representative.

The ABL Collateral Representative shall act for the ABL Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time. Until a Party (other than the existing ABL Collateral Representative) receives written notice from the existing ABL Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the ABL Collateral Representative, such Party shall be entitled to act as if the existing ABL Collateral Representative is in fact the ABL Collateral Representative. Each Party (other than the existing ABL Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the ABL Collateral Representative which facially appears to be from the then existing ABL Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing ABL Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Collateral Representative.

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Section 7.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of (a) the ABL Secured Parties, as one class and (b) the First Lien Term Loan Secured Parties, the Second Lien Term Loan Secured Parties and any Additional Term Secured Parties, collectively, as another class. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations and any Additional Term Obligations as and when the same shall become due and payable in accordance with their terms (such obligations to pay being absolute and unconditional). For the avoidance of doubt, as among the First Lien Term Loan Collateral Secured Parties and the Second Lien Term Loan Collateral Secured Parties, nothing herein is intended to alter their relative rights and obligations, which shall continue to be governed by the First/Second Lien Intercreditor Agreement or any applicable Other Intercreditor Agreement, or to require that such rights and obligations be treated as a single class in any Insolvency Proceeding.

Section 7.14 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER. (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY

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SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)                                 EACH PARTY HERETO HEREBY (I) WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS, (II) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (III) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.17(B). EACH PARTY HERETO FURTHER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)                                  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18 Intercreditor Agreement. This Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the ABL Credit Agreement, the ABL Collateral Documents, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement, any Additional Term Credit Facility and the Term Loan Priority Collateral Documents. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party to receive payment or to subordinate the right of any First Lien Term Loan Secured Party, any Second Lien Term Loan Secured Party or any Additional Term Secured Party to receive payment to the right of any ABL Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, on the one hand, and the First Lien Term Loan Secured

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Parties, the Second Lien Term Loan Secured Parties or any Additional Term Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other First Lien Term Loan Document, any other Second Lien Term Loan Document or any other Additional Term Document. Except as otherwise provided in this Agreement, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any First Lien Term Loan Document, any Second Lien Term Loan Document or any Additional Term Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the First Lien Term Loan Documents, the Second Lien Term Loan Documents, the ABL Documents or any Additional Term Documents.

Section 7.21 Information Concerning Financial Condition of the Credit Parties. None of the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the First Lien Term Loan Obligations, the Second Lien Term Loan Obligations or any Additional Term Obligations. The First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent and any Additional Term Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the First Lien Term Loan Agent, the Second Lien Term Loan Agent, the ABL Agent or any Additional Term Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

Section 7.22 Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

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IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, the First Lien Term Loan Agent, for and on behalf of itself and the First Lien Term Loan Secured Parties and the Second Lien Term Loan Agent, for and on behalf of itself and the Second Lien Term Loan Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

ROYAL BANK OF CANADA,
in its capacity as the ABL Agent

By:
Name:
Title:

[Signature Page to ABL ICA]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
in its capacity as the First Lien Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

105

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
in its capacity as the Second Lien Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

106

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the First Lien Term Loan Agent, the First Lien Term Loan Secured Parties, the Second Lien Term Loan Agent, the Second Lien Term Loan Secured Parties, any Additional Term Agent and any Additional Term Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.

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CREDIT PARTIES:

LBM BORROWER, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

LBM MIDCO, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

Feldman Lumber — US LBM, LLC

By: US LBM Holdings, LLC, its Sole Member

By:
Name:
Title:

[Signature Page to ABL ICA]

US LBM Holdings, LLC
BEP/Lyman, LLC
Musselman Lumber - US LBM, LLC
Direct Cabinet Sales - US LBM, LLC
Shelly Enterprises - US LBM, LLC
Standard Supply & Lumber - US LBM, LLC
Coastal Roofing Supply - US LBM, LLC
Lumber Specialties - US LBM, LLC
Fond du Lac Property - US LBM, LLC
East Haven Builders Supply - US LBM, LLC
Bellevue Builders Supply - US LBM, LLC
Kentucky Indiana Lumber - US LBM, LLC
Desert Lumber - US LBM, LLC
Jones Lumber - US LBM, LLC
Bear Truss - US LBM, LLC
Bear Truss Property, LLC
H & H Lumber - US LBM, LLC
American Masons & Building Supply - US LBM, LLC
LS Property, LLC
Richardson Gypsum - US LBM, LLC
Universal Supply Company, LLC
Wisconsin Building Supply - US LBM, LLC
Wallboard Supply Company - US LBM, LLC
Lampert Yards - US LBM, LLC
Hines Buildings Supply - US LBM, LLC
Kirkland Property - US LBM, LLC
Hampshire Property - US LBM, LLC
EHBS Manchester Properties, LLC
John H. Myers & Son - US LBM, LLC
Rosen Materials of Nevada LLC
Rosen Brick America, LLC
Rosen Materials, LLC

By:
Name:
Title:

[Signature Page to ABL ICA]

EXHIBIT A

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                        , 20      , by LBM Borrower, LLC (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of August 20, 2015 between Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”) for the First Lien Term Loan Secured Parties and Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”) for the Second Lien Term Loan Secured Parties.(1) Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of                   ,20      (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list Additional Term Secured Parties] [and Additional Term Agent, as agent (the “Additional Term Agent”)].(2)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1.                   Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, and any Additional Term Agent that:

(1)                                 the Additional Indebtedness incurred or to be incurred under the Additional Term Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)                                 all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

(1)                                 Revise as appropriate to refer to any successor ABL Agent, First Lien Term Loan Agent or Second Lien Term Loan Agent and to add reference to any previously added Additional Term Agent.

(2)                                 Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

Section 2.                                           Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness and as Additional [First Lien] / [Second Lien] Term Indebtedness under the Intercreditor Agreement.

[Remainder of page intentionally left blank]

2

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

LBM BORROWER, LLC

By:
Name:
Title:

3

EXHIBIT B

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                                    , 20      , among LBM Borrower, LLC(the “Company”), Royal Bank of Canada, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(3) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”)(4) for the First Lien Term Loan Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”)(5) for the Second Lien Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of each Additional Term Agent under any Additional Term Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, the First Lien Term Loan Agent [and] the Second Lien Term Loan Agent [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of              ,      20    (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Term Secured Parties (the “Joining Additional Term Secured Parties”)] [and insert name of each applicable Additional Term Agent (the “Joining Additional Term Agent”)].(6)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Term Credit Facility as Additional Indebtedness and as Additional [First Lien] [Second Lien] Term Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Term Agent, for itself and on behalf of the Joining Additional Term Secured Parties,](7) hereby agrees with the ABL Agent, the First Lien

(3)                                 Revise as appropriate to refer to any successor ABL Agent.

(4)                                 Revise as appropriate to refer to any successor First Lien Term Loan Agent.

(5)                                 Revise as appropriate to refer to any successor Second Lien Term Loan Agent.

(6)                                 Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

(7)                                 Revise as appropriate to refer to any Additional Term Agent being added hereby and any Additional Term Secured Parties represented thereby.

Term Loan Agent, the Second Lien Term Loan Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

Section 1.                                           Agreement to be Bound. The [Joining Additional Term Agent, for itself and on behalf of the Joining Additional Term Secured Parties,](8) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Term Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2.                                           Recognition of Claims. (a) The ABL Agent (for itself and on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (for itself and on behalf of the First Lien Term Loan Secured Parties), the Second Lien Term Loan Agent (for itself and on behalf of the Second Lien Term Loan Secured Parties) and [each of] the Additional Term Agent[s] (for itself and on behalf of any Additional Term Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, or any Additional Term Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the First Lien Term Loan Agent, the Second Lien Term Loan Agent, any Additional Term Agent or any Secured Party may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the First Lien Term Loan Agent (for itself and on behalf of the First Lien Term Loan Secured Parties), the Second Lien Term Loan Agent (for itself and on behalf of the Second Lien Term Loan Secured Parties) and any Additional Term Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Term Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Term Obligations represented by the Additional Term Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Term Credit Facility or other applicable Additional Term Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Term Agent (for itself and on behalf of the Joining Additional Term Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the First Lien Term Loan Obligations, the existence and validity of the Second Lien Term Loan Obligations [and the existence and validity of the Additional Term Obligations](9) and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement, the other ABL Documents, First Lien Term Loan Documents or Second Lien Term Loan Documents or the Additional Term Credit Facility or the Additional Term Documents](10), as the case may be,

(8)                                 Revise references throughout as appropriate to refer to the party or parties being added.

(9)                                 Add reference to any previously added Additional Term Obligations as appropriate.

(10)                          Add reference to any previously added Additional Term Credit Facility and related Additional Term Documents as appropriate.

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are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.                                           Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Term Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.                                           Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

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[Add Signatures]

4

EXHIBIT C

to the ABL/Term Loan Intercreditor Agreement

[FORM OF] [ABL CREDIT AGREEMENT] [FIRST LIEN TERM LOAN CREDIT

AGREEMENT] [SECOND LIEN TERM LOAN CREDIT AGREEMENT] [ADDITIONAL

TERM CREDIT FACILITY] JOINDER

JOINDER, dated as of                                         , 20      , among Royal Bank of Canada in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(11) for the ABL Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Term Loan Agent”)(12) for the First Lien Term Loan Secured Parties, Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Term Loan Agent”)(13) for the Second Lien Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of additional ABL Secured Parties, ABL Agent, First Lien Term Loan Secured Parties, First Lien Term Loan Agent, Second Lien Term Loan Secured Parties, Second Lien Term Loan Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of August 20, 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent(14), the First Lien Term Loan Agent(15) [and] the Second Lien Term Loan Agent(16) [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                      , 20      (the “Joining [ABL Credit Agreement][First Lien Term Loan Credit Agreement][Second Lien Term Loan Credit Agreement][Additional Term Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, First Lien Term Loan Secured Parties, Second Lien Term Loan Secured Parties or Additional Term Secured Parties, as applicable (the “Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][Second Lien Term Loan Secured Parties][Additional Term Secured Parties]”)]

(11)                          Revise as appropriate to refer to any successor ABL Agent.

(12)                          Revise as appropriate to refer to any successor First Lien Term Loan Agent.

(13)                          Revise as appropriate to refer to any successor Second Lien Term Loan Agent.

(14)                          Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

(15)                          Revise as appropriate to describe predecessor First Lien Term Loan Agent or First Lien Term Loan Secured Parties, if joinder is for a new First Lien Term Loan Credit Agreement.

(16)                          Revise as appropriate to describe predecessor Second Lien Term Loan Agent or Second Lien Term Loan Secured Parties, if joinder is for a new Second Lien Term Loan Credit Agreement.

[and insert name of each applicable Agent (the “Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent”)].(17)

The Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent, for itself and on behalf of the Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][Second Lien Term Loan Secured Parties][Additional Term Secured Parties],(18) hereby agrees with the Company and the other Grantors, the [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

Section 1.                                           Agreement to be Bound. The [Joining [ABL][First Lien Term Loan][Second Lien Term Loan][Additional Term] Agent, for itself and on behalf of the Joining [ABL Secured Parties][First Lien Term Loan Secured Parties][ Second Lien Term Loan Secured Parties][Additional Term Secured Parties],](19) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL] [First Lien Term Loan] [Second Lien Term Loan] [Additional Term] Agent. As of the date hereof, the Joining [ABL Credit Agreement][First Lien Term Loan Credit Agreement][ Second Lien Term Loan Credit Agreement][Additional Term Credit Facility] shall be deemed [the][a] [ABL Credit Agreement][First Lien Term Loan Credit Agreement] [Second Lien Term Loan Credit Agreement] [Additional Term Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.                                           Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL] [First Lien Term Loan] [Second Lien Term Loan] [Additional Term] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.                                           Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

(17)                          Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

(18)                          Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

(19)                          Revise references throughout as appropriate to refer to the party or parties being added.

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[ADD SIGNATURES]

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EXHIBIT D

to

FIRST LIEN CREDIT AGREEMENT

FORM OF MORTGAGE

(1)This instrument was prepared in consultation with

counsel in the state in which the Premises is

located by the attorney named below and after

recording, please return to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention: [•]

Telephone: (212) 474-1000

Facsimile: (212) 474-3700

Email: [•]

STATE OF

COUNTY OF

FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS FINANCING STATEMENT AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS FINANCING STATEMENT AND FIXTURE FILING (as amended, modified or supplemented from time to time, the “Mortgage”) is made and entered into as of the [ ] day of [                 ], 20[    ], by [                       ,a    ], with an address as of the date hereof at [       ], Attention: [      ] (the “Mortgagor”), for the benefit of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, with an address as of the date hereof at [       ], (“CS”), in its capacity as Collateral Agent for the Secured Parties (as such terms are defined in the Guarantee and Collateral Agreement defined below), with an address as of the date hereof at [      ], Attention: [            ] (in such capacity, together with its successors and assigns in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, pursuant to that certain First Lien Credit Agreement, dated as of August           , 2015 (as amended, supplemented, waived or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among LBM BORROWER, LLC, a Delaware limited liability company

(1)         Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

(the “Borrower”) (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (as further defined in subsection 1.1 of the Credit Agreement, the “Lenders”), the Collateral Agent, the Administrative Agent, and the other parties thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes Holding, the Borrower, the Borrower’s Subsidiaries and the Mortgagor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to the Mortgagor in connection with the operation of its business;

WHEREAS, the Borrower and the Mortgagor are engaged in related businesses, and each will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Mortgagor shall execute and deliver this Mortgage to the Mortgagee for the benefit of the Secured Parties;

WHEREAS, concurrently with the entering into of the Credit Agreement, Holding, the Borrower and certain Subsidiaries of the Borrower have entered into that certain First Lien Guarantee and Collateral Agreement (as amended, supplemented, waived, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of CS, as Collateral Agent and Administrative Agent for the Lenders from time to time parties to the Credit Agreement;

WHEREAS, the Mortgagor will receive substantial benefit from the execution and performance of the obligations under the Credit Agreement, and is, therefore, willing to enter into this Mortgage; and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of the Mortgagor (such Obligations of the Mortgagor being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

NOW THEREFORE, the Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged,

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warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns, with the power of sale (subject to applicable law) a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements, fixtures and proceeds:

(a)           All that tract or parcel of land and other real property interests in [     ] County, [          ], as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by the Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including, without limitation, mineral rights, air rights, water rights, sewer rights, easement rights and rights of way;

(b)           All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”) and fixtures now or hereafter owned by the Mortgagor and attached to or installed in or located on and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”). As used in this Mortgage, the term “Premises” shall mean all, or, where the context permits or requires, any portion of the above or any interest therein; and

(c)           Subject to the terms of the Guarantee and Collateral Agreement, any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with any of the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging and all permits, licenses and rights relating to the use, occupation and operation of thereof or any business conducted thereon, subject to Liens permitted by the Credit Agreement (including Permitted Liens), to the Mortgagee, for the benefit of the Secured Parties, to secure the Obligations; provided that, upon (i) the Obligations Satisfaction Date (as defined below) or (ii) the full satisfaction of the conditions set forth in the Credit Agreement for the release of this Mortgage in accordance with the terms thereof, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall at the cost and expense of the Mortgagor promptly cause a release of this Mortgage to be filed in the appropriate office; and until the Obligations are fully satisfied, it shall remain in full force and virtue.

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As additional security for said Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor hereby unconditionally assigns to the Mortgagee, for the benefit of the Secured Parties, all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only to the Mortgagor a license to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

As additional collateral and further security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor does hereby assign by way of security and grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases, rental agreements and all other occupancy agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation or liability with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1          Obligations. The Mortgagee and the Lenders have agreed to establish a secured credit facility in favor of the Borrower pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the Obligations secured hereby will not exceed $           , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amounts shall be secured hereby.](2)

(2)   To be included in states that impose mortgage recording tax and subject to applicable laws.

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1.2          [Future] Advances. This Mortgage is given to secure the Obligations of the Mortgagor and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances[ and readvances] thereof that may subsequently be made to the Mortgagor, the Borrower or any other Loan Party by the Lenders pursuant to the Credit Agreement or any other Loan Document, and all renewals, modifications, replacements and extensions thereof). The lien of such future advances[ and readvances] shall relate back to the date of this Mortgage. [Portions of the Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the Borrower or the Guarantors (as defined in the Guarantee and Collateral Agreement), repaid by the Borrower or the Guarantors and re-advanced to or for the benefit of the Borrower or the Guarantors from time to time subject to the terms of the Credit Agreement.] The Mortgagor agrees that if the outstanding balance of any Obligation[ or revolving credit or letter of credit accommodation] or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement, any Hedging Agreement, Bank Products Agreement or Management Guarantee (entered into with any Bank Products Provider (as defined in the Guarantee and Collateral Agreement), Hedging Provider (all as defined in the Guarantee and Collateral Agreement) or Management Credit Provider (as defined in the Guarantee and Collateral Agreement), as applicable), after any such zero balance until such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party (as defined in the Guarantee and Collateral Agreement) in respect of the provision of cash management services) then due and owing shall have been paid in full[, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable issuing lender)] (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1          Title to Property. The Mortgagor hereby represents and warrants to the Mortgagee and each other Secured Party that the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to the Mortgagor or to the Loan Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 2.1, be deemed to be a reference to the Mortgagor’s knowledge.

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2.2          Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with subsections 6.3, 6.5(b)(i) and 10.5 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.3          Reimbursement. The Mortgagor agrees to comply with subsection 6.5(b)(iii) of the Credit Agreement in accordance with and to the extent provided therein.

2.4          Additional Documents. The Mortgagor agrees to take any and all actions reasonably required to create and maintain the Lien of this Mortgage as against the Premises, and to protect and preserve the validity thereof, in each case in accordance with and to the extent provided in subsection 6.9(d) of the Credit Agreement.

2.5          Restrictions on Sale or Encumbrance. The Mortgagor agrees to comply with subsections 7.1, 7.2, 7.4, 7.6[ and][,] 7.9 [and 7.3](3) of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.6          Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.7          Insurance.

(a)           Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in subsections 6.5(a) and 6.5(b)(i) of the Credit Agreement to the extent applicable.

(b)           Insurance Generally. The Mortgagor agrees to comply with subsection 6.5(b)(ii) of the Credit Agreement in accordance with and to the extent provided therein.

(c)           Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in subsection 6.5 of the Credit Agreement to the extent and as applicable.

2.8          Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to subsection 7.4 of the Credit Agreement to the extent and as applicable.

2.9          Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Obligations, Loans, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken

(3)   To be included only if the Mortgagor is the Borrower.

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or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.10        Compliance with Law. The Mortgagor agrees to comply with subsections 6.4 and 6.8 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.11        Inspection. The Mortgagor agrees to comply with subsection 6.6 of the Credit Agreement in accordance with and to the extent provided therein.

2.12        Security Agreement.

(a)           This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and the Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in the Fixtures. The Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b)           This Mortgage constitutes a fixture filing and financing statement as those terms are used in the UCC. The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. The Mortgagor warrants that the Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage. The Mortgagee shall be deemed to be the “Secured Party” with the address as set forth in the preamble of this Mortgage and shall have the rights of a secured party under the UCC.

(c)           This Mortgage will be filed in the real property records.

(d)           As of the date hereof, the Mortgagor is a [          ] organized under the laws of the State of [          ], and the Mortgagor’s organizational identification number is [          ](4).

2.13        Mortgage Recording Tax. The Mortgagor shall pay upon the recording hereof any and all mortgage recording taxes or any such similar fees and expenses due and payable to record this Mortgage in the appropriate records of the county in which the Premises is located.

(4)   Local counsel to advise if bracketed text is required.

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ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1          Acceleration of Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Obligations, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Obligations or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2          Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement and any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1          Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement): (a) enter the Premises and take exclusive physical possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) exercise its right to collect the Rents and Profits; (d) generally, supervise, manage and contract with reference to the Premises as if the Mortgagee were equitable owner of the Premises, hold, lease, develop, operate or otherwise use the Premises or any part thereof upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or desirable), and apply all rents and other

8

amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (e) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (f) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; (g) expend Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the Lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Mortgagor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the Lien of this Mortgage; (h) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in this Mortgage, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (i) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or seeking to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if the Mortgagee is the highest bidder, subject to the terms of any applicable Intercreditor Agreement, the Mortgagee shall credit the portion of the purchase price that would be distributed to the Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. The Mortgagor also agrees that any of the foregoing rights and remedies of the Mortgagee may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Mortgagee may continue to exercise any or all such rights and remedies until (i) the Event of Default is cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the outstanding principal amount of the Loans, accrued and unpaid interest thereon (if any), and any other amounts then due and owing under the Credit Agreement and any other Loan Document to the Lenders or the Mortgagee are paid in full.

5.2          Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the

9

rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, subject to any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3          Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4          Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5          Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6          Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

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ARTICLE VI

General Conditions

6.1          Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Loan Documents. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2          Notices. All notices, requests and other communications shall be given in accordance with subsection 10.2 of the Credit Agreement.

6.3          Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4          Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5          Intercreditor Agreements.

(a)           Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement). The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, any Agent and any Additional Agent (as such terms are defined in the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement)) shall be determined solely pursuant to the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), and not by priority as a matter of law or otherwise.

(b)           The liens granted pursuant to this Mortgage shall, prior to the Discharge of Additional Obligations (as defined in the Guarantee and Collateral Agreement) that are Senior Priority Obligations (as defined in the Guarantee and Collateral Agreement), be pari passu and equal in priority to the liens granted to any Additional Agent (as defined in the Guarantee and Collateral Agreement) for the benefit of the holders of the applicable Additional Obligations (as defined in the Guarantee and Collateral Agreement) that are

11

Senior Priority Obligations to secure such Additional Obligations that are Senior Priority Obligations pursuant to the applicable Additional Collateral Documents (as defined in the Guarantee and Collateral Agreement) (except as may be separately otherwise agreed between the Collateral Agent (as defined in the Guarantee and Collateral Agreement), on behalf of itself and the Secured Parties (as defined in the Guarantee and Collateral Agreement), and any Additional Agent, on behalf of itself and the Additional Secured Parties (as defined in the Guarantee and Collateral Agreement) represented thereby).

(c)           Subject to the provisions of the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), the lien of the Mortgage and security interest granted hereunder are expressly senior and superior to the lien and security interest granted (i) to any Agent (as defined in any applicable Intercreditor Agreement) pursuant to the Loan Documents and (ii) to any Additional Agent pursuant to any Additional Documents (as such terms are defined in any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement)).

6.6          Conflicting Terms.

(a)           In the event of any conflict between the terms of this Mortgage and any of the Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement), (i) the terms of the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) shall govern and control any conflict between the Mortgagee, the Agent and/or any Additional Agent, (ii) the terms of the ABL/Term Loan Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) shall govern and control any conflict between the Agent, the Second Lien Collateral Agent (as defined in the Guarantee and Collateral Agreement), the ABL Collateral Agent (as defined in the Guarantee and Collateral Agreement) and any Additional Agent, in the case of the ABL/Term Loan Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) and (iii) the terms of any Other Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any other party to such Other Intercreditor Agreement, in each case other than with respect to Section 6.7 of this Mortgage. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with any of the applicable Intercreditor Agreements, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b)           In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7 of this Mortgage.

6.7          Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8          Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage,

12

but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9          Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with subsection 10.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) that would have the effect, directly or indirectly, through any reference herein to the Base Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10        Waiver of Jury Trial. Subsection 10.15 of the Credit Agreement is hereby incorporated by reference.

6.11        Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor in accordance with the requirements in Section 6.2 of this Mortgage.

6.12        Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13        Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and at the sole cost and expense of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14        [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.](5)

(5)       To be included in mortgages for states with a mortgage recording tax, to the extent required.

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6.15        State Specific Provisions. In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

(a)           [                                ]

(b)           [                                ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[ ]

By:

Name: Title:

[ADD STATE NOTARY FORM FOR MORTGAGOR](6)

(6)     Local counsel to confirm signature page and notary block which are acceptable for recording in the jurisdiction.

15

Exhibit A

Legal Description

[To be attached.]

EXHIBIT E

to

FIRST LIEN CREDIT AGREEMENT

FORM OF PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH

as Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Facsimile: [•]

[Date]

Reference is made to the First Lien Credit Agreement, dated as of August         , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, LBM BORROWER, LLC, hereby gives you notice that, pursuant to subsection 3.4(a) of the Credit Agreement, the undersigned intends to make a prepayment as follows:

Date of Prepayment: [date of prepayment]

Tranche: [applicable Tranche being repaid]

Type of Loans: [Eurocurrency Loans, ABR Loans or a combination thereof]

Amount of Prepayment: $[•]

[if a combination of Eurocurrency Loans and ABR Loans, specify the principal amount allocable to each]

Conditions to Prepayment (if any): [conditions to prepayment]

Order of Application of Partial Prepayments: [order of application]

LBM BORROWER, LLC

By:
Name:
Title:

2

EXHIBIT F

to

FIRST LIEN CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned or, if the undersigned is not a Lender, to the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, pursuant to the First Lien Credit Agreement, dated as of [•], 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (“Acquisition Sub” and the “Borrower”), LBM MIDCO, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for the Lenders (in such capacities, respectively, the “Administrative Agent” and “Collateral Agent”). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

1.                                      If the undersigned is a Lender, the undersigned is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name, and if the undersigned is not a Lender, the undersigned is a beneficiary or member of a Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes;

2.                                      If the undersigned is a Lender, the income from the Loan(s) held by the undersigned, and if the undersigned is not a Lender, the income from the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, is not effectively connected with the conduct of a trade or business within the United States;

3.                                      The undersigned is not a “bank” (as such term is used in Section 881(c)(3)(A) of the Code), is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements;

4.                                      The undersigned is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.                                      The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN, or if applicable, W-8BEN-E (or successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) in writing within thirty days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent (or, in the case of a beneficiary or member of a Lender, such Lender) with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

2

[NAME OF LENDER OR BENEFICIARY OR MEMBER OF A LENDER]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

3

EXHIBIT G

to

FIRST LIEN CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the First Lien Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of August     , 2015, among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(the “Assignor”) and                                          (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].(1)

3.             The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsections 4.1 and 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and

(1) Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 9.5 of the Credit Agreement; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 10.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 3.11(b) of the Credit Agreement; and (g) represents and warrants that it is neither a Disqualified Lender nor a Defaulting Lender.

4.             The effective date of this Assignment and Acceptance shall be [                  ], [              ] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 10.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.             Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.             From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 thereof.

7.             Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under subsection 10.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained (including, in the case of the Borrower, the deemed consent of the Borrower pursuant to subsection 10.6(b)(i)(A)).

2

8.             This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

SCHEDULE 1

to

EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Re: First Lien Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of August     , 2015, among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein).

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Aggregate Amount of
	Commitment/Loans under	Amount of Commitment/Loans
Assigned Facility	Assigned Facility for Assignor	Assigned

	$	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:	Consented To:

CREDIT SUISSE AG, CAYMAN ISLANDS	[LBM BORROWER, LLC
BRANCH
as Administrative Agent
By:
Name:
By:	Title:](1)
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH
as Administrative Agent

By:
Name:
Title:

(1) Insert only as required by subsection 10.6 of the Credit Agreement.

2

EXHIBIT H

to

FIRST LIEN CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

LBM BORROWER, LLC

Pursuant to subsection 5.1(h) of that certain First Lien Credit Agreement, dated as of August      , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders and as collateral agent for the Secured Parties, the undersigned hereby certifies, on behalf of the Borrower, that:

1.             On and as of the date hereof, both before and after giving effect to any Extension of Credit to occur on the date hereof and the application of the proceeds thereof, (i) the representations and warranties relating to Target, its subsidiaries and their respective business made by the Acquisition Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Borrower has the right to terminate its obligations (or otherwise decline to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement) are true and correct in all material respects (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty is true and correct in all material respects on and as of such earlier date) and (ii) the Specified Representations are true and correct in all material respects, except to the extent they relate to an earlier date, in which case such Specified Representations are true and correct in all material respects on and as of such date as if made on and as of such date.

2.             On the date hereof, all conditions set forth in subsection 5.1 of the Credit Agreement have been satisfied (except as explicitly set forth in the provisos to subsection 5.1(a), subsection 5.1(i) and subsection 5.1(j)) or waived.

IN WITNESS WHEREOF, the undersigned has hereunto set her name as of the date first written above.

LBM BORROWER, LLC

By:
Name:
Title:

EXHIBIT I

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

[                  , 2015]

Reference is hereby made to (i) that certain First Lien Credit Agreement, dated August    , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “First Lien Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (the “Borrower”), LBM Midco, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party thereto (the “First Lien Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the First Lien Lenders, as collateral agent for the Secured Parties (as defined therein) and as lender, and (ii) that certain Second Lien Credit Agreement, dated August    , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Second Lien Credit Agreement”), among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto (the “Second Lien Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Second Lien Lenders, as collateral agent for the Secured Parties (as defined therein) and as lender (the First Lien Credit Agreement and the Second Lien Credit Agreement, together with the other Loan Documents (as defined in each of the First Lien Credit Agreement and the Second Lien Credit Agreement) delivered by or on the date hereof in connection with the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable, the “Transaction Documents”).

The undersigned, [ ], [ ] of [ ] (the “Company”), certifies solely on behalf of [ ], in [his][her] capacity as [ ] and not individually, as follows:

(a)           Attached hereto as Annex 1 is a true, correct and complete copy of the [certificate of incorporation][certificate of formation][other charter document] of the Company, as amended through the date hereof (the “Charter”), as certified by the Secretary of State of the State of [Delaware][Nevada][Florida][New York]. The Charter is in full force and effect on the date hereof, has not been amended or cancelled and no amendment to the Charter is pending or proposed. To the best of the undersigned’s knowledge, no steps have been taken and no proceedings are pending for the merger, consolidation, conversion, dissolution, termination or liquidation of the Company and no such proceedings are threatened or contemplated.

(b)           Attached hereto as Annex 2 is a true, correct and complete copy of the [bylaws][limited liability company agreement][other operating agreement] of the Company, as amended through the date hereof (the “Operating Agreement”) as in effect at all times since the adoption thereof to and including the date hereof. Such Operating Agreement has not been amended, repealed, modified, superseded, revoked or restated, and such Operating Agreement is in full force and effect on the date hereof and no amendment to the Operating Agreement is pending.

(c)           Attached hereto as Annex 3 is a true, correct and complete copy of the [unanimous] written consent of the [Board of Directors][managers][other authorizing body] of the Company (the “Authorizing Body”), dated [ ], 2015 (the “Resolutions”), authorizing, among other things, the execution, delivery and performance of each of the Transaction Documents to which the Company is a party and the transactions contemplated thereby. The Resolutions (i) were duly adopted by the Authorizing Body and have not been amended, modified, superseded, revoked or rescinded in any respect, (ii) are in full force and effect on the date hereof, (iii) are the only proceedings of the Authorizing Body [or any committee thereof] relating to or affecting the Transaction Documents to which the Company is a party and the matters referred to therein and (iv) have been filed [with the minutes of the proceedings of the Authorizing Body][with the minute book of the Company][in accordance with the Operating Agreement]. [As of the date hereof, there were no vacancies or unfilled newly-created [directorships][manager positions] on the Authorizing Body].

(d)           Attached hereto as Annex 4 is a list of the persons who, as of the date hereof, are duly elected and qualified officers of the [sole member of the] Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver, on behalf of the [sole member of the] Company, the Transaction Documents to which the Company is a party and any of the other documents contemplated thereby.

Debevoise & Plimpton LLP and Richards, Layton & Finger, P.A. are entitled to rely on this certificate in connection with any opinions they are delivering pursuant to the Transaction Documents to which the Company is a party.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the [sole member of the] Company has caused this certificate to be executed on its behalf by its [ ], as of the day first set forth above.

By:
Name:
Title:

I, [ ], am the duly elected and acting [ ] of the [sole member of the] Company, and do hereby certify in such capacity on behalf of the [sole member of the] Company and not in my individual capacity that [ ] is the duly elected, qualified and acting [ ] of the [sole member of the] Company and that the signature appearing above is [his][her] genuine signature or a true facsimile thereof.

IN WITNESS WHEREOF, the [sole member of the] Company has caused this certificate to be executed on its behalf by its [ ], as of the date first set forth above.

By:
Name:
Title:

[Signature Page to Secretary’s Certificate of [Name of Company]]

3

Annex 1 — Charter

4

Annex 2 - Operating Agreement

5

Annex 3 - Resolutions

6

Annex 4 -Incumbency Certificate

Name	Title	Signature

[•]	[•]

[•]	[•]

[•]	[•]

7

EXHIBIT J

to

FIRST LIEN CREDIT AGREEMENT

[Reserved]

EXHIBIT K

to

FIRST LIEN CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION (1)

Reference is made to the First Lien Credit Agreement, dated as of August            , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein).

(the “Assignor”) and                                                 (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].(2) The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, made its

(1) Assignment Agreement to or by an Affiliated Lender that is not an Affiliated Debt Fund.

(2) Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such Assignor may have against the Assignee, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders.

3.             The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption (ii) it is an Affiliated Lender; (iii) each of the terms and conditions set forth subsection 10.6(h)(i) of the Credit Agreement have been satisfied with respect to this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsections 4.1 and 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) agrees that it shall not be permitted to (A) attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege; (e) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 9.5 of the Credit Agreement; and (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 10.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 3.11(b) of the Credit Agreement.

4.             The Assignee hereby confirms, in accordance with subsection 10.6(h)(iv) of the Credit Agreement, that it will comply with the requirements of such subsection.

5.             The effective date of this Assignment and Assumption shall be [                   ], [                   ] (the “Transfer Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 10.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

2

6.             Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

7.             From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 thereof.

8.             Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under subsection 10.6 of the Credit Agreement, this Assignment and Assumption shall not be effective unless such consents shall have been obtained (including, in the case of the Borrower, the deemed consent of the Borrower pursuant to subsection 10.6(b)(i)(A)).

9.             This Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

SCHEDULE 1

to

EXHIBIT K

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Re: First Lien Credit Agreement, dated as of August     , 2015, among LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein).

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Aggregate Amount of
	Commitment/Loans under	Amount of Commitment/Loans
Assigned Facility	Assigned Facility for Assignor	Assigned

	$	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:	Consented To:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	[LBM BORROWER, LLC

as Administrative Agent	By:
Name:
By:	Title:](3)
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent

By:
Name:
Title:

(3) Insert only as required by subsection 10.6 of the Credit Agreement.

5

EXHIBIT L

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:    LBM BORROWER, LLC

This Specified Discount Prepayment Notice is delivered to you pursuant to subsection 3.4(j)(ii) of that certain First Lien Credit Agreement dated as of August      , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(j)(ii) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each [Lender of the Initial Term Loans] [[and to each] Lender of the [•, 20•](1) Tranche[s]] on the following terms:

1.             This Borrower Offer of Specified Discount Prepayment is available only to each [Lender of the Initial Term Loans] [[and to each] Lender of the [•, 20•](2) Tranche[s]].

2.             The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[•] of the [Initial Term Loans] [[and $[•] of the] [•, 20•](3) Tranche[(s)] of Incremental Term Loans] (the “Specified Discount Prepayment Amount”). (4)

3.             The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [•]% (the “Specified Discount”).

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable.

(3) List multiple Tranches if applicable.

(4) Minimum of $5,000,000 and whole increments of $1,000,000.

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York City time on the date that is three (3) Business Days following the date of delivery of this notice pursuant(5) to subsection 3.4(j)(ii) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [and the Lenders] [[and] each Lender of the [•, 20•](6) Tranche[s]] as follows:

1.                             [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).](7)

The Borrower acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that the Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(5) Or such later date as may be designated by the Administrative Agent and approved by the Borrower.

(6) List multiple Tranches if applicable.

(7) Insert applicable representation.

2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

LBM BORROWER, LLC

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

3

EXHIBIT M

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:    LBM BORROWER, LLC

Reference is made to (a) that certain First Lien Credit Agreement dated as of August , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Specified Discount Prepayment Notice, dated            , 20     , from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(j)(ii) of the Credit Agreement, that it is willing to accept a prepayment of the following [Tranches of] Term Loans held by such Lender at the Specified Discount in an aggregate Outstanding Amount as follows:

[Initial Term Loans - $[•]]

[[•, 20•](1) Tranche[s] - $[•]]

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans][[and its] [•, 20•](2) Tranche[s]] pursuant to subsection 3.4(j)(ii) of the Credit Agreement at a price equal to the Specified Discount in the aggregate Outstanding Amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable.

Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name
Title:
By:
Name
Title:

EXHIBIT N

to

FIRST LIEN CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:    LBM BORROWER, LLC

This Discount Range Prepayment Notice is delivered to you pursuant to subsection 3.4(j)(iii) of that certain First Lien Credit Agreement dated as of August             , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(j)(iii) of the Credit Agreement, the Borrower hereby requests that each [Lender of the Initial Term Loans] [[and] each Lender of the [•, 20•](1) Tranche[s]] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.             This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [•, 20•](2) Tranche[(s)]].

2.             The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[•] of Initial Term Loans] [[and] $[•] of the [•, 20•](3) Tranche[(s)] of Incremental Term Loans] (the “Discount Range Prepayment Amount”).(4)

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable.

(3) List multiple Tranches if applicable.

(4) Minimum of $5,000,000 and whole increments of $500,000.

3.             The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [•]% but less than or equal to [•]% (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York City time on the date that is three Business Days following the dated delivery of the notice(5) pursuant to subsection 3.4(j)(iii) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent and the [Lenders] [[and the] Lenders of the [•, 20•](6) Tranche[s]] as follows:

1.             [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).](7)

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(5) Or such later date designated by the Administrative Agent and approved by the Borrower.

(6) List multiple Tranches if applicable.

(7) Insert applicable representation.

2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

LBM BORROWER, LLC

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT O

to

FIRST LIEN CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:        LBM BORROWER, LLC

Reference is made to (a) that certain First Lien Credit Agreement dated as of August           , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Discount Range Prepayment Notice, dated , 20  , from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(j)(iii) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.             This Discount Range Prepayment Offer is available only for prepayment on the [Initial Term Loans] [[and the] [•, 20•](1) Tranche[s]] held by the undersigned.

2.             The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Initial Term Loans - $[•]]

[[•, 20•](2) Tranche[s] - $[•]]

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable.

3.             The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% (the “Submitted Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [•, 20•](3) Tranche[s]] indicated above pursuant to subsection 3.4(j) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate Outstanding Amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(3) List multiple Tranches if applicable.

2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT P

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:        LBM BORROWER, LLC

This Solicited Discounted Prepayment Notice is delivered to you pursuant to subsection 3.4(j)(iv) of that certain First Lien Credit Agreement dated as of August     , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(j)(iv) of the Credit Agreement, the Borrower hereby requests that [each Lender of the Initial Term Loans] [[and] each Lender of the [•, 20•](1) Tranche[s]] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.             This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [•, 20•](2) Tranche[s]].

2.             The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):(3)

(1) List multiple Tranches if applicable.

(2) List multiple Tranches if applicable

(3) Minimum of $5,000,000 and whole increments of $1,000,000.

[Initial Term Loans - $[•]]

[[•, 20•](4) Tranche[s] - $[•]]

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York City time on the date that is three Business Days following delivery of this notice(5) pursuant to subsection 3.4(j)(iv) of the Credit Agreement.

The Borrower requests that the Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(4) List multiple Tranches if applicable.

(5) Or such later date as may be designated by the Administrative Agent and approved by the Borrower.

2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

LBM BORROWER, LLC

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT Q

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Fax: [•]

[DATE]

Ladies and Gentlemen:

Re:        LBM BORROWER, LLC

Reference is made to (a) that certain First Lien Credit Agreement dated as of August     , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) and (b) that certain Solicited Discounted Prepayment Notice, dated , 20  , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day(1) following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to subsection 3.4(j)(iv) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.             This Solicited Discounted Prepayment Offer is available only for prepayment on the [Initial Term Loans][[and the] [•, 20•](2) Tranche[s]] held by the undersigned.

(1) Or such later date as may be designated by the Administrative Agent and approved by the Borrower.

(2) List multiple Tranches if applicable.

2.             The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Initial Term Loans - $[•]]

[[•, 20•](3) Tranche[s] - $[•]]

3.             The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% (the “Offered Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [•, 20•] (4) Tranche[s]] pursuant to subsection 3.4(j) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate Outstanding Amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(3) List multiple Tranches if applicable.

(4) List multiple Tranches if applicable.

2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT R

to

FIRST LIEN CREDIT AGREEMENT

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Facsimile: [•]

Ladies and Gentlemen:

Re:        LBM BORROWER, LLC

This Acceptance and Prepayment Notice is delivered to you pursuant to subsection 3.4(j)(iv) of that certain First Lien Credit Agreement dated as of August    , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to subsection 3.4(j)(iv) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [•]% (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice and is subject to the provisions of subsection 3.4(j) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [,] [and] [the Lenders of the Initial Term Loans] [[and]] the Lenders of the [•, 20•](1) Tranche[s]] as follows:

1.             [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the

(1)           List multiple Tranches if applicable.

applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).](2)

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(2)           Insert applicable representation.

2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

LBM BORROWER, LLC

By:
Name:
Title:

EXHIBIT S

to

FIRST LIEN CREDIT AGREEMENT

FORM OF BORROWING/CONTINUATION/CONVERSION NOTICE

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH, as

Administrative Agent under the

Credit Agreement referred to below

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: [•]

Facsimile: [•]

[DATE]

Ladies and Gentlemen:

This [Borrowing] [Continuation] [Conversion] Notice is delivered to you pursuant to subsection [2.3](1) [3.2(a)](2) [3.2(b)](3) of that certain First Lien Credit Agreement dated as of August      , 2015 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), LBM Midco, LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby requests (select one):

☐      A Borrowing of Loans

☐      A conversion of Loans made on

☐A continuation of Loans made on

to be made on the following terms:

(a)     Class of Borrowing(4)

(b)     Date of Borrowing, conversion

or continuation (which is a Business Day)

(1) For borrowings of Initial Term Loans.

(2) For Conversion Notices.

(3) For Continuation Notices.

(4) E.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans.

(c)   Principal amount(5)

(d)   Type of Loan(6)

(e)   Interest Period and the last day thereof(7)

(f)           Wire instructions for Borrower

account(s) and amount of requested

Borrower to be allocated to the

Borrower

LBM BORROWER, LLC

By:
Name:
Title:

(5) Eurocurrency Loans to be in a minimum amount of $5.0 million or in whole multiples of $1.0 million in excess thereof.

(6) Specify ABR Loans or Eurocurrency Loans.

(7) Applicable for Eurocurrency Loans only.

2

EXHIBIT T

to

FIRST LIEN CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date: [                ], 2015

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of LBM Borrower, LLC, a Delaware limited liability company (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.             This certificate is furnished to the Administrative Agent and the Lenders pursuant to subsection 5.1(m) of the First Lien Credit Agreement, dated as of August      , 2015, among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders and as collateral agent for the Secured Parties (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.          For purposes of this certificate, the terms below shall have the following definitions:

(a)        “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)        “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)         “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of each of the Transactions, determined in accordance with GAAP consistently applied.

(d)           “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the consummation of each of the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)           “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)            “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of each of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.             For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)           I have reviewed the financial statements (including the pro forma financial statements) referred to in subsection 5.1 of the Credit Agreement.

(b)           I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)           As Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.             Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of each of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

LBM BORROWER, LLC

By:
Name:
	Title:	Chief Financial Officer

3

EXHIBIT U

to

FIRST LIEN CREDIT AGREEMENT

[Reserved]

EXHIBIT V-1

to

FIRST LIEN CREDIT AGREEMENT

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [                        ], to the First Lien Credit Agreement, dated as of August      , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among LBM Borrower, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.             Pursuant to subsection 2.9 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate Existing Term Loan commitments from [$       ] to [$       ].

2.             Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its Existing Term Loan commitments as follows:

[[Initial Term Loan][
Tranche](2)] Supplemental
	[[Initial] [ Tranche](1)]	Term Loan Commitment
Name of Lender	Term Loan Commitment	(after giving effect hereto)

	$	$
	$	$
	$	$

3.             Pursuant to subsection 2.9 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [[Initial][         Tranche](3)] Term Loan Commitment and [[Initial Term Loan][        Tranche](4)] Supplemental Term Loan Commitment in the amount equal to the amount set forth above next to its name.

4.             Such amendments to Loan Documents (including to subsection 2.2(b) of the Credit Agreement) as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of subsection 2.9 of the Credit Agreement].

(1) Indicate relevant Tranche.

(2) Indicate relevant Tranche.

(3) Indicate relevant Tranche.

(4) Indicate relevant Tranche

5.             In accordance with the Credit Agreement, this Increase Supplement is designated as a Loan Document.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
[INCREASING LENDER]

By:
Name:
Title:

LBM BORROWER, LLC
as Borrower

By:
Name:
Title:

3

EXHIBIT V-2

to

FIRST LIEN CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [                         ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), LBM BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), and CREDIT SUISSE AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

RECITALS:

WHEREAS, reference is made to the First Lien Credit Agreement, dated as of August      , 2015 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holding, the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and the Administrative Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental Term Loan Commitments of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements, provided that after giving effect thereto the aggregate amount of all Supplemental Term Loan Commitments shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.                                      The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsections 4.1 and 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in subsection 9.5 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 10.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 3.11(b) of the Credit Agreement.

2.                                      The Additional Commitment Lender hereby agrees to make its Supplemental Term Loan Commitment on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Commitment Lender attached hereto:

1.                                      Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Term Loan Tranche indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Supplemental Term Loan Commitments on the Effective Date as the Administrative Agent may instruct.

2.                                      Certain Delivery Requirements. Such Additional Commitment Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to subsection 3.11 of the Credit Agreement.

3.                                      [Certain Amendments. Such amendments to Loan Documents (including subsection 2.2(b) of the Credit Agreement) as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of subsection 2.9 of the Credit Agreement.]

4.                                      Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

5.                                      Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

6.                                      Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental Term Loan Commitments made by such Additional Commitment Lender in the Register.

7.                                      Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

2

8.                                      Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

9.                                      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.                               Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.                               Counterparts. This Lender Joinder Agreement may be executed by one or more of the parties to this Lender Joinder Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

CREDIT SUISSE AG,
CAYMAN ISLANDS
BRANCH, as Administrative
Agent

By:
Name:
Title:

LBM BORROWER, LLC
as Borrower

By:
Name:
Title:

4

SCHEDULE A

SUPPLEMENTAL TERM LOAN COMMITMENTS

[Tranche](1)
	Supplemental		Aggregate Amount of
Additional	Term	Principal	All Supplemental
Commitment	Loan	Amount	Term
Lender	Commitment	Committed	Loan Commitments	Maturity Date

		$	$

Effective Date of Lender Joinder Agreement:

(1) Indicate relevant Tranche

5

EXHIBIT W

to

FIRST LIEN CREDIT AGREEMENT

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

[See attached.]

[FORM OF] INTERCOMPANY SUBORDINATION AGREEMENT

Dated as of [•], 2015

(A)                               Reference is made to (i) that certain First Lien Credit Agreement, dated as of August      , 2015, among LBM Borrower, LLC, a Delaware limited liability company (the “Borrower”), LBM Midco, LLC, a Delaware limited liability company (“Holding”), the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (in such capacity, the “First Lien Administrative Agent”) and Collateral Agent (in such capacity, the “First Lien Collateral Agent”), (ii) that certain Second Lien Credit Agreement, dated as of August , 2015, among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (in such capacity, the “Second Lien Administrative Agent”) and Collateral Agent (in such capacity, the “Second Lien Collateral Agent”), (iii) that certain ABL Credit Agreement, dated as of August       , 2015, among the Borrower, Holding, the several banks and other financial institutions from time to time party thereto and Royal Bank of Canada, as Administrative Agent (in such capacity, the “ABL Administrative Agent”) and Collateral Agent (in such capacity, the “ABL Collateral Agent”), (iv) that certain First/Second Lien Intercreditor Agreement, dated as of August       , 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First/Second Lien Intercreditor Agreement”), between the First Lien Collateral Agent and the Second Lien Collateral Agent and (v) that certain ABL/Term Loan Intercreditor Agreement, dated as of August , 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL/Term Loan Intercreditor Agreement”), between the First Lien Collateral Agent, the Second Lien Collateral Agent and the ABL Agent. Terms used herein but not otherwise defined shall have the meaning ascribed to such term in the ABL/Term Loan Intercreditor Agreement.

(B)                               All Indebtedness of each of the undersigned that is a Credit Party (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) to each of the other undersigned Restricted Subsidiaries (as defined in the First Lien Credit Agreement) of the Borrower that is not a Credit Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”) now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

Section 1.                                           Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all the ABL Obligations, First Lien Term Loan Collateral Obligations and Second Lien

Term Loan Collateral Obligations (collectively, the “Obligations”) of any such Obligor now or hereafter existing under any Credit Facility. For the purposes of this Intercompany Subordination Agreement, the Obligations shall not be deemed to have been paid in full until the Discharge of ABL Obligations and the Discharge of Term Loan Collateral Obligations.

Section 2.                                           Events of Subordination.

(a)                                 In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Secured Parties shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Person designated for such purpose pursuant to the First/Second Lien Intercreditor Agreement, the ABL/Term Loan Intercreditor Agreement and any Other Intercreditor Agreement (the “Applicable Representative”) for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the ABL/Term Loan Intercreditor Agreement, the First/Second Lien Intercreditor Agreement and any Other Intercreditor Agreement, until the Obligations shall have been paid in full.

(b)                                 Subject to clause (a) above, in the event that any Event of Default shall have occurred and be continuing and the ABL Administrative Agent, at the request of the Required Lenders (as defined in ABL Credit Agreement), or the First Lien Administrative Agent, at the request of the Required Lenders (as defined in First Lien Credit Agreement), or the Second Lien Administrative Agent, at the request of the Required Lenders (as defined in Second Lien Credit Agreement), or any Additional Term Agent, at the request of the required lenders (or equivalent term as defined in the applicable Additional Term Credit Facility), as applicable, gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all

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or any of the Subordinated Debt, unless and until (A)(x) the Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived, (B) consented to by the Applicable Representative or (C) such payment is made to facilitate payment of the Obligations.

(c)                                  Except as otherwise set forth in Section 2(a) and (b) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal, interest or otherwise on the Subordinated Debt to the extent not prohibited by any Credit Facility then in effect.

Section 3.                                           In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a)                                 If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i)                                     the Applicable Representative is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Applicable Representative or the Secured Parties; and

(ii)                                  the Subordinated Creditor shall duly and promptly take such action as the Applicable Representative may request (A) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Applicable Representative such powers of attorney, assignments, or other instruments as the Applicable Representative may request in order to enable the Applicable Representative to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b)                                 In the event of any Insolvency Proceeding, each Subordinated Creditor may (unless otherwise directed by the Applicable Representative), exercise any right it may otherwise have to:

(i)                                     accelerate any of the Subordinated Debt, or

(ii)                                  declare them prematurely due and payable or payable on demand;

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(iii)                               exercise any right of set-off or take or receive any payment in respect of any Subordinated Debt, or

(iv)                              claim and prove in such proceeding for the Subordinated Debt owing to it.

(c)                                  All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Applicable Representative for the account of the Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the ABL/Term Loan Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and any Other Intercreditor Agreement.

(d)                                 The Applicable Representative is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

Section 4.                                           Limitation.

Notwithstanding anything in Sections 1, 2 and 3 or any other provision of this Intercompany Subordination Agreement to the contrary, the provisions of this Intercompany Subordination Agreement shall apply, and any intercompany loan shall be subordinated and otherwise subject to the provisions set forth herein, in each case only to the extent permitted by applicable law and not giving effect to material adverse Tax (as defined in the First Lien Credit Agreement) consequences.

Section 5.                                           Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Applicable Representative or the Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Discharge of Term Loan Collateral Obligations and the Discharge of ABL Obligations.

Section 6.                                           Obligations Hereunder Not Affected. All rights and interests of the Agents and the Secured Parties hereunder, and all agreements and obligations of each

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Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(a)                                 any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Obligations or any part thereof;

(b)                                 any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guarantee (as defined in each Credit Facility) or any Obligations;

(c)                                  the application of security and directing the order or manner of sale thereof as the Applicable Representative and the Secured Parties in their sole discretion may determine;

(d)                                 the release or substitution of one or more of any endorsers or other guarantors of any of the Obligations;

(e)                                  the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which might operate as a discharge of such Guarantor;

(f)                                   any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(g)                                  any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(h)                                 the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(i)                                     any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(j)                                    any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

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(k)                                 to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

Section 7.                                           Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by such Obligor and each Subordinated Creditor and (i) prior to the Discharge of First Lien Term Loan Collateral Obligations, each First Lien Term Loan Agent and Additional First Lien Term Agent then party to this Intercompany Subordination Agreement, (ii) prior to the Discharge of Second Lien Term Loan Collateral Obligations, each Second Lien Term Loan Agent and Additional Second Lien Term Agent then party to this Intercompany Subordination Agreement and (iii) prior to the Discharge of ABL Obligations, the ABL Agent then party to this Intercompany Subordination Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the addition of an Additional Term Agent as a party to the Intercreditor Agreement pursuant to the terms thereof, the Subordinated Creditor and the Obligor may, without the consent of any party hereto, amend this Intercompany Subordination Agreement to add such Additional Term Agent as a party to this Intercompany Subordination Agreement by execution of a joinder to this Intercompany Subordination Agreement substantially in the form set forth in Annex A hereto.

Section 8.                                           Releases. Notwithstanding any provision of this Intercompany Subordination Agreement to the contrary, in connection with a sale or other disposition of all the Capital Stock of any Subordinated Creditor (other than to the Borrower or any Restricted Subsidiary) or any other transaction or occurrence as a result of which such Subordinated Creditor ceases to be a Restricted Subsidiary of the Borrower, each Agent party hereto shall, upon receipt from the Borrower of a written request for the release of such Subordinated Creditor from its obligations hereunder, identifying such Subordinated Creditor, together with a certification by the Borrower stating that such transaction is in compliance with the applicable Credit Facility, at the sole cost and expense of the Borrower, execute, acknowledge and deliver (without recourse and without representation or warranty) to the Borrower and such Subordinated Creditor such releases, instruments or other documents and do or cause to be done all other acts, as the Borrower or such Subordinated Creditor shall reasonably request to evidence or effect the release of such Subordinated Creditor from its obligations hereunder (if any). For the avoidance of doubt, upon such sale or other disposition or other transaction or occurrence, the Subordinated Debt of the Subordinated Creditor shall cease to be subject to the provisions of Sections 2 and 3 of this Intercompany Subordination Agreement.

Section 9.                                           No Waiver; Remedies; Conflict of Terms. No failure to exercise and no delay in exercising, on the part of the Applicable Representative or any Secured

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Party, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event of any conflict between the terms of this Intercompany Subordination Agreement and the terms of any Credit Facility, the terms of the Credit Facility shall govern.

Section 10.                                    Joinder.

(a)                                 If any Restricted Subsidiary makes any loan to or grants any credit to or makes any other financial arrangement having similar effect with any Obligor, the Borrower shall cause the Restricted Subsidiary giving that loan, granting that credit or making that other financial arrangement (if not already a Party as a Subordinated Creditor) to accede to this Intercompany Subordination Agreement as a Subordinated Creditor pursuant to clause (b) hereof.

(b)                                 Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit B hereto, each such Restricted Subsidiary shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

Section 11.                                    Governing Law; Jurisdiction; Etc.

THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Intercompany Subordination Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that

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such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Obligor, any Subordinated Creditor or any Agent, as the case may be, at the address specified in the relevant Credit Facility;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING

RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND

FOR ANY COUNTERCLAIM THEREIN.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, each Subordinated Creditor, the Borrower, Holding and each other Obligor have caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

OBLIGORS AND SUBORDINATED CREDITORS:

[ ]

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

Agreed and acknowledged as of the date above written:

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH, as First Lien
Administrative Agent and First Lien
Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH, as Second Lien
Administrative Agent and Second Lien
Collateral Agent

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

ROYAL BANK OF CANADA as ABL
Administrative Agent and ABL Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE [PAGE]

Intercompany Subordination Agreement

Exhibit A to the Intercompany Subordination Agreement

Additional Agent Form of Joinder

This JOINDER AGREEMENT, dated as of                       , 20       (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of August , 2015 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among LBM Borrower, LLC, a Delaware limited liability company, the other Subordinated Creditors and Obligors from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent and Second Lien Collateral Agent and Royal Bank of Canada, as ABL Administrative Agent and ABL Collateral Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of         , 20       (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Term Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Term Agent (the “Joining Additional Agent”)].

Section 6 of the Intercompany Subordination Agreement permits each Additional Term Agent party to the ABL/Term Loan Intercreditor Agreement or the First/Second Lien Intercreditor Agreement to become party to the Intercompany Subordination Agreement.

Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees with the Obligor, the Subordinated Creditor, the First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent, Second Lien Collateral Agent, any other Additional Term Agent, the ABL Collateral Agent and the ABL Administrative Agent party to the Intercompany Subordination Agreement as follows:

1.             Agreement to be Bound. The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees to be bound by the terms and provisions of the Intercompany Subordination Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercompany Subordination Agreement.

2.             Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

A-1

3.             Miscellaneous. THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[SIGNATURES]

A-2

Exhibit B to the Intercompany Subordination Agreement

Additional Obligor and/or Subordinated Creditor Form of Joinder

This JOINDER AGREEMENT, dated as of                       , 201       (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of August , 2015 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among LBM Borrower, LLC, a Delaware limited liability company, the other Subordinated Creditors and Obligors from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as First Lien Administrative Agent, First Lien Collateral Agent, Second Lien Administrative Agent and Second Lien Collateral Agent and Royal Bank of Canada, as ABL Administrative Agent and ABL Collateral Agent. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1.             Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2.             Unconditional Joinder. The undersigned acknowledges that its obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3.             Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

B-1

Schedule A

to First Lien Credit Agreement

Commitments and Addresses

Initial Term Loan Commitments

Name of Lender	Initial Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$656,500,000
Total	$656,500,000

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

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Schedule 4.4

to First Lien Credit Agreement

Consents Required

None.

2

Schedule 4.16

to First Lien Credit Agreement

Subsidiaries

Subsidiary	Equityholder(s)	Jurisdiction of Incorporation or Formation
US LBM Holdings, LLC	LBM Borrower, LLC — 100%	Delaware
BEP/Lyman, LLC	US LBM Holdings, LLC — 100%	Delaware
East Haven Builders Supply — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Hall and House — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Bellevue Builders Supply — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Hines Building Supply — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Universal Supply Company, LLC	US LBM Holdings, LLC — 100%	Delaware
Wisconsin Building Supply — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
John H. Myers & Son — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Feldman Lumber — US LBM, LLC	US LBM Holdings, LLC — 100%	New York
Lampert Yards — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Wallboard Supply Company — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
H & H Lumber — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Shelly Enterprises — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Musselman Lumber — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Kirkland Property — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Hampshire Property — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
EHBS Manchester Properties, LLC	US LBM Holdings, LLC — 100%	Delaware

Subsidiary	Equityholder(s)	Jurisdiction of Incorporation or Formation
Jones Lumber — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Desert Lumber — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Coastal Roofing Supply — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Standard Supply & Lumber — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Fond du Lac Property — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Kentucky Indiana Lumber — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
American Masons & Building Supply — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Lumber Specialties — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
LS Property, LLC	US LBM Holdings, LLC — 100%	Delaware
Direct Cabinet Sales — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Richardson Gypsum — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Rosen Materials, LLC	US LBM Holdings, LLC — 100%	Florida
Bear Truss — US LBM, LLC	US LBM Holdings, LLC — 100%	Delaware
Bear Truss Property, LLC	US LBM Holdings, LLC — 100%	Delaware
Rosen Brick America, LLC	Rosen Materials, LLC — 100%	Florida
Rosen Materials of Nevada LLC	Rosen Materials, LLC — 100%	Nevada
Lyman Lumber Company, LLC	BEP/Lyman, LLC — 100%	Delaware
Lyman Lumber Wisconsin, LLC	BEP/Lyman, LLC — 100%	Delaware
Carpentry Contractors Company, LLC	BEP/Lyman, LLC — 100%	Delaware
Automated Building Components, LLC	BEP/Lyman, LLC — 100%	Delaware
Hines Chicago Building Supply — US LBM, LLC	Hines Building Supply — US LBM, LLC — 100%	Delaware
Wallboard Supply Braintree, LLC	Wallboard Supply Company — US LBM, LLC — 100%	Delaware

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Schedule 4.21

to First Lien Credit Agreement

Insurance

Company	Policy Number	Insured	Coverages	Deductible ($)
Pennsylvania Lumbermens Mutual.	29-U033-01-14	US LBM Holdings, LLC	• Commercial Property Full Reported Values. No specific predetermined limit of insurance	$5,000 for all perils except $100,000 for flood and 5% of TIV for earthquake.
Pennsylvania Lumbermens Mutual	29-U033-03-14	US LBM Holdings, LLC	• Umbrella Coverage $20,000,000 ($25,000,000 for Feldman Lumber only)	$10,000 SIR, in the absence of underlying insurance.
Pennsylvania Lumbermens Mutual	29-U033-1-14	US LBM Holdings, LLC	• General Liability Coverage $1,000,000 / $2,000,000 / $2,000,000	No Deductible
Pennsylvania Lumbermens Mutual	20-U001-01-14 (MA) and 29-U033-02-14 (All Other States)	US LBM Holdings, LLC	• Automobile Liability $1,000,000	No Deductible
Sentry Insurance	90-19827-01 (WI) and #90- 19827-02 (All Other States	US LBM Holdings, LLC	• Employers’ Liability Coverage $500,000	$250,000
Sentry Insurance	90-19827-01 (WI) and 90- 19827-02 (All Other States	US LBM Holdings, LLC	• Workers’ Compensation Coverage Statutory Benefits	$250,000
Illinoi Union Insurance Company	G27523547 001	US LBM Holdings, LLC	• Excess D&O Coverage $5,000,000 with $5,000,000 aggregate	Underlying acts as the deductible.
AIG Specialty Insurance Company	03-211-55-32	US LBM Holdings, LLC	• Directors & Officers Liability Coverage $5,000,000 with $5,000,000 aggregate (Shared with EPLI)	$25,000
AIG Specialty Insurance Company	03-211-55-32	US LBM Holdings, LLC	• Employment Practices Liability Coverage $5,000,000 with $5,000,000 aggregate (shared with D&O)	$150,000

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Company	Policy Number	Insured	Coverages	Deductible ($)
AIG Specialty Insurance Company	03-211-55-32	US LBM Holdings, LLC	• Fiduciary Liability Coverage $5,00,0000 with $5,000,000 aggregate	$0

National Union Fire Insurance Company of Pittsburgh	01-773-01-11	US LBM Holdings, LLC	• Crime Coverage $1,000,000 Applies for each line of coverage ie: Employee Theft, Forgerty, Money, Computer Fraud, Client’s property	$15,000

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Schedule 6.12

to First Lien Credit Agreement

Post-Closing Security Perfection

1.              The Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent after the Closing Date, endorsements to liability insurance policies as required by Subsection 6.5.

2.              The Loan Parties shall use commercially reasonable efforts to deliver to the Collateral Agent after the Closing Date, endorsements to property insurance policies as required by Subsection 6.5.

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Schedule 7.1

to First Lien Credit Agreement

Existing Indebtedness

1.              Installment Note & Security Agreement, dated as of March 8, 2013, between Univest Capital, Inc. and Shelly Enterprises, Inc.

2.              Promissory Note, dated as of November 17, 2014, made by BEP/Lyman, LLC (dba Automated Building Components) in favor of Alpine, a division of ITW Building Components Group Inc.

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Schedule 7.2

to First Lien Credit Agreement

Existing Liens

All Liens issued pursuant to:

1.                                      Security Agreement (Conditional Sales Contract), dated as of November 17, 2014, between BEP/Lyman, LLC d/b/a Automated Building Components, and ITW Building Components Group Inc.

2.                                      Installment Note & Security Agreement, dated as of March 8, 2013, between Univest Capital, Inc. and Shelly Enterprises, Inc.

3.                                      Liens on motor vehicles for the benefit of Wells Fargo Capital Finance, LLC and/or Credit Suisse AG, Cayman Islands Branch that remain outstanding at closing and are, respectively, subject of the payoff letter between among others Wells Fargo Capital Finance LLC and US LBM Holdings, LLC and the payoff letter between among others Credit Suisse AG, Cayman Islands Branch and US LBM Holdings, LLC in each case dated on around the date hereof; such liens will be released and security interest notations on corresponding title documents removed post-closing within a commercially reasonable period of time.

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